Filed pursuant to Rule 424(b)(3)

Registration No. 333-282953

PROSPECTUS

Up to 29,659,781 Shares of Class A Common Stock Issued to a Former Vendor and

Issuable Upon Exercise of the Warrants and PA Warrants and Conversion of the SPA Notes and Applicable Tranche D Notes

This prospectus relates to the issuance by us, and the offer and sale from time to time by the Selling Securityholders, of up to an aggregate of 29,659,781 shares of the Class A common stock, par value $0.0001 per share, of Faraday Future Intelligent Electric Inc. (“FFIE” and such Class A common stock, the “Class A Common Stock”), of which (i) up to 28,017,654 Class A Common Stock are issuable upon exercise of certain warrants (the “Warrants”), and placement agent warrants (the “PA Warrants”); and conversion of certain secured convertible promissory notes (the “Secured Notes”) and certain Incremental Notes (as defined below, together with the Secured Notes, the “SPA Notes”) underlying the incremental warrants (the “Incremental Warrants”, together with the Warrants and PA Warrants, the “SPA Warrants”), issued in a private placement (such Class A Common Stock, as exercisable and convertible under the SPA Notes and the Warrants and PA Warrants, the “SPA Shares”), to certain institutional investors pursuant to a Securities Purchase Agreement, dated as of September 5, 2024 (the “SPA”, with Secured Notes, Warrants, and Incremental Warrants, the “Financing Documents”); (ii) up to 561,833 shares of Class A Common Stock underlying the Applicable Tranche D Notes held by several holders, issued by the Company pursuant to certain Pre-existing SPA; and (iii) 1,080,294 shares of Class A Common Stock issued to Palantir Technologies Inc. (“Palantir”) in settlement of amounts owed to Palantir. Additional details regarding the securities to which this prospectus relates and the Selling Securityholders are set forth in this prospectus under “Information Related to Offered Securities” and “Description of Securities.”

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under the SPA between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the SPA Shares. The Selling Securityholders may offer, sell or distribute all or a portion of their SPA Shares in a number of different ways and at varying prices, including publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of the SPA Shares pursuant to this prospectus. We provide more information about how the Selling Securityholders may sell the SPA Shares in the section entitled “Plan of Distribution.”

Sales of a substantial number of shares of Class A Common Stock in the public market, including the resale of the shares of common stock held by FFIE stockholders pursuant to this prospectus or pursuant to Rule 144, could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of Class A Common Stock intend to sell shares, could reduce the market price of the Class A Common Stock and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Securityholders will continue to offer the securities covered thereby pursuant to this prospectus or pursuant to Rule 144 for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time.

Our shares of Class A Common Stock and our public warrants (“Public Warrants”) are listed on The Nasdaq Stock Market (“Nasdaq”), under the symbols “FFIE” and “FFIEW,” respectively. On November 26, 2024, the closing price of our Class A Common Stock was $1.34 per share and the closing price of our Public Warrants was $0.020 per Public Warrant.

The shares of Class A Common Stock being offered pursuant to this prospectus are shares of Faraday Future Intelligent Electric Inc. (“FFIE”), a holding company incorporated in the State of Delaware. As a holding company with no material operations of its own, FFIE conducts its operations through its operating subsidiaries. We currently have a majority of our operations in the U.S. conducted through our U.S.-domiciled operating subsidiaries. We also operate our business in the People’s Republic of China and plan to have significant operations in the future in both Mainland China and Hong Kong (together, “PRC” or “China”) through our subsidiaries organized in the PRC (collectively, the “PRC Subsidiaries”). Investors in our Class A Common Stock should be aware that they are purchasing equity solely in FFIE, a Delaware holding company. There are various risks associated with our current operating presence in China and the potential expansion of our operations in PRC, which is subject to political and economic influence from China. Recently, the Chinese government initiated a series of regulatory actions and made statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies that seek to conduct offshore securities offerings or be listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation-making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated if any, and the potential impact such modified or new laws and regulations will have on our business operations, our ability to accept foreign investments and to maintain FFIE’s listing on a U.S. exchange. The Chinese government may intervene or influence the operations of our PRC Subsidiaries, or at any time exert more control over offerings conducted overseas and foreign investment in China-based issuers in accordance with PRC laws and regulations, which could result in a material change in our operations and/or a material reduction in the value of our Class A Common Stock. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our and the Selling Securityholders’ ability to offer or continue to offer our shares of Class A Common Stock to investors and cause the value of such securities to significantly decline or be worthless. For a detailed description of risks related to our PRC operations, see “Risk Factors – Risks Related to FF’s Operations in China.”

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our Class A Common Stock involves a high degree of risks. See the section entitled “Risk Factors” beginning on page 15  of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 29, 2024.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

Unless the context indicates otherwise, references in this prospectus to “FFIE” refer to Faraday Future Intelligent Electric Inc. (f/k/a Property Solutions Acquisition Corp.), a holding company incorporated in the State of Delaware, and not to its subsidiaries, and references herein to the “Company,” “FF,” “we,” “us,” “our” and similar terms refer to FFIE and its consolidated subsidiaries. We refer to our primary operating subsidiary in the U.S., Faraday&Future Inc., as “FF U.S.” We refer to all our subsidiaries organized in China (including Hong Kong) collectively as the “PRC Subsidiaries,” a complete list of which is set forth in Exhibit 21.1 to the registration statement of which this prospectus forms a part.  References to “PSAC” refer to Property Solutions Acquisition Corp., a Delaware corporation, our predecessor company prior to the consummation of the Business Combination (as defined herein), and “Legacy FF” refers to FF Intelligent Mobility Global Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands, together with its consolidated subsidiaries, prior to the Business Combination (as defined herein).

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). The Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the SPA Shares offered by them described in this prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, among others, could affect the Company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the Company’s forward-looking statements:

●	the Company’s ability to continue as a going concern and improve its liquidity and financial position;

●	the Company’s ability to pay its outstanding obligations;

●	the Company’s ability to remediate its material weaknesses in internal control over financial reporting and the risks related to the restatement of previously issued consolidated financial statements;

●	the Company’s limited operating history and the significant barriers to growth it faces;

●	the Company’s history of losses and expectation of continued losses;

●	the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs;

●	the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles;

●	the Company’s ability to cover future warrant claims;

●	the success of other competing manufacturers;

●	the performance and security of the Company’s vehicles;

●	current and potential litigation involving the Company;

●	the Company’s ability to receive funds from, satisfy the conditions precedent of and close on the various financings described elsewhere by the Company;

●	the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code;

●	the Company’s indebtedness; the Company’s ability to cover future warranty claims; the Company’s ability to use its “at-the-market” program; insurance coverage;

●	general economic and market conditions impacting demand for the Company’s products;

●	potential negative impacts of a reverse stock split;

●	potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results;

●	circumstances outside of the Company’s control, such as natural disasters, climate change, health epidemics and pandemics, terrorist attacks, and civil unrest;

●	risks related to the Company’s operations in China;

●	the success of the Company’s remedial measures taken in response to the Special Committee findings; the Company’s dependence on its suppliers and contract manufacturer;

●	the Company’s ability to develop and protect its technologies;

●	the Company’s ability to protect against cybersecurity risks; and

●	the ability of the Company to attract and retain employees, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described in the “Risk Factors” section. The risks described in “Risk Factors” are not exhaustive. New risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, nor can the Company assess the impact of all such risk factors on its business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus, or the documents incorporated by reference herein. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus, the registration statement of which this prospectus is a part and the documents incorporated by reference herein carefully, including the information set forth under the heading “Risk Factors” and our financial statements.

The Company

FF is a California-based global shared intelligent mobility ecosystem company with a vision to disrupt the automotive industry.

With headquarters in Los Angeles, California, the Company designs and engineers next-generation intelligent, connected, electric vehicles. FF manufactures vehicles at its production facility in Hanford, California, with the possibility of additional future production capacity needs addressed through a contract manufacturing partner in South Korea. The Company has additional engineering, sales, and operational capabilities in China and is exploring opportunities for potential manufacturing capabilities in China through a joint venture or other arrangement.

Since its founding, the Company has created major innovations in technology and products, and a user centered business model. We believe these innovations will enable FF to set new standards in luxury and performance that will enhance quality of life and redefine the future of intelligent mobility.

Background

Property Solutions Acquisition Corp., a special purpose acquisition company incorporated in Delaware, completed its initial public offering in July 2020. On July 21, 2021, Faraday Future Intelligent Electric Inc. (f/k/a Property Solutions Acquisition Corp.), a Delaware corporation, consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated as of January 27, 2021 (as amended, the “Merger Agreement”), by and among FFIE, PSAC Merger Sub Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly-owned subsidiary of PSAC (“Merger Sub”), and FF Intelligent Mobility Global Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Legacy FF”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Legacy FF, with Legacy FF surviving the merger as a wholly-owned subsidiary of FFIE (the “Business Combination”). Upon the consummation of the Business Combination, the registrant changed its name from “Property Solutions Acquisition Corp.” to “Faraday Future Intelligent Electric Inc.” Legacy FF is considered FFIE’s accounting acquirer.

Pursuant to the terms of the Merger Agreement, the Business Combination was effected on July 21, 2021 through the merger of Merger Sub with and into Legacy FF, with Legacy FF surviving as the surviving company and a wholly-owned subsidiary of FFIE. Upon closing the Business Combination, FFIE received $229.6 million in gross proceeds, of which FFIE received $206.4 million in cash, after payment of PSAC’s transaction costs related to the Business Combination and redemptions of $0.2 million. At the closing of the Business Combination, the outstanding Legacy FF Class A ordinary shares, par value $0.00001 per share, Legacy FF Class B ordinary shares, par value $0.00001 per share, Legacy FF Class A-1 preferred shares, par value $0.00001 per share, Legacy FF Class A-2 preferred shares, par value $0.00001 per share, Legacy FF Class A-3 preferred shares, par value $0.00001 per share and Legacy FF redeemable preferred shares, par value $0.00001 per share were cancelled and converted into a right to receive a pro rata portion of the 127.9 million shares of Class A Common Stock (13,323 shares of Class A Common Stock after giving effect to subsequent reverse stock splits), and the outstanding Legacy FF converting debt and certain other outstanding liabilities of Legacy FF were canceled and converted into the right to receive pro rata portions of approximately 24.5 million shares of Class A Common Stock (2,553 shares of Class A Common Stock after giving effect to subsequent reverse stock splits) and the outstanding Legacy FF Class B preferred shares, par value $0.00001 per share were canceled and converted into the right to receive pro rata portions of approximately 64.0 million shares of Class B common stock (6,667 shares of Class B common stock after giving effect to subsequent reverse stock splits), par value $0.0001 per share, of FFIE (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”). Additionally, Legacy FF options and Legacy FF warrants that were outstanding immediately prior to the closing of the Business Combination (and by their terms did not terminate upon the closing of the Business Combination) remained outstanding and converted into the right to purchase pro rata portions of approximately 44.9 million shares of Class A Common Stock (4,678 shares of Class A Common Stock after giving effect to subsequent reverse stock splits). Holders of the Legacy FF shares issued and outstanding as of immediately prior to the closing of the Business Combination also have the contingent right to receive up to 25.0 million shares of Class A Common Stock (2,605 shares of Class A Common Stock after giving effect to subsequent reverse stock splits) in two tranches upon the occurrence of certain stock price-based triggering events as set forth in the Merger Agreement (“Earnout Shares”).

On July 21, 2021, a number of purchasers (each, a “Subscriber”) purchased from FFIE an aggregate of 76.1 million shares of Class A Common Stock (7,928 shares of Class A Common Stock after giving effect to subsequent reverse stock splits) (the “PIPE Shares”), for a purchase price of $10.00 per share ($96,000 per share after giving effect to subsequent reverse stock splits) and an aggregate purchase price of $761.4 million, out of which FFIE received $692.4 million after payment of FFIE’s transaction costs of $69.0 million), pursuant to separate subscription agreements entered into effective as of January 27, 2021 (each, a “Subscription Agreement” and such investment in the PIPE Shares by the Subscribers collectively, the “Private Placement”). Pursuant to the Subscription Agreements, FFIE gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of the PIPE Shares was consummated concurrently with the closing of the Business Combination.

Our shares of Class A Common Stock and our Public Warrants are currently listed on The Nasdaq Stock Market (“Nasdaq”) under the symbols “FFIE” and “FFIEW,” respectively.

The rights of holders of our Common Stock are governed by our third amended and restated certificate of incorporation, as amended (the “Amended and Restated Charter”), our amended and restated bylaws (the “Amended and Restated Bylaws”) and the Delaware General Corporation Law (the “DGCL”). The Pre-existing SPA Notes were issued pursuant to the Securities Purchase Agreement, dated as of August 14, 2022, as amended on September 23, 2022 (the “Pre-existing SPA”), between FFIE and an institutional investor (“Investor”), the Joinder and Amendment Agreement to the Pre-existing SPA (the “Joinder”), dated as of September 25, 2022, by and among FFIE, Senyun International Ltd., the Investor and RAAJJ Trading LLC (“RAAJJ”), the Limited Consent and Third Amendment to the Pre-existing SPA (the “Third Amendment”), dated as of October 24, 2022, by and among the parties thereto, the Limited Consent and Amendment to the Pre-existing SPA (the “Fourth Amendment”), dated as of November 8, 2022, by and among the parties thereto, the Letter Agreement and Amendment to the Pre-existing SPA (the “Senyun Amendment”), dated as of December 28, 2022, by and among FFIE, the Investor, and Senyun, the Limited Consent and Amendment No. 5 to the Pre-existing SPA (the “Fifth Amendment”), dated as of January 25, 2023, by and among FFIE, Senyun, the Investor and other purchasers, the Amendment No. 6 to the Pre-existing SPA (the “Sixth Amendment”), dated as of February 6, 2023, by and among FFIE, Senyun, FF Top Holding Ltd (“FF Top”), the Investor, Acuitas Capital, LLC (“Acuitas”) and other purchasers, the Amendment No. 7 to the Pre-existing SPA (the “Seventh Amendment”), dated as of March 23, 2023, by and among FFIE, Senyun, other purchasers, and the Amendment No. 8 to the Pre-existing SPA (the “Eighth Amendment”), dated as of May 9, 2023, by and among FFIE, Senyun, other purchasers. In addition to the Pre-existing SPA Notes, certain warrants were issued pursuant to the Pre-existing SPA and Joinder (the “Pre-existing SPA Warrants”). For more information, see the section entitled “Description of Securities.”

In July 2021, the Company and Palantir entered into a Master Subscription Agreement (“MSA”) that sets froth the terms of the Palantir’s platform hosting arrangement, which was expected to be used as a central operating system for data and analytics. On April 26, 2023, the Company received a letter from Palantir providing a notice of dispute regarding the Company’s alleged material breach of the MSA. The letter asserted that the Company had not paid invoices totaling $12.3 million of past due fees. On July 7, 2023, Palantir filed a demand for Arbitration against the Company with Judicial Arbitration and Mediations Services, Inc., regarding a dispute between Palantir and the Company over the MSA. Palantir alleged that the Company had refused to make payments under the MSA. Palantir asserted claims for: (i) breach of contract; (ii) breach of the covenant of good faith and fair dealing; and (iii) unjust enrichment. Palantir alleged that the amount in controversy was $41.5 million. On August 4, 2023, the Company submitted its response to Palantir’s arbitration demand. The Company’s response included both affirmative defenses and a general denial of all allegations in Palantir’s arbitration demand. On March 11, 2024, the Company and Palantir executed a Settlement and Release Agreement in order to terminate the MSA and resolve the disputes. The Company agreed to pay Palantir $5.0 million, with a liquidated damages clause of $0.3 million for late payments. This settlement includes mutual waivers and releases of claims to avoid future disputes. On August 9, 2024, the Company and Palantir entered into an amendment to the Settlement and Release Agreement pursuant to which, in lieu of paying the remaining $4.75 million in cash, the Company agreed to issue Palantir $2.375 million of Class A Common Stock by August 9, 2024, and $2.375 million in Class A Common Stock by October 1, 2024. The August 9, 2024 and October 1, 2024 issuances totaled, in the aggregate, approximately 1.08 million shares of Class A Common Stock.

On August 2, 2024, the Company entered into that certain Waiver Agreement (the “Waiver Agreement”) with certain investors (each, a “Holder” and, collectively, the “Holders”), who (a) beneficially own and hold one or more of the following securities of the Company: (i) certain secured convertible notes of the Company (including any secured convertible notes issued in exchange therefor, collectively, the “Original Secured Notes”) that were issued pursuant to that certain Pre-existing SPA, and (ii) certain unsecured convertible notes of the Company (including any unsecured convertible notes issued in exchange therefore, collectively, the “Original Unsecured Notes”, and together with the Original Secured Notes, the “Original Notes”) that were issued pursuant to that certain Securities Purchase Agreement, dated as of May 8, 2023 (as amended, supplemented or otherwise modified from time to time, the “Original Unsecured SPA”) and (b) have the right to acquire one or more of: (i) certain additional secured convertible notes issuable in accordance with the terms to the Pre-existing SPA (the “Additional Secured Notes”) and (ii) certain additional unsecured convertible notes (the “Additional Unsecured Notes”, and together with the Additional Secured Notes, the “Additional Notes”, and together with the Original Notes, the “Original SPA Notes”), issuable pursuant to the Original Unsecured SPA.

Prior to the Waiver Agreement, the Company had certain obligations under the Original SPA Notes to pay accrued and unpaid interest and a make-whole amount of additional interest (the “Make-Whole Amount”) in cash in connection with conversions of such Original SPA Notes. In an effort to reduce the Company’s ongoing cash obligations pursuant to such Original SPA Notes and to encourage the continued conversion of the Original SPA Notes into shares of Class A Common Stock, the Company has agreed to make certain voluntary adjustments to the Original SPA Notes as described below. Pursuant to the Waiver Agreement, the Company irrevocably agreed that with respect to each conversion of any Original SPA Note on or after the effective date of the Waiver Agreement, if the Holder delivers a conversion notice (the “Notice of Conversion”) to the Company at a time that 90% of the VWAP (as defined in the Original SPA Notes) of the Company’s Class A Common Stock as of the trading day ended immediately prior to the time at which such Notice of Conversion is delivered to the Company (each, an “Adjustment Price”) is less than the conversion price then in effect pursuant to the applicable Original SPA Note (the “Conversion Price”), the Company shall voluntary reduce the conversion price solely with respect to such portion of such Original SPA Note to be converted in accordance with such notice of conversion (and not with respect to any other portion of such Original SPA Note) to such adjustment price (the “Voluntary Adjustment”). The Company also agreed, in exchange for the Holder’s waiver of any accrued and unpaid interest (if any, as of such conversion date) (an “Interim Interest Waiver”) with respect to such aggregate principal of such Original SPA Note to be converted pursuant to such applicable notice of conversion (the “Full Voluntary Adjustment”), to (i) further reduce such adjustment price in respect of a Voluntary Adjustment (as adjusted, each a “Full Adjustment Price”); and (ii) issue a number of shares of the Company’s Class A Common Stock to the Holder such that the aggregate number of shares of Class A Common Stock to be issued to the Holder in such conversion at such Full Adjustment Price equals the quotient of (x) the sum of (i) such aggregate principal of such Original SPA Note to be converted pursuant to such applicable notice of conversion and (ii) any accrued and unpaid interest thereon, divided by (y) such adjustment price prior to any Interim Interest Waiver. Such Full Voluntary Adjustment shall be applicable until the fifth (5th) business day after the Company delivers written notice to the Holder electing to revoke such election.

Pursuant to the Waiver Agreement, the Holders irrevocably agreed that instead of receiving the accrued and unpaid interest, each holder of any such applicable Original SPA Note shall receive upon conversion of such Original SPA Note an amount in cash equal to all accrued and unpaid interest on such Original SPA Note to such date of conversion (or such cash amount shall be deemed satisfied in full without any payment of cash by the Company if the Company effects a Full Voluntary Adjustment with respect to the applicable notice of conversion) with respect to the applicable notice of conversion.

Further pursuant to the Waiver Agreement, a Holder’s right to purchase any Additional Notes in any agreement with the Company (including, without limitation, the Pre-existing SPA and/or the Original Unsecured SPA, as applicable) shall be extended until the first (1st) anniversary of the effective date of the Waiver Agreement.

The Company also intends to incorporate the changes in the Waiver Agreement into certain of its other existing notes and notes issuable in the future pursuant to existing purchase agreements, as applicable, through one or more waivers, amendments and/or exchange agreements, as applicable.

On September 5, 2024, the Company entered into the SPA with certain institutional investors as purchasers (the “Investors”). Pursuant to the SPA, the Company agreed to sell, and the Investors agreed to purchase, for approximately $30 million (collectively, the “Purchase Price”), of which approximately $22.5 million was paid in cash and approximately $7.5 million was converted from a previous loan to the Company, certain Secured Notes, Warrants and Incremental Warrants in two closings. The initial closing occurred on September 12, 2024 and the second closing occurred on September 30, 2024.

Recent Developments

Recent Governance Developments

On June 9, 2024, Li Han resigned as a director of the Company for personal reasons. Ms. Han also served as a member of the Nominating and Corporate Governance Committee.

Effective June 21, 2024, Macias Gini & O’Connell LLP (“MGO”) was appointed as the Company’s independent registered public accounting firm as of and for the year ending December 31, 2024. The appointment of MGO follows the notification by Mazars USA LLP to FFIE on April 9, 2024 that it would resign as an auditor of the Company and, effective on May 31, 2024, and would no longer be FFIE’s independent registered public accounting firm.

On September 15, 2024, Jonathan Maroko notified the Company of his decision to resign from his position as Interim Chief Financial Officer of the Company, effective September 20, 2024. On September 17, 2024, the Board of Directors (the “Board”) of the Company appointed Koti Meka as the Company’s Chief Financial Officer and principal financial officer, effective September 23, 2024.

On August 1, 2024, the Company filed a third amendment to the Company’s Amended and Restated Charter with the office of the Secretary of State of the State of Delaware to effect an increase in the number of authorized shares of Common Stock” from 463,312,500 to 4,169,812,500, increasing the total number of authorized shares of Common Stock and preferred stock from 473,312,500 to 4,179,812,500. The Certificate of Amendment was authorized by the stockholders of the Company at the Company’s Annual Meeting of Stockholders held on July 31, 2024.

Reverse Stock Splits

On February 23, 2024,  the Company filed a second amendment (the “2nd Certificate of Amendment”) to the Company’s Amended and Restated Charter with the Secretary of State of the State of Delaware to effect a reverse stock split at a ratio of 1:3 and to set the number of authorized shares of Class A Common Stock to 463,312,500 (which is 1,389,937,500 divided by 3). The 2nd Certificate of Amendment was authorized by the stockholders of the Company at the Company’s Special Meeting of Stockholders held on February 5, 2024.

Pursuant to the 2nd Certificate of Amendment, effective as of 5:00 p.m., Eastern Time, on February 29, 2024, every three shares of the issued and outstanding Class A Common Stock will be automatically converted into one share of Class A Common Stock, without any change in par value per share and the number of authorized shares of Class A Common Stock will be reduced to 463,312,500.

On February 29, 2024, the number of shares of Class A Common Stock reserved for issuance under the Company’s Amended and Restated 2021 Stock Incentive Plan, the Company’s Smart King Ltd. Equity Incentive Plan, and the Company’s Smart King Ltd. Special Talent Incentive Plan (collectively, the “Plans”), as well as the number of shares subject to the then-outstanding awards under each of the Plans, were proportionately adjusted, using the 1-for-3 ratio, rounded down to the nearest whole share. In addition, the exercise price of the then-outstanding options under each of the Plans was proportionately adjusted, using the 1-for-3 ratio, rounded up to the nearest whole cent. Proportionate adjustments were made to the number of shares of Class A Common Stock issuable upon exercise or conversion of the Company’s outstanding warrants and convertible securities, as well as the applicable exercise or conversion prices.

On August 14, 2024, the Company filed a fourth amendment (the “4th Certificate of Amendment”) to the Company’s Amended and Restated Charter with the Secretary of State of the State of Delaware to effect a reverse stock split at a ratio of 1:40 and to set the number of authorized shares of Class A Common Stock to 104,245,313 (which is 4,169,812,500 divided by 40, the reverse stock split ratio determined by the Board). The 4th Certificate of Amendment was authorized by the stockholders of the Company at the Company’s Annual Meeting of Stockholders held on July 31, 2024.

Pursuant to the 4th Certificate of Amendment, effective as of 5:00 p.m., Eastern Time, on August 16, 2024, every 40 shares of the issued and outstanding Class A Common Stock will be automatically converted into one share of Class A Common Stock, without any change in par value per share, and the number of authorized shares of Class A Common Stock will be reduced to 104,245,313.

On August 16, 2024, the number of shares of Class A Common Stock reserved for issuance under the Plans, as well as the number of shares subject to the then-outstanding awards under each of the Plans, will be proportionately adjusted, using the 1-for-40 ratio, rounded down to the nearest whole share. In addition, the exercise price of the then-outstanding options under each of the Plans will be proportionately adjusted, using the 1-for-40 ratio, rounded up to the nearest whole cent. Proportionate adjustments will be made to the number of shares of Class A Common Stock issuable upon exercise or conversion of the Company’s outstanding warrants and convertible securities, as well as the applicable exercise or conversion prices.

Annual Meeting of Stockholders

At the 2024 Annual Meeting, held on July 31, 2024, FFIE stockholders (1) elected each of Mr. Matthias Aydt, Mr. Chui Tin Mok, Mr. Chad Chen, Ms. Li Han, Mr. Jie Sheng and Ms. Lev Parker to the Board to serve and hold office until the 2024 annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal, (2) approved a proposal to ratify the selection of Macias Gini & O’Connell LLP (“MGO”) as the independent registered public accounting firm of FFIE for the year ending December 31, 2024, (3) approved an amendment to the Charter to increase the number of authorized shares of Class A Common Stock from 463,312,500 to 4,169,812,500, increasing the total number of authorized shares of Class A Common Stock and preferred stock from 473,312,500 to 4,179,812,500, (4) approved an amendment to the Charter to effect (i) a reverse stock split of the Class A Common Stock by a ratio of any whole number in the range of 1-for-2 to 1-for-40, with such ratio to be determined in the discretion of the Board and with such action to be effected at such time and date, if at all, as determined by the Board within one year after the conclusion of the Annual Meeting, and (ii) a corresponding reduction in the total number of shares of Class A Common Stock the Company is authorized to issue, (5) approved an amendment to the 2021 Plan in order to increase the number of shares of Class A Class A Common Stock available for issuance under the 2021 Plan by an additional 88,252,926 shares. The 2024 Annual Meeting was held as required by Nasdaq Listing Rule 5620(a) and to regain compliance with the applicable annual meeting Nasdaq listing rules. Prior to the 2024 Annual Meeting, FFIE’s last stockholder meeting at which FFIE directors were elected had been held on April 14, 2023. On December 28, 2023, FF received a letter from the Listing Qualifications Staff of Nasdaq noting that FF was not in compliance with the requirement to maintain a minimum bid price of $1.00 per share for 30 consecutive trading days for continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). Beginning on November 9, 2023, FF’s closing bid price of the Class A Common Stock has been below $1.00 per share. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), FF was initially provided 180 calendar days from receipt of the notice from Nasdaq to regain compliance with the Minimum Bid Price Requirement. On April 18, 2024, Nasdaq notified FF that since it had not yet filed this Form 10-K, it no longer complied with Listing Rule 5250(c)(1). Pursuant to Listing Rule 5810(c)(2)(A), this deficiency was an additional basis for delisting. On April 24, 2024, FF received a letter from Nasdaq indicating that FF was not in compliance with Nasdaq Listing Rule 5810(c)(3)(A)(iii), as FF’s Class A Common Stock had a closing bid price of $0.10 or less for ten consecutive trading days (the “Low Priced Stocks Rule”). The letter indicated that, as a result, the Nasdaq staff had determined to delist FF’s securities from The Nasdaq Capital Market (the “Delisting Determination”). On May 1, 2024, FF requested a hearing to appeal the Delisting Determination, which stayed the suspension of FF’s securities for 15 days. FF also requested an extended stay of the suspension pending such hearing with Nasdaq’s Hearings Panel (the “Panel”), which Nasdaq granted on May 28, 2024. The Nasdaq Hearings Panel has granted the Company’s request for continued listing, conditional upon meeting the minimum bid price requirement by August 31, 2024. On August 14, 2024, the Company filed a 4th Certificate of Amendment to the Company’s Amended and Restated Charter with the Secretary of State of the State of Delaware to effect a reverse stock split at a ratio of 1:40 and to set the number of authorized shares of Class A Common Stock to 104,245,313 (which is 4,169,812,500 divided by 40, the reverse stock split ratio determined by the Board). The 4th Certificate of Amendment was authorized by the stockholders of the Company at the Company’s Annual Meeting of Stockholders held on July 31, 2024. Pursuant to the 4th Certificate of Amendment, effective as of 5:00 p.m., Eastern Time, on August 16, 2024, every 40 shares of the issued and outstanding Class A Common Stock was automatically converted into one share of Class A Common Stock, without any change in par value per share, and the number of authorized shares of Class A Common Stock was reduced to 104,245,313. On September 4, 2024, the Company received a letter from the Office of the General Counsel of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it has regained compliance with the Nasdaq Capital Market’s minimum bid price requirement and periodic filing requirement (the “Periodic Filing Rule”) as required by the Panel decision dated June 26, 2024, as amended.

Interim CFO Transition and Appointment of New Independent Auditor

Ms. Han resigned from her position as Interim Chief Financial Officer of the Company effective as of July 5, 2023. Ms. Han resigned from her position as Chief Accounting Officer of the Company as of February 2, 2024. On July 11, 2023 the Board appointed Jonathan Maroko as Interim Chief Financial Officer, principal financial officer and principal accounting officer effective July 24, 2023. On September 15, 2024, Jonathan Maroko notified the Company of his decision to resign from his position as Interim Chief Financial Officer of the Company, effective September 20, 2024. On September 17, 2024, the Board of the Company appointed Koti Meka as the Company’s Chief Financial Officer and principal financial officer, effective September 23, 2024.

Effective June 21, 2024, MGO was appointed as the Company’s independent registered public accounting firm as of and for the year ending December 31, 2024. The appointment of MGO follows the notification by Mazars USA LLP to FFIE on April 9, 2024 that it would resign as an auditor of the Company and, effective on May 31, 2024, and would no longer be FFIE’s independent registered public accounting firm.

PRC Subsidiaries

FFIE is a holding company incorporated in the State of Delaware. “FF U.S.”, FF’s primary U.S. operating subsidiary, was incorporated and founded in the State of California in May 2014. We refer to all our subsidiaries organized in China (including Hong Kong) collectively as the “PRC Subsidiaries.” A complete list of our subsidiaries is set forth in Exhibit 21.1 to this Registration Statement on Form S-1. As of September 30, 2024, our only operating subsidiaries in China (including Hong Kong) are FF Automotive (China) Co. Ltd., Ruiyu Automotive (Beijing) Co., Ltd. and Shanghai Faran Automotive Technology Co., Ltd., each of which was organized in the PRC.

How Cash is Transferred Through Our Corporate Organization

The organizational chart below shows FFIE’s operating subsidiaries* as of the date hereof:

*	Excludes subsidiaries with immaterial operations. FF Hong Kong Holding Limited is a holding company subsidiary organized in Hong Kong. As of the date hereof, LeSEE Automotive (Beijing) Co. Ltd., a subsidiary organized in China, has immaterial operations.

The PRC has currency and capital transfer regulations that require us to comply with certain requirements for the movement of capital in and out of the PRC. FFIE is able to transfer cash (U.S. Dollars) to the PRC Subsidiaries through capital contributions (increasing FFIE’s capital investment in the PRC Subsidiaries). FFIE may receive cash or assets declared as dividends from the PRC Subsidiaries. The PRC Subsidiaries can transfer funds to each other when necessary, by way of intercompany loans in the following manners:

●	FF Hong Kong Holding Limited, as the holding company of all the other PRC Subsidiaries, can transfer cash to any PRC Subsidiary through capital contribution. We note Hong Kong’s banking system is outside PRC mainland’s banking system. As a result, when FF Hong Kong Holding Limited transfers cash to a PRC Subsidiary, it is required to follow the SAFE (as defined below) process and regulation.

●	FF Hong Kong Holding Limited, as the holding company of all the other PRC Subsidiaries, may receive cash or assets declared as dividends from the other PRC Subsidiaries.

●	Among PRC Subsidiaries other than FF Hong Kong Holding Limited, one PRC Subsidiary can provide funds through intercompany loan to another PRC Subsidiary and each such PRC Subsidiary is required to follow the rules of China Banking Regulatory Commission and other relevant Chinese authorities. Additionally, one PRC Subsidiary can transfer cash to its subsidiary through capital contribution, and any PRC Subsidiary may receive cash or assets declared as dividends from any of its subsidiaries.

In 2022 and 2023, FF U.S. extended loans in an aggregated amount of $8.0 million and $16.3 million, respectively, to FF Hong Kong Holding Limited to fund the operations of the PRC Subsidiaries. We will continue to assess the PRC Subsidiaries’ requirements to fund their operations and intend to effect additional contributions as appropriate. As of December 31, 2023, our only operating subsidiaries in China (including Hong Kong) are FF Automotive (China) Co. Ltd., Ruiyu Automotive (Beijing) Co., Ltd. and Shanghai Faran Automotive Technology Co., Ltd., each of which was organized in the PRC. The PRC Subsidiaries have not transferred cash or other assets to FFIE, including by way of dividends. FFIE does not currently plan or anticipate transferring cash or other assets from our operations in China to any non-Chinese entity.

Capital contributions to PRC companies are mainly governed by the Company Law and Foreign Investment Law of the People’s Republic of China, and the dividends and distributions from the PRC Subsidiaries are subject to regulations and restrictions of the PRC on dividends and payment to parties outside of the PRC. Applicable PRC law permits payment of dividends to FFIE by our PRC Subsidiaries only out of their net income, if any, determined in accordance with PRC accounting standards and regulations. Our operating PRC Subsidiaries are required to set aside a portion of their net income, if any, each year to fund general reserves for appropriations until such reserves have reached 50% of the relevant entity’s registered capital. These reserves are not distributable as cash dividends. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary.

PRC Restrictions on Foreign Exchange and Transfer of Cash

Under PRC laws, if certain procedural requirements are satisfied, the payment of current account items, including profit distributions and trade and service related foreign exchange transactions, can be made in foreign currencies between entities, across borders, and to U.S. investors without prior approval from State Administration of Foreign Exchange (the “SAFE”) or its local branches. However, where Chinese Yuan (“CNY”) is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies, approval from or registration with SAFE or its authorized banks is required. The PRC government may take measures at its discretion from time to time to restrict access to foreign currencies for current account or capital account transactions. If the foreign exchange control system prevents our PRC Subsidiaries from obtaining sufficient foreign currencies to satisfy their foreign currency demands, our PRC Subsidiaries may not be able to pay dividends in foreign currencies to FFIE. Further, we cannot assure you that new regulations or policies will not be promulgated in the future that would have the effect of further restricting the remittance of CNY into or out of the PRC. We cannot assure you, in light of the restrictions in place, or any amendment thereof, that the PRC Subsidiaries will be able to fund their future activities which are conducted in foreign currencies, including the payment of dividends.

Furthermore, under PRC laws, dividends may be paid only out of distributable profits. Distributable profits are the net profit as determined under PRC GAAP, less any recovery of accumulated losses and appropriations to statutory and other reserves required to be made. Our PRC Subsidiaries shall appropriate 10% of the net profits as reported in their statutory financial statements (after offsetting any prior year’s losses) to the statutory surplus reserves until the reserves have reached 50% of their registered capital. As a result, our PRC Subsidiaries may not have sufficient, or any, distributable profits to pay dividends to us. See “Risk Factors–Risks Related to FF’s Operations in China–FFIE is a holding company and, in the future, may rely on dividends and other distributions on equity paid by the PRC Subsidiaries to fund any cash and financing requirements that FFIE may have, and the restrictions on PRC Subsidiaries’ ability to pay dividends or make other payments to FFIE could restrict FFIE’s ability to satisfy its liquidity requirements and have a material adverse effect on FFIE’s ability to conduct its business” for a more detailed discussion of the relevant risks relating to restrictions on foreign exchange and transfer of cash.

Requirements Under PRC Laws and Regulations

Under current PRC laws and regulations, each of our PRC Subsidiaries is required to obtain a business license to operate in the PRC. Our PRC Subsidiaries have all received the requisite business license to operate, and no application for business license had been denied.

As our operations in the PRC expand, our PRC Subsidiaries will be required to obtain approvals, licenses, permits and registrations from PRC regulatory authorities, such as the State Administration for Market Regulation, the National Development and Reform Commission, Ministry of Commerce (“MOFCOM”), and the Ministry of Industry and Information Technology (“MIIT”), which oversee different aspects of the electric vehicle business. As of December 31, 2023, no application by our PRC Subsidiaries for any such approvals, licenses, permits and registrations that are currently applicable to them had been denied, but there can be no assurance that the PRC Subsidiaries will be able to maintain their existing licenses or obtain new ones. See “Risk Factors–Risks Related to FF’s Operations in China–FF may be adversely affected by the complexity, uncertainties and changes in PRC regulations on internet-related business, automotive businesses and other business carried out by FF’s PRC Subsidiaries.” for a more detailed discussion of the risks relevant to the regulations relating to the operations of the PRC Subsidiaries.

We do not believe any permission is required from any Chinese authorities (including the China Securities Regulatory Commission (the “CSRC”) and the Cyberspace Administration of China (the “CAC”)) in connection with our previous offerings or listing. We do not and immediately prior to the filing of this Registration Statement on Form S-1, possess over one million of PRC-based individual’s personal information. After consulting our PRC counsel, we believe we are currently not subject to the requirement under the Cybersecurity Review Measures that a network platform operator which possesses more than one million users’ personal information must apply for a cybersecurity review with CAC before listing abroad. In addition, as of December 31, 2023, after consulting our PRC counsel, we are not aware of any other laws or regulations currently effective in the PRC which explicitly require us to obtain any permission from the CSRC or other Chinese authorities for our previous offering or listing, nor had we received any inquiry, notice, or warning from the CSRC or any other Chinese authorities in such respects. The PRC authorities have promulgated new or proposed laws and regulations recently to further regulate securities offerings that are conducted overseas and/or foreign investment in China-based issuers. According to these new laws and regulations and the draft laws and regulations if enacted in their current forms, in connection with our future securities offering activities, we may be required to fulfill filing, reporting procedures with the CSRC, and may be required to go through cybersecurity review by the PRC authorities. However, there are uncertainties with respect to whether we will be able to fully comply with requirements to obtain such permissions and approvals from, or complete such reporting or filing procedures with PRC authorities. For more detailed information, see “Risk Factors–Risks Related to FF’s Operations in China–The approval of, or filing or other administrative procedures with, the CSRC or other PRC governmental authorities may be required in connection with certain of our financing activities, and, if required, we cannot predict if we will be able to obtain such approval or complete such filing or other administrative procedures” and “Risk Factors–Risks Related to FF’s Operations in China–We face challenges from the evolving regulatory environment regarding cybersecurity, information security, privacy and data protection. Many of these laws and regulations are subject to change and uncertain interpretation, and any actual or alleged failure to comply with related laws and regulations regarding cybersecurity, information security, data privacy and protection could materially and adversely affect our business and results of operations” for a more detailed discussion of the relevant risks relating to the applicable of PRC laws and Regulations.

Summary Risk Factors

An investment in our Class A Common Stock involves substantial risk. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may have a material adverse effect on our business, cash flows, financial condition and results of operations. Important factors and risks that could cause actual results to differ materially from those in the forward-looking statements include, among others, the following:

Risks Related to FF’s Business and Industry

●	FF does not have sufficient liquidity to pay its outstanding obligations and to operate its business and it will likely file for bankruptcy protection if it is unable to access additional capital.

●	FF has missed rental payments on all of its leased properties.

●	FF has a limited operating history and faces significant barriers to growth in the electric vehicle industry.

●	FF has incurred substantial losses in the operation of its business and anticipates that it will continue to do so.

●	FF expects its operating expenses to increase significantly, which may impede its ability to achieve profitability.

●	FF’s operating results forecast relies in large part upon assumptions and analyses developed by its management. If these assumptions and analyses prove to be incorrect, its actual operating results could suffer.

●	FF’s payroll expenses reduction plan may not be successful.

●	FF has significant unfunded commitments from its investors. If FF is unable to satisfy the conditions to funding or if there is a dispute regarding the conversion requirements related to the unfunded commitments, FF may not have enough capital to support its business and could be subject to investor legal claims.

●	FF has historically incurred substantial indebtedness and may incur substantial additional indebtedness in the future, and it may not be able to refinance borrowings on terms that are acceptable to FF, or at all.

●	The production and delivery of the FF 91 Futurist has experienced, and may continue to experience, significant delays.

●	Non-binding pre-orders and other non-binding indications of interest may not be converted into binding orders/sales.

●	FF may have insufficient reserves to cover future warranty claims.

●	FF has taken remedial measures in response to the Special Committee findings that may be unsuccessful.

●	FF is involved in an SEC investigation and may be further subject to investigations and legal proceedings related to the matters underlying the Special Committee investigation and other matters.

●	FF will depend on revenue generated from a single series of vehicles for the foreseeable future.

●	The market for FF’s vehicles, including its SLMD vehicles, is nascent and not established.

●	FF depends on its suppliers, the majority of which are single-source suppliers.

●	FF’s decision to manufacture its own vehicles in its leased FF ieFactory does not guarantee FF will not incur significant delays in the production of the vehicles.

●	FF has minimal experience servicing and repairing its vehicles.

●	Changes in U.S. and international trade policies may adversely impact FF’s business and operating results.

●	FF faces competition from multiple sources, including new and established domestic and international competitors, and expects to face competition from others in the future, including competition from companies with new technology.

●	FF’s go-to-market and sales strategy will require substantial investment and commitment of resources and is subject to numerous risks and uncertainties.

●	If FF is unable to attract and/or retain key employees and hire qualified Board members, officers and other individuals, its ability to compete could be harmed.

●	The discovery of defects in vehicles may result in delays in production and delivery of new models, recall campaigns or increased warranty costs.

●	FF may become subject to product liability claims, which could harm its financial condition and liquidity.

●	If FF is sued for infringing or misappropriating intellectual property rights of third parties, litigation could be costly and time consuming and could prevent FF from developing or commercializing its future products.

●	FF has elected to protect some of its technologies as trade secrets rather than as patents, however, this approach has certain risks and disadvantages.

●	FF is dependent upon its proprietary intellectual properties.

●	FF is subject to stringent and changing laws, regulations, standards and contractual obligations related to data privacy and security.

●	FF is subject to cybersecurity risks relating to its various systems and software, or that of any third party that FF relies upon, and any failure, cyber event or breach of security could substantially harm FF.

●	FF and its suppliers and manufacturing partners may be subject to increased environmental and safety or other regulations and disclosure rules resulting in higher costs, cash expenditures, and/or sales restrictions.

●	FF might not obtain/maintain sufficient insurance coverage, which could expose FF to significant costs and disruption.

●	Yueting Jia’s public image may color public and market perceptions of FF. Negative information about Mr. Jia may adversely impact FF. Disassociating from Mr. Jia could also adversely impact FF.

●	Yueting Jia is subject to restrictions in China that may adversely impact FF’s China strategy.

●	Yueting Jia and FF Global, over which Mr. Jia exercises significant influence, have control over the FF’s management, business and operations, and may use this control in ways that are not aligned with FF’s interests.

●	Disputes with FF’s stockholders are costly and distracting.

●	FF is subject to legal proceedings, claims, and disputes arising both in and outside the ordinary course of business.

Risks Related to FF’s Operations in China

●	Policy changes of the PRC government may materially and adversely affect FF.

●	Uncertainties with respect to the Chinese legal system, regulations and policies could have a material adverse effect.

●	Fluctuations in exchange rates could result in foreign currency exchange losses to FF.

●	Changes in the laws and regulations of China or noncompliance with applicable laws and regulations may have a significant impact on FF’s business, results of operations and financial condition.

●	FF is a holding company and may rely on dividends and other distributions on equity paid by the PRC Subsidiaries.

●	PRC regulation of loans to and direct investments in PRC entities by offshore holding companies may delay or prevent FF from making loans or additional capital contributions to the PRC Subsidiaries.

●	The PRC government can take regulatory actions and make statements to regulate business operations in China with little advance notice.

●	The approval of, or filing or other administrative procedures with, the CSRC or other PRC governmental authorities may be required in connection with certain of FF’s financing activities, and, if required, it cannot predict if it will be able to obtain such approval or complete such filing or other administrative procedures.

●	U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our China operations.

●	A significant portion of FF’s financing is expected to come from investors in China, and such investment is subject to delay due to due diligence review, including know your customer, anti-money laundering and other review.

Risks Related to the Restatement

●	FF’s inability to remediate in its internal control over financial reporting, or identification of additional material weaknesses or other failure to maintain effective internal control over financial reporting, has, and could further, result in material misstatements in FF’s consolidated financial statements and FF’s ability to accurately or timely report.

●	FF faces risks related to the restatement of its previously issued consolidated financial statements.

Risks Related to FF’s Common Stock

●	FF is not able to continue to utilize its “at-the-market” equity program.

●	FF may not be in compliance with the continued listing requirements for Nasdaq in the future, the failure of which may cause the Company to be delisted, the failure to be in compliance with the Nasdaq continued listing requirements could also affect the market price and liquidity for the FF’s Common Stock and reduce the FF’s ability to raise additional capital.

●	The price of the Class A Common Stock has been and may continue to be volatile, and you could lose all or part of your investment.

●	FF may issue additional shares of Common Stock or preferred shares, which would dilute stockholder interests.

●	FF has granted preferential director nomination rights to certain investors which may cause FF to fall out of compliance with Nasdaq listing rules.

●	Claims for indemnification by FF’s directors and officers may reduce its available funds to satisfy successful third-party claims against it and may reduce the amount of money available to it.

Additional Information

FF’s principal executive office is located at 18455 S. Figueroa Street, Gardena, CA 90248 (telephone number (424) 276-7616). The Company’s website is located at www.ff.com and its investor relations website is located at investors.ff.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it is a part.

THE OFFERING

Issuer	Faraday Future Intelligent Electric Inc.

Shares of Class A Common Stock offered by the Selling Securityholders	Up to 29,659,781 shares of Class A Common Stock, of which (i) 28,017,654 are issuable upon the exercise of the SPA Warrants and conversion of the SPA Notes, (ii) 561,833 shares of Class A Common Stock are exercisable upon the conversion of the Applicable Tranche D Notes, and (iii) 1,080,294 shares of Class A Common Stock were issued to Palantir in settlement of amounts owed to Palantir.

Shares of Class A Common Stock outstanding prior to exercise of all outstanding warrants and options and conversion of all outstanding convertible notes	33,377,187 shares of Class A Common Stock (as of October 8, 2024).

Shares of Class A Common Stock outstanding assuming the issuance of shares upon the exercise of the SPA Warrants and conversion of SPA Notes and upon the conversion of the Applicable Tranche D Notes offered hereby	63,036,877 shares of Class A Common Stock (based on total shares outstanding as of October 8, 2024).

Use of Proceeds	We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders.

Market for Class A Common Stock and Public Warrants	Our shares of Class A Common Stock and Public Warrants are currently traded on Nasdaq under the symbols “FFIE” and “FFIEW,” respectively.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

For additional information concerning the offering, see “Plan of Distribution.”

INFORMATION RELATED TO OFFERED SECURITIES

25,286,260 shares of Class A Common Stock underlying the SPA Notes at a conversion price of $5.24 per share, or, alternatively under certain conditions described therein, at the minimum floor price of $1.048 per share, 2,528,626 shares of Class A Common Stock underlying the Warrants exercisable at 6.29 per share (the “Exercise Price”), 202,768 shares of Class A Common Stock underlying the PA Warrants exercisable at the Exercise Price, 561,833 shares of Class A Common Stock underlying the Applicable Tranche D Notes held by certain holders and 1,080,294 shares of Class A Common Stock issued to Palantir in settlement of amounts owed to Palantir, which, in the aggregate, represents a total of 29,659,781 shares of Class A Common Stock of the Company.

The following table includes information relating to the shares of Class A Common Stock offered hereby, including the purchase price each Selling Securityholder paid for its securities and the potential profit relating to such securities (as of October 28, 2024).

Offered Shares	Number of Shares	Exercise Price		Effective Purchase Price Per Share(1)		Potential Profit per Share(3)	Total Potential Profit(3)
Shares of Class A Common Stock issuable upon conversion of the SPA Notes (1)(2)	25,286,260	1.048	(6)	—	(2)	$1.192	$30,141,221.92
Shares of Class A Common Stock issuable upon Exercise of the Warrants(2)	2,528,626	6.29		—	(2)	$-4.05	$-10,240,935.30
Shares of Class A Common Stock issuable upon Exercise of the PA Warrants(2)	202,768	6.29		—	(2)	$-4.05	$-821,210.40
Shares of Class A Common Stock issuable upon conversion of the Applicable Tranche D Notes(4)	561,833	2.282	(7)	—		$-0.042	$-23,596.99
Shares of Class A Common Stock issued to Palantir(5)	1,080,294	—		—		$2.24	$2,419,858.56

(1)	Includes 12,643,130 shares of Class A Common Stock issuable upon conversion of the Secured Notes, and an additional 12,643,130 shares of Class A Common Stock issuable upon conversion of the Incremental Notes.

(2)

On September 5, 2024, the Company entered into an SPA with certain institutional investors as purchasers (the “Investors”). Pursuant to the SPA, the Company agreed to sell, and the Investors agreed to purchase, for approximately $30 million, certain Secured Notes, Warrants, and Incremental Warrants in two closings. The initial closing was completed on September 12, 2024, and the subsequent closing was completed on September 30, 2024. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Secured Notes.

Secured Notes

Maturity Date; Interest.

Pursuant to the Secured Notes, interest shall commence accruing on the date thereof at the interest rate of 10% per annum (the “Interest Rate”) and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable on a Conversion Date with respect to the Conversion Amount being converted on such Conversion Date, with any remaining accrued and unpaid Interest payable on the fifth anniversary of the issuance date thereof (the “Maturity Date”) (each, an “Interest Date”).

Interest shall be payable on each Interest Date, to the noteholders on the applicable Interest Date, in shares of Class A Common Stock of the Company, so long as there has been no Equity Conditions Failure; provided however, that the Company may, at its option following notice to the noteholders, pay Interest on any Interest Date in cash or in a combination of cash and shares. Prior to the payment of Interest on an Interest Date, interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount on each Conversion Date, or upon any redemption, unless in the event of an event of default, in which case the interest rate of the Secured Notes shall automatically be increased to 18% per annum (“Interest Adjustments”). In the event such default has been cured, such Interest Adjustments shall cease to be effective as of the calendar day immediately following the date of such cure; provided that the interest as calculated and unpaid at such increased rate during the continuance of that certain default shall continue to apply to the extent relating to the days after the occurrence of such default through and including the date of such cure of such default.

The Maturity Date may be extended by the noteholders under circumstances specified therein. On the Maturity Date, the Company shall pay to the noteholder an amount in cash representing all outstanding principal, accrued and unpaid interest on such principal and interest and accrued and unpaid Late Charges. Other than as specifically permitted by the Secured Note, the Company may not prepay any portion of the outstanding principal and accrued, unpaid interest or accrued and unpaid Late Charges on principal and interest, if any.

Conversion

Conversion at Option of Holder

Each holder of Secured Notes may convert all, or any part, of the outstanding principal of the Secured Notes, at any time at such holder’s option, into shares of Class A Common Stock, at a conversion price per share of $5.24 (the “Conversion Price”), subject to adjustment under certain circumstances described in the Secured Notes.

Alternate Conversion

Each holder may alternatively elect to convert the Secured Notes, at any time at such holder’s option, into shares of our Class A Common Stock at the “Alternate Conversion Price” equal to the lesser of:

●	the Conversion Price then in effect; and

●	the greater of:

o	the floor price of $1.048; and

o	the volume weighted average price of our common stock during the five Trading Days ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable conversion notice.

Ranking; Security Interest.

The Secured Notes will be junior secured obligations of the Company and will be secured by a security interest in substantially all of the assets of the Company, pursuant to a security agreement. In addition, certain subsidiaries of the Company (each, a “Subsidiary Grantor”) in the SPA secured the Company’s obligations under the Financing Documents by granting a perfected lien upon substantially all of the personal property of each Subsidiary Grantor, for the benefit of the Investors. The Company is utilizing the proceeds of this offering for general corporate purposes and working capital.

Registration Rights.

The Company has agreed to file a registration statement providing for the resale by the Investors of all shares issuable pursuant to the Financing Documents with the Securities and Exchange Commission, or SEC, within forty-five (45) calendar days of the date of the SPA or as soon as practicable thereafter, seek effectiveness within 90 days following the date of the SPA, and keep such registration statement effective at all times until no Investors owns any Warrants or shares of Common Stock issuable upon exercise thereof.

Warrants.

The Warrants are exercisable immediately on the date thereof with a term of five (5) years to purchase an aggregate of 5,728,770 shares of Class A Common Stock at an exercise price of $6.29, subject to adjustment under certain circumstances described in the Warrants.

The Incremental Warrants are exercisable immediately on the date thereof with a term of one (1) year to purchase the Secured Notes at an exercise price of equal to the principal amount of the Secured Notes issued to such Purchaser, subject to adjustment under certain circumstances described in the Incremental Warrants.

The Company has agreed to issue certain PA Warrants to Univest Securities LLC, the sole placement agent of this transaction. The PA Warrants are exercisable immediately on the date thereof with a term of five (5) years to purchase an aggregate of 202,768 shares of Class A Common Stock at an exercise price of $6.29, subject to adjustment under certain circumstances described in the PA Warrants.

A holder of the Warrants and PA Warrants shall not have the right to exercise any portion of these warrants to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of our common stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the holder, except that any increase will only be effective upon 61 days’ prior notice to us.

(3)	Potential profit is calculated based on the closing price of the Company’s Class A Common Stock on October 28, 2024, which is $2.24 per share.

(4)

Includes 233,592 shares issuable upon conversion of the Tranche D Note held by FF Adventures SPV XVIII LLC, 49,859 shares issuable upon conversion of the Tranche D Note held by FF Aventuras SPV XI LLC, 79,753 shares issuable upon conversion of the Tranche D Note held by FF Venturas SPV X LLC, 86,372 shares issuable upon conversion of the Tranche D Note held by FF Ventures SPV IX LLC, and 112,257 shares issuable upon conversion of the Tranche D Note held by FF Vitality Ventures LLC, in each case, issued by the Company pursuant to the Pre-existing SPA.

(5)	In July 2021, the Company and Palantir entered into a MSA that sets froth the terms of the Palantir’s platform hosting arrangement, which was expected to be used as a central operating system for data and analytics. On April 26, 2023, the Company received a letter from Palantir providing a notice of dispute regarding the Company’s alleged material breach of the MSA. The letter asserted that the Company had not paid invoices totaling $12.3 million of past due fees. On July 7, 2023, Palantir filed a Demand for Arbitration against the Company with Judicial Arbitration and Mediations Services, Inc., regarding a dispute between Palantir and the Company over the MSA. Palantir alleged that the Company had refused to make payments under the MSA. Palantir asserted claims for: (i) breach of contract; (ii) breach of the covenant of good faith and fair dealing; and (iii) unjust enrichment. Palantir alleged that the amount in controversy was $41.5 million. On August 4, 2023, the Company submitted its response to Palantir’s arbitration demand. The Company’s response included both affirmative defenses and a general denial of all allegations in Palantir’s arbitration demand. On March 11, 2024, the Company and Palantir executed a Settlement and Release Agreement in order to terminate the MSA and resolve the disputes. The Company agreed to pay Palantir $5.0 million, with a liquidated damages clause of $0.3 million for late payments. This settlement includes mutual waivers and releases of claims to avoid future disputes. On August 9, 2024, the Company and Palantir entered into an amendment to the Settlement and Release Agreement pursuant to which, in lieu of paying the remaining $4.8 million in cash, the Company agreed to issue Palantir $2.375 million of Class A Common Stock by August 9, 2024, and $2.375 million in Class A Common Stock by October 1, 2024. The August 9, 2024 and October 1, 2024 issuances totaled, in the aggregate, approximately 1.08 million shares of Common Stock.

(6)	The calculation of Potential Profit per Share is based upon the floor price of the SPA Notes.

(7)	Based on 90% of VWAP (as defined in each of the Applicable Tranche D Notes) as of October 1, 2024.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity, and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to FF’s Business and Industry

FF does not have sufficient liquidity to pay its outstanding obligations and to operate its business and it will likely file for bankruptcy protection if we are unable to access additional capital.

Since inception, we have incurred cumulative losses from operations, negative cash flows from operating activities and has an accumulated deficit of $3,958.5 million, $3,526.8 million and $2,907.6 million as of December 31, 2023, 2022 and 2021, respectively. We expect to continue to generate significant operating losses for the foreseeable future. Based on our recurring losses from operations since inception and continued cash outflows from operating activities, in our audited consolidated financial statements for the years ended December 31, 2023 and 2022, we concluded that this circumstance raised substantial doubt about our ability to continue as a going concern within one year from the original issuance date of such financial statements. Similarly, in their audit reports on the consolidated financial statements for the years ended December 31, 2023 and 2022, our former independent registered public accounting firm included an explanatory paragraph stating that our recurring losses from operations and continued cash outflows from operating activities raised substantial doubt about our ability to continue as a going concern. Our consolidated financial statements for the years ended December 31, 2023 and 2022 do not include any adjustments that may result from the outcome of this uncertainty. As of the date our consolidated financial statements for the year ended December 31, 2023 were issued, our management determined that FF would be required to obtain additional funding to continue as a going concern, resulting in there being substantial doubt about its ability to continue as a going concern.

FF only recognized $0.8 million in revenue during the second half of the year ended December 31, 2023. FF relies on capital from investors to support its operations. To date, we have primarily financed our operations through the sale of our Class A Common Stock, warrants and convertible notes. For example, on June 16, 2023, we filed a Registration Statement on Form S-3 covering the offering of up to $300.0 million of Class A Common Stock and warrants, which was declared effective by the SEC on June 28, 2023 (the “Registration Statement”). On September 26, 2023, we also entered into a sales agreement with Stifel, Nicolaus & Company, Incorporated, B. Riley Securities, Inc., A.G.P./Alliance Global Partners, Wedbush Securities Inc. and Maxim Group LLC, as sales agents, to sell shares of Common Stock, from time to time, with aggregate gross sales proceeds of up to $90.0 million pursuant to the Registration Statement as an “at-the-market” (the “ATM Program”) offering under the Securities Act of 1933, as amended (the “Securities Act”). The ATM Program was the primary source of liquidity for FF from September to December 2023. As of December 31, 2023, our principal source of liquidity was cash totaling $1.9 million, which was held for working capital and general corporate purposes. As of December 31, 2023, our cash position was $4.0 million, including restricted cash of $2.1 million. For a discussion of our capital needs and the current status of our financing efforts, see “FF does not have sufficient liquidity to pay its outstanding obligations and to operate its business and it will likely file for bankruptcy protection if it is unable to access additional capital.”

We do not have sufficient cash on hand to meet our current obligations and are unable to generate cash through our ATM Program or via our Registration Statement because we are not currently S-3 eligible. For further detail, see “FF is not able to continue to utilize its “at the market program.” We may have limited remaining authorized share availability as we issue more shares to generate cash through equity or equity-linked issuances. If we are unable to find additional sources of capital, we will lack sufficient resources to fund our outstanding obligations and continue operations and we will likely have to file for bankruptcy protection and our assets will likely be liquidated. Our equity holders would likely not receive any recovery at all in a bankruptcy scenario.

FF has missed rental payments on all of its leased properties.

FF leases three facilities in California and three facilities in China for manufacturing, retail, office, administrative services, R&D and strategic planning purposes. FF is behind on rental payments at all locations. FF can provide no assurances that any forbearance of its lease obligations will be provided to it, nor that FF will be able to regain compliance with its lease obligations. If, as a result, FF’s leases are terminated, FF may not be able to continue production of its vehicles. If FF is unable to continue production, FF will likely have to file for bankruptcy protection and its assets will likely be liquidated. FF’s equity holders would likely not receive any recovery at all in a bankruptcy scenario.

FF has a limited operating history and faces significant barriers to growth in the electric vehicle industry.

FF expects to need substantial additional financing to start the third phase of its three phase delivery plan. There cannot be any assurance that FF will be able to develop the manufacturing capabilities and processes, or secure reliable sources of component supply to meet the quality, engineering, design or production standards, or the required production volumes to successfully grow into a viable business.

Although FF has started production and delivery on its first electric vehicle, it faces significant barriers to growth in the electric vehicle industry, including continuity in development and production of safe and quality vehicles, brand recognition, customer base, marketing channels, pricing policies, talent management, value-added service packages and sustained technological advancement. If FF fails to address any or all of these risks and barriers to entry and growth, its business and results of operation may be materially and adversely affected.

Given FF’s limited operating history, the likelihood of its success must be evaluated especially considering the risks, expenses, complications, delays and the competitive environment in which it operates. There is, therefore, no assurance that FF’s business plan will prove successful. FF will continue to encounter risks and difficulties frequently experienced by early commercial stage companies, including scaling its infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with its growth. In addition, due to the capital-intensive nature of FF’s business, it can be expected to continue to incur substantial operating expenses without generating sufficient revenues to cover those expenditures. There is no assurance FF will ever be able to generate revenue consistently, raise additional capital when required or operate profitably. Any investment in FF is therefore highly speculative.

FF has incurred substantial losses in the operation of its business and anticipates that it will continue to do so. It may never achieve or sustain profitability.

The design, engineering, manufacturing, sales and service of intelligent, connected electric vehicles is a capital-intensive business. FF has incurred losses from operations and has had negative cash flows from operating activities since inception. FF incurred a net loss of $431.7 million and $602.2 million for the years ended December 31, 2023 and 2022, respectively. Net cash used in operating activities was $278.2 million and $383.1 million for the years ended December 31, 2023 and 2022, respectively, and $29.1 million for the six months ended June 30, 2024.

FF may incur unforeseen expenses, or encounter difficulties, complications, and delays in delivering the FF 91 series, and therefore may never generate sufficient revenues to sustain itself. Even though FF has begun initial deliveries of the FF 91 series, it may continue to incur substantial losses for a variety of reasons, including the lack of demand for the FF 91 series and the relevant services, vehicle service and warranty costs, increasing competition, challenging macroeconomic conditions, regulatory changes and other risks discussed herein, and so it may never achieve or sustain profitability.

Given the risks associated with FF’s ability to obtain additional funding to execute on its plans to develop and deliver vehicles and begin to generate significant revenue, the amount of additional funding needed could differ from earlier estimates and the timing to reach profitability and positive cash flows could be further delayed. Based on delays in obtaining sufficient funding relative to its plans, as well as the likelihood that FF’s plan will be implemented successfully, timely, or at all, once such funding is in place, FF cannot estimate a breakeven point at this time.

FF has delayed the development of other planned vehicles in the portfolio (FF 81 series, FF 71 series, and SLMD) and substantially reduced incremental spending on the development of future vehicles with the goal of reducing new capital requirements in 2024.

FF expects its operating expenses to increase significantly in the future, which may impede its ability to achieve profitability.

FF expects to further incur significant operating costs including R&D expenses, capital expenditures relating to its manufacturing capacities, additional operating costs and expenses for production ramp-up, raw material procurement costs, general and administrative expenses as it seeks to scale its operations, and sales, marketing, and distribution expenses as it builds its brand and markets its vehicles. Additionally, it may incur significant costs as it delivers the FF 91 series, including vehicle service and warranty expenses.

FF’s ability to become profitable will not only depend on its ability to successfully market its vehicles and other products and services, but also to control costs. Ultimately, FF may not be able to adequately control costs associated with its operations for reasons outside its control, including the cost of raw materials such as aluminum, steel and lithium-ion cells. Substantial increases in such costs could increase FF’s cost of revenue and its operating expenses and reduce its margins. Additionally, currency fluctuations, inflationary pressures, tariffs or shortages in petroleum and other economic or political conditions could result in significant increases in logistics and freight charges and raw material costs. If FF is unable to design, develop, manufacture, market, sell and service its vehicles, including providing service in a cost-efficient manner, its margins, profitability, and prospects would be materially and adversely affected.

The rate at which FF may incur costs and losses may increase significantly as it:

●	continues to develop the FF 91, and potentially refocuses on the FF 81, and FF 71 series and SLMD electric vehicle models;

●	continues to develop and equip its manufacturing facility in Hanford, California to produce the FF 91 series, and prepares for manufacturing capabilities in South Korea and other potential manufacturing options, and in China for additional production capacity for the FF 91 series and other electric vehicle models;

●	builds up inventories of parts and components for the FF 91 series;

●	starts the research and development of new product Faraday X and is under the process of establishing the bridge strategy;

●	develops and expands its design, development, maintenance, servicing and repair capabilities;

●	potentially looks to open offline FF stores; and

●	increases its sales and marketing activities.

These efforts may be more expensive than FF currently anticipates, and these efforts may not result in increases in revenues, which could further increase its losses. As FF is seeking funding to realize its business operations plan based on its estimated capital requirements, any cost overruns that deviate from FF’s estimates may materially and adversely affect its business prospects, financial condition and results of operations.

FF’s operating results forecast relies in large part upon assumptions and analyses developed by its management. If these assumptions and analyses prove to be incorrect, its actual operating results could suffer.

FF operates in a capital-intensive industry which requires significant cash to fund its operations, and FF will require substantial additional capital to support the continued production and delivery of the FF 91 series, put FF on a path toward cash flow break-even, and satisfy its additional capital needs, including resuming development of its other electric vehicle models. See “- FF does not have sufficient liquidity to pay its outstanding obligations and to operate its business and it will likely file for bankruptcy protection if it is unable to access additional capital” for a discussion of FF’s capital needs and the current status of its financing efforts.

FF’s operating results forecast largely relies on management’s assumptions and analyses, which could be incorrect. Additionally, there cannot be any assurance that FF’s current fundraising efforts will be successful. Whether actual operating and financial results and business developments will be consistent with FF’s expectations and assumptions as reflected in the forecast depends on a number of factors, many of which are outside FF’s control, including, but not limited to:

●	whether it can obtain sufficient and timely capital to sustain and grow its business, including the development of future vehicle models;

●	its ability to manage growth;

●	whether it can manage relationships with key suppliers;

●	whether it can sign up and manage relationships with business partners for them to invest in and operate sales and service centers;

●	the ability to obtain necessary regulatory approvals;

●	demand for its products and services in its target markets;

●	the timing and cost of new and existing marketing and promotional efforts;

●	competition, including established and future competitors;

●	its ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel;

●	the overall strength and stability of domestic and international economies;

●	regulatory, legislative and political changes; and

●	consumer spending habits.

Specifically, FF’s operating results forecast is based on projected purchase prices, unit costs for materials, manufacturing, labor, packaging and logistics, warranty, sales, marketing and service, tariffs, and its projected number of orders for the vehicles with factors such as industry benchmarks taken into consideration. Any of these factors could turn out to be different than those anticipated. Unfavorable changes in any of these or other factors, most of which are beyond FF’s control, could materially and adversely affect its business, prospects, financial results and results of operations.

FF has significant unfunded commitments from its investors. If FF is unable to satisfy the conditions to funding or if there is a dispute regarding the conversion requirements related to the unfunded commitments, FF may not have enough capital to support its business and could be subject to investor legal claims.

Pursuant to the Pre-existing SPA, Original Unsecured SPA, the Unsecured Streeterville SPA, FFVV Joinder, and the Senyun Joinder, (as defined in Note 7, Notes Payable to the Notes to Consolidated Financial Statements) FF has obtained commitments from several investors totaling $595.3 million in convertible note financing and $20.0 million in committed forced warrant exercise proceeds, subject to certain conditions. A total of $396.7 million under these commitments had been funded as of October 8, 2024 ($314.9 million net of original discount and transaction costs) with the remaining unfunded commitment of $198.7 million. Investors of the convertible notes have the option to purchase an additional up to 100% of the committed notes at the same economics. In the aggregate, including the additional financing the Company completed in September 2024, these investors have an option to invest an additional $396 million of which the $48.4 million ($41.2 million net of original issuance discount and transaction fees) has been funded with the remaining optional funding of $347.6 million. There can be no assurance that FF will be able to successfully satisfy the conditions to receive the additional funding. Further, if FF fails to satisfy these funding conditions to receive the unfunded commitments, FF may be required to further delay its production and delivery plans for the FF 91 2.0 Futurist Alliance, reduce headcount, liquidate our assets, file for bankruptcy, reorganize, merge with another entity, and/or cease operations. In addition, during and after the third quarter of 2023, FF temporarily suspended effecting the conversion requests from its noteholders. As of and since December 31, 2023, FF was and had been in default on the Pre-existing SPA Notes. While FF has begun effecting these conversion requests, there can be no assurance that FF will not again suspend effecting such requests in a manner that could result in an event of default and monetary penalties under the various securities purchase agreements. Further, FF may be subject to legal claims by the investors, which could have a material and adverse impact on FF’s reputation and financial condition.

FF may also be subject to legal claims arising from disagreement over the terms of its securities. For example, FF previously issued certain convertible notes (the “Senyun Notes”) to Senyun. The Senyun Notes are subject to a restriction that FF will not convert the Senyun Notes, and Senyun will not have the right to convert the Senyun Notes, to the extent that Senyun would own more than 9.99% of FF’s outstanding Class A Common Stock of FF after giving effect to the conversion. In May 2023, Senyun requested to convert the Senyun Notes into shares of Common Stock and FF converted a certain amount of the Senyun Notes. FF did not convert the Senyun Notes that would have resulted in Senyun owning more than 9.99% of the Common Stock. However, Senyun believes that the Senyun Notes should have been converted in full in accordance with its interpretation of conversion limitations in the Senyun Notes. FF disputes this interpretation. In July 2023 and October 2023, Senyun sent FF a letter outlining its position and reserving its rights under the Pre-existing SPA. Further, pursuant to the Senyun Joinder, Senyun agreed to exercise its option to purchase $15.0 million of Tranche A Notes (as defined in Note 7, Notes Payable, in the Notes to the Consolidated Financial Statements contained herein) in accordance with the terms of the Secured SPA, with funding of 75% of such amount within five business days of the date of the Senyun Joinder and the remaining 25% of such amount within three business days thereafter, subject to certain conditions which have been satisfied. As of December 31, 2023, Senyun had funded $11.5 million of its obligation and had not funded the remaining $3.5 million. It is not possible at this time to predict the outcome of the disagreement with Senyun.

Further, any litigation, proceedings or dispute related to legal claims of FF’s investors, even those without merit, may divert FF’s financial and management resources that would otherwise be used to benefit the future performance of FF’s operations. Any adverse determination against FF in any potential proceedings may also result in settlements, injunctions or damages that could have a material adverse effect on FF’s business, financial condition and results of operations and investors or other financing sources may be unwilling to provide additional funding to FF on commercially reasonable terms, or at all, as a result of any legal claims.

MHL and V W Investment are purchasers of the Unsecured SPA Notes (as defined in Notes 7, Notes Payable to the Notes to Consolidated Financial Statements) and are affiliates of FF Global and a longtime FF stockholder, respectively, and such purchasers have limited assets.

On May 8, 2023, FF entered into the Unsecured SPA with Metaverse Horizon Limited (“MHL”) and V W Investment Holding Limited (“V W Investment”) to issue and sell, subject to the satisfaction of certain closing conditions, $100.0 million aggregate principal amount of FF’s senior unsecured convertible promissory notes. MHL and V W Investment committed to fund in eight subsequent closings fifteen days apart, subject to the satisfaction of certain closing conditions. MHL who is the anchor investor in the Unsecured SPA Notes and has committed $80.0 million of the funding, is an independent investment fund with investors including FF Global, and V W Investment is an affiliate of Mr. Lijun Jin, a long-term shareholder of FF. As such MHL is a related party of FF as MHL’s investors include ax subsidiary FF Global. FF Global has control over FF’s management, business and operations, and may use this control in ways that are not aligned with FF’s business or financial objectives or strategies or that are otherwise inconsistent with FF’s interests.

Further, in connection with the Unsecured SPA, FF entered into equity commitment letters with each of FF Global Partners Investment LLC (formerly known as FF Top Holdings LLC) and Mr. Jin to support the obligations of MHL and V W Investment under the Unsecured SPA subject to the limitations set forth therein. If MHL or V W Investment are unable to fund their commitments and FF Global and/or Mr. Jin breach their obligations under their equity commitment letters with FF, it may not be able to recover the damages caused by such breach(es) from FF Global due to the nature of their assets, including the fact that many of Mr. Jin’s assets are not located in the United States and FF Global’s only assets are shares of FF’s Class B Common Stock, a note payable from FF, and a capital commitment from an investor with terms not disclosed to FF or third party beneficiary rights in favor of FF. If MHL and/or V W Investment do not fund their commitments and FF is unable to recover damages under the equity commitment letters, FF may need to seek additional investors or other financing sources.

There can be no assurance that FF would be able to attract additional investors or other financing source. If we are unable to attract additional investors or other financing sources in a timely manner or on acceptable terms, or at all, we may be required to further delay our production and delivery plans for the FF 91 Futurist, reduce headcount, liquidate our assets, file for bankruptcy, reorganize, merge with another entity, and/or cease operations.

FF has historically incurred substantial indebtedness and may incur substantial additional indebtedness in the future, and it may not be able to refinance borrowings on terms that are acceptable to FF, or at all.

Although FF settled the majority of its debt in either equity or cash upon consummation of the Business Combination and paid off certain other indebtedness with the proceeds of the Business Combination, FF may incur additional indebtedness from time to time to support its operations. If FF incurs additional debt, the risks it faces as a result of indebtedness and leverage could intensify. The incurrence of any additional debt could:

●	limit FF’s ability to satisfy obligations under certain debt instruments, to the extent there are any;

●	cause FF to seek bankruptcy protection or enter into other insolvency proceedings in the event FF is not able to renew or refinance any existing indebtedness as it becomes due;

●	increase FF’s vulnerability to adverse general economic and industry conditions;

●	require FF to dedicate a substantial portion of cash flow from operations to servicing and repaying indebtedness, thereby reducing the availability of cash flow to fund its working capital, capital expenditures, and other general corporate purposes;

●	increase its exposure to interest rate and exchange rate fluctuations;

●	limit its ability to borrow additional funds and impose additional financial and other restrictions on FF, including limitations on declaring dividends; and

●	increase the cost of additional financing.

Commercial banks, financial institutions and individual lenders may have concerns in providing additional financing for FF’s operations. The governments of the United States, China and Europe may also pass measures or take other actions that may tighten credit available in relevant markets. Any future monetary tightening measures as well as other monetary, fiscal and industrial policy changes and/or political actions by those governments could materially and adversely affect FF’s cost and availability of financing, liquidity, access to capital, and ability to operate our business.

The production and delivery of the FF 91 Futurist has experienced, and may continue to experience, significant delays.

FF’s future business depends in large part on its ability to execute its plans to develop, manufacture, market, and deliver electric vehicles, including the FF 91, FF 81 and FF 71 series, and SLMD electric vehicle models that appeal to customers. Based on certain management assumptions, including timely completion of certain testing and the suppliers meeting our supply chain requirement, FF originally expected deliveries of the FF 91 to users to begin before the end of April 2023. The first phase of the three-phase delivery plan began at the end of May 2023. In addition, due to a supplier’s timing constraints and the completion of an additional system testing related to FF’s enhanced safety testing of a single unique product feature of the FF 91 2.0 Futurist Alliance, the second phase of the three-phase delivery plan originally contemplated to begin by June 30, 2023, began in August 2023.

Production or delivery of the FF 91 Futurist has experienced further delays due to insufficient capital and may experience further delays due to reasons such as supply shortages and constraints, design defects, additional system testing, talent gaps, and/or force majeure. FF needs substantial additional financing to start the third phase of the delivery plan and is in discussions with additional potential investors to obtain such financing. Further, FF relies on third-party suppliers for the provision and development of many key components used in the FF 91 Futurist and other models. To the extent FF’s suppliers experience any further delays in providing or developing necessary components or if they experience quality issues, FF could experience further delays in delivering on its timelines. In addition, if FF has to adjust and/or reduce or suspend certain payments to suppliers, such adjustments and/or reductions could further delay the production and deliveries of the FF 91 Futurist.

To the extent FF were to further meaningfully delay additional production and delivery of the FF 91 series, potential consumers may lose confidence in FF, and customers who have placed pre-orders for the FF 91 Futurist may cancel pre-orders, which may curtail FF’s growth prospects. Additionally, FF’s competitors may move more quickly to market than FF, which could impact FF’s ability to grow its market share.

Non-binding pre-orders and other non-binding indications of interest may not be converted into binding orders or sales.

While the Company has announced that its first users of the FF 91 2.0 Futurist Alliance have joined or are currently considering participating in the Developer Co-creation Project, as of October 8, 2024, FF had sold five and leased out nine FF 91 2.0 vehicles. These Developer Co-creation Officers entered into consulting, branding, and other arrangements with FF in exchange for fees ranging from approximately $150,000 to $475,000.

Further, although FF has engaged in marketing activities in anticipation of starting customer deliveries of the FF 91 series and FF had received 303 non-binding, fully refundable pre-orders in the U.S. and China as of December 31, 2023 and other non-binding indications of interest, FF does not have binding purchase orders or commitments from customers to purchase any of FF’s vehicles in development. As such, there can be no assurance that the pre-orders and other indications of interest would be converted into binding orders or sales.

Until the time that FF’s products are commercially available for purchase and FF is able to scale up its marketing function to support sales, there will be substantial uncertainty as to customer demand for FF vehicles. The potentially long wait from the time a non-binding pre-order is made or other indication of interest is provided until the time FF vehicles are delivered, and any delays beyond expected wait times, could also impact customer decisions on whether to ultimately make a purchase. Even if FF is able to obtain binding orders, customers may limit their volume of purchases initially as they assess FF’s vehicles and whether to make a broader transition to electric vehicles. Commercializing the FF 91 Futurist and other vehicles in FF’s development pipeline will be a long process and depends on FF’s ability to fund and scale up its productions, including through securing additional funding for its operations, the consummation of various third-party agreements and expanding FF’s marketing functions, as well as the safety, reliability, efficiency and quality of FF’s vehicles, and the support and service that will be available. It will also depend on factors outside of FF’s control, such as competition, general market conditions and broader trends in vehicle electrification and fleet management, that could impact customer buying decisions. As a result, there is significant uncertainty regarding demand for FF’s products and the pace and levels of growth that FF may be able to achieve.

If FF has insufficient reserves to cover future warranty claims, its business, prospects, financial condition, results of operations, and cash flows could be materially and adversely affected.

As our vehicles are produced and delivered, we will need to maintain warranty reserves to cover warranty-related claims. If our warranty reserves are inadequate to cover future warranty claims on our vehicles, our business, prospects, financial condition, results of operations, and cash flows could be materially and adversely affected. Additionally, estimating the necessary amount of warranty reserves is inherently uncertain, particularly in light of our limited operating history and limited field data available to us, and changes to such estimates based on real-world observations may cause material changes to our warranty reserves. In the future, we may become subject to significant and unexpected warranty expenses. There can be no assurances that then-existing warranty reserves will be sufficient to cover all claims. In addition, if future laws or regulations impose additional warranty obligations on us that go beyond our manufacturer’s warranty, we may be exposed to materially higher warranty expenses than we expect, and our reserves may be insufficient to cover such expenses.

FF has taken remedial measures in response to the Special Committee findings. There can be no assurance that such remedial measures will be successful. In addition, such remedial measures have not been fully implemented in light of the corporate governance agreements with FF Top and FF Global and the recent assessment by the Board of FF’s management structure, including management roles, responsibilities and reporting lines, and changes to the Board.

In November 2021, the Board established a special committee of independent directors (the “Special Committee”) to investigate allegations of inaccurate Company disclosures. The Special Committee engaged independent legal counsel and a forensic accounting firm to assist in its review. The Special Committee made several findings, including that certain statements made by or on behalf of FF in connection with the PIPE Financing were inaccurate; that deficiencies exist in FF’s internal control environment; and that certain of FF’s policies and procedures required enhancement. Based on the results of the Special Committee investigation and subsequent investigative work based on the Special Committee’s findings performed under the direction of the Executive Chairperson and reporting to the Audit Committee, the Board directed management to implement a number of remedial measures. See Note 10, Commitments and Contingencies, in the Notes to the Consolidated Financial Statements for more information regarding the findings and remedial actions relating to the Special Committee investigation.

There can be no guarantee that the Special Committee investigation revealed all instances of inaccurate disclosure or other deficiencies, or that other existing or past inaccuracies or deficiencies will not be revealed in the future. Additional inaccuracies or deficiencies could subject FF to further litigation and regulatory investigations and could contribute to a failure of FF to meet its SEC reporting obligations in a timely manner, any of which could adversely impact investor confidence in FF, contribute to a decline in trading prices for FF’s securities and interfere with FF’s ability to access financing.

On September 23, 2022, FF entered into an agreement with FF Global and FF Top (the “Heads of Agreement”) pursuant to which FF agreed to and implemented significant changes to the Board and Company governance. Certain of such changes have altered some of the remedial measures of the Special Committee and/or preclude FF from fully implementing other remedial measures. For instance, Ms. Swenson, who was appointed to the position of Executive Chairperson that the Board created based on the Special Committee investigation, tendered her resignation from her role as both Executive Chairperson and member of the Board on October 3, 2022, effective immediately, and Mr. Adam (Xin) He was appointed to serve as Interim (non-Executive) Chairman of the Board effective as of the same date. On July 31, 2023, Mr. He tendered his resignation from the Board, effective immediately. FF expects that the current Board will select a permanent Chairperson of the Board. Following the resignation of Ms. Swenson, all FF management (including Mr. Yueting Jia) reported directly or indirectly to the Global CEO of FF (previously Dr. Breitfeld and Mr. Xuefeng Chen). In addition, Mr. Jia was, effective as of October 4, 2022, also appointed as Founder Advisor, in which capacity he acts as an advisor to the Board with no change to his current compensation.

On January 13, 2023, FF entered into an amended shareholder agreement with FF Global (only with respect to the amendment of the Heads of Agreement) and FF Top (the “Amended Shareholder Agreement”), pursuant to which various terms of the Heads of Agreement were amended.

On February 26, 2023, after the Board’s assessment of FF’s management structure, the Board approved Mr. Yueting Jia (alongside Mr. Xuefeng Chen) reporting directly to the Board, as well as FF’s product, mobility ecosystem, I.A.I., and advanced R&D technology departments reporting directly to Mr. Jia. The Board also approved FF’s user ecosystem, capital markets, human resources and administration, corporate strategy and China departments reporting to both Mr. Jia and Mr. Xuefeng Chen. FF’s remaining departments continued to report to Mr. Xuefeng Chen. Mr. Chen subsequently resigned from his position as Global CEO and was replaced by Matthias Aydt. Based on the changes to his responsibilities within FF, the Board determined that Mr. Jia is an “officer” of FF within the meaning of Section 16 of the Exchange Act (a “Section 16 officer”) and an “executive officer” of FF under Rule 3b-7 under the Exchange Act.

Given the governance changes pursuant to the Heads of Agreement such as those described above and further changes to the composition of the Board, there can be no assurance that the remedial actions approved by the Board in connection with the Special Committee investigation will be fully implemented or successful. FF’s Board and management intend to continue to evaluate the Special Committee remedial actions and take actions in the best interest of FF and its stakeholders.

FF is involved in an SEC investigation and may be further subject to investigations and legal proceedings related to the matters underlying the Special Committee investigation and other matters, which may result in adverse findings, damages, the imposition of fines or other penalties, increased costs and expenses and the diversion of management’s time and resources.

On December 23, 2021, a putative class action lawsuit alleging violations of the Exchange Act was filed in the United States District Court, Central District of California, against FF, among others, and its former Global CEO, its former Chief Financial Officer (“CFO”), its current Chief Product and User Ecosystem Officer, as well as the CFO of Legacy FF and former CFO of FF, three independent directors of PSAC, and the Co-CEOs of PSAC. Also, in 2021, 2022 and 2023, putative stockholder derivative lawsuits were filed against numerous current and former officers and directors of FF alleging violations of the Exchange Act and various common law claims. In addition, on June 14, 2022, a verified stockholder class action complaint was filed in the Court of Chancery of the State of Delaware against, among others, FF, its former Global CEO, its former CFO and its current Chief Product and User Ecosystem Officer alleging breaches of fiduciary duties (the “Yun Class Action”). Lastly, on September 21, 2022, a verified stockholder class action complaint was filed in the Court of Chancery of the State of Delaware against, among others, FF, the Co-CEOs and independent directors of PSAC, and certain third-party advisors to PSAC, alleging breaches of fiduciary duties, and aiding and abetting the alleged breaches, in connection with disclosures and stockholder voting leading up to the Business Combination (the “Cleveland Class Action”), which action subsequently was consolidated with the Yun Class Action with the complaint in the Cleveland Class Action being designated as the operative pleading. In April, 2023, the defendants respectively filed motions to dismiss the complaint which are scheduled to be heard by the court on May 4, 2024. See Note 10, Commitments and Contingencies – Legal Proceedings, in the Notes to the Consolidated Financial Statements for further information regarding these lawsuits.

In connection with the Special Committee investigation, FF, certain members of the management team and FF employees received a notice of preservation and subpoena from the staff of the SEC stating that the SEC had commenced a formal investigation relating to the matters that were the subject of the Special Committee investigation beginning in October 2021. FF, which had previously voluntarily contacted the SEC in connection with the Special Committee investigation, is cooperating fully with the SEC’s investigation. The outcome of such an investigation is difficult to predict, and the SEC has expanded the scope of its investigation beyond that of the Special Committee. In addition, the SEC may subject our directors, officers and employees to fines, penalties and other punitive actions. In June 2022, FF received a preliminary request for information from the U.S. Department of Justice (“DOJ”) in connection with the matters that were the subject of the Special Committee investigation. FF has responded to that request and intends to fully cooperate with any future requests from the DOJ. We have incurred, and may continue to incur, significant expenses related to legal, accounting and other professional services in connection with the SEC investigation. At this stage, we are unable to assess whether any material loss or adverse effect is reasonably possible as a result of the SEC’s investigation or estimate the range of any potential loss.

On October 20, 2022, FF received a subpoena from the SEC requiring FF to produce certain documents relating to FF’s transactions with Senyun. On March 31, 2023, FF received questions from the SEC regarding FF’s disclosed delivery estimates regarding the start of production of the FF 91 Futurist. On March 23, 2023, FF received from the SEC a request to supplement production and on May 18, 2023, FF received an additional subpoena from the SEC. On July 14, 2023, FF received an additional request from the SEC to supplement production related to the May 18, 2023 subpoena and documents related to the consulting or sales agreements with the first three users of the FF 9.1 Futurist Alliance. On each of January 30, 2024, and April 8, 2024, FF received a subpoena from the SEC requiring FF to produce certain additional documents relating to the SEC’s investigation. FF has fully complied with and intends to continue to fully comply with the subpoenas.

FF has incurred, and may continue to incur, significant legal, accounting and other professional services expenditures in connection with the Special Committee investigation, SEC investigation, SEC inquiries, the stockholders lawsuits and DOJ inquiry. Any legal proceedings resulting from these investigations and litigation, including further shareholder derivative litigation or governmental inquiries or investigations may further divert management’s time and attention and may result in the incurrence of significant expense, including legal fees. Such legal proceedings could also have a material adverse effect on our business, financial condition, results of operations and cash flows including as a result of such expenses or arising from any consequences of such legal proceedings including damages, monetary fines, sanctions, penalties, adverse publicity and damage to reputation.

FF will depend on revenue generated from a single series of vehicles for the foreseeable future.

FF’s success will initially depend substantially on the future sales and success of the FF 91 series. FF expects the FF 91 series to be its only manufactured vehicle in the market in the near future; it remains uncertain when FF will raise sufficient funding to complete design, development, tooling, production, and deliveries of its second model, the FF 81 series. Historically, automobile customers have come to expect a variety of vehicle models offered in a manufacturer’s fleet and new and improved vehicle models to be introduced frequently. It remains uncertain if FF’s business will generate sufficient funds or FF will be able to obtain sufficient funds through other means to introduce new vehicle models on a regular basis. Given that FF’s business will depend on a single or limited number of models in the foreseeable future, to the extent a particular model is not well-received by the market, FF’s business prospects, financial condition and operating results could be materially and adversely affected.

The market for FF’s vehicles, including its SLMD vehicles, is nascent and not established.

FF’s B2C passenger electric vehicles are planned to be with leading design and provide superior driving experience and personalized user experience in their respective customer segments. FF believes its electric vehicles represent the “smart mobility” of the next generation. FF’s growth is highly dependent upon the consumers’ reception and adoption of FF’s vision as to what the future of transportation and mobility should embody. Although there are many automakers introducing multiple options of mass-market electric vehicles, the market for electric vehicles with ultra-new technology and cutting-edge styling is still nascent and untested. In addition to vehicles targeting end-customers, FF plans to build the SLMD vehicles targeting B2B business-to-business last-mile delivery logistics companies. FF believes its modular approach to vehicle design provides adaptive and sustainable solutions in the commercial vehicle segment, thus meeting the needs of commercial vehicle owners. However, there is uncertainty as to the future demands for FF’s vehicles in both B2B and B2C market segments, and there is no assurance that the retail and commercial vehicle market FF envisions for its vehicles will be established. To a large extent, it depends on general economic, political, and social conditions, all of which are beyond FF’s control.

FF depends on its suppliers, the majority of which are single-source suppliers. The inability of these suppliers to deliver necessary components for FF’s products according to the schedule and at prices, quality levels and volumes acceptable to FF, or FF’s inability to efficiently manage these suppliers, could have a material adverse effect on its business prospects, financial condition and operating results.

The FF 91 model incorporates approximately 1,800 purchased components sourced from approximately 150 suppliers, many of whom are currently FF’s single-source suppliers for the components they supply, and FF expects this to be similar for any other vehicles FF may produce. The supply chain exposes FF to multiple potential sources of delivery failure or component shortages. For example, on June 16, 2023, FF announced that due to a supplier’s timing constraints and the completion of an additional system testing related to FF’s enhanced safety testing of a single unique product feature of the FF 91 2.0 Futurist Alliance, the timing of its previously announced FF 91 2.0 Futurist Alliance Phase 2 delivery would be delayed to August 2023 from the end of the second quarter 2023. Additionally, in view of FF’s current cash position, it has delayed payment to suppliers, which in some cases has resulted in, and may continue to result in, certain of such suppliers ceasing to do business with FF. FF is in active negotiations with suppliers to minimize these risks and has been successful in retaining the majority of key suppliers. To the extent FF’s suppliers experience any delays or stoppages in providing FF with or developing necessary components or experience quality issues, or if they otherwise decide to cease doing business with FF, FF could experience further delays, some of which may be significant, in delivering on its planned timelines.

Currently, FF has not approved secondary sources for the key single sourced components used in the FF 91 series. Generally, FF does not maintain long-term agreements with these single-source suppliers.

Historically, certain suppliers ceased supplying their components and initiated legal claims against FF when FF failed to make overdue payments. While most of these prior legal claims have been settled through the vendor trust FF established in April 2019 (“Vendor Trust”), there are still a number of remaining and new disputes with suppliers in the U.S. and in China. Some suppliers have requested accelerated payments and other terms and conditions as a result of our past payment history and concerns about FF’s financial condition, leading to less favorable payment terms than FF had anticipated, and delaying or putting at risk certain deliveries. More recently, some suppliers have initiated legal claims against FF as FF fails to make overdue payments and more suppliers may continue to do so in the future. Any disruption in the supply of components, whether or not from a single-source supplier, could temporarily disrupt FF’s production until a satisfactory alternative supplier is found, which can be time consuming and costly. There can be no assurance that FF would be able to successfully retain alternative suppliers or supplies in a timely manner or on acceptable terms, if at all. If FF is unable to efficiently manage its suppliers, including its relationship with them, FF’s business, prospects, financial condition and operating results may be materially and adversely affected. Additionally, changes in business and/or political conditions, force majeure events, changes in regulatory framework and other factors beyond FF’s control could also affect the suppliers’ ability to deliver components in a timely manner. Any of the foregoing could materially and adversely affect FF’s business, prospects, financial condition and operating results and could result in a material change in FF’s operations and a material reduction in the market value of FF’s securities.

If any of FF’s suppliers become economically distressed or go bankrupt, FF may be required to provide substantial financial support or take other measures to ensure supplies of components or materials, which could increase FF’s costs, affect its liquidity or cause production disruptions.

FF expects to purchase various types of equipment, raw materials and manufactured component parts from its suppliers. If any of these suppliers experience substantial financial difficulties, cease operations, or otherwise face business disruptions, FF may be required to provide substantial financial support to ensure supply continuity, or FF would have to take other measures to ensure components and materials remain available. Any disruption could affect FF’s ability to deliver vehicles and could increase FF’s costs and negatively affect its liquidity and financial performance.

FF faces a number of challenges in the sale and marketing of its vehicles.

FF plans to enhance its brand recognition, improve its brand reputation and grow its client base by substantial investments in marketing and business development activities. However, FF cannot guarantee that its marketing spending or the marketing strategies it plans to adopt will have their anticipated effect or generate returns. FF faces a number of challenges in the sale and marketing of its vehicles, including, without limitation:

●	Demand in the automobile industry is highly volatile;

●	Final delivered range, performance and quality of FF’s vehicles may vary from estimates;

●	It is expensive to establish a strong brand. FF may not succeed in continuing to establish, maintain and strengthen the FF brand in a cost-efficient manner, or at all;

●	Many consumers are not aware of the benefits of FF’s products, which may depend on factors beyond FF’s control such as transition of consumer behaviors;

●	FF competes with other automotive manufacturers for consumer spending;

●	Many other automotive manufacturers have already manufactured and sold electric vehicles providing them with a marketing advantage;

●	FF’s failure to keep up with rapid technological changes could make its vehicles less attractive than those of competitors or make potential customers unwilling to pay a premium for FF’s vehicles;

●	FF may not be able to attract a sufficient number of retail partners to support its expected sales volumes; and

●	FF’s efforts to develop and market its SLMD vehicles might not be successful given the fact that its target customers are commercial logistic companies which have different requirements compared to retail consumers.

If FF is unable to efficiently enhance its brand and market its products, its business prospects, financial condition and operating results may be adversely and materially affected.

FF needs to develop complex software and technology systems in coordination with vendors and suppliers to reach production for its electric vehicles, and there can be no assurance such systems will be successfully developed.

FF’s vehicles will use a substantial amount of third-party and in-house software code and complex hardware to operate. The development of such advanced technologies is inherently complex, and FF will need to coordinate with vendors and suppliers to achieve development for its electric vehicles. Defects and errors may be revealed over time, and FF’s control over the performance of third-party services and systems may be limited. FF is relying on third-party suppliers to develop and manage emerging technologies for use in its vehicles, including lithium-ion battery technology. As technology in electric vehicles is constantly evolving, FF may also need to rely on suppliers to develop technologies that are not yet commercially viable. There can be no assurance that FF’s suppliers will be able to meet the technological requirements, production timing, and volume requirements needed to support FF’s business plan. Nor can FF assure that such emerging technologies and systems will be successfully developed on commercially reasonable terms, or at all. FF’s potential inability to develop the necessary software and technology systems may harm its competitive position and its business, prospects, financial condition and operating results.

FF’s decision to manufacture its own vehicles in its leased FF ieFactory California does not guarantee FF will not incur significant delays in the production of the vehicles.

FF plans to continue to build-out its leased FF ieFactory California to support the production of the FF 91 series. Additionally, this construction may experience unexpected delays or other difficulties which could further increase costs and/or adversely affect FF’s scheduled timeline to manufacture and deliver vehicles. Further, manufacturing and assembling components in-house in the FF ieFactory does not guarantee that the production of its vehicles will be on schedule. Various risks and uncertainties inherent in all new manufacturing processes could result in delays in the production of FF’s vehicles, including for example those with respect to:

●	pace of bringing production equipment and processes online with the capability to manufacture high-quality units at scale;

●	compliance with complex and evolving environmental, workplace safety and similar regulations;

●	channels to secure necessary equipment, tools and components from suppliers on acceptable terms and in a timely manner;

●	the ability to attract, recruit, hire and train skilled employees;

●	quality controls;

●	a health emergency, difficult economic conditions and international political tensions; and

●	other delays and cost overruns.

Production and manufacturing of some of FF’s vehicles may be outsourced to a third-party contract manufacturer in South Korea and potentially through a joint venture in China. If such contract manufacturer or joint venture fails to produce and deliver vehicles in a timely manner for any reason, FF’s business, prospects, financial condition and results of operation could be materially harmed.

FF plans to outsource the manufacturing of some of its vehicles to a third-party contract manufacturer in South Korea and may also set up a joint venture in China for vehicle manufacturing, which FF may heavily rely upon. Collaboration with third parties for the manufacturing of vehicles is subject to risks that may be outside FF’s control. FF has yet to enter into any legally binding definitive agreements regarding such third-party contract manufacturers (other than with a third-party contract manufacturer in South Korea) or joint venture, and the parties could revise or terminate the preliminary memorandum of understanding and cooperation agreement. The parties may also not reach agreement on legally binding definitive documents regarding such joint venture, could abandon the related preliminary memorandum of understanding and cooperation agreement and pursue other commercial arrangements (such as contract manufacturing or sale) or could terminate the preliminary memorandum of understanding and cooperation agreement at any time before the definitive agreements are signed. Even though the definitive agreement has been signed with the third-party contract manufacturer in South Korea, there remains uncertainty if the manufacturing facility will be built-out as planned or if the parties will cooperate with each other as agreed.

In addition, FF could experience delays if such third-party contract manufacturing partner or joint venture does not meet agreed upon timelines or experiences capacity constraints. There is risk of potential disputes with business partners, and FF could be affected by adverse publicity related to its business partners, whether or not such publicity is related to their collaboration with FF. FF’s ability to successfully build a premium brand could also be adversely affected by perceptions if the quality of the third-contract manufacturing partners or joint venture’s products not related to FF’s products are questioned. Furthermore, there can be no assurance that FF will successfully ensure its manufacturing partners or joint ventures maintain appropriate quality standards, with any failure to do so adversely affecting customers’ perceptions of FF’s self-manufactured electric vehicles.

If FF experiences delays, disputes or other difficulties with third-party manufacturers or joint ventures that FF outsources orders to, there can be no assurance that it would be able to engage other third parties or to establish or expand its own production capacity to meet the needs of its customers in a timely manner or on acceptable terms, or at all. The expense and time required to complete any transition, and to assure that vehicles manufactured at facilities of new manufacturers comply with FF’s quality standards and regulatory requirements may be greater than anticipated. Any of the foregoing could adversely affect FF’s business, results of operations, financial condition and prospects.

FF has minimal experience servicing and repairing its vehicles. The inability to adequately service vehicles may adversely affect FF’s business.

FF has minimal experience servicing and repairing its vehicles. Servicing EVs is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. Although FF is planning to internalize most aspects of vehicle service over time, initially FF plans to partner with third parties to enable nationwide coverage for roadside and off-road assistance and collision repair needs. There can be no assurance that FF will be able to enter into an acceptable arrangement with any such third-party providers. Although such servicing partners may have experience in servicing other vehicles, they will initially have limited experience in servicing FF vehicles. There can be no assurance that such service arrangements will adequately address the service requirements of FF’s customers to their satisfaction, or that FF and its servicing partners will have sufficient resources, experience, or inventory to meet these service requirements in a timely manner as the volume of EVs we deliver increases.

In addition, a number of states currently impose limitations on the ability of manufacturers to directly service vehicles. The application of these state laws to our operations could hinder or impede our ability to provide services for our vehicles from a location in every state. As a result, if FF is unable to roll out and establish a widespread service network that complies with applicable laws, customer satisfaction could be adversely affected, which in turn could materially and adversely affect FF’s reputation and thus its business.

In the future, additional pressure may be placed on FF’s customer support team or partners, and FF may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. Customer behavior and usage may result in higher than expected maintenance and repair costs, which may negatively affect FF’s business. FF also could be unable to modify the future scope and delivery of its technical support to compete with changes in the technical support provided by its competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect FF’s results of operations. If FF is unable to successfully address the service requirements of its customers or establish a market perception that FF maintains high-quality support, FF may be subject to claims from customers, including loss of revenue or damages, and FF’s business could be materially and adversely affected.

Changes in U.S. and international trade policies, including the export and import controls and laws, particularly with regard to China, may adversely impact FF’s business and operating results.

FF operates with a United States and China dual-home market strategy, partnering with leading international suppliers from North America, Europe and Asia. While FF believes this is the best strategic business model, it also is more subject to risks associated with international trade conflicts including between the United States and China, particularly with respect to export and import controls and laws. Former President Donald J. Trump advocated for greater restrictions on international trade in general, which significantly increased tariffs on certain goods imported into the United States - particularly from China. Former President Trump also took steps toward restricting trade in certain goods. In response, China and other countries imposed similar retaliatory tariffs and other measures and such international trade conflicts have continued under the Biden administration.

On December 23, 2021, the Uyghur Forced Labor Prevention Act, which effectively prohibits imports of any goods made either wholly or in part in Xinjiang, was signed into law. The law went into effect on June 21, 2022. The law prohibits “the importation of goods made with forced labor” unless U.S. Customs and Border Protection determines, based on “clear and convincing evidence”, that the goods in question were not produced “wholly or in part by forced labor”, and submits a report to the U.S. Congress setting out its findings. While we do not currently expect that this law will directly affect our supplies, since we do not believe that our suppliers source materials from Xinjiang for the products they sell to us, other renewable energy companies’ attempts to shift suppliers in response to this law, withhold release orders, or other policy developments could result in shortages, delays, and/or price increases that could disrupt our own supply chain or cause our suppliers to renegotiate existing arrangements with us or fail to perform on such obligations. Broader policy uncertainty could also reduce Chinese panel production, affecting supplies and/or prices for panels, regardless of supplier. While we have developed multiple supply sources in a variety of countries, we could still be adversely affected by increases in our costs, negative publicity related to the industry, or other adverse consequences to our business.

Rising political tensions could reduce trade volume, investment, technological exchange and other economic activities between major international economies, resulting in a material adverse effect on global economic conditions and the stability of global financial markets. Additionally, increasing tariffs could impact raw material prices, the cost of component parts and transportation. Any of the foregoing could have an adverse effect on FF’s business, prospects, financial condition and results of operations. The Biden administration may also enact policy changes that could have an impact on FF’s business, such as the recent Executive Order on Addressing United States Investments in Certain National Security Technologies and Products in Countries of Concern.

Continued or increased price competition in the automotive industry generally, and in electric and other alternative fuel vehicles, may harm FF’s business.

Increased competition could result in lower vehicle unit sales, increased inventory, price reductions, revenue shortfalls, loss of customers and loss of market share, which could harm FF’s business, prospects, financial condition and operating results. For example, the automotive industry has witnessed increasing price competition over the years. With more competitors entering the field, many manufacturers are facing downward price pressure and have been adjusting their pricing strategies. FF may not have the same financial resources as some of the competitors to allow it to adjust pricing strategies, which may result in a loss of customers and future market share. On the other hand, if FF follows the downward price adjustment trend, its ability to generate revenues and achieve profitability may be adversely affected. Any of the foregoing may harm FF’s business, prospects, results of operations and financial condition.

FF faces competition from multiple sources, including new and established domestic and international competitors, and expects to face competition from others in the future, including competition from companies with new technology. This fierce competition may adversely affect FF’s revenues, increase its costs to acquire new customers, and hinder its ability to acquire new customers.

The automotive market in the United States, China, Middle East and the E.U, which are FF’s target markets, is and will remain highly competitive. A significant and growing number of established and new automobile manufacturers, as well as other companies, have entered or are reported to have plans to enter the alternative fuel vehicle market, including hybrid, plug-in hybrid and fully electric vehicles, as well as the market for autonomous driving technology and applications. In some cases, such competitors have announced an intention to produce electric vehicles exclusively at some point in the future. FF directly competes with other pure-play electric vehicle companies targeting the high-end market segment, and to a lesser extent with NEVs and ICE vehicles in the mid- to high-end market segment offered by traditional OEMs. In light of the increased demand and regulatory push for and technology changes in connection with the alternative fuel vehicles, FF expects competition in the industry to intensify with more new players in the future, including companies with new technology.

Many of FF’s current and potential competitors, have significantly greater financial, technical, manufacturing, marketing, distribution and other resources than FF, and are able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products than FF. In order to acquire customers and better compete, FF may have to incur significant expenses for marketing and business development activities and discounts. Any inability to successfully compete with new or existing competitors may prevent FF from attracting new customers and result in loss of market share. By the time FF starts delivering FF 91 on a larger scale, a substantial portion of the market share may have already been taken by FF’s competitors. There can be no assurance that FF will be able to compete successfully in global and local markets, failure of which may materially and adversely affect FF’s business, prospects, financial condition and results of operations.

FF’s go-to-market and sales strategy, including its own and partner stores and showrooms as well as FF’s online web platform, will require substantial investment and commitment of resources and is subject to numerous risks and uncertainties.

FF intends to establish online and offline marketing, sales, and after-sales channels, which consist of its own stores, partner stores and showrooms and an online web platform. FF plans to distribute its vehicles in certain key markets through its direct stores, while establishing a distribution model of direct sales and partner-owned stores and showrooms in other markets. Users will be able to place orders and purchase FF’s vehicles exclusively through an online platform while assigning the transaction to a specific store or showroom. Establishing FF’s direct stores rather than exclusively distributing its vehicles though partner stores will require significant capital expenditures and may result in reduced or slower expansion of FF’s distribution and sales systems in the key markets compared to a traditional dealership system.

FF expects the partner stores and showrooms will be compensated from the sales and services that are conducted online and from the capital upside of the FF equity that the retail partners may receive as an incentive for making their initial investment in stores of showrooms. However, FF cannot assure that its partner business model will be as attractive as that of traditional OEMs and thus that FF will be able to scale up its network to an adequate size. In addition, FF is not in a position to guarantee that it will be able to generate sufficient traffic to FF’s online web platform or to attract enough users to place orders. Moreover, FF will be competing with automakers with well-established distribution channels, which places significant risk to the successful implementation of FF’s business plan.

If FF is unable to roll out and establish a broad network covering both online and offline channels that fully meet customers’ expectations, consumer experience could be adversely affected, which could in turn materially and adversely affect FF’s business, financial condition, results of operations and prospects. Implementing the FF business model is subject to numerous significant challenges, including obtaining permits and approvals from government authorities, and FF may not be successful in addressing these challenges. In addition, dealer trade associations may mount challenges to FF’s distribution strategy by challenging the legality of FF’s operations in court and employing administrative and legislative processes to attempt to prohibit or limit FF’s ability to operate. All these would have a material and adverse effect on FF’s business, prospects, results of operations and financial condition.

Difficult economic conditions, financial or economic crises, or the perceived threat of such a crisis, including a significant decrease in consumer confidence, may affect consumer purchases of premium items, such as FF’s electric vehicles.

Sales of premium consumer products, such as the FF 91 Futurist and other electric vehicles, depend in part on discretionary consumer spending and therefore may decline based on adverse changes in general economic conditions. The global economy and financial markets experience significant disruptions from time to time, constantly facing new challenges, including ongoing trade disputes and tariffs, as well as the related economic policies taken by various governments around the world. It is unclear whether these challenges will be successfully addressed and what effects they may have. Any prolonged slowdown in economic development might lead to tighter credit markets, increased market volatility, sudden drops in business and consumer confidence and dramatic changes in business and consumer behaviors.

Difficult macroeconomic conditions, such as decreases in per capita income and disposable income, increased and prolonged unemployment, a decline in consumer confidence, and/or reduced spending by businesses could have a material adverse effect on future investor interest or customer demand for FF’s vehicles. In response to the perceived uncertainty in economic conditions, consumers might delay, reduce or cancel purchases of such electric vehicles. Potential customers may seek to reduce spending by foregoing luxurious new energy vehicles. Decreased demand for FF vehicles, particularly in the United States and China, could negatively affect the business, prospects, financial condition and results of operations of FF.

FF faces risks related to natural disasters, climate change, health epidemics and pandemics, terrorist attacks, civil unrest and other circumstances outside its control, which could significantly disrupt FF’s operations.

The occurrence of unforeseen or catastrophic events, including the emergence of an epidemic, pandemic (such as the COVID-19 pandemic) or other widespread health emergency, civil unrest, war (such as the conflict in Ukraine), terrorist attacks, climate change or natural disasters could create economic and financial disruptions. These types of events could lead to operational difficulties, impair FF’s ability to manage its business and expose FF’s business activities to significant losses. FF’s management and operational teams are based in the United States and China. FF has a manufacturing facility in Hanford, California, and has executed an agreement with a contract manufacturer in South Korea. FF is also exploring other potential contract manufacturing options in addition to the contract manufacturer in South Korea. Additionally, FF may establish manufacturing through a joint venture in China and/or other regions for certain future vehicle models. An unforeseen or catastrophic event in any of these regions could adversely impact FF’s operations.

If FF is unable to attract and/or retain key employees and hire qualified Board members, officers and other individuals, its ability to compete could be harmed.

FF’s future success depends, in part, upon its ability to retain key members of its senior management team and the Board, and to attract and retain other highly qualified individuals for the Board and senior management positions. FF has experienced significant changes in the membership of the Board and senior management team, including most recently the resignations of Jonathon Maroko from his position as an interim Chief Financial Officer, the resignation of Li Han from her position as a member of the Board and member of Nominating and Corporate Governance Committee. This significant recent turnover has disrupted, and potential future turnover could further disrupt, FF’s operations, strategic focus or ability to drive stockholder value.

If FF fails to attract new skilled personnel for senior management positions and the Board, or if one or more of them are unable or unwilling to continue their services with FF, FF may not be able to replace them easily, in a timely manner, or at all. Movements in the price of Class A Common Stock, including any decline, may significantly affect the value of employee stock options, which may at any time be insufficient to counteract more lucrative offers from other companies.

In addition, FF may incur additional expenses to recruit, train and retain qualified personnel. Certain current and former executives of FF adopted a global partnership program to retain, and provide incentives for, certain key management members. However, there is no guarantee that FF will be able to attract other qualified candidates to fill certain positions. The failure to do so may lead to difficulties in effectively executing FF’s business strategies, and its business, prospects, financial condition and results of operations could be materially and adversely affected. Furthermore, if any of FF’s executive officers or key employees join a competitor or form a competing company, FF may lose know-how and be poorly positioned in the marketplace.

Unionization activities or labor disputes may disrupt FF’s business and operations and affect its profitability.

Although none of our employees are currently represented by organized labor unions, it is not uncommon for employees at companies in the automobile industry to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Although FF works diligently to provide the best possible work environment for its employees, they could still decide to join or seek representation by organized labor unions, or FF may be required to become a union signatory. FF’s business and operations as well as its profitability could be adversely affected if unionized activities such as work stoppages occur, or if FF becomes involved in labor disputes or other actions filed by labor unions. Any unfavorable outcome in such disputes could create a negative perception of how FF treats its employees.

If FF’s employees were to engage in strikes or other work stoppages, or if third-party strikes or work stoppages cause supply chain interruptions, FF’s business, prospects, operations, financial condition and liquidity could be materially adversely affected.

A strike or work stoppage by FF’s employees or by employees of FF’s outsourcing partners or suppliers could have a material adverse effect on its business, prospects, operations, financial condition and liquidity. Work stoppages at FF’s suppliers may cause supply chain interruptions, which could materially and adversely impact FF’s operations given its limited, and in most cases, single-source supply chain. If a work stoppage occurs, it could delay the manufacture and sale of FF’s products, disrupt its business and operations, or have an adverse effect on FF’s cash flow, all of which could materially and adversely affect FF’s business, prospects, operating results, financial condition and liquidity.

The discovery of defects in vehicles may result in delays in production and delivery of new models, recall campaigns or increased warranty costs, which may adversely affect FF’s brand and result in a decrease in the residual value of FF’s vehicles.

FF’s vehicles may contain design and manufacturing defects. The design and manufacturing of FF’s vehicles are complex and could contain latent defects and errors, which may cause its vehicles not to perform or operate as expected or even result in property damage, personal injuries or death. Furthermore, FF’s vehicles use a substantial amount of third-party and in-house software codes and complex hardware to operate. Advanced technologies are inherently complex, and defects and errors may be revealed over time. While FF has performed extensive internal testing on its vehicles and the related software and hardware systems, and will continue this testing and evaluation, FF has a limited frame of reference by which to assess the long-term performance of its vehicles and systems. There can be no assurance that FF will detect or fix the defects in a timely manner.

The discovery of defects in FF’s vehicles may result in delays in production and delivery of new models, recall campaigns, product liability claims or increased warranty costs and other expenses, and may decrease the residual values of vehicles that are subject to leasing arrangements. FF might from time to time, voluntarily or involuntarily, initiate vehicle recalls if any of FF’s vehicles, including any systems or parts sourced from suppliers and contractors, prove to be defective or noncompliant with applicable laws and regulations. For example, on March 1, 2024, FF issued a voluntary recall of certain 2023 FF 91 2.0 vehicles when it was discovered that these vehicles had a software issue that could prevent the airbag malfunction light from illuminating in case of an airbag control unit communications fault. Such recalls, whether voluntary or involuntary or caused by systems or components engineered or manufactured by FF or by suppliers and contractors, could require that FF incur significant costs relating to logistics and/or repair. All of the foregoing could materially harm FF’s brand image, business, prospects, financial condition and results of operations.

FF may become subject to product liability claims, which could harm its financial condition and liquidity if it is not able to successfully defend or insure against such claims.

FF may become subject to product liability claims, even those without merit, which could harm its business, prospects, operating results, and financial condition. The automobile industry experiences significant product liability claims and FF faces inherent risk of exposure to claims in the event its vehicles do not perform as expected or malfunction resulting in personal injury or death. The risks in this area are particularly pronounced given FF has limited field experience for its vehicles and currently does not have product liability insurance. A successful product liability claim against FF could require it to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about FF’s vehicles and business and inhibit or prevent commercialization of other future vehicle candidates, which would have a material adverse effect on FF’s brand, business, prospects and operating results. Any insurance coverage FF is able to obtain in the future might not be sufficient to cover all potential product liability claims. FF may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, which could have a material and adverse effect on FF’s operating results and financial condition.

If FF is sued for infringing or misappropriating intellectual property rights of third parties, litigation could be costly and time consuming and could prevent FF from developing or commercializing its future products.

FF is subject to litigation risks from third parties alleging infringement of their intellectual property, which could be time consuming and costly, regardless of whether the claims have merit. Individuals, organizations and companies, including FF’s competitors, may hold or obtain patents, trademarks and/or other proprietary rights that would prevent, limit or interfere with its ability to make, use, develop, sell and/or market FF’s vehicles or components, and may bring claims alleging FF’s infringement of such rights. If FF is determined to have or believes there is a high likelihood that FF has infringed upon a third party’s intellectual property rights, not only may FF be required to pay substantial damages or settlement costs, but FF may also be required to cease sales of its vehicles, incorporate certain components into its vehicles, or offer vehicles or other goods or services that incorporate or use the challenged intellectual property, seek a license from the holder of the infringed intellectual property rights (which license may not be available on reasonable terms or at all), redesign the vehicles or other goods or services, establish and maintain alternative branding for FF’s products and services, and/or alter FF’s business strategy, all of which could prevent FF from developing or commercializing its vehicles and adversely and materially hamper its business, prospects, financial condition and results of operations. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity, and diversion of resources and management attention.

FF may be subject to damages resulting from claims that FF or its employees have wrongfully used or disclosed alleged trade secrets or other intellectual property rights of former employers of FF’s employees.

Many of FF’s employees were previously employed by other automotive companies or by suppliers to automotive companies. FF may be subject to claims that it or these employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If FF fails in defending such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent FF’s ability to commercialize its products, which could severely harm FF’s business, prospects, results of operations and financial condition. Even if FF is successful in defending against these claims, litigation could result in substantial costs, negative publicity and demand on management resources, which would materially adversely affect its business, prospects, brand, financial condition and results of operations.

FF has elected to protect some of its technologies as trade secrets rather than as patents, however, this approach has certain risks and disadvantages.

FF has elected to protect many of its technological developments as trade secrets rather than filing patent applications on them. If another person has filed or files in the future a patent application on the same subject invention FF may be precluded from subsequently filing for its own patent on such invention. In addition, if the other person’s patent application is granted, FF’s continued use of its technological development could then constitute infringement of the other person’s patent. In that case FF could be forced to stop using the affected technology or to pay royalties to continue using it. These risks are heightened for FF given the large number of patent filings in the industry.

Another risk of reliance upon trade secret protection is that there is no guarantee that the efforts FF has made to keep its trade secrets secret will be successful. Trade secrets may be taken or used without FF’s authorization or knowledge, including via information security breaches. It is difficult to detect that trade secrets are being misappropriated, and it is very difficult and expensive to prove disclosure or unauthorized use in court and to obtain an adequate remedy.

FF is dependent upon its proprietary intellectual properties.

FF considers its copyrights, trademarks, trade names, internet domain names, patents and other intellectual property assets invaluable to its ability to develop and protect new technology, grow its business and enhance FF’s brand recognition. FF has invested significant resources to develop its intellectual property assets. Failure to successfully maintain or protect these assets could harm FF’s business. The steps FF has taken to protect its intellectual property rights may not be adequate or prevent theft and use of its trade secrets by others or prevent competitors from copying its newly developed technology. If FF is unable to protect its proprietary rights or if third parties independently develop or gain access to similar technology, FF’s business, revenue, reputation and competitive position could be harmed. For example, the measures FF takes to protect its intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

●	any patent applications FF submits may not result in the issuance of patents;

●	the scope of FF’s issued patents may not be broad enough to protect its proprietary rights;

●	FF’s issued patents may be challenged and/or invalidated by its competitors or others;

●	the costs associated with enforcing patents, confidentiality and invention agreements and/or other intellectual property rights may make aggressive enforcement impracticable;

●	current and future competitors may circumvent FF’s patents;

●	FF’s in-licensed patents may be invalidated, or the owners of these patents may breach their license arrangements; and

●	even if FF obtains a favorable outcome in litigation asserting its rights, FF may not be able to obtain an adequate remedy, especially in the context of unauthorized persons copying or reverse engineering FF’s products or technology.

FF may need to resort to litigation to enforce its intellectual property rights if its intellectual property rights are infringed or misappropriated, which could be costly and time consuming. Additionally, protection of FF’s intellectual property rights in different jurisdictions may vary in their effectiveness. FF has little patent coverage anywhere in the world except the United States and China. Implementation and enforcement of Chinese intellectual property-related laws historically has been considered to be deficient and ineffective. Moreover, with FF’s ownership of patents limited mostly to those issued in China and the United States, FF may find it impossible to prevent competitors from copying its patented advancements in vehicles manufactured and sold elsewhere.

Despite FF’s efforts to protect its proprietary rights, third parties may still attempt to copy or otherwise obtain and use its intellectual property or seek court declarations that such third parties’ intellectual property does not infringe upon FF’s intellectual property rights, or they may be able to independently develop technologies that are the same as or similar to FF’s technologies.

FF may not be able to obtain patent protection on certain of its technological developments, and may face better-funded competitors with formidable patent portfolios.

FF may not be able to obtain patent protection for certain of its technological developments because some of its existing applications were abandoned and applicable filing deadlines for seeking to protect such technologies may have passed in the United States and around the world. Also, FF has elected to protect some of its technologies as trade secrets rather than as patents. However, this approach risks the wrongful disclosure and use of FF’s trade secrets by departing employees and others. FF has delayed filing for patent protection on certain of its technological developments in recent years due to financial constraints. Because patents are granted on a first-to-file basis, a delay in patent filings, such as this, can result in other companies filing for and obtaining the same inventions either independently derived or otherwise. In addition, inventions not subject to an earlier filing date as disclosed in an active application can result in FF’s inventions or patents being “blocked” by prior art in the meantime. The consequences of the filing delays could place FF at a disadvantage relative to competitors that have been continuously more active in filing patent applications and could leave FF unable to protect its technologies that differentiate FF’s vehicles from the vehicles of its competitors. FF also faces better-funded competitors with formidable patent portfolios and there can be no guarantee that one or more competitors has not and/or will not obtain patent protection on features necessary to implement in FF’s vehicles.

FF is subject to stringent and changing laws, regulations, standards and contractual obligations related to data privacy and security, and FF’s actual or perceived failure to comply with such obligations could harm its reputation, subject it to significant fines and liability, or otherwise adversely affect FF’s business, prospects, financial condition and results of operations.

FF plans to permit certain of its business partners to collect, process, store, and in some cases transfer across borders, personally identifiable information concerning the drivers and passengers of FF’s vehicles. Such information may include among other things faces, names, geolocation information, payment data, and preferences. Although FF has adopted security policies and measures, including technology, to protect its customer information and other proprietary data, it may be required to expend significant resources to further comply with information security laws, data breach notification requirements, as well as privacy and data protection law if third parties improperly obtain or use personal information of FF’s customers or FF otherwise experiences a data loss with respect to its customers’ personal information. Moreover, privacy and data protection laws are constantly evolving, and new requirements may limit or disrupt FF’s data practices, restrict our ability to market our products, impact operations and increase legal and reputational risks.

FF plans to operate on a global basis, and thus FF will face a significant burden to comply with data privacy and information security laws and regulations in the United States at the federal and state level, China, Brazil, Europe, the UK and the rest of the world. Although FF endeavors to comply with all such laws and regulations, as well as FF’s own policies and obligations under contracts with third parties, FF may at times fail to do so or be alleged to have failed to do so. Any failure or perceived failure by FF to comply with such privacy, data protection or information security laws, regulations, policies, and obligations in one or more jurisdictions could expose FF to litigation, awards, fines or judgments, civil and/or criminal penalties or negative publicity, and could adversely affect FF’s business, financial condition, results of operations and prospects.

The global regulatory framework governing the collection, processing, storage, use and sharing of personal information, is rapidly evolving and is likely to continue to be subject to uncertainty and varying interpretations. In the United States, certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to sensitive and personal information than federal, international or other state laws, and such laws may differ from each other, which may complicate compliance efforts. For example, California enacted the California Consumer Privacy Act of 2018 (“CCPA”) which went into effect in January 2020 and became enforceable by the California Attorney General in July 2020, and which, among other things, requires companies covered by the legislation to provide new disclosures to California consumers and afford such consumers new rights of access and deletion for personal information, as well as the right to opt out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action may increase the likelihood of, and risks associated with, data breach litigation. Additionally, a California ballot initiative, the California Privacy Rights Act (“CPRA”) was passed in November 2020 and its amendments to the CCPA went into effect January 1, 2023. The CPRA amendments impose additional obligations on in-scope companies and significantly modify the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information. The CPRA amendments also created a new state agency vested with authority to implement and enforce the CCPA, and which is presently engaged in rulemaking processes that can introduce additional burdens or obligations on FF’s compliance programs and data practices. Moreover, additional states such as Virginia, Colorado, Connecticut and Utah have passed similar legislation that went into effect in 2023, and further states may follow. Additionally, the Federal Trade Commission has issued an Advanced Notice of Proposed Rulemaking in August of 2022 indicating its interest in developing broad regulations around information security and commercial surveillance practices that may further impact our business. The effects of these new privacy laws and regulations are potentially significant and may require FF to modify its data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply and increase our potential exposure to regulatory enforcement and/or litigation.

Internationally, many jurisdictions have established their own data security and privacy legal framework with which FF or its clients may need to comply, including, but not limited to, the E.U. The E.U.’s data protection landscape is currently unstable, resulting in possible significant operational costs for internal compliance and risk to FF’s business. In China, the Personal Information Protection Law was passed on August 20, 2021 and took effect on November 1, 2021, imposing restrictions on entities that collect and process personal data and sensitive information about subjects in China. China also has a cybersecurity regulatory regime that may also add to our regulatory compliance risks.

Failure by FF, whether actual or perceived, to comply with federal, state or international privacy, data protection or security laws or regulations could result in regulatory or litigation-related actions against FF, legal liability, fines, damages and other costs, and could adversely affect its business, financial condition, results of operations and prospects.

FF is subject to cybersecurity risks relating to its various systems and software, or that of any third party that FF relies upon, and any failure, cyber event or breach of security could prevent FF from effectively operating its business, harm its reputation or subject FF to significant liability.

FF’s business requires it to use and store confidential information, including information relating to its suppliers and other third parties, and FF’s customers’ personal information and preferences. FF and the business partners storing its data are routinely subject to cybersecurity threats and attacks. Information security risks have increased in recent years in part because of the proliferation of new technologies and the increased sophistication and activities of organized crime, hackers, terrorists, state-sponsored actors, and other external parties. Moreover, cybersecurity laws are increasing in complexity and creating expanded areas for potential legal liability in the wake of data breaches or technological vulnerabilities. FF’s vehicles contain complex IT systems and software to support interactive and other functions. FF maintains policies, procedures and technological safeguards and has implemented policy, procedural, technical, physical and administrative controls intended to prevent unauthorized access to its IT networks and vehicles’ systems. However, FF regularly defends against and responds to information security incidents, vulnerabilities and other security events. Unauthorized persons may gain unauthorized access to modify, alter, insert malicious code and use such networks and systems or gain access to confidential information of our suppliers, other third parties or customers, or our software or other technologies may have vulnerabilities that lead to operational interruptions, data losses, or other harms. In the event FF’s or FF business partners’ data system protection, disaster recovery, business continuity or secure software and development lifecycle efforts are unsuccessful and such systems or the data systems of vehicles are compromised, FF could suffer substantial harm. The conflict between Russia and Ukraine may increase the risk of cyberattacks.

FF cannot entirely eliminate the risk of improper or unauthorized access to or disclosure of data or personal information, technological vulnerabilities or other security events that impact the integrity or availability of FF’s data systems and operations, or the related costs FF may incur to mitigate the consequences from such events. Additionally, FF cannot guarantee that its insurance coverage would be sufficient to cover all losses. Moreover, FF has limited control over and limited ability to monitor FF’s third-party business partners that collect, store, and process information, including personally identifiable information, on FF’s behalf. They and their systems could be the subject of cyberattacks, just as FF could, and they may or may not put into practice the policies and safeguards they should in order to comply with applicable laws, regulations, and their contractual obligations to FF. A vulnerability in a third-party business partner’s software or systems, a failure of FF’s third-party business partner’s safeguards, policies or procedures, or a breach of a third-party business provider’s software or systems could result in the compromise of the confidentiality, integrity or availability of FF’s systems or vehicles, or the data stored by FF’s business partners.

To the extent that FF’s vehicles are commercialized, there can be no assurance that these vulnerabilities related to FF’s systems and software will not be exploited in the future before they can be identified, or that FF’s remediation efforts will be successful. A major breach of FF’s network security and systems could have negative consequences for its business, prospects, financial condition and results of operation including possible fines, penalties and damages, reduced customer demand for FF’s vehicles and harm to its reputation and brand. Any cyberattacks, unauthorized access, disruption, damage or control of FF’s IT networks and systems or any loss or leakage of data or information stored in its systems could result in disruption of FF’s operations and legal claims or proceedings. In addition, regardless of their veracity, reports of cyberattacks to our networks, systems or data, as well as other factors that may result in the perception that FF’s networks, systems or data are vulnerable to “hacking,” could further negatively affect FF’s brand and harm its business, prospects, financial condition and results of operation.

FF may not be able to obtain regulatory approval for its vehicles.

Motor vehicles are subject to substantial regulation under international, federal, state and local laws. Vehicles produced by FF will be required to comply with the applicable safety, product and other standards and regulations in FF’s targeted markets. For example, FF’s vehicles in the U.S. are subject to numerous regulatory requirements established by the NHTSA, including all applicable Federal Motor Vehicle Safety Standards (“FMVSS”). FF’s vehicles must also obtain emissions certification from either the EPA or CARB. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. In addition, FF’s vehicles sold in China must pass various tests and undergo a certification process and be affixed with the China Compulsory Certification (“CCC”), before delivery from the factory and sale, and such certification is also subject to periodic renewal. FF may fail to obtain or renew the required certification or regulatory approval for its vehicles, which may prevent FF from delivering, selling and/or importing/exporting its vehicles, and therefore materially and adversely affect its business, results of operations, financial condition and prospects.

FF and its suppliers and manufacturing partners may be subject to increased environmental and safety or other regulations and disclosure rules resulting in higher costs, cash expenditures, and/or sales restrictions.

As a manufacturing company, including with respect to the current FF ieFactory California facility, its planned future facility with a third-party manufacturer in South Korea and other potential contract manufacturing options, and its planned joint venture in China, FF and its suppliers and manufacturing partners are or will be subject to complex environmental, manufacturing, health and safety laws and regulations at numerous jurisdictional levels in the U.S., South Korea and other locations where they may expand operations, including laws relating to the use, handling, storage, recycling, disposal and human exposure to hazardous materials and relating to the construction, expansion and maintenance of their facilities. Evolving disclosure rules on environmental matters may also entail additional compliance and reporting costs, including, for instance, the new climate change reporting rules recently adopted by the SEC.

The costs of compliance, including remediating contamination if any is found on FF or its manufacturing partner’s properties, and any changes to their operations mandated by new or amended laws, may be significant. FF and/or its suppliers and manufacturing partners may be required to incur additional costs to comply with any changes to such regulations, and any failures to comply could result in significant expenses, delays or fines. FF and its suppliers and manufacturing partners will be subject to laws, regulations and standards applicable to the supply, manufacture, import, sale and service of automobiles in different jurisdictions and relating to vehicle safety, fuel economy and emissions, among other things, in different jurisdictions which often may be materially different from each other. As a result, FF and/or its suppliers and manufacturing partners may need to make additional investments in the applicable vehicles and systems to ensure regulatory compliance.

Additionally, there is a variety of international, federal and state regulations that may apply to autonomous vehicles, which include many existing vehicle standards that were not originally intended to apply to vehicles that may not have a driver. For example, there are currently no federal U.S. regulations pertaining to the safety of autonomous vehicles; however, NHTSA has established recommended guidelines. Certain states have legal restrictions on autonomous vehicles, and many other states are considering them. Such regulations continue to rapidly change, which increases the likelihood of a patchwork of complex or conflicting regulations. This could result in higher costs and cash expenditures, or may delay products or restrict self-driving features and availability, any of which could adversely affect our business, prospects, financial condition and results of operation.

FF may be subject to anti-corruption, anti-bribery, anti-money laundering, economic sanctions and other similar laws and regulations, and non-compliance with such laws and regulations could subject FF to civil, criminal and administrative penalties, remedial measures and legal expenses, all of which could adversely affect FF’s business, prospects, results of operations, financial condition and reputation.

FF is or will be subject to laws with respect to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and other similar laws and regulations in various jurisdictions in which FF conducts, or in the future may conduct, activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”) and other anti-corruption laws and regulations. The FCPA prohibits FF and its officers, directors, employees and business partners acting on its behalf, including agents, from offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. A violation of these laws or regulations could adversely affect FF’s business, prospects, results of operations, financial condition and reputation.

FF’s policies and procedures designed to ensure compliance with these regulations may not be sufficient, and its directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which FF may be held responsible. Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject FF to adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect FF’s business, prospects, results of operations, financial condition and reputation.

Increases in costs, disruption of supply or shortage of materials used to manufacture FF’s vehicles, in particular for lithium-ion cells or electronic components, could harm its business.

FF incurs significant costs related to procuring components and raw materials required to manufacture its vehicles. FF may experience cost increases, supply disruption and/or shortages relating to components and raw materials, which could materially and adversely impact its business, prospects, financial condition and operating results. FF uses various components and raw materials in its business, such as steel, aluminum, and lithium battery cells. The prices for these materials fluctuate, and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased production of electric vehicles by FF’s competitors, as well as unforeseeable events such as the COVID-19 pandemic.

For instance, FF is exposed to multiple risks relating to lithium battery cells or electronic components, including but not limited to: (i) an increase in the cost, or decrease in the available supply, of materials used in the battery cells, such as lithium, nickel, cobalt and manganese; (ii) disruption in the supply of battery cells or electronic components due to quality issues or recalls by battery cell or electronic component manufacturers; and (iii) the inability or unwillingness of FF’s current battery cell or electronic component manufacturers to build or operate battery cell or electronic components manufacturing plants to supply the numbers of lithium cells or electronic components required to support the growth of the electric vehicle industry as demand for such battery cells or electronic components increases.

FF’s business is dependent on the continued supply of battery cells for the battery packs used in its vehicles and other electronic components. While FF believes several sources of the battery cells are available for such battery packs, it has to date fully qualified only one supplier for the battery cells used in such battery packs and has very limited flexibility in changing battery cell suppliers. Any disruption in the supply of battery cells or electronic components from such suppliers could disrupt production of FF’s vehicles until such time as a different supplier is fully qualified. There can be no assurance that FF would be able to successfully retain alternative suppliers on a timely basis, on acceptable terms or at all.

Furthermore, tariffs or shortages in petroleum and other economic conditions may result in significant increases in freight charges and material costs. In addition, a growth in popularity of electric vehicles without a significant expansion in battery cell production capacity could result in shortages which would result in increased materials costs to FF thereby negatively impacting its business, prospects, financial condition and results of operations. Substantial increases in the prices for FF’s raw materials or components would increase its operating costs, and could reduce margins if FF cannot recoup the increased costs through increased vehicle prices. Any attempts to increase product prices in response to increased material costs could result in a decrease in sales and therefore materially and adversely affect FF’s brand, business, prospects, financial condition and operating results.

FF may be subject to risks associated with autonomous driving technology.

The FF 91 series is designed with autonomous driving functionalities and FF plans to continue its R&D efforts in autonomous driving technology. However, such functionality is relatively new and poses risks, such as from defective software performance or unauthorized access or security attacks by other persons. The safety of such technologies also depends in part on user interaction, and users may not be accustomed to using such technologies. Such failures could lead to accidents, injury and death. For example, there have already been fatal accidents caused by autonomous driving vehicles developed by other leading market players. Any accidents involving self-driving vehicles — even if involving those of FF’s competitors — may result in lawsuits, liability and negative publicity and increase calls for more restrictive laws and regulations governing self-driving vehicles or to keep in place laws and regulations in locations that do not permit drivers to employ the self-driving functionality. Any of the foregoing could materially and adversely affect FF’s business, results of operations, financial condition, reputation and prospects.

Autonomous driving technology is also subject to considerable regulatory uncertainty as the law evolves to catch up with the rapidly evolving nature of the technology itself, all of which are beyond FF’s control. Also see “FF and its manufacturing partners may be subject to increased environmental and safety or other regulations and disclosure rules resulting in higher costs, cash expenditures, and/or sales restrictions.”

Developments in new energy technology or improvements in the fuel economy of internal combustion engines or significant reduction in gas prices may materially and adversely affect FF’s business, prospects, financial condition and results of operation.

Significant developments in alternative technologies, such as advanced diesel, ethanol, or compressed natural gas or improvements in the fuel economy of the internal combustion engine or significant reduction in gas prices may materially and adversely affect FF’s business, prospects, financial condition and results of operation. Other fuels or sources of energy, such as hydrogen fuel cells, may emerge as customers’ preferred alternative to battery electric vehicles. FF is currently a pure battery electric vehicle company. Any failure by FF to develop new or enhanced technologies or processes, or to react to changes in existing technologies or consumer preferences, could result in the loss of competitiveness of FF’s vehicles, decreased revenue and a loss of market share to competitors.

FF’s vehicles will make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

FF’s vehicles will make use of lithium-ion battery cells, which have been reported that on rare occasions, can rapidly release the energy they store by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While the FF battery pack has been designed with the management system and thermal event alarming system which should actively and continuously monitor each cell voltage and also the battery pack temperature and pressure condition to prevent such incidents, a field or testing failure of our vehicles or battery packs could occur, which could subject FF to product liability claims, product recalls, or redesign efforts, and lead to negative publicity. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for FF and FF’s products.

In addition, FF will need to store a significant number of lithium-ion cells at its facilities. Any mishandling of battery packs may cause disruption to business operations and cause damage and injuries.

FF may not be able to guarantee customers access to efficient, economical and comprehensive charging solutions.

FF has not built any commercial charging infrastructure, and FF’s customers will have to rely on private and publicly accessible charging infrastructure, which is generally considered to be insufficient, especially in China. FF may not have competitive advantages in terms of proprietary charging infrastructure or holistic charging solutions. Some competitors may provide charging services via self-owned charging infrastructure, battery swapping and charging vehicles, which FF may not be able to deliver.

The charging services FF may provide could fail to meet the expectations and demands of FF’s customers, who may lose confidence in FF and its vehicles. This may also deter potential customers from purchasing FF’s vehicles. In addition, even if FF has the ability and plan to build its own charging infrastructure, it may not be cost-effective and FF may face difficulties in finding proper locations and obtaining relevant government permits and approvals. To the extent FF is unable to meet its customers’ expectations or demand, or faces difficulties in developing efficient, economical and comprehensive charging solutions, FF’s reputation, business, financial condition and results of operations may be materially and adversely affected.

FF will face risks associated with international operations, including possible unfavorable regulatory, political, currency, tax and labor conditions, which could harm its business, prospects, financial condition and results of operations.

FF has a global footprint with domestic and international operations and subsidiaries. Accordingly, FF is subject to a variety of legal, political and regulatory requirements and social, environmental and economic conditions over which FF has little control. For example, FF may be impacted by trade policies, environmental conditions, political uncertainty and economic cycles involving the U.S. and China, which are inherently unpredictable. FF is subject to a number of risks particularly associated with international business activities that may increase FF’s costs, impact its ability to sell vehicles and require significant management attention. These risks include conforming FF’s vehicles to various international regulatory and safety requirements as well as charging and other electric infrastructures, organizing local operating entities, difficulty in establishing, staffing and managing foreign operations, challenges in attracting customers, hedging against foreign exchange risk, compliance with foreign labor laws and restrictions, and foreign government taxes, regulations and permit requirements, FF’s ability to enforce its contractual rights, trade restrictions, customs regulations, tariffs and price or exchange controls, and preferences of foreign nations for domestically manufactured products. If FF does not sufficiently address any of these challenges, its business, prospects, financial condition and results of operations may be materially and adversely affected.

FF might not obtain and maintain sufficient insurance coverage, which could expose FF to significant costs and business disruption.

To the extent FF commercializes its vehicles, FF may only obtain and maintain a limited liability insurance coverage for its products and business operations. A successful liability claim against FF due to injuries suffered by the users of its vehicles or services could materially and adversely affect FF’s business, prospects, financial condition, results of operations and reputation. In addition, FF does not have any business disruption insurance. Any business disruption event could result in substantial cost and diversion of resources.

Government financial support, incentives and policies for electric vehicles are subject to change. Discontinuation of any of the government subsidies or imposition of any additional taxes or surcharges could adversely affect FF’s business, prospects, financial condition and results of operations.

Government financial support and subsidies are critical to electric vehicle sales and changing consumer behaviors. Any reduction, discontinuation, elimination or discriminatory application of government financial support, subsidies and economic incentives because of policy changes, fiscal tightening, or the perceived success of electric vehicles or other reasons may result in the diminished competitiveness of the electric vehicle industry generally or FF’s electric vehicles in particular. Competitors who have already rolled out their electric vehicles before the phase-out or discontinuation of these incentives may be able to expand their customer base more effectively, which could place FF at a competitive disadvantage. While certain tax credits and other incentives for alternative energy production, alternative fuel and electric vehicles have been available in the past, there is no guarantee that these programs will be available in the future. If current tax incentives or saleable electric vehicle emissions credits are not available in the future, or if additional taxes or surcharges are imposed, FF’s business, prospects, financial condition and results of operations could be harmed.

FF may engage in direct-to-consumer leasing or financing arrangements in the future which will expose FF to credit, compliance and residual value risks, the failure of which to manage may materially harm FF’s business, prospects, financial condition and results of operation.

FF expects the availability of financing or leasing programs to be important for its potential customers and may offer financing or leasing arrangements for its vehicles or collaborate with third parties to provide such arrangements in the future. However, FF may not be able to obtain adequate funding for its future financing or leasing programs or offer terms acceptable to potential customers. If FF is unable to provide compelling financing or leasing arrangements for its vehicles, it may be unable to grow the vehicle orders and deliveries, which could materially and adversely harm FF’s business, prospects, financial condition and results of operations.

Additionally, if FF does not successfully monitor and comply with applicable national, state, and/or local consumer protection laws and regulations governing these transactions, FF may become subject to enforcement actions or penalties, either of which may harm its business and reputation.

Moreover, offering leasing or financing arrangements will expose FF to risks commonly associated with the extension of credit. Credit risk is the potential loss that may arise from any failure in the ability or willingness of the customer to fulfill its contractual obligations when they fall due. In the event of a widespread economic downturn or other catastrophic event, FF’s customers may be unable or unwilling to satisfy their payment obligations on a timely basis or at all. Moreover, competitive pressure and challenging markets may increase credit risk through loans and leases to financially weak customers and extended payment terms. If a significant number of FF’s customers default, FF may incur credit losses and/or have to recognize impairment charges with respect to the underlying assets, which may be substantial. Any such credit losses and/or impairment charges could adversely affect FF’s business, prospects, operating results or financial condition.

Further, in lease arrangements, the profitability of any vehicles returned to FF at the end of their leases depends on FF’s ability to accurately project such vehicles’ residual values at the outset of the leases, and such values may fluctuate prior to the end of their terms depending on various factors such as supply and demand of FF’s used vehicles, economic cycles, and the pricing of new vehicles. FF may incur substantial losses if its vehicles’ fair market value deteriorates faster than projected.

Yueting Jia, FF’s founder and Chief Product and User Ecosystem Officer, is closely associated with FF’s image and brand, and his public image may color public and market perceptions of FF. Negative information about Mr. Jia may adversely impact FF. Disassociating from Mr. Jia could also adversely impact FF.

Because of his position as the founder of FF and his continuing role with FF as Chief Product and User Ecosystem Officer, as Founder Advisor to the Board (effective as of October 4, 2022), and, as of February 26, 2023, a Section 16 officer and an “executive officer” of FF under Rule 3b-7 of the Exchange Act, Mr. Jia is closely associated with the image and brand of FF. As a result, his activities, media coverage about his activities and those of his affiliates and public and market perception of him and his role within FF all contribute to public and market perception of FF, which in turn impacts, among other things, FF’s ability to conduct business, FF’s relationships with its management and employees, FF’s ability to raise financing and FF’s relationships with government and regulatory officials.

In the past, Mr. Jia’s activities have resulted in him being subject to discipline by FF. He has also been the subject of regulatory and legal scrutiny for his conduct at FF and in connection with his other business ventures. The following events and activities, among others, and any future similar events and activities could generate negative perceptions about Mr. Jia and, by extension, FF:

●	Mr. Jia was disciplined as part of the Special Committee investigation. See “Note 10, Commitments and Contingencies, in the Notes to the Consolidated Financial Statements for more information regarding the findings and remedial actions relating to the Special Committee investigation.

●	Mr. Jia personally declared Chapter 11 bankruptcy in 2019; the U.S. bankruptcy court approved a restructuring plan in this proceeding in 2020.

●	The Shenzhen Stock Exchange (“SSE”) determined in 2019 that Mr. Jia was unsuitable for a position as director, supervisor or executive officer of public listed companies in China. This action came as a result of the violation by Leshi Information Technology Co., Ltd. (“LeTV”), an SSE-listed public company founded and controlled by Mr. Jia, of several listing rules, including those related to related party transactions, discrepancies in LeTV’s forecast and financials, and the use of proceeds from a public offering.

●	The China Securities Regulatory Commission notified Mr. Jia in 2021 of its decision to impose fines and a permanent ban from entry into the securities market as a result of misrepresentations in LeTV’s disclosure and financial statements, fraud in connection with a private placement, and other violations of securities laws and listing requirements.

Although FF is subject to risks from its ongoing association with Mr. Jia, if Mr. Jia ceased to be associated with FF, this also could adversely impact FF’s business, operations, brand, management and employee relations, and customer relationships, as well as FF’s ability to develop business in China. Customers, employees and investors could conclude that because of Mr. Jia’s long relationship with and involvement in FF’s business, and the substantial contributions he has made to FF’s strategy, products and competitive positioning, a loss of Mr. Jia’s involvement could significantly harm FF’s business and prospects.

Yueting Jia is subject to restrictions in China that may continue if not all creditors participating in his personal bankruptcy restructuring plan request his removal from such restrictions. These restrictions may adversely impact FF’s China strategy.

As a condition to receiving distributions from the trust established as part of Mr. Jia’s personal bankruptcy restructuring plan, Mr. Jia’s creditors are required to request his removal from a Chinese official list of dishonest judgment debtors and the lifting of any consumption or travel restrictions that are currently imposed on him. This process has not been completed and Mr. Jia remains subject to restrictions that prevent him from working for FF in China. Continuance of these restrictions would adversely impact FF because of our reliance on him to develop our business in China, which is a crucial part of our growth strategy.

Yueting Jia and FF Global, over which Mr. Jia exercises significant influence, have control over FF’s management, business and operations, and may use this control in ways that are not aligned with FF’s business or financial objectives or strategies or that are otherwise inconsistent with the FF’s interests.

Mr. Yueting Jia founded FF in 2014, and was its Chief Executive Officer from 2017 until 2019. He chose and led the team creating the FF 91 series, and is our current Chief Product & User Ecosystem Officer, Mr. Jia continues to be an integral part of the innovation and development of our products. In addition, under the Heads of Agreement, FF agreed to reinstitute the FF Transformation Committee, a management committee without decision-making authority (of which Mr. Jia is a member and Mr. Jerry Wang is initially an observer as a representative of FF Global) that discusses business matters being undertaken by FF. Effective as of October 4, 2022, Mr. Jia was also appointed as Founder Advisor, in which capacity he acts as an advisor to the Board (with no change to his current compensation). On February 26, 2023, after an assessment by the Board of FF’s management structure, the Board approved Mr. Jia (alongside FF’s then Global CEO, Mr. Xuefeng Chen) reporting directly to the Board, as well as FF’s product, mobility ecosystem, I.A.I., and advanced R&D technology departments reporting directly to Mr. Jia. The Board also approved FF’s user ecosystem, capital markets, human resources and administration, corporate strategy and China departments reporting to both Mr. Jia and Mr. Xuefeng Chen, subject to processes and controls to be determined by the Board after consultation with FF’s management. FF’s remaining departments continue to report to Mr. Xuefeng Chen. Based on the changes to his responsibilities within FF, the Board determined that Mr. Jia is a Section 16 officer and an “executive officer” of FF under Rule 3b-7 under the Exchange Act. As a result, Mr. Jia’s responsibilities at FF have been expanded and his ability to further influence FF, its management, business and operations has been increased.

FF Global is controlled by a board of five voting managers that includes Mr. Jia and certain business associates and a family member, which at times have included directors and senior executives of FF. Despite the participation of some members of our executive management in the management of FF Global, FF Global is not under the control of our Board.

FF Global, in turn, has control over FF’s management, business and operations by several means, including:

●	FF Global has substantial influence over the composition of our Board (in addition to FF Global’s director nomination rights under the Shareholder Agreement described below). Additionally, pursuant to the Amended Shareholder Agreement, FF Top informed the Company that it may request the Company to submit a proposal to the Company stockholders for approval to amend the Amended and Restated Charter to provide that (i) the voting power of the Class B Common Stock, of which FF Global owns all outstanding shares, will be 10 votes per share and (ii) the voting power of the Class B Common Stock will increase from 10 votes per share to 20 votes per share following the Company achieving an equity market capitalization of $3.0 billion.

●	Control of the Partnership Program described in certain Company’s annual report on Form 10-K (as amended, the “2023 Form 10-K”) under “Business – Partnership Program.” Acting through FF Global, in July 2019 certain current and former directors and executives of the Company established an arrangement which they refer to as the “Partnership Program.” The Partnership Program provides financial benefits to certain Company directors, management and employees. The Partnership Program is administered by FF Global and is not under the Company’s supervision, and as a consequence the Company cannot be sure that it has all information about the Partnership Program that would be necessary to evaluate or mitigate its impact on FF’s ability to set and ensure the execution of FF’s business objectives and strategies.

●	the exercise of rights to appoint and remove directors. As previously disclosed, beginning in June 2022, FF was party to a dispute with FF Global over various terms of the Shareholder Agreement (as then in effect), including relating to FF Global’s right to remove its designees from the Board. On September 23, 2022, FF entered into the Heads of Agreement, which provided for a governance settlement with FF Top that gave FF Global significant influence over the nomination and election of directors to the Board. On January 13, 2023, FF entered into the Amended Shareholder Agreement, which in part amended the Heads of Agreement.

Under the Heads of Agreement, as amended by the Amended Shareholder Agreement, FF Global (through its subsidiary FF Top) had the right to select four directors (at least two of whom must be independent directors) out of a total of seven directors to be included on the Board’s slate for the Company’s 2023 annual meeting of stockholders. The four directors selected by FF Global are Mr. Chad Chen, Ms. Li Han, Mr. Chui Tin Mok and Mr. Jie Sheng.

Pursuant to the Amended Shareholder Agreement, FF Top currently has the right to nominate for election to the Board four designees until the first date on which FF Top has ceased to beneficially own at least 88,890 shares of Common Stock for at least 365 consecutive days, with such amount subject to adjustment in connection with any stock split, reverse stock split or other similar corporate action after the date of the Amended Shareholder Agreement. Following the termination of FF Top’s right to nominate four designees, FF Top will continue to have the right to nominate a number of designees not less than the number equal to the total number of directors on the Board, multiplied by the aggregate voting power of the shares of Common Stock and other securities of FF generally entitled to vote in the election of directors of FF beneficially owned by FF Top and its affiliates, divided by the total voting power of the then-outstanding shares of Common Stock issued as of the record date for any meeting of stockholders of FF at which directors are to be elected, rounding up to the next whole director. The Amended Shareholder Agreement also requires FF to take all Necessary Action (as defined in the Amended Shareholder Agreement) to cause to be appointed to any committee of the Board a number of FF Top designees that corresponds to the proportion that the number of directors FF Top has the right to designate to the Board bears to the total number of directors on the Board, to the extent such designees of FF Top are permitted to serve on such committees under the applicable rules and regulations of the SEC and applicable listing rules. The designees of FF Top are required to include two independent directors for so long as FF Top is entitled to nominate four designees, and FF is at all times required to cause the Board to include a sufficient number of independent directors who are not designees of FF Top to comply with applicable listing standards, unless and until FF becomes a “controlled company” under relevant listing exchange rules. FF Top has the /right to fill any vacancies created on the Board at any time by the death, disability, retirement, removal, failure of being elected or resignation of any designee of FF Top. Further, FF Top has the right at any time, and from time to time, to remove any designee of FF Top, and FF Top has the exclusive right to nominate a replacement nominee to fill any vacancy so created by such removal or resignation of such designee of FF Top. FF will use its reasonable best efforts to take or cause to be taken, to the fullest extent permitted by law, all necessary action to fill such vacancies or effect such removals in accordance with the Amended Shareholder Agreement. The appointment or nomination for election of designees of FF Top (other than FF Top’s designees for the Company’s 2023 annual meeting of stockholders, the appointment of whom was governed by the Heads of Agreement, as amended by the Amended Shareholder Agreement) will be subject to the reasonable verification and/or approval by the Nominating and Corporate Governance Committee of the Board based on the criteria set forth in the Amended Shareholder Agreement. If any designee of FF Top fails to be elected at any meeting of FF’s stockholders, then, upon FF Top’s request in writing, FF will promptly expand the size of the Board by a number of seats equal to the number of non-elected designees of FF Top, and FF Top will have the exclusive right to fill the vacancy or vacancies on the Board created by such expansion (provided the individual or individuals who will fill such vacancy or vacancies will not be the same designees of FF Top who failed to get elected, without prejudice to FF Top’s right to re-designate the non-elected designees as designees of FF Top in any other circumstance), and such new designees of FF Top will be appointed to the Board by the Board promptly following their having been approved or deemed approved in accordance with the relevant criteria and procedures set forth in the Amended Shareholder Agreement. Immediately prior to (and effective as of) the first meeting of stockholders following such expansion of the Board, the Board will cause the size of the Board to be decreased back to seven.

As a result of the foregoing, FF Global has significant influence over the composition of the Board and, as a result, Mr. Jia and FF Global have strengthened their already significant influence over FF.

Given that Mr. Jia was disciplined by FF in connection with the Special Committee investigation, and in light of the regulatory sanctions he has faced in China (as described above under “Yueting Jia, FF’s founder and Chief Product and User Ecosystem Officer, is closely associated with FF’s image and brand, and his public image may color public and market perceptions of FF. Negative information about Mr. Jia may adversely impact FF. Disassociating from Mr. Jia could also adversely impact FF”), the fact that the Board has determined that Mr. Jia is a Section 16 officer and as an “executive officer” of FF under Rule 3b-7 of the Exchange Act, which both could imply that Mr. Jia has policy-making authority in FF, could adversely affect the outcome of the pending SEC and DOJ investigations of FF in connection with the matters that were the subject of the Special Committee investigation. Moreover, as a result of Mr. Jia’s regulatory sanctions in China, the Board’s determination that Mr. Jia is both a Section 16 officer and an executive officer of FF could result in the delisting of FF’s securities by Nasdaq, which would adversely impact our ongoing financing efforts, business and financial position and materially impair the market for and market price of our Class A Common Stock and warrants. If our securities are delisted by Nasdaq, we are unlikely to be able to raise sufficient additional funds in the near term, and as a result may be required to further delay our production and delivery plans for the FF 91, reduce headcount, liquidate our assets, file for bankruptcy, reorganize, merge with another entity, and/or cease operations. In determining that Mr. Jia is a Section 16 officer and as an “executive officer” of FF under Rule 3b-7 of the Exchange Act, the Board considered the value of Mr. Jia to FF’s product and technology innovation, I.A.I., advanced technology, product and technology power and future development and his significant contributions to FF’s financings.

Mr. Jia maintains that the litigation previously initiated by FF Global for purposes of changing the Board and management of FF, which has since been dismissed without prejudice pursuant to the Heads of Agreement, was a collective decision made by FF Global and was not Mr. Jia’s decision. See Note 10, Commitments and Contingencies – Legal Proceedings, in the Notes to the Consolidated Financial Statements. Our interests may not coincide with the interests of Mr. Jia or FF Global in all circumstances. For example, our Board may prioritize business or financial objectives or strategies that Mr. Jia or FF Global disagree with or that Mr. Jia or FF Global consider not to be in their interest. In such a case, Mr. Jia or FF Global could use their significant influence over FF’s stockholders and potential investors, FF’s management, business and operations to advance the interests of Mr. Jia or FF Global notwithstanding any adverse impact on FF’s interests.

Disputes with FF’s stockholders are costly and distracting.

We have in the past been, and may in the future be, party to various disputes with our stockholders. For example, beginning in June 2022 FF and FF Global were party to a dispute over various terms of the Shareholder Agreement (as then in effect), including relating to FF Global’s right to remove its designees from the Board. As part of this dispute, on June 22, 2022, Matthias Aydt, FF’s current Global CEO and director and then a member of the board of managers of FF Global, after a discussion with a member of FF Global, relayed to Mr. Brian Krolicki, a former member of the Board, that FF Global would pay Mr. Krolicki up to $700,000, offset by the amount of any severance payments made by FF, if Mr. Krolicki resigned from the Board. This offer was rejected by Mr. Krolicki.

While FF entered into governance settlements with FF Top on September 23, 2022 and on January 13, 2023, which included general mutual releases of claims, there can be no assurance that disputes with FF Global or FF’s other stockholders will not arise in the future. For instance, shortly following the execution of the Heads of Agreement, FF Global began making additional demands of FF which were beyond the scope of the terms contemplated by the Heads of Agreement and pertained to, among other things, FF’s management reporting lines and certain governance matters. On September 30, 2022, FF Global alleged that FF was in material breach of the spirit of the Heads of Agreement. FF believes it has complied with the applicable terms of the Heads of Agreement, and disputes any characterization to the contrary. Such dispute could result in litigation, may consume substantial amounts of Board and management time, make it difficult for the Board to operate in a constructive and collegial manner and are likely to be costly to FF. In addition, the diversion of management and Board attention caused by such disputes may risk the successful completion of FF’s ongoing financing efforts. If we are unable to raise sufficient additional funds in the near term, we may be required to further delay our production and delivery plans for the FF 91 Futurist, reduce headcount, liquidate our assets, file for bankruptcy, reorganize, merge with another entity, and/or cease operations.

FF is subject to legal proceedings, claims, and disputes arising both in and outside the ordinary course of business.

FF has been, continues to be, and may in the future be involved in legal proceedings and claims arising both in and outside the ordinary course of FF’s business. We could also be subject to claims and litigation by investors based on the decline of the price of our Common Stock. For example, FF has been involved in litigation with contractors and suppliers over past due payments and FF’s subsidiaries in the People’s Republic of China (the “PRC Subsidiaries”) are involved in multiple proceedings or disputes involving lease contracts, third-party suppliers or vendors, or labor disputes. Additionally, FF has in the past been, and may in the future be, party to various disputes with our stockholders, such as the dispute with FF Global, the California Federal Derivative Action, the Delaware Federal Derivative Actions, the Consolidated Delaware Class Action, and a putative class action (each as defined in Note 10, Commitments and Contingencies), in the Notes to the Consolidated Financial Statements. See Note 10, Commitments and Contingencies”, in the Notes to the Consolidated Financial Statements and “Part I, Item 13 Legal Proceedings” for more information regarding the current legal proceedings FF is involved in.

Such litigation and other legal proceedings or disputes are inherently uncertain, divert managements time and attention, and are costly. Any adverse judgments or settlements in some of these legal disputes, or future proceedings or disputes, may result in adverse monetary damages, penalties or injunctive relief against FF, which could negatively impact its financial position, cash flows or results of operations. Additionally, if one or more of those legal matters were resolved against FF in a reporting period for amounts above management’s expectations, FF’s business prospects, financial condition and operating results could be materially adversely affected. Further, any claims or litigation, regardless of outcome or if fully indemnified or insured, could damage FF’s reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

Furthermore, while FF maintains insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as retentions and caps on amounts recoverable. Even if FF believes a claim is covered by insurance, insurers may dispute its entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of FF’s recovery.

Risks Related to FF’s Operations in China

FF operates in China, and plans to have significant operations in the future in China (including Hong Kong) through the PRC Subsidiaries, and faces various legal and operational risks associated with doing business in China, which could result in a material change in the operations of the PRC Subsidiaries, cause the value of FF’s securities to significantly decline or become worthless, and significantly limit or completely hinder FF’s ability to accept foreign investments, and FF’s ability to offer or continue to offer our shares of Class A Common Stock and warrants to investors. FF also faces similar risks related to its expansion plans in Hong Kong, which is subject to political and economic influence from China. These risks include:

Changes in the political and economic policies of the PRC government may materially and adversely affect FF’s business, financial condition and results of operations and may result in FF’s inability to sustain its growth and expansion strategies.

As part of FF’s dual-market strategy, substantial aspects of its business and operations may be based in China in the future, which will increase FF’s sensitivity to the economic, operational and legal risks specific to China. For example, China’s economy differs from the economies of most developed countries in many aspects, including, but not limited to, the degree of government involvement, control of capital investment, reinvestment control of foreign exchange, control of intellectual property, allocation of resources, growth rate and development level. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, including the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, which are generally viewed as a positive development for foreign business investment, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC economic growth through allocating resources, controlling payments of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While China’s economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing down. Some of the governmental measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. Higher inflation could adversely affect our results of operations and financial condition. Furthermore, certain operating costs and expenses, such as employee compensation and office operating expenses, may increase as a result of higher inflation. In addition, the PRC government has implemented in the past certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our products and services, and consequently have a material adverse effect on our businesses, financial condition and results of operations.

It is unclear whether and how FF’s current or future business, prospects, financial condition or results of operations may be affected by changes in China’s economic, political and social conditions and in its laws, regulations and policies. In addition, many of the economic reforms carried out by the Chinese government are unprecedented or experimental and are expected to be refined and improved over time. The ultimate effect of such refining and improving process may on FF’s operations and business development is uncertain.

Uncertainties with respect to the Chinese legal system, regulations and enforcement policies could have a material adverse effect on FF.

FF’s operations in China are governed by PRC laws and regulations. As the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules and enforcement of these laws, regulations and rules may involve uncertainties. In addition, the PRC government authorities may continue to promulgate new laws and regulations related to, among other things, foreign investment and manufacturing in China. We cannot assure you that our business operations would not be deemed to violate any existing or future PRC laws or regulations, which in turn could have a material adverse effect on our business and our ability to operate our business in China.

From time to time, the PRC Subsidiaries may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business, impede the PRC Subsidiaries’ operations and reduce the value of your investment in FF.

Recently, the General Office of the State Council and another PRC authority jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law” (the “Opinions”), which was promulgated on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, the need to strengthen the supervision over overseas listings by PRC-based companies and the need to revise the special provisions of the State Council on overseas issuance and listing of shares by those companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of PRC-based companies, and cybersecurity, data security, privacy protection requirements and similar matters. On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic companies (the “Overseas Listing Trial Measures”) and relevant five guidelines, which became effective on March 31, 2023. The Overseas Listing Trial Measures will comprehensively reform the existing regulatory regime for overseas securities offering and listing of PRC domestic companies by adopting a filing-based regulatory regime. See “The approval of, or filing or other administrative procedures with, the CSRC or other PRC governmental authorities may be required in connection with certain of our financing activities, and, if required, we cannot predict if we will be able to obtain such approval or complete such filing or other administrative procedures” for more details.

Furthermore, the PRC government may strengthen oversight and control over offerings conducted overseas and/or foreign investment in issuers with substantial operations in China. Such actions taken by the PRC government may intervene or influence the PRC Subsidiaries’ operations at any time, which are beyond our control. Therefore, any such action may adversely affect our operations and significantly limit or hinder our ability to raise additional capital and reduce the value of our securities.

Uncertainties regarding the enforcement of laws and the fact that rules and regulations in China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence the PRC Subsidiaries’ operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers with substantial operations in China could result in a material change in our operations or financial performance and/or could result in a material reduction in the value of our Class A Common Stock and warrants or hinder our ability to raise necessary capital.

Fluctuations in exchange rates could result in foreign currency exchange losses to FF and may reduce the value of, and amount in U.S. Dollars of dividends payable on, its Common Stock in foreign currency terms.

The value of the CNY against the U.S. Dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. In August 2015, the People’s Bank of China (the “PBOC”), changed the way it calculates the mid-point price of the CNY against the U.S. Dollar, requiring the market-makers who submit for reference rates to consider the previous day’s closing spot rate, foreign-exchange demand and supply as well as changes in major currency rates. In 2018, the value of CNY appreciated by approximately 5.5% against the U.S. Dollar; in 2019, the CNY appreciated by approximately 1.9% against the U.S. Dollar; in 2020, the CNY appreciated 7.0% against the U.S. Dollar; in 2021, the CNY appreciated 2.7% against the U.S. Dollar; in 2022, the CNY appreciated 8.5% against the U.S. Dollar; and in 2023, the CNY appreciated 2.6% against the U.S. Dollar. It is difficult to predict how market forces or PRC or U.S. government policy, including any interest rate increases by the Federal Reserve, may impact the exchange rate between the CNY and the U.S. Dollar in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, including from the U.S. government, which has threatened to label China as a “currency manipulator,” which could result in greater fluctuation of the CNY against the U.S. Dollar. However, the PRC government may still at its discretion restrict access to foreign currencies for capital account or current account transactions in the future. Therefore, it is difficult to predict how market forces or government policies may impact the exchange rate between the CNY and the U.S. Dollar or other currencies in the future. In addition, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in CNY exchange rates and achieve policy goals. If the exchange rate between the CNY and U.S. Dollar fluctuates in an unanticipated manner, our results of operations and financial condition, and the value of, and dividends payable on, our shares in foreign currency terms may be adversely affected.

Changes in the laws and regulations of China or noncompliance with applicable laws and regulations may have a significant impact on FF’s business, results of operations and financial condition.

FF’s operations in China are subject to the laws and regulations of China, which continue to evolve. For example, on January 9, 2021, China’s Ministry of Commerce (“MOFCOM”) issued the Rules on Blocking Improper Extraterritorial Application of Foreign Legislation and Other Measures (the “Blocking Rules”), which established a blocking regime in China to counter the impact of foreign sanctions on Chinese persons. The Blocking Rules have become effective upon issuance, but have only established a framework of implementation, and the rules’ effects will remain unclear until the Chinese government provides clarity on the specific types of extraterritorial measures to which the rules will apply. At this time, we do not know the extent to which the Blocking Rules will impact the operations of the PRC Subsidiaries. There is no assurance that the PRC Subsidiaries will be able to comply fully with applicable laws and regulations should there be any amendment to the existing regulatory regime or implementation of any new laws and regulations. In addition, the interpretations of many laws and regulations are not always uniform and enforcement of these laws and regulations involve uncertainties.

The continuance of the PRC Subsidiaries’ operations depends upon compliance with, among other things, applicable Chinese environmental, health, safety, labor, social security, pension and other laws and regulations. Failure to comply with such laws and regulations could result in fines, penalties or lawsuits.

Furthermore, our business and operations in China entail the procurement of licenses and permits from the relevant authorities. Rapidly evolving laws and regulations and uncertainties regarding interpretations and enforcements thereof could impede the PRC Subsidiaries’ ability to obtain or maintain the required permits, licenses and certificates required to conduct our businesses in China. Difficulties or failure in obtaining the required permits, licenses and certificates could result in the PRC Subsidiaries’ inability to continue our business in China in a manner consistent with past practice. In such an event, our business, results of operations and financial condition may be adversely affected.

FF is a holding company and, in the future, may rely on dividends and other distributions on equity paid by the PRC Subsidiaries to fund any cash and financing requirements that FF may have, and the restrictions on the PRC Subsidiaries’ ability to pay dividends or make other payments to FF could restrict FF’s ability to satisfy its liquidity requirements and have a material adverse effect on FF’s ability to conduct its business.

FF is a holding company and conducts all of its business through its operating subsidiaries. FF may need to rely on dividends and other distributions paid by its operating subsidiaries, including the PRC Subsidiaries, to fund any cash and financing requirements FF may have. Any limitation on the ability of the PRC Subsidiaries to make payments to FF, including but not limited to foreign currencies control, could have a material and adverse effect on FF’s business, prospects, financial condition and results of operation, including FF’s ability to conduct business, or limit FF’s ability to grow. Current PRC regulations permit the PRC Subsidiaries to pay dividends to FF only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, the PRC Subsidiaries are required to set aside at least 10% of their accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their registered capital. The PRC Subsidiaries may also allocate a portion of their after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. Furthermore, if the PRC Subsidiaries incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to FF. Any limitation on the ability of the PRC Subsidiaries to distribute dividends or to make payments to FF may restrict its ability to satisfy its liquidity requirements.

In addition, the PRC Enterprise Income Tax Law (the “EIT Law”), and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of the PRC Subsidiaries to pay dividends or make other kinds of payments to FF could materially and adversely limit FF’s ability to grow, make investments or acquisitions that could be beneficial to FF’s business, pay dividends, or otherwise fund and conduct FF’s business.

Under the EIT Law, FF may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to FF and its non-PRC enterprise stockholders and have a material adverse effect on FF’s results of operations and the value of your investment.

Under the EIT Law, as well as its implementing rules, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, a circular, known as SAT Circular 82, issued in April 2009 by the State Administration of Taxation of the PRC (the “SAT”), specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and stockholders’ meetings; and half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the SAT issued a bulletin, known as SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such “Chinese-controlled offshore incorporated resident enterprises.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups or by PRC or foreign individuals.

We do not believe that FF, as a holding company incorporated in Delaware, meets all of the conditions above, and thus we do not believe that FF is a PRC resident enterprise. However, if the PRC tax authorities determine that FF is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, FF will be subject to the uniform 25% enterprise income tax on our world-wide income, which could materially reduce our net income.

In addition, FF will also be subject to PRC enterprise income tax reporting obligations. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

Finally, since there remains uncertainties regarding the interpretation and implementation of the EIT Law and its implementation rules, it is uncertain whether, if FF is regarded as a PRC resident enterprise, any dividends payable by us to our investors and gains on the sale of our Common Stock would become subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises (subject to the provisions of any applicable tax treaty). It is unclear whether our non-PRC enterprise stockholders would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that FF is treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the Common Stock.

FF and its stockholders face uncertainty with respect to indirect transfers of equity interests in China resident enterprises through transfer of non-Chinese-holding companies. Enhanced scrutiny by the Chinese tax authorities may have a negative impact on potential acquisitions and dispositions it may pursue in the future.

On February 3, 2015, the SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, known as Bulletin 7. Pursuant to this Bulletin 7, an “indirect transfer” of assets, including non-publicly traded equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immovable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include, without limitation: whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the stockholders, business model and organizational structure; the income tax payable abroad on the income from the transaction of indirect transfer of PRC taxable assets; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immovable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange. On October 17, 2017, the SAT promulgated the Announcement of the SAT on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, known as SAT Circular 37, which became effective on December 1, 2017 and was most recently amended on June 15, 2018. SAT Circular 37, among other things, simplified procedures of withholding and payment of income tax levied on non-resident enterprises.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions under Bulletin 7 and SAT Circular 37. For transfer of shares in our company by investors that are non-PRC resident enterprises, the PRC Subsidiaries may be requested to assist in the filing under Bulletin 7 and SAT Circular 37. As a result, we may be required to expend valuable resources to comply with Bulletin 7 and SAT Circular 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these publications, or to establish that our company should not be taxed under these publications, which may have a material adverse effect on our financial condition and results of operations.

PRC regulation of loans to and direct investments in PRC entities by offshore holding companies may delay or prevent FF from making loans or additional capital contributions to the PRC Subsidiaries, which could materially and adversely affect its liquidity and its ability to fund and expand its business.

As an offshore holding company with PRC Subsidiaries, FF may finance the operations of the PRC Subsidiaries by means of loans or capital contributions. As permitted under PRC laws and regulations, we may make loans to the PRC Subsidiaries subject to the approval from governmental authorities and limitation of amount, or we may make additional capital contributions to the PRC Subsidiaries. Furthermore, loans by us to the PRC Subsidiaries to finance its activities cannot exceed the statutory limits, which is either the difference between the registered capital and the total investment amount of such enterprise or a multiple of its net assets in the previous year. In addition, a foreign-invested enterprise (“FIE”), will use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of an FIE will not be used for the following purposes: (i) directly or indirectly used for payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, the PRC Subsidiaries by offshore holding companies, and the fact that the PRC government may at its discretion restrict access to foreign currencies for current account and capital account transactions in the future, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to the PRC Subsidiaries or with respect to future capital contributions by us to the PRC Subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to capitalize or otherwise fund the PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

The PRC government can take regulatory actions and make statements to regulate business operations in China with little advance notice, so FF’s assertions and beliefs of the risks imposed by the Chinese legal and regulatory system cannot be certain.

The Chinese government has taken and continues to take regulatory actions and make statements to regulate business operations in China, sometimes with little advance notice. Our ability to operate and to expand our operations in China in the future may be harmed by changes in its laws and regulations, including those relating to foreign investment, cybersecurity and date protection, foreign currency exchange, taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future could have a significant effect on economic conditions in China, or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

As such, the PRC Subsidiaries could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The PRC Subsidiaries may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. The PRC Subsidiaries’ operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to their business or industry. Given that the Chinese government may intervene or influence the PRC Subsidiaries’ operations at any time, it could result in a material change in the PRC Subsidiaries’ operations and a material reduction in the value of our Class A Common Stock and warrants. Given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas, any such action could significantly limit or completely hinder FF’s ability to offer or continue to offer our shares of Class A Common Stock and warrants to investors and cause the value of such securities to significantly decline or be worthless.

Furthermore, it is uncertain when and whether FF will be required to obtain permission from the PRC government to maintain its listing on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although FF is currently not required to obtain permission from the PRC government and has not received any denial to list on the U.S. exchange, as the PRC laws and regulations are still evolving rapidly and their interpretation and implementation are subject to uncertainties, our operations could be adversely affected, directly or indirectly, by existing or future PRC laws and regulations relating to its business or industry.

The approval of, or filing or other administrative procedures with, the CSRC or other PRC governmental authorities may be required in connection with certain of FF’s financing activities, and, if required, it cannot predict if it will be able to obtain such approval or complete such filing or other administrative procedures.

The PRC governmental authorities recently have strengthened oversight over offerings that are conducted overseas and/or foreign investment in overseas-listed China-based issuers. Such actions taken by the PRC governmental authorities may intervene with our operations or financing activities, which are beyond our control. For instance, on July 6, 2021, the relevant PRC governmental authorities promulgated the Opinions on Strictly Cracking Down on Illegal Securities Activities, which emphasized the need to strengthen the administration over illegal securities activities, the need to strengthen the supervision over overseas listings by PRC-based companies and the need to revise the special provisions of the State Council on overseas issuance and listing of shares by those limited by shares companies. On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures, and relevant five guidelines, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, companies in mainland China that seek to offer securities or list in overseas markets, either directly or indirectly, are required to fulfill the filing procedure with the CSRC. The Overseas Listing Trial Measures provide that if the issuer meets both of the following criteria, the overseas securities offering or listing conducted by such issuer will be deemed as an indirect overseas offering or listing by PRC domestic companies: (i) more than 50% of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by companies in mainland China; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Initial public offerings or listings in overseas markets will be filed with the CSRC within three working days after the relevant application is submitted overseas, and subsequent securities offerings of an issuer in the same overseas market where it has previously offered and listed securities will be filed with the CSRC within three working days after the offering is completed.

In addition, the Overseas Listing Trial Measures provide that an overseas listing or offering by a PRC domestic company is explicitly prohibited under any of the following circumstances: (i) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (ii) the intended securities offering and listing may endanger national security upon reviewed and determined by competent authorities under the State Council in accordance with law; (iii) the domestic company intending to conduct the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (iv) the domestic company intending to conduct the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (v) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

As the Overseas Listing Trial Measures and the related guidelines are newly promulgated, there are uncertainties regarding their implementation and interpretation. We cannot predict the impact of these new rules on our future securities offerings or other forms of financing activities, if any, at this stage, or guarantee that we will be able to satisfy the scrutinized and new regulatory requirements in case they are applicable to us. In addition, we cannot guarantee that new rules or regulations promulgated in the future will not impose any additional requirement on us or otherwise tightening the regulations on PRC companies seeking overseas listing. If it is determined in the future that approval of, or filing or other administrative procedures with, the CSRC or other PRC governmental authorities are required for our future financing or listing activities, we cannot assure you we can obtain such approval or complete such filing or other required procedures in a timely manner. Any failure or delay in obtaining or completing such approval, filing or other required procedures, or a rescission of any such approval or filing or other procedures, would subject us to sanctions by the CSRC or other PRC governmental authorities. These PRC governmental authorities may impose fines and/or other penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from our offshore financing activities into China or take other actions that could materially and adversely affect our business, financial condition, results of operations, and prospects. Any uncertainties or negative publicity arising from these events could also adversely affect our business, financial condition, results of operations, and prospects.

The Mergers and Acquisitions Rules and certain other PRC regulations establish certain procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for FF to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors adopted by six PRC regulatory agencies (the “M&A Rules”) and related regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have an impact on the national economic security, (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand, or (iv) or in circumstances where overseas companies are established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Moreover, the PRC Anti-Monopoly Law requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the relevant anti-monopoly authority before they can be completed.

In addition, in 2011, the General Office of the State Council promulgated a Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which officially established a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Also, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors, issued by the MOFCOM and effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the Rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy, re-investment through multiple levels, leases, loans or control through contractual control arrangement or offshore transactions. Furthermore, NDRC and MOFCOM promulgated the Measures for the Security Review of Foreign Investments, effective January 18, 2021, which require foreign investors or relevant parties to file a prior report before making a foreign investment if such investment involves military related industry, national defense security or taking control of an enterprise in a key industry that concerns national security; and if a foreign investment will or may affect national security, the standing working office organized by NDRC and MOFCOM will conduct a security review to decide whether to approve such investment.

In the future, we may grow our business in China by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions, if required, could be time consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM or its local counterparts and other relevant PRC authorities, may delay or inhibit our ability to complete such transactions. It is unclear whether our business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, the MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share in China through future acquisitions would as such be materially and adversely affected.

FF may be adversely affected by the complexity, uncertainties and changes in PRC regulations on internet-related business, automotive businesses and other business carried out by the PRC Subsidiaries.

The Chinese government extensively regulates the internet and automotive industries and other business carried out by the PRC Subsidiaries, such laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.

Several PRC regulatory authorities, such as the State Administration for Market Regulation, the NDRC, MOFCOM, and the MIIT of China, oversee different aspects of the electric vehicle business, and the PRC Subsidiaries will be required to obtain a wide range of government approvals, licenses, permits and registrations in connection with their operations in China. For example, according to the Administrative Rules on the Admission of New Energy Vehicle Manufacturers and Products, promulgated by the MIIT on January 6, 2017 and amended on July 24, 2020, the MIIT is responsible for the national-wide administration of new energy vehicles and their manufacturers. The manufacturers must apply to the MIIT for the entry approval to become a qualified manufacturer in China and must further apply to the MIIT for the entry approval for the new energy passenger vehicles before commencing the manufacturing and sale of the new energy passenger vehicles in China. Both of the new energy passenger vehicles and their manufacturers will be listed in the Announcement of the Vehicle Manufacturers and Products issued by the MIIT from time to time, if they have obtained the entry approval from the MIIT. According to the Management Measures for Automobile Sales promulgated by the MOFCOM in July 2017, corporate basic information filings must be made by automobile dealers through the information system for the national automobile circulation operated by the MOFCOM within 90 days after the receipt of a business license. Furthermore, the electric vehicle industry is relatively immature in China, and the government has not adopted a clear regulatory framework to regulate the industry.

There are substantial uncertainties regarding the interpretation and application of the existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to internet-related businesses as well as automotive businesses and companies. There is no assurance that FF will be able to obtain all the permits or licenses related to its business in China, or will be able to maintain its existing licenses or obtain new ones. In the event that the PRC government considers that FF was or is operating without the proper approvals, licenses or permits, promulgates new laws and regulations that require additional approvals or licenses, or imposes additional restrictions on the operation of any part of FF’s business, the PRC government has the power, among other things, to levy fines, confiscate FF’s income, revoke its business licenses, and require FF to discontinue the relevant business or impose restrictions on the affected portion of its business. Any of these actions by the PRC government may have a material adverse effect on FF’s business, prospects, financial condition and results of operations.

FF faces challenges from the evolving regulatory environment regarding cybersecurity, information security, privacy and data protection. Many of these laws and regulations are subject to change and uncertain interpretation, and any actual or alleged failure to comply with related laws and regulations regarding cybersecurity, information security, data privacy and protection could materially and adversely affect its business and results of operations.

In the regular course of our business, we obtain information about various aspects of our operations as well as regarding our employees and third parties. The integrity and protection of FF, employee and third-party data are critical to our business. Our employees and third parties expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.

PRC regulators, including the CAC, the MIIT, and the Ministry of Public Security, have been increasingly focused on regulation in data security and data protection. PRC regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in China have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations.

On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC (the “Cyber Security Law”), which became effective on June 1, 2017.

Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect and disclose their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and must comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The PRC Criminal Law, as most recently amended in 2020, prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained in performing duties or providing services or obtaining such information through theft or other illegal ways. The Civil Code of the PRC provides legal basis for privacy and personal information infringement claims under the Chinese civil laws.

On June 10, 2021, the Standing Committee of the National People’s Congress of China (the “SCNPC”), promulgated the PRC Data Security Law, which took effect on September 1, 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information.

On August 16, 2021, the CAC and certain other PRC regulatory authorities promulgated the Several Provisions on the Management of Automobile Data Security (Trial Implementation), which came into effect on October 1, 2021 and clearly stipulates that: (i) to carry out personal information processing activities, automobile data processors must notify individuals of relevant information in a prominent manner, obtain personal consent or comply with laws and administrative regulations in other circumstances; (ii) for the processing of sensitive personal information, the automobile data processor must obtain separate consent from individuals, and meet specific requirements; and (iii) automobile data processors must collect biometric information only with sufficient necessity and for the purpose to enhance driving safety. In addition, these provisions also define the term of “important data” thereunder and establish corresponding protection and regulation mechanisms on the important data.

On August 20, 2021, the SCNPC promulgated the PRC Personal Information Protection Law, which took effect on November 1, 2021. This legislation marks China’s first comprehensive legal attempt to define personal information and regulate the storing, transferring, and processing of personal information. It restricts the cross-border transfer of personal information and has major implications for companies that rely on data for their operations in China.

In December 2021, the CAC and 12 other related authorities promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures stipulates that:

●	the CSRC is included as one of the regulatory authorities for purposes of jointly establishing the state cybersecurity review working mechanism;

●	the purchase of network products and services by a “critical information infrastructure operator” and the data processing activities of a “network platform operator” that affect or may affect national security will be subject to the cybersecurity review;

●	if a network platform operator who possesses personal information of more than one million users intends to go public in a foreign country, it must apply for a cybersecurity review with the CAC; and

●	the relevant PRC governmental authorities may initiate cybersecurity review if they determine certain network products, services, or data processing activities affect or may affect national security.

Furthermore, on November 14, 2021, the CAC published a discussion draft of Regulations on the Administration of Cyber Data Security for public comment, which provides that data processors conducting the following activities must apply for cybersecurity review: (i) merger, reorganization or division of internet platform operators that have acquired a large number of data resources related to national security, economic development or public interests affects or may affect national security; (ii) listing abroad of data processors processing over one million users’ personal information; (iii) listing in Hong Kong which affects or may affect national security; or (iv) other data processing activities that affect or may affect national security. The draft also provides that operators of large internet platforms that set up headquarters, operation centers or R&D centers overseas will report to the national cyberspace administration and competent authorities. In addition, the draft also requires that data processors processing important data or going public overseas will conduct an annual data security self-assessment or entrust a data security service institution to do so, and submit the data security assessment report of the previous year to the local branch of the Cyberspace Administration of China before January 31 each year. As of the date of this prospectus, the above mentioned drafts have not been formally adopted, and substantial uncertainties exist with respect to their enactment timetable, final content, interpretation and implementation. On July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Cross-border Data Transmission, which took effect on September 1, 2022. These measures require the data processor providing data overseas and falling under any of the following circumstances apply for the security assessment of cross-border data transmission by the national cybersecurity authority through its local counterpart: (i) the data processor provides important data overseas; (ii) critical information infrastructure operators and data processors processing personal information of more than one million individuals provide personal information overseas; (iii) data processors which have provided personal information of 100,000 individuals or sensitive personal information of 10,000 individuals overseas since January 1 of the previous year provides personal information overseas; and (iv) other situations required to declare security assessment of cross-border data transmission as stipulated by the national cybersecurity authority.

The PRC Subsidiaries may become subject to enhanced cybersecurity review. Certain internet platforms in China have been reportedly subject to heightened regulatory scrutiny in relation to cybersecurity matters. If the PRC Subsidiaries are deemed to be a critical information infrastructure operator or a network platform operator that is engaged in data processing that affect or may affect national security, they could be subject to PRC cybersecurity review. As of the date of this prospectus, we have not received any notice from any PRC governmental authority identifying any of the PRC Subsidiaries as a “critical information infrastructure operator” or “network platform operator” that is engaged in data processing which affects or may affect national security as mentioned above, or requiring us to go through the cybersecurity review or initiating a cybersecurity review against us in such respects.

As advised by the PRC counsel, the above mentioned laws, regulations or the relevant drafts are relatively new and the PRC laws and regulations relating to cybersecurity, information security, data privacy and protection are evolving rapidly, there remains significant uncertainty in the enactment, interpretation and enforcement of such PRC laws, regulations or the relevant drafts, and the PRC Subsidiaries could become subject to enhanced cybersecurity review or non-compliance investigations launched by PRC regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance investigations in accordance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions to the PRC Subsidiaries, which may have material adverse effects on our business, financial condition or results of operations. As of the date of this prospectus, the PRC Subsidiaries have not been involved in any investigations on cybersecurity review initiated by the CAC or related governmental regulatory authorities, and they have not received any inquiry, notice, warning, or sanction in such respect. However, as uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that the PRC Subsidiaries will comply with such regulations in all respects and they may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities.

In the event that the independent registered public accounting firm operating in China that FF uses as an auditor for its operations in China is not permitted to be subject to inspection by PCAOB, then investors may be deprived of the benefits of such inspection.

Under the Holding Foreign Companies Accountable Act (the “HFCA”), if the SEC determines that a company has filed audit reports by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years, the SEC shall prohibit such ordinary shares from being traded on a national securities exchange or in the over-the-counter trading market in the U.S. The PCAOB provides a framework to use when determining, as contemplated under the HFCA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. Additionally, the SEC has disclosure requirements that apply to registrants that the SEC identifies as having filed an Annual Report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

Our previous auditor, the independent registered public accounting firm that issued the audit report included in 2023 Form 10-K, is registered with the PCAOB, and is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Accordingly, we have not been identified as a “Commission-Identified Issuer” by the PCAOB under the current framework of the HFCA. However, prior to 2022, the auditors of the PRC Subsidiaries were not subject to inspection by the PCAOB and any future determination by the PCAOB that the PRC Subsidiaries’ auditors are not subject to inspection could materially adversely affect FF.

Our ability to retain an auditor subject to PCAOB inspection and investigation may depend on the relevant positions of U.S. and Chinese regulators. If the PCAOB is unable to inspect or investigate completely FF’s auditor in China because of a position taken by the Chinese authorities, then such lack of inspection could cause trading in FF’s securities to be prohibited under the HFCA, and ultimately result in a determination by the SEC to delist FF’s securities. Such a prohibition would substantially impair an investor’s ability to sell or purchase the Common Stock and negatively impact the price of the Common Stock. Accordingly, the HFCA calls for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially non-U.S. auditors. In addition, PCAOB inspections help improve future audit quality and effectiveness. Without the benefit of PCAOB inspections, existing or potential investors could lose confidence in our reported financial information and the quality of our financial statements with respect to the PRC Subsidiaries.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of FF’s operations in China.

The SEC, the DOJ and other U.S. authorities may also have difficulties in bringing and enforcing actions against the PRC Subsidiaries or the directors or executive officers of the PRC Subsidiaries. The SEC has stated that there are significant legal and other obstacles to obtaining information needed for investigations or litigation in China. China has adopted a revised securities law that became effective on March 1, 2020, Article 177 of which provides, among other things, that no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Furthermore, on February 24, 2023, the CSRC and several other Chinese authorities promulgated the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, which provide that where an overseas securities regulator and a competent overseas authority requests to inspect, investigate or collect evidence from a PRC domestic company concerning overseas offering and listing, or to inspect, investigate, or collect evidence from the PRC domestic securities companies and securities service providers that undertake relevant businesses for such PRC domestic companies, such inspection, investigation and evidence collection will be conducted under a cross-border regulatory cooperation mechanism, and the CSRC or other competent Chinese authorities will provide necessary assistance pursuant to bilateral and multilateral cooperation mechanisms. PRC domestic companies, securities companies and securities service providers must first obtain approval from the CSRC or other competent Chinese authorities before cooperating with the inspection and investigation by the overseas securities regulator or competent overseas authority, or providing documents and materials requested in such inspection and investigation. Accordingly, without governmental approval in China, no entity or individual in China may provide documents and information relating to securities business activities to overseas regulators when it is under direct investigation or evidence discovery conducted by overseas regulators, which could present significant legal and other obstacles to obtaining information needed for investigations and litigation conducted outside of China.

There may be difficulties in effecting service of legal process, conducting investigations, collecting evidence, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against FF and its management.

We currently have operations, and plan to have significant operations and assets in the future, in China. Moreover, one of our current directors is a national and resident of the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside of China with regard to such persons or assets relating to our operations in China, including actions arising under applicable U.S. federal and state securities laws. In addition, there are legal and other obstacles in China to providing information needed for regulatory investigations or litigation initiated by regulators outside China. Overseas regulators may have difficulties in conducting investigations or collecting evidence within China. It may also be difficult for investors to bring a lawsuit against us or our directors or executive officers based on U.S. federal securities laws in a Chinese court. Moreover, China does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts. Therefore, even if a judgment were obtained against us or our management for matters arising under U.S. federal or state securities laws or other applicable U.S. federal or state law, it may be difficult to enforce such a judgment with respect to our operations or assets in China.

A significant portion of FF’s financing in the near future is expected to come from investors in China, and such investment is subject to delay due to due diligence review, including know your customer, anti-money laundering and other review.

We conduct due diligence, including know your customer, anti-money laundering and other review, on all potential financing sources. This process has been time consuming, particularly in connection with review of investors in China, and may result in our not being able to consummate any financing from these or other financing sources on a timely basis or at all. If we are unable to raise sufficient additional funds in the near term, we may be required to further delay our production and delivery plans for the FF 91 Futurist, reduce headcount, liquidate our assets, file for bankruptcy, reorganize, merge with another entity, and/or cease operations. For more information, see “Risk Factors – Risks Related to FF’s Business and Industry – FF does not have sufficient liquidity to pay its outstanding obligations and to operate its business and it will likely file for bankruptcy protection if it is unable to access additional capital.”

Risks Related to the Restatement

FF has identified material weaknesses in its internal control over financial reporting. FF’s inability to remediate these material weaknesses, or identification of additional material weaknesses in the future or other failure to maintain effective internal control over financial reporting, has resulted, and could further result, in material misstatements in FF’s consolidated financial statements and FF’s ability to accurately or timely report its financial condition or results of operations, which may adversely affect FF’s business and share price.

FF’s management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A material weakness is defined as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. As a result of these material weaknesses, FF’s management concluded that its internal control over financial reporting was not effective as of December 31, 2022 or December 31, 2023. FF has engaged in remediation efforts designed to address these material weaknesses. As FF continues to evaluate and work to improve its internal control over financial reporting, FF may determine that additional measures or modifications to the remediation plan are necessary. FF is working to remediate the material weaknesses, but full remediation could go beyond December 31, 2024. At this time, we cannot predict the total costs expected to be incurred; however, the remediation measures have been and will continue to be time consuming, costly, and a significant demand on our financial and operational resources.

While FF believes these efforts will remediate the material weaknesses, it will not be considered remediated until FF completes the design and implementation of the enhanced controls, the controls operate for a sufficient period of time, and FF has concluded, through testing, that these controls are effective. FF may not be able to complete its evaluation, testing or any required remediation in a timely fashion, or at all. FF cannot assure you that the measures it has taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to its material weaknesses in internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. The effectiveness of FF’s internal control over financial reporting is subject to various inherent limitations, including cost, judgments and assumptions, human error and the risk of fraud. The material weaknesses, or a failure to promptly remediate them, may adversely affect our business, our reputation, our results of operations and the market price of our Class A Common Stock. If FF is unable to remediate the material weaknesses in a timely manner, our investors, customers and other business partners may lose confidence in our business or our financial reports, and our access to capital markets may be adversely affected.

In addition, our ability to record, process, and report financial information accurately, and to prepare financial statements within the time periods specified by the rules and regulations of the SEC and other regulatory authorities, could be adversely affected, which may result in violations of applicable securities laws, stock exchange listing requirements and the covenants under our debt and equity agreements. Any such delays or deficiencies could penalize us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and hurt our reputation and could thereby impede our ability to implement our growth strategy. We could also be exposed to lawsuits, investigations, or other legal actions.

The control deficiencies resulting in the material weaknesses, in the aggregate, has resulted, and may in the future result, in misstatements of accounts or disclosures that would result in a material misstatement of the annual or interim consolidated financial statements. For example, in July 2023, FF identified errors in its Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the periods ended March 31, 2023 and September 30, 2022, determined these financial statements should no longer be relied upon, and subsequently restated them.

In addition, we cannot be certain that we will not identify additional control deficiencies or material weaknesses in the future. If we identify future control deficiencies or material weaknesses, these may lead to adverse effects on our business, our reputation, our results of operations, and the market price of our Class A Common Stock. Further, if our remedial measures are insufficient to address the material weaknesses, or if additional material weaknesses or significant deficiencies in our internal control are discovered or occur in the future, our consolidated financial statements may contain material misstatements and we could be required to restate additional financial results.

Further, FF has recently experienced substantial turnover in key management personnel, including legal, compliance, human resources and finance personnel, as well as substantial changes to the composition of the Board, and further changes may occur in the future. As a result of these Board and management changes, there can be no guarantee that FF’s board of directors as composed in the future will agree with decisions made by the Board regarding the material weakness and the necessary remedial measures, that they will not identify other areas that require remediation or that they will continue to pursue the remediation measures. Any turnover of personnel, particularly accounting, finance and legal personnel, may also negatively impact FF’s internal controls over financial reporting and other disclosures and our ability to prepare and make timely and accurate public disclosures.

FF faces risks related to the restatement of its previously issued consolidated financial statements.

We reached a determination to restate certain financial information and related footnote disclosures in our previously issued consolidated financial statements for the 2022 Form 10-K for the period ended December 31, 2022 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2023 and September 30, 2022. As a result, we face a number of additional risks and uncertainties, which may affect investor confidence in the accuracy of our financial disclosures and may raise reputational issues for our business. We expect to continue to face many of the risks and challenges related to the restatement, including the following:

●	we may face potential for litigation or other disputes, which may include, among others. Claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement, and

●	the processes undertaken to effect the restatement may not have been adequate to identify and correct all errors in our historical financial statements and, as a result, we may discover additional errors and our financial statements remain subject to the risk of future restatement.

We cannot assure that all of the risks and challenges described above will be eliminated or that general reputational harm will not persist. If one or more of the foregoing risks or challenges persist, our business, operations and financial condition are likely to be materially and adversely affected.

Risks Related to Our Common Stock

FF is not able to continue to utilize its “at-the-market” equity program.

FF’s operations have consumed substantial amounts of cash since its inception. Historically, FF has primarily financed its operations through the sale of its Common Stock, warrants and convertible notes. For example, on June 16, 2023, FF filed the Registration Statement which was declared effective by the SEC on June 28, 2023. On September 26, 2023, FF also entered into a sales agreement with Stifel, Nicolaus & Company, Incorporated, B. Riley Securities, Inc., A.G.P./Alliance Global Partners, Wedbush Securities Inc. and Maxim Group LLC, as sales agents, to sell shares of Class A Common Stock, from time to time, with aggregate gross sales proceeds of up to $90.0 million pursuant to the Registration Statement as an ATM Program. The ATM Program was the primary source of liquidity for FF from September to December 2023.

Under applicable SEC rules and regulations, because FF failed to timely file the 2023 Form 10-K, it is not eligible to access the ATM Program.

Although alternative public and private transaction structures may be available, these may require additional time and cost, may impose operational restrictions on FF, and may not be available on attractive terms. FF’s inability to continue to raise capital when needed will harm its business, financial condition and results of operations, and will likely cause FF’s stock value to decline and FF will likely have to file for bankruptcy protection and its assets will likely be liquidated. FF’s equity holders would likely not receive any recovery at all in a bankruptcy scenario.

FF may not be in compliance with the continued listing requirements for Nasdaq in the future, the failure of which may cause the Company to be delisted, the failure to be in compliance with the Nasdaq continued listing requirements could also affect the market price and liquidity for the FF’s Common Stock and reduce the FF’s ability to raise additional capital.

On December 28, 2023, FF received a letter from the Listing Qualifications Staff of Nasdaq noting that FF was not in compliance with the requirement to maintain a minimum bid price of $1.00 per share for 30 consecutive trading days for continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). Beginning on November 9, 2023, FF’s closing bid price of the Class A Common Stock has been below $1.00 per share.

Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), FF was initially provided 180 calendar days from receipt of the notice from Nasdaq to regain compliance with the Minimum Bid Price Requirement.

On April 18, 2024, Nasdaq notified FF that since it had not yet filed 2023 Form 10-K, it no longer complied with Listing Rule 5250(c)(1). Pursuant to Listing Rule 5810(c)(2)(A), this deficiency was an additional basis for delisting.

On April 24, 2024, FF received a letter from Nasdaq indicating that FF was not in compliance with Nasdaq Listing Rule 5810(c)(3)(A)(iii), as FF’s Class A Common Stock had a closing bid price of $0.10 or less for ten consecutive trading days (the “Low Priced Stocks Rule”). The letter indicated that, as a result, the Nasdaq staff had determined to delist FF’s securities from The Nasdaq Capital Market (the “Delisting Determination”).

On May 1, 2024, FF requested a hearing to appeal the Delisting Determination, which stayed the suspension of FF’s securities for 15 days. FF also requested an extended stay of the suspension pending such hearing with Nasdaq’s Hearings Panel (the “Panel”), which Nasdaq granted on May 28, 2024.

The Nasdaq Hearings Panel granted the Company’s request for continued listing, conditional upon meeting the minimum bid price requirement by August 31, 2024. On August 14, 2024, the Company filed the 4th Certificate of Amendment to the Company’s Amended and Restated Charter with the Secretary of State of the State of Delaware to effect a reverse stock split at a ratio of 1:40 and to set the number of authorized shares of Class A Common Stock, par value $0.0001 per share, of the Company to 104,245,313 (which is 4,169,812,500 divided by 40, the reverse stock split ratio determined by the Board). The 4th Certificate of Amendment was authorized by the stockholders of the Company at the Company’s Annual Meeting of Stockholders held on July 31, 2024.

Pursuant to the Certificate of Amendment, effective as of 5:00 p.m., Eastern Time, on August 16, 2024, every 40 shares of the issued and outstanding Common Stock was automatically converted into one share of Common Stock, without any change in par value per share, and the number of authorized shares of Common Stock was reduced to 104,245,313.

On September 4, 2024, the Company received a letter from the Office of the General Counsel of the Nasdaq notifying the Company that it had regained compliance with the Nasdaq Capital Market’s minimum bid price requirement and periodic filing requirement (the “Periodic Filing Rule”) as required by the Panel decision dated June 26, 2024, as amended.

FF will keep monitoring the Company’s compliance with Nasdaq continued listing requirements. However, the Company cannot guarantee that it will not fail to be compliant with these requirements in the future.

The Company is subject to a mandatory panel monitor for a period of one (1) year from September 4, 2024. If within that one-year monitoring period, the Nasdaq Listing Qualifications staff (the “Staff”) finds the Company again out of compliance with the Periodic Filing Rule that was the subject of the exception, the Company will not be permitted to provide the Staff with a plan of compliance with respect to that deficiency and Staff will not be permitted to grant additional time for the Company to regain compliance with respect to that deficiency, nor will the Company be afforded an applicable cure or compliance period pursuant to the Nasdaq Listing Rules 5810(c)(3). The Staff will issue a Delist Determination Letter and the Company will have an opportunity to request a new hearing with the initial Panel or a newly convened Hearings Panel if the initial Panel is unavailable. The Company’s securities may be at that time delisted from the Nasdaq.

In addition, Nasdaq Listing Rule 5810(c)(3)(A)(iv) states that if a listed company that fails to meet the Minimum Bid Price Requirement after effecting one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one, then FF is not eligible for a Compliance Period. FF effected a 1-for-80 reverse stock split of its Common Stock on August 25, 2023, an additional 1-for-3 reverse stock split of its Common Stock on February 29, 2024, and an additional 1-for-40 reverse stock split of its Common Stock on August 16, 2024, if the Company again fails to meet the Minimum Bid price Requirement before August 25, 2025, the Common Stock of the Company will be delisted and the Company is not subject to any additional reverse stock split.

If Nasdaq delists FF’s shares from trading on its exchange for failure to meet the applicable listing standards, we and our stockholders could face significant material adverse consequences including:

●	a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of our Common Stock;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

FF does not currently intend to pay dividends on the Class A Common Stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of the Class A Common Stock.

FF has no direct operations and no significant assets other than the ownership of the stock of its subsidiaries. As a result, FF will depend on its subsidiaries for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our Class A Common Stock. Applicable state law and contractual restrictions, including in agreements governing the current or future indebtedness of FF, as well as the financial condition and operating requirements of FF and limitations on the ability of the PRC Subsidiaries’ ability to pay dividends or make payment to us, may limit our ability to obtain cash from FF subsidiaries. Thus, we do not expect to pay cash dividends on our Class A Common Stock. Any future dividend payments are within the absolute discretion of our Board and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our Board may deem relevant.

FF may be required to take write-downs or write-offs, or FF may be subject to restructuring, impairment or other charges that could have a significant negative effect on FF’s business, prospects, financial condition, results of operations and the trading price of FF’s securities, which could cause you to lose some or all of your investment.

Factors outside of FF’s control may, at any time, arise. As a result of these factors, FF may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in FF reporting losses. Even though these charges may be non-cash items and therefore not have an immediate impact on FF’s liquidity, the fact that FF reports charges of this nature could contribute to negative market perceptions about FF or its securities. In addition, charges of this nature may cause FF to be unable to obtain future financing on favorable terms or at all.

The price of the Class A Common Stock has been and may continue to be highly volatile, and you could lose all or part of your investment.

The trading price of the Class A Common Stock has been and may continue to be highly volatile and could be attributable, among others, to factors beyond our control, including limited trading volume. For example, our stock traded within a range of a high price of $72.00 and a low price of $1.60 per share for the period from April 16, 2024, through October 30, 2024.

Any of the factors listed below could have a material adverse effect on the market price of the Class A Common Stock and as a result your investment in FF’s securities, and FF’s securities may trade at prices significantly below the price paid by you. In such circumstances, the trading price of FF’s securities may not recover and may experience a further decline. Factors affecting the trading price of FF’s securities may include:

●	FF’s failure to raise sufficient financing;

●	actual or anticipated fluctuations in FF’s financial results or the financial results of companies perceived to be similar to it;

●	changes in the market’s expectations about FF’s operating results;

●	success of competitors;

●	FF’s ability to meet its three-phase delivery plan;

●	FF’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	FF’s ability to attract and retain senior management or key operating personnel, and the addition or departure of key personnel;

●	changes in financial estimates and recommendations by securities analysts concerning FF or the transportation industry in general;

●	operating and share price performance of other companies that investors deem comparable to FF;

●	FF’s ability to market new and enhanced products and technologies on a timely basis;

●	changes in laws and regulations affecting FF’s business;

●	FF’s ability to meet compliance requirements;

●	commencement of, or involvement in, threatened or actual litigation and government investigations;

●	changes in FF’s capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of FF’s Common Stock available for public sale;

●	any change in FF’s Board or management;

●	actions taken by FF’s directors, executive officers or significant stockholders such as sales of FF’s Common Stock, or the perception that such actions could occur;

●	ongoing and potential litigation involving FF, including the SEC investigation;

●	the implementation of the Special Committee’s recommendations and FF’s related remedial actions; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of FF’s securities irrespective of FF’s operating performance. The stock markets in general have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of FF’s securities, may not be predictable. A loss of investor confidence in the market for electric vehicle manufacturers’ stocks or the stocks of other companies which investors perceive to be similar to FF could depress FF’s share price regardless of FF’s business, prospects, financial conditions or results of operations. A decline in the market price of FF’s securities also could adversely affect FF’s ability to issue additional securities and FF’s ability to obtain additional financing in the future.

FF’s ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Business Combination or other ownership changes.

Legacy FF has net operating loss carryforwards for U.S. federal and state, as well as non-U.S., income tax purposes that are potentially available to offset future taxable income, subject to certain limitations (including the limitations described below). If not utilized, U.S. federal net operating loss carryforward amounts generated prior to January 1, 2018 will begin to expire 20 years after the tax year in which such losses originated. Non-U.S. and state net operating loss carryforward amounts may also be subject to expiration. Realization of these net operating loss carryforwards depends on the future taxable income of FF, and there is a risk that the existing carryforwards of FF could expire unused and be unavailable to offset future income tax liabilities, which could materially and adversely affect FF’s operating results.

Under Section 382 of the Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in the ownership of its equity by certain stockholders over a three-year period), the corporation’s ability to use its pre-change net operating loss carryforwards and certain other pre-change tax attributes to offset its post-change income may be limited. The applicable rules generally operate by focusing on changes in ownership among stockholders considered by the rules as owning, directly or indirectly, 5% or more of the stock of a company, as well as changes in ownership arising from new issuances of stock by FF. Legacy FF may have experienced ownership changes in the past and FF may have experienced an ownership change as a result of the Business Combination. FF may also experience ownership changes in the future as a result of changes in the ownership of its stock, which may be outside our control. Accordingly, FF’s ability to utilize its net operating loss carryforwards could be limited by such ownership changes, which could result in increased tax liability to FF, potentially decreasing the value of its stock.

There are additional limitations found under Sections 269, 383, and 384 of the Code that may also limit the use of net operating loss carryforwards that may apply and result in increased tax liability to FF, potentially decreasing the value of the Common Stock. In addition, a Separate Return Limitation Year (“SRLY”), generally encompasses all separate return years of a U.S. federal consolidated group member (or predecessor in a Section 381 or other transaction), including tax years in which it joins a consolidated return of another group. According to Treasury Regulation Section 1.1502-21, net operating losses of a member that arise in a SRLY may be applied against consolidated taxable income only to the extent of the loss member’s cumulative contribution to the consolidated taxable income. As a result, this SRLY limitation may also increase FF’s tax liability (by reducing the carryforward of certain net operating losses that otherwise might be used to offset the amount of taxable gain), potentially decreasing the value of the Common Stock.

FF’s tax obligations and related filings have become significantly more complex and subject to greater risk of audit or examination by taxing authorities, and outcomes resulting from such audits or examinations could adversely impact our business, prospects, financial condition and results of operations, including our after-tax profitability and financial results.

FF’s operations are subject to significant income, withholding and other tax obligations in the United States and may become subject to taxes in numerous additional state, local and non-U.S. jurisdictions with respect to our income, operations and subsidiaries related to those jurisdictions. In addition, FF now has international supplier and customer relationships and may expand operations to multiple jurisdictions, including jurisdictions in which the tax laws, their interpretation or their administration may not be favorable. Additionally, future changes in tax law or regulations in any jurisdiction in which FF operates or will operate could result in changes to the taxation of FF’s income and operations, which could cause our after-tax profitability to be lower than anticipated.

FF’s potential future after-tax profitability could be subject to volatility or affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds (including refunds of value added taxes) and other benefits to reduce FF’s tax liabilities, (b) changes in the valuation of FF’s deferred tax assets and liabilities, (c) expected timing and amount of the release of any tax valuation allowances, (d) tax treatment of stock-based compensation, (e) changes in the relative amount of our earnings subject to tax in the various jurisdictions in which FF operates or has subsidiaries, (f) the potential expansion of FF’s business into or otherwise becoming subject to tax in additional jurisdictions, (g) changes to FF’s existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of FF’s intercompany transactions and the extent to which taxing authorities in the relevant jurisdictions respect those intercompany transactions and (i) FF’s ability to structure its operations in an efficient and competitive manner. Due to the complexity of multinational tax obligations and filings, FF may have a heightened risk related to audits or examinations by U.S. federal, state, local and non-U.S. taxing authorities. Outcomes from these audits or examinations could have an adverse effect on our business, prospects, financial condition and results of operations, including our after-tax profitability and financial condition.

FF’s potential future after-tax profitability may also be adversely impacted by changes in the relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect. Additionally, the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent BEPS recently entered into force among the jurisdictions that have ratified it, although the United States has not yet entered into this convention. These recent changes could negatively impact FF’s taxation, especially if FF expands its relationships and operations internationally.

FF’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) could have a material adverse effect on its business.

The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Legacy FF as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are now applicable after the consummation of the Business Combination. As described in “Risk Factors – Risks Related to the Restatement – FF has identified material weaknesses in its internal control over financial reporting. If FF is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain effective internal control over financial reporting, could result in material misstatements in FF’s consolidated financial statements and FF’s inability to accurately or timely report its financial condition or results of operations, which may adversely affect FF’s business and share price.” management has identified material weaknesses in the Company’s internal control over financial reporting. If FF does not remediate such material weaknesses, or if other material weaknesses are identified, or if FF is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

FF may issue additional shares of Common Stock or preferred shares, which would dilute the interest of FF stockholders.

FF has and may, in the future, issue a substantial number of additional shares of Common Stock or preferred stock. The issuance of additional shares of Common Stock or preferred stock:

●	may significantly dilute the equity interest of investors;

●	may subordinate the rights of holders of Common Stock if preferred stock is issued with rights senior to those afforded our Common Stock;

●	could cause a change of control if a substantial number of shares of our Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

●	may adversely affect prevailing market prices for our Common Stock.

Sales of a substantial number of shares of our Class A Common Stock in the public market, including the resale of the shares of Common Stock held by FF stockholders pursuant to Rule 144, could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of Common Stock intend to sell shares, could reduce the market price of the Class A Common Stock.

In addition, as of October 8, 2024, the Class A Common Stock was also subject to potential dilution from: (i) conversion of notes and exercise of warrants for which 26,134 shares have been registered; (ii) conversion of notes which have satisfied the holding period subject to Rule 144 eligibility; (iii) the exercise of up to 1,296,410 warrants; (iv) the exercise of up to 2,879 stock options; (v) the vesting of 1,516,942 unvested RSUs; (vi) the issuance of up to 868 earnout shares pursuant to the triggering events in the merger agreement; (vii) the issuance of up to 803 remaining registered shares of Class A Common Stock that FF may elect, in its sole discretion, to issue and sell to YA II PN Ltd. (“Yorkville”) pursuant to the SEPA (as defined in Note 2, Liquidity and Capital Resources and Going Concern, to the Notes to Consolidated Financial Statements) (FF currently does not have enough authorized and uncommitted shares to access the SEPA); (viii) issuance of shares in connection with the ATM Program. Additionally, the Class A Common Stock is subject to potential dilution upon the full conversion and exercise of the SPA Notes, SPA Warrants, Original Unsecured SPA Notes, Pre-existing SPA Notes and Pre-existing SPA Warrants. The Class A Common Stock is also subject to potential dilution due to issuance of Common Stock in connection with future equity and/or convertible debt financings. Sales of substantial numbers of such shares in the public market, including the resale of the shares of Common Stock held by FF stockholders, could adversely affect the market price of the Class A Common Stock, the impact of which is increased as the value of our stock price increases.

The issuance of additional shares of Common Stock, including upon full conversion of the principal amount of all outstanding notes and warrants and/or the implementation of the full ratchet anti-dilution price protection in the notes and warrants would substantially dilute the ownership interest of existing stockholders

The shares of Class A Common Stock issuable upon full conversion and exercise of the SPA Notes, Pre-existing SPA Notes and the SPA Warrants and Pre-existing SPA Warrants issued and issuable under the SPA and Pre-existing SPA, as amended, upon full conversion of the note issued pursuant to Original Unsecured SPA, and upon full conversion and exercise of the Streeterville Note and the Streeterville Warrant will result in significant additional dilution to the existing stockholders of FF. At a special meeting of FF stockholders held on November 3, 2022, FF stockholders approved (among other proposals) a proposal to approve, as is required by the applicable Nasdaq rules and regulations, transactions involving notes and warrants issued to certain investors as committed under the SPA, the Joinder and the Third Amendment, including the issuance of any shares in excess of 19.99% of the issued and outstanding shares of the Common Stock upon conversion of the Pre-existing SPA Notes and exercise of the Pre-existing SPA Warrants. At a special meeting of FF stockholders held on March 30, 2023, FF stockholders approved (among other proposals) a proposal to approve, as is required by the applicable Nasdaq rules and regulations, additional transactions involving notes and warrants issued to certain investors as committed under the Sixth Amendment to the Pre-existing SPA. At a special meeting of FF stockholders held on August 16, 2023, FF stockholders approved (among other proposals), as is required by the applicable Nasdaq rules and regulations, additional transactions involving notes and warrants issued to MHL, V W Investment and Senyun under the Original Unsecured SPA, as amended. At a special meeting of FF stockholders held on February 5, 2024, FF stockholders approved (among other proposals), as is required by the applicable Nasdaq rules and regulations, additional transactions involving notes and warrants issued to Streeterville Capital, LLC (“Streeterville”) under the Unsecured Streeterville SPA. To the extent the Pre-existing SPA Notes, the Notes issued pursuant to notes issued pursuant to Original Unsecured SPA and the Streeterville Note are converted and the Pre-existing SPA Warrants and the Streeterville Warrant are exercised, such conversions and exercises would have a significant dilutive effect on the ownership interest of existing stockholders of FF.

FF has granted preferential director nomination rights to certain investors which may cause FF to fall out of compliance with Nasdaq listing rules.

FF has been raising additional capital via debt or equity financings and expects to continue doing so in order to continue its operations. See “Risk Factors – Risks Related to FF’s Business and Industry – FF does not have sufficient liquidity to pay its outstanding obligations and to operate its business and it will likely file for bankruptcy protection if it is unable to access additional capital.” As discussed above, the sale of additional equity or convertible debt securities could result in further dilution of the equity interests of our existing stockholders. Additionally, FF has entered into arrangements with certain of stockholders that give them additional representation on the Board. Pursuant to the Amended Shareholder Agreement, FF Top has the right to nominate for election to the Board four designees until the first date on which FF Top has ceased to beneficially own at least 88,890 shares of Common Stock for at least 365 consecutive days, with such amount subject to adjustment in connection with any stock split, reverse stock split or other similar corporate action after the date of the Amended Shareholder Agreement. Following the termination of FF Top’s right to nominate four designees, FF Top will continue to have the right to nominate a number of designees not less than the number equal to the total number of directors on the Board, multiplied by the aggregate voting power of the shares of Common Stock and other securities of FF generally entitled to vote in the election of directors of FF beneficially owned by FF Top and its affiliates, divided by the total voting power of the then-outstanding shares of Common Stock issued as of the record date for any meeting of stockholders of FF at which directors are to be elected, rounding up to the next whole director. Such right granted to FF Top or other similar rights granted to other investors in the future may cause FF to fall out of compliance with certain of Nasdaq’s listing rules, in particular Nasdaq Rule 5640, which disallows the voting rights of existing stockholders to be disparately reduced through any corporate action or issuance, and cause FF’s Class A Common Stock to be delisted from Nasdaq.

FF’s Amended and Restated Charter provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit FF’s stockholders’ ability to obtain a chosen judicial forum for disputes with it or its directors, officers, employees or stockholders.

FF’s Amended and Restated Charter requires to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the forum provisions in our certificate of incorporation. In addition, our Amended and Restated Charter provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act.

In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our Amended and Restated Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

Charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of the Common Stock.

FF’s Amended and Restated Charter and Amended and Restated Bylaws contain provisions that could delay or prevent a change in control of FF. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

●	authorizing the Board to issue preferred stock with voting or other rights or preferences that could discourage a takeover attempt or delay changes in control;

●	prohibiting cumulative voting in the election of directors;

●	limiting the adoption, amendment or repeal of FF’s Amended and Restated Bylaws or the repeal of the provisions of our Amended and Restated Charter regarding the election and removal of directors without the required approval of at least two-thirds of the shares entitled to vote at an election of directors;

●	prohibiting stockholder action by written consent; and

●	limiting the persons who may call special meetings of stockholders.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board, which is responsible for appointing the members of our management. In addition, the provisions of Section 203 of the Delaware General Corporate Law (“DGCL”) govern FF. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with FF for a certain period of time without the consent of its Board. These and other provisions in our Amended and Restated Charter and Amended and Restated Bylaws and under Delaware law could discourage potential takeover attempts, reduce the price investors might be willing to pay in the future for shares of Class A Common Stock and result in the market price of Class A Common Stock being lower than it would be without these provisions.

Claims for indemnification by FF’s directors and officers may reduce its available funds to satisfy successful third-party claims against it and may reduce the amount of money available to it.

Our Amended and Restated Charter and Amended and Restated Bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the DGCL, our Amended and Restated Bylaws and our indemnification agreements that we entered into with our directors and officers provide that:

●	We will indemnify our directors and officers for serving FF in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

●	We may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

●	We will be required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers will undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

●	The rights conferred in our Amended and Restated Bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

●	We may not retroactively amend provisions of our Amended and Restated Bylaws to reduce our indemnification obligations to directors, officers, employees and agents.

FF’s dual-class structure may depress the trading price of the Class A Common Stock.

We cannot predict whether FF’s dual-class structure will result in a lower or more volatile market price of the Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, pursuant to which companies with multiple classes of shares of common stock are excluded. In addition, several stockholder advisory firms have announced their opposition to the use of multiple-class structures. As a result, the dual-class structure of the Common Stock may cause stockholder advisory firms to publish negative commentary about FF’s corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices or any actions or publications by stockholder advisory firms critical of our corporate governance practices or capital structure could adversely affect the value and trading market of the Class A Common Stock.

If securities or industry analysts do not publish research or reports about FF’s business or publish negative reports about its business, its share price and trading volume could decline.

The trading market for our Class A Common Stock will depend on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover FF downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of FF or fail to regularly publish reports on FF, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

FF has incurred and will continue to incur increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, FF has incurred and will continue to incur increased legal, accounting, administrative and other costs and expenses as a public company that Legacy FF did not incur as a private company. The Sarbanes-Oxley Act , including the requirements of Section 404, to the extent applicable to FF, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time consuming. Under a number of those requirements, we have to carry out activities Legacy FF has not done previously. For example, FF has created committees of the Board and adopted internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements are incurred on a continuous basis. Furthermore, if any issues in complying with those requirements are identified (for example, if FF identifies additional material weaknesses or significant deficiency in internal control over financial reporting), we would incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.

For as long as we remain an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” See “The JOBS Act permits “emerging growth companies” like FF to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies. The reduced reporting requirements applicable to us may make FF’s shares of Common Stock less attractive to investors” for more information. There is no guarantee that the exemptions available to us under the JOBS Act will result in significant savings. To the extent we choose not to use exemptions from various reporting requirements under the JOBS Act, we will incur additional compliance costs, which may impact earnings.

The JOBS Act permits “emerging growth companies” like FF to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies. The reduced reporting requirements applicable to us may make FF’s shares of Common Stock less attractive to investors.

FF qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, FF is eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in FF’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, FF’s stockholders may not have access to certain information they may deem important. FF will remain an emerging growth company until the earliest of (i) the last day of our fiscal year following July 24, 2025 (the fifth anniversary of the consummation of PSAC’s initial public offering), (ii) the last day of the fiscal year in which the market value of FF’s shares of Common Stock that are held by non-affiliates exceeds $700.0 million as of June 30 of that fiscal year, (iii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation) or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt in the prior three-year period. We cannot predict whether investors will find FF’s securities less attractive because it will rely on these exemptions. If some investors find FF’s securities less attractive as a result of its reliance on these exemptions, the trading prices of FF’s securities may be lower than they otherwise would be, there may be a less active trading market for FF’s securities and the trading prices of FF’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of FF’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. We cannot predict if investors will find our shares of Common Stock less attractive because we will rely on these exemptions. If some investors find our shares of Common Stock less attractive as a result, there may be a less active market for our shares of Common Stock and our share price may be more volatile.

If FF has not fully developed and implemented all required accounting practices and policies and has been unable to provide the financial information required of a U.S. publicly traded company in a timely and reliable manner.

We have failed to develop and maintain effective internal controls and procedures and disclosure procedures and controls, we have been unable to provide financial information and required SEC reports that a U.S. publicly traded company is required to provide in a timely and reliable fashion. Any such delays or deficiencies could penalize us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and hurt our reputation and could thereby impede our ability to implement our growth strategy. The delay in filing the 2023 Form 10-K has resulted in our failure to meet the requirements for listing of our shares of Common Stock on Nasdaq.

SELECTED HISTORICAL FINANCIAL DATA

On August 16, 2024, we effected a 1-for-40 reverse stock split of our common stock. The following selected historical financial data was derived from our historical financial statements that have been incorporated by reference into this prospectus, and recasts certain portions of such financial statements to give effect to the reverse stock split. No other changes to our historical financial statements were made in recasting the amounts set forth below.

Consolidated Statements of Operations Data	Years Ended December 31,
(in thousands, except shares)	2023	2022
Revenue	$784	$-
Cost of revenues	42,607	-
Gross loss	(41,823)	-
Total operating expenses	244,231	437,144
Loss before income taxes	(431,635)	(602,178)
Net Loss	$(431,744)	$(602,239)
Per share information
Net loss per share of Class A and B Stock attributable to common stockholders:
Basic	$(1,792.44)	$(15,742.34)
Diluted	$(1,792.44)	$(15,742.34)
Weighted average common shares used in computing net loss per share of Class A and Class B Common Stock (1)
Basic	240,869	38,256
Diluted	240,869	38,256

	Three Months Ended March 31,
	2024	2023
Revenue	$2	$-
Cost of revenues	20,687	-
Gross loss	(20,685)	-
Total operating expenses	22,923	95,484
Loss before income taxes	(48,217)	(144,973)
Net Loss	$(48,217)	$(144,973)
Per share information
Net loss per share of Class A and B Stock attributable to common stockholders:
Basic	$(26.23)	$(1,928.76)
Diluted	$(26.23)	$(1,928.76)
Weighted average common shares used in computing net loss per share of Class A and Class B Common Stock (1)
Basic	1,837,959	75,164
Diluted	1,837,959	75,164

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$293	$-	$295	$-
Cost of revenues	20,970	6,613	41,657	6,613
Gross profit	(20,677)	(6,613)	(41,362)	(6,613)
Total operating expenses	29,932	49,366	52,855	145,214
Loss before income taxes	(108,681)	(124,900)	(156,898)	(269,873)
Net Loss	$(108,685)	$(124,928)	$(156,902)	$(269,901)
Per share information
Net loss per share of Class A and B Common Stock attributable to common stockholders:
Basic	$(12.38)	$(1,002.03)	$(29.41)	$(2,688.44)
Diluted	$(12.38)	$(1,002.03)	$(29.41)	$(2,688.44)
Weighted average shares used in computing net loss per share of Class A and Class B Common Stock (1)
Basic	8,778,201	124,675	5,334,381	100,393
Diluted	8,778,201	124,675	5,334,381	100,393

(1)	Adjusted to give effect to 1-for-40 reverse stock split that became effective on August 16, 2024.

Consolidated Balance Sheet Data	December 31,	December 31,
(in thousands, except shares)	2023	2022
Total current assets	$91,364	$84,526
Total assets	530,539	529,288
Total current liabilities	261,176	268,245
Total liabilities	302,303	328,296
Class A Common Stock, $0.0001 par value; 99,815,625 and 99,815,625 shares authorized; 1,060,833 and 58,682 shares issued and outstanding as of December 31, 2023 and 2022, respectively(1)	-	-
Class B Common Stock, $0.0001 par value; 4,429,688 and 4,429,688 shares authorized; 6,667 and 6,667 shares issued and outstanding as of December 31, 2023 and 2022, respectively(1)	-	-
Preferred Stock, $0.0001 par value, 10,000,000 shares authorized; zero shares issued and outstanding as of December 31, 2023 and 2022, respectively(1)	-	-
Additional paid-in capital	4,180,873	3,724,242
Accumulated other comprehensive gain	5,862	3,505
Accumulated deficit	(3,958,499)	(3,526,755)
Total stockholders’ equity	228,236	200,992
Total liabilities and stockholders’ equity	530,539	529,288

	March 31,	December 31,
	2024	2023
	(Unaudited)
Total current assets	$82,736	$91,364
Total assets	499,941	530,539
Total current liabilities	256,990	261,176
Total liabilities	298,422	302,303
Class A Common Stock, $0.0001 par value; 99,815,625 and 99,815,625 shares authorized; 11,031,625 and 1,060,833 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively(1)	-	-
Class B Common Stock, $0.0001 par value; 4,429,688 and 4,429,688 shares authorized; 6,667 and 6,667 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively(1)	-	-
Preferred Stock, $0.0001 par value, 10,000,00 shares authorized; 10,000,000 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively(1)	-	-
Additional paid-in capital	4,202,141	4,180,873
Accumulated other comprehensive gain	6,094	5,862
Accumulated deficit	(4,006,716)	(3,958,499)
Total stockholders’ equity	201,519	228,236
Total liabilities and stockholders’ equity	499,941	530,539

	June 30,	December 31,
	2024	2023
	(Unaudited)
Total current assets	$70,071	$91,364
Total assets	457,888	530,539
Total current liabilities	268,161	261,176
Total liabilities	309,206	302,303
Class A Common Stock, $0.0001 par value; 99,815,625 and 99,815,625 shares authorized; 11,031,625 and 1,060,833 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively(1)	1	-
Class B Common Stock, $0.0001 par value; 4,429,688 and 4,429,688 shares authorized; 6,667 and 6,667 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively(1)	-	-
Preferred Stock, $0.0001 par value, 10,000,000 shares authorized; 10,000,000 and zero shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively(1)	-	-
Additional paid-in capital	4,257,356	4,180,873
Accumulated other comprehensive gain	6,726	5,862
Accumulated deficit	(4,115,401)	(3,958,499)
Total stockholders’ equity	148,682	228,236
Total liabilities and stockholders’ equity	457,888	530,539

(1)	Adjusted to give effect to 1-for-40 reverse stock split that became effective on August 16, 2024.

USE OF PROCEEDS

All of the Class A Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. The Company will not receive any of the proceeds from these sales.

The Selling Securityholders will pay any underwriting fees, discounts and selling commissions incurred by such Selling Securityholders in disposing of their Class A Common Stock. Pursuant to a registration rights agreement entered into by FFIE and certain stockholders of FFIE, FFIE will bear all other costs, fees and expenses incurred in effecting the registration of the Class A Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of counsel and independent registered public accountants.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of the Class A Common Stock underlying the SPA Notes, SPA Warrants and PA Warrants offered hereby is determined by reference to the conversion and exercise prices of the SPA Notes, SPA Warrants and PA Warrants, respectively, as applicable.

We cannot currently determine the price or prices at which shares of Class A Common Stock may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR CLASS A COMMON STOCK AND DIVIDEND POLICY

Market Information

Our shares of Class A Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “FFIE” and “FFIEW,” respectively. Prior to the consummation of the Business Combination, our Common Stock and Public Warrants were listed on Nasdaq under the symbols “PSAC” and “PSACW,” respectively. As of October 28, 2024, there were 442 holders of record of our Class A Common Stock, one holder of our Class B Common Stock, three holder of record of our Public Warrants, and one holder of warrants included in the private units purchased in connection with the initial public offering of PSAC (“Private Warrants”).

Dividend Policy

We have not paid any cash dividends on our Class A Common Stock or the warrants to date. Our Board may from time to time consider whether or not to institute a dividend policy. It is our present intention to retain any earnings for use in our business operations and accordingly, we do not anticipate our Board declaring any dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board. Further, our ability to declare dividends will also be limited by restrictive covenants contained in our debt agreements.

Securities Authorized for Issuance Under Equity Incentive Plan

2021 Stock Incentive Plan (“2021 SI Plan”)

In July 2021, the Company adopted the 2021 SI Plan. The 2021 SI Plan allows the Board to grant incentive and nonqualified stock options, restricted shares, unrestricted shares, restricted share units, and other stock-based awards for Class A Common Stock to employees, directors, and non-employees. At the special meeting held on August 16, 2023, the Company’s stockholders approved (among other proposals) an amendment to the 2021 SI Plan to increase the number of shares of Class A Common Stock available for issuance under the 2021 SI Plan by an additional 861,608 shares.

As a result of the February 2024 Reverse Stock Split on March 1, 2024, the number of shares of Class A Common Stock reserved for issuance under the 2021 SI Plan, the Company’s Equity Incentive Plan, and the Company’s Special Talent Incentive Plan (the “Plans”), as well as the number of shares subject to the then-outstanding awards under each of the Plans, were proportionately adjusted, using the 1-for-3 ratio, rounded down to the nearest whole share. In addition, the exercise price of the then-outstanding stock options under each of the Plans was proportionately adjusted, using the 1-for-3 ratio, rounded up to the nearest whole cent.

As of June 30, 2024 and December 31, 2023, the Company had 64,673 and 26,678 shares of Class A Common Stock available for future issuance under its 2021 SI Plan after giving effect to the 1-for-40 reverse stock split..

At the annual meeting of stockholders held on July 31, 2024, the Company’s stockholders approved (among other proposals) an amendment to the 2021 SI Plan to increase the number of shares of Class A Common Stock available for issuance under the 2021 SI Plan by an additional 2.2 million shares, after giving effect to the 1-for-40 reverse stock split.

SOP/SOD Incentive Plan

On February 23, 2023, the Board approved the Company’s SOP/SOD Incentive Plan (“Incentive Plan”) granting: (i) cash bonuses to all active employees of the Company that began employment at the Company prior to December 31, 2022 upon the commencement of the start of production of the Company’s FF 91 Futurist on or prior to March 31, 2023 and (ii) cash bonuses and equity incentive awards to all active employees of the Company that began employment at the Company prior to December 31, 2022 upon the commencement of the start of delivery of the Company’s FF 91 Futurist on or prior to April 30, 2023 (“Delivery Condition”).

On August 17, 2023, the Board approved an amendment to the Incentive Plan (“Incentive Plan Amendment”) to reflect the updated timing of the previously announced FF 91 2.0 Futurist Alliance phase two of its Delivery Plan from the end of April 2023 to the end of the second quarter 2023 and subsequently to August 2023. The Incentive Plan Amendment is available to all active employees of the Company that began employment at the Company prior to July 1, 2023 and reduced the cash bonuses and milestone based restricted stock units (“RSUs”) by 10% for the internal Company sign-off on requirements to commence phase two of the Company’s Delivery Plan on or prior to July 31, 2023 (“New Delivery Condition”). Pursuant to the Incentive Plan Amendment, RSU awards will be granted after the Company has sufficient additional shares available for such issuance (“Share Issuance Condition”) and cash bonuses will be paid once the Company has received an additional $15.0 million in financings.

The Incentive Plan Amendment includes the grant of RSUs to certain executive officers of the Company upon the Company’s satisfaction of the New Delivery Condition and the Share Issuance Condition with a grant date fair market value of approximately $8.0 million, subject to vesting in three annual installments on the first three anniversaries of the grant date, generally subject to the applicable executive’s continuous employment through each applicable vesting date. In addition, subject to the Share Issuance Condition, upon the satisfaction of the New Delivery Condition and continuing for an eight-year period, certain executive officers will annually receive a grant of fully-vested RSUs with a grant date fair market value of $0.8 million, subject to their continued employment through each grant date of the award.

During the three and six months ended June 30, 2024, the Company recognized a reduction of $1.3 million and $1.1 million of cash bonus expense under the Incentive Plan, respectively. As a result of the Share Issuance Condition not yet being met, no RSUs have been granted under the Incentive Plan.

During the six months ended June 30, 2024, the Company granted 763,889 RSUs, which had a weighted-average grant date fair value of $0.19 per share. As of June 30, 2024, the total remaining stock-based compensation expense for unvested RSUs was $0.4 million, which is expected to be recognized over a weighted-average period of 0.72 years.

In addition to the above, the Company granted 1,524,879 RSUs in September of 2024, with a weighted average grant date fair value of $3.99.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to help the reader understand FF’s results of operations and financial condition. This discussion and analysis is provided as a supplement to, and should be read in conjunction with, FF’s audited consolidated financial statements and FF’s unaudited condensed consolidated financial statements and notes thereto included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to FF’s plans and strategy for FF’s business, includes forward-looking statements that involve risks and uncertainties. FF’s actual results may differ materially from management’s expectations as a result of various factors, including but not limited to those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” The objective of this section is to provide investors an understanding of the financial drivers and levers in FF’s business and describe the financial performance of the business.

Availability of Information

We make available through our company website, free of charge, our company filings with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. The reports we make available include annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, registration statements, and any amendments to those documents. The website link to our SEC filings is investors.ff.com/financial-information/sec-filings.

We intend to use press releases, our Investor Relations website, investor.ff.com, and certain social media accounts as a means of disclosing information and observations about the Company and its business that may be of interest or material to our investors, material, non-public information, and for complying with our disclosure obligations under Regulation FD: Instagram, Facebook, X, LinkedIn, YouTube, FF App, WeChat, Weibo, Toutiao, Douyin, and Futu. The information and observations we post through these social media channels may be deemed material. Accordingly, investors should monitor the Investor Relations website and these social media channels, in addition to following our press releases, filings with the SEC, public conference calls, presentations, and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time. The information contained on, or that may be accessed through, our website or social media channels, is not incorporated by reference into, and is not a part of, this Report or any other report or document filed with the SEC. Any reference to our website in this Report is intended to be an inactive textual reference only.

Overview

The Company is a California-based, global, shared, intelligent, mobility ecosystem company is a global, shared, intelligent, mobility ecosystem company with a vision to disrupt the automotive industry.. The Company is a holding company incorporated in the State of Delaware on February 11, 2020, conducts its operations through the subsidiaries of FF Intelligent Mobility Global Holdings Ltd. (“Legacy FF”), which was founded in 2014 and is headquartered in Los Angeles, California. Our Class A Common Stock and Public Warrants trade on The Nasdaq Capital Market (“Nasdaq”) under the ticker symbols “FFIE” and “FFIEW,” respectively.

FF designs and engineers next-generation intelligent, connected, electric vehicles. We manufacture vehicles at our production facility in Hanford, California (the “FF ieFactory California”), with additional future production capacity needs addressed through a contract manufacturing agreement with Myoung Shin Co., Ltd. (“Myoung Shin”), an automotive manufacturer headquartered in South Korea. We have additional engineering, sales, and operational capabilities in China and are exploring opportunities for potential manufacturing capabilities in China through a joint venture or other arrangements.

Since our founding, we have created major innovations in technology, products, and a user-centered business model. We believe these innovations will enable us to set new standards in luxury and performance that will redefine the future of intelligent mobility.

We believe the following combination of capabilities of our products, technology, the upgrade to FF Product and Technology Upgrade Generation 2.0 (PT Gen 2.0), team, and business model distinguish us from our competitors:

●	We have designed and developed a breakthrough mobility platform — our proprietary Variable Platform Architecture (“VPA”).

●	Our propulsion system provides a competitive edge in acceleration and range, enabled by an expected industry-leading inverter design, and propulsion system.

●	Our advanced Internet Artificial Intelligence (“I.A.I.”) technology offers high-performance computing, high speed internet connectivity, Over-the-Air (“OTA”) updating, an open ecosystem for third-party application integration, and an advanced autonomous driving-ready system, in addition to several other proprietary innovations that enable us to build an advanced, highly-personalized user experience.

●	Since inception, we have developed a portfolio of intellectual property, established our supply chain, and assembled a global team of automotive and technology experts and innovators to achieve our goal of redefining the future of the automotive industry. As of June 30, 2024, we have been granted approximately 660 patents globally.

●	We believe that the FF 91 Futurist (the “FF 91,” “FF 91 Futurist,” or “FF 91 2.0 Futurist Alliance”) is the first ultra-luxury electric vehicle to offer a highly-personalized, fully-connected user experience for driver and passengers. We started production on the first FF 91 Futurist and delivered the first FF 91 2.0 Futurist Alliance in 2023.

●	Our planned B2C passenger vehicle pipeline includes the FF91 series, the FF81 series, and the FF71 series.

●	Subject to future financing, we plan to produce and deliver our second passenger vehicle, the FF 81, which is expected to be designed to be a premium, mass-market electric vehicle positioned to compete against the Tesla Model S, Tesla Model X, the BMW 5-series, the Range Rover Sport and similar vehicles.

●	Subject to future financing, we plan to develop a mass-market passenger vehicle, the FF 71. We expect to start production and deliveries of the FF 71 subsequent to production and deliveries of the FF 81. The FF 71 is expected to be designed to integrate full connectivity and advanced technology into a smaller vehicle size and is positioned to compete with vehicles such as the Tesla Model 3, Tesla Model Y, and the BMW 3-series.

●	Subject to future financing, we plan to develop a Smart Last Mile Delivery (“SLMD”) vehicle to address the high-growth, last-mile delivery opportunity, particularly in Europe, China and the U.S. Our modular VPA facilitates entry into the last-mile delivery segment, allowing us to expand our total addressable market and avenues of growth.

●	We have updated our corporate strategy to include a China-U.S. Automotive Bridge Strategy (the “Bridge Strategy”). The Bridge Strategy marks a return to our earlier two-brand strategy, which seeks to distinguish between the spire segment (FF brand) and mass market segment (second brand) of the EV industry. We intend to seek to establish a second mass market-focused brand by working with one or more China-based OEMs and parts suppliers (“Bridge Strategy Partners”) and to procure quasi-complete components and parts that we would enhance by adding AI and Vehicle Software technology and product R&D found in our flagship FF 91 brand. This could create a compelling value proposition to consumers in the AI EV mass-market, which is a market that currently has limited offerings. Via the Bridge Strategy, there is the potential to materially accelerate the production timeline for a mass-market AI EV. While the mechanical platform of the mass-market product would be from Bridge Strategy Partners, we intend to seek to utilize a component mix sufficient to reach part level duty by fulfilling the criteria for part supplier and manufacturing requirement. For a discussion of material risks relating to the Bridge Strategy, please see Part II, Item 1A., Risk Factors – “Our latest business strategy, which we refer to as the Bridge Strategy, is subject to numerous risks and uncertainties” in the Q1 2024 10-Q.

All FF vehicles are expected to be available for sale in the U.S., China and the Middle East, with potential expansion to European markets.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies. Any such election to not take advantage of the extended transition period is irrevocable.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Segment Information

On February 26, 2023, after an assessment by the Board of Directors of the Company’s management structure, the Board approved our Chief Product and User Ecosystem Officer (Mr. Yueting Jia, who is also FF’s founder) reporting directly to the Board. In addition, the Board approved our product, mobility ecosystem, I.A.I., and advanced research and development (“R&D”) technology departments reporting directly to the Chief Product and User Ecosystem Officer. The Board also approved our user ecosystem, capital markets, human resources and administration, corporate strategy and China departments reporting to both the Chief Product and User Ecosystem Officer and the Global Chief Executive Officer, subject to processes and controls to be determined by the Board after consultation with our management. Based on his responsibilities within the Company, the Board determined that Mr. Jia is an “officer” of the Company within the meaning of Section 16 of the Exchange Act and an “executive officer” of the Company under Rule 3b-7 under the Exchange Act.

We have determined that our co-Chief Operating Decision Makers (“co-CODMs”) are both our Global CEO and our Chief Product and User Ecosystem Officer. We have determined that we operate in one operating segment and one reportable segment, as the co-CODMs review financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. Substantially all of our consolidated operating activities, including our long-lived assets, are located within the United States. Given our early-revenue operating stage, we currently have no concentration exposure to products, services or customers.

Recent Developments

●	During the three months ended June 30, 2024, these additional milestones and events took place:

●	As of April 1, 2024, we completed our voluntary recall in the United States through an OTA software update.

●	We announced, on April 9, 2024, the establishment of a Middle Eastern sales entity in Dubai, U.A.E.

●	On April 22, 2024, we announced Werner Wilhelm as Executive Launch Director.

●	On May 29, 2024, we announced plans to share the details of the Bridge Strategy in the following months.

●	In June 2024, we determined that the previously announced future FF 91 Alliance Edition users, Rem D Koolhaas and Emma Hernan, would not complete the acquisition of their respective FF cars, due to personal reasons.

In the period subsequent to June 30, 2024, these additional milestones and events took place:

●	On July 20, 2024, we held an interactive investor Community Day at our Los Angeles headquarters.

●	In July 2024, we unveiled our innovative Bridge Strategy, making a return to a two-brand approach.

Recent Governance Developments

●	On June 9, 2024, Li Han resigned as a director of the Company for personal reasons. Ms. Han also served as a member of the Nominating and Corporate Governance Committee.

●	On July 31, 2024, we announced the passage of each of the proposals presented at the annual meeting of stockholders, including the re-election of all members of the Board.

●	On April 18, 2024, Nasdaq notified us that since we had not yet filed our Form 10-K for the year ended December 31, 2023, we no longer complied with Listing Rule 5250(c)(1). Pursuant to Listing Rule 5810(c)(2)(A), this deficiency was a basis for delisting (in addition to our failure to maintain a minimum bid price of at least $1.00 per share for the prior 30-consecutive-trading-day period from November 9, 2023 to December 27, 2023, as previously disclosed). We requested and were granted a hearing from the Nasdaq Hearings Panel. On June 26, 2024, Nasdaq notified us that the Nasdaq Hearings Panel had granted our request for continued listing on Nasdaq subject to our compliance with the periodic reporting requirement by July 31, 2024, and the minimum bid price requirement by August 31, 2024. We met the periodic reporting compliance requirement by filing our Q1 2024 Form 10-Q on July 30, 2024.

Recent Financing Developments

●	Palantir Settlement

In July 2021, the Company and Palantir entered into a MSA that sets froth the terms of the Palantir’s platform hosting arrangement, which was expected to be used as a central operating system for data and analytics. On April 26, 2023, the Company received a letter from Palantir providing a notice of dispute regarding the Company’s alleged material breach of the MSA. The letter asserted that the Company had not paid invoices totaling $12.3 million of past due fees. On July 7, 2023, Palantir filed a Demand for Arbitration against the Company with Judicial Arbitration and Mediations Services, Inc., regarding a dispute between Palantir and the Company over the MSA. Palantir alleged that the Company had refused to make payments under the MSA. Palantir asserted claims for: (i) breach of contract; (ii) breach of the covenant of good faith and fair dealing; and (iii) unjust enrichment. Palantir alleged that the amount in controversy was $41.5 million. On August 4, 2023, the Company submitted its response to Palantir’s arbitration demand. The Company’s response included both affirmative defenses and a general denial of all allegations in Palantir’s arbitration demand. On March 11, 2024, the Company and Palantir executed a Settlement and Release Agreement in order to terminate the MSA and resolve the disputes. The Company agreed to pay Palantir $5.0 million, with a liquidated damages clause of $0.3 million for late payments. This settlement includes mutual waivers and releases of claims to avoid future disputes. On August 9, 2024, the Company and Palantir entered into an amendment to the Settlement and Release Agreement pursuant to which, in lieu of paying the remaining $4.75 million in cash, the Company agreed to issue Palantir $2.375 million of Class A Common Stock by August 9, 2024, and $2.375 million in Class A Common Stock by October 1, 2024. The August 9, 2024 and October 1, 2024 issuances totaled, in the aggregate, approximately 1.08 million shares of Common Stock.

●	Waiver Agreement

On August 2, 2024, the Company entered into that certain Waiver Agreement with certain investors (each, a “Holder” and, collectively, the “Holders”), who (a) beneficially own and hold one or more of the following securities of the Company: (i) certain secured convertible notes of the Company (including any secured convertible notes issued in exchange therefor, collectively, the “Pre-existing SPA Notes”) that were issued pursuant to that certain Securities Purchase Agreement, dated as of August 14, 2022 (as amended, supplemented or otherwise modified from time to time, the “Pre-existing SPA”), and (ii) certain unsecured convertible notes of the Company (including any unsecured convertible notes issued in exchange therefore, collectively, the “Original Unsecured Notes”, and together with the Pre-existing SPA Notes, the “Original Notes”) that were issued pursuant to that certain Securities Purchase Agreement, dated as of May 8, 2023 (as amended, supplemented or otherwise modified from time to time, the “Original Unsecured SPA”) and (b) have the right to acquire one or more of: (i) certain additional secured convertible notes issuable in accordance with the terms to the Pre-existing SPA (the “Additional Secured Notes”) and (ii) certain additional unsecured convertible notes (the “Additional Unsecured Notes”, and together with the Additional Secured Notes, the “Additional Notes”, and together with the Original Notes, the “Original SPA Notes”), issuable pursuant to the Unsecured SPA.

Prior to the Waiver Agreement, the Company had certain obligations under the Pre-existing SPA Notes to pay accrued and unpaid interest and a make-whole amount of additional interest (the “Make-Whole Amount”) in cash in connection with conversions of such Original SPA Notes . In an effort to reduce the Company’s ongoing cash obligations pursuant to such Original SPA Notes and to encourage the continued conversion of the Original SPA Notes into shares of Common Stock, the Company has agreed to make certain voluntary adjustments to the Original SPA Notes as described below. Pursuant to the Waiver Agreement, the Company irrevocably agreed that with respect to each conversion of any Original SPA Notes on or after the effective date of the Waiver Agreement, if the Holder delivers a conversion notice to the Company at a time that 90% of the VWAP (as defined in the Original SPA Notes ) of the Company’s common stock as of the trading day ended immediately prior to the time at which such Notice of Conversion is delivered to the Company is less than the conversion price then in effect pursuant to the applicable Pre-existing SPA Notes, the Company shall voluntary reduce the conversion price solely with respect to such portion of such Original SPA Notes to be converted in accordance with such notice of conversion (and not with respect to any other portion of such Pre-existing SPA Notes) to such Adjustment Price (the “Voluntary Adjustment”). The Company also agreed, in exchange for the Holder’s waiver of any accrued and unpaid interest (if any, as of such conversion date) (an “Interim Interest Waiver”) with respect to such aggregate principal of such Original SPA Notes to be converted pursuant to such applicable Notice of Conversion (the “Full Voluntary Adjustment”), to (i) further reduce such Adjustment Price in respect of a Voluntary Adjustment (as adjusted, each a “Full Adjustment Price”); and (ii) issue a number of shares of the Company’s common stock to the Holder such that the aggregate number of shares of common stock to be issued to the Holder in such conversion at such Full Adjustment Price equals the quotient of (x) the sum of (i) such aggregate principal of such Original SPA Notes to be converted pursuant to such applicable notice of conversion and (ii) any accrued and unpaid interest thereon, divided by (y) such Adjustment Price prior to any Interim Interest Waiver. Such Full Voluntary Adjustment shall be applicable until the fifth (5th) business day after the Company delivers written notice to the Holder electing to revoke such election.

Pursuant to the Waiver Agreement, the Holder irrevocably agreed that instead of receiving the accrued and unpaid interest, each holder of any such applicable Original SPA Notes shall receive upon conversion of such Original SPA Notes an amount in cash equal to all accrued and unpaid interest on such Original SPA Notes to such date of conversion (or such cash amount shall be deemed satisfied in full without any payment of cash by the Company if the Company effects a Full Voluntary Adjustment with respect to the applicable notice of conversion) with respect to the applicable notice of conversion.

Further pursuant to the Waiver Agreement, a Holder’s right to purchase any Additional Notes in any agreement with the Company (including, without limitation, the Pre-existing SPA and/or the Original Unsecured SPA, as applicable) shall be extended until the first (1st) anniversary of the effective date of the Waiver Agreement.

●	New Securities Purchase Agreement and its Related Financing Documents.

On September 5, 2024, the Company entered into the SPA with certain institutional investors as purchasers (the “Investors”). Pursuant to the SPA, the Company has agreed to sell, and the Investors have agreed to purchase, for approximately $30 million, of which approximately $22.5 million will be paid in cash and approximately $7.5 million will be converted from a previous loan to the Company, certain Secured Notes, Warrants and Incremental Warrants in two closings. The initial closing occurred on September 12, 2024 and the subsequent closing occurred on September 30, 2024. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Secured Notes.

Secured Notes

Maturity Date; Interest.

Pursuant to the Secured Notes, interest shall commence accruing on the date thereof at the interest rate of 10% per annum (the “Interest Rate”) and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable on a Conversion Date with respect to the Conversion Amount being converted on such Conversion Date, with any remaining accrued and unpaid Interest payable on the fifth anniversary of the issuance date thereof (the “Maturity Date”) (each, an “Interest Date”).

Interest shall be payable on each Interest Date, to the noteholders on the applicable Interest Date, in shares of Class A Common Stock so long as there has been no Equity Conditions Failure; provided however, that the Company may, at its option following notice to the noteholders, pay Interest on any Interest Date in cash or in a combination of cash and shares. Prior to the payment of Interest on an Interest Date, interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount on each Conversion Date, or upon any redemption, unless in the event of an event of default, in which case the interest rate of the Secured Notes shall automatically be increased to 18% per annum (“Interest Adjustments”). In the event such default has been cured, such Interest Adjustments shall cease to be effective as of the calendar day immediately following the date of such cure; provided that the interest as calculated and unpaid at such increased rate during the continuance of that certain default shall continue to apply to the extent relating to the days after the occurrence of such default through and including the date of such cure of such default.

The Maturity Date may be extended by the noteholders under circumstances specified therein. On the Maturity Date, the Company shall pay to the noteholder an amount in cash representing all outstanding principal, accrued and unpaid interest on such principal and interest and accrued and unpaid Late Charges. Other than as specifically permitted by the Secured Note, the Company may not prepay any portion of the outstanding principal and accrued, unpaid interest or accrued and unpaid Late Charges on principal and interest, if any.

Conversion

Conversion at Option of Holder

Each holder of Secured Notes may convert all, or any part, of the outstanding principal of the Secured Notes, at any time at such holder’s option, into shares of Common Stock, at a conversion price per share of $5.24 (the “Conversion Price”), subject to adjustment under certain circumstances described in the Secured Notes.

Alternate Conversion

Each holder may alternatively elect to convert the Secured Notes, at any time at such holder’s option, into shares of our Common Stock at the “Alternate Conversion Price” equal to the lesser of:

●	the Conversion Price then in effect; and

●	the greater of:

o	the floor price of $1.048; and

o	the volume weighted average price of our common stock during the five Trading Days ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable conversion notice.

Limitations on Conversion

Beneficial Ownership Limitation. A holder shall not have the right to convert any portion of a Secured Note to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of our Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the holder, except that any increase will only be effective upon 61 days’ prior notice to us.

Exchange Cap Limitation. Unless we obtain the approval of our stockholders in accordance with the rules and regulations of the Nasdaq Capital Market, a maximum of 3,260,603 shares of our common stock (19.99% of the outstanding shares of our common stock on September 5, 2024) shall be issuable upon conversion or otherwise pursuant to the terms of the Secured Notes.

Redemption Rights

Company Optional Redemption. The Company has the option to redeem the Secured Notes at a 10% redemption premium to the greater of (i) the shares of our Common Stock then outstanding under the Secured Notes and (ii) the equity value of our Common Stock underlying the Notes. The equity value of our Common Stock underlying the Notes is calculated using the greatest closing sale price of our Common Stock during the period commencing on the date immediately preceding notice of such redemption and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made for such redemption.

Bankruptcy Event of Default Mandatory Redemption. Upon any bankruptcy event of default, we shall immediately redeem in cash all amounts due under the Secured Notes at 25% premium unless the holder waives such right to receive such payment.

Casualty Event Redemption. Upon receipt of certain casualty proceeds, each holder of Secured Notes may require us to redeem in cash with the net proceeds therefrom, the lesser of (x) a 10% redemption premium (or 25% if an event of default has then occurred and is continuing) to the shares of our Common Stock then outstanding under the Secured Notes and (y) all of the proceeds of such casualty event.

Asset Sale Redemption. Upon the occurrence of certain asset sales, each holder of Secured Notes may require us to redeem in cash with the net proceeds therefrom, the lesser of (x) a 10% redemption premium (or 25% if an event of default has then occurred and is continuing) to the shares of our Common Stock then outstanding under the Secured Notes and (y) all of the proceeds of such asset sale.

Extraordinary Receipt Redemption. Upon the receipt of an Extraordinary Receipt, each holder of Secured Notes may require us to redeem in cash with the net proceeds therefrom, the lesser of (x) a 10% redemption premium (or 25% if an event of default has then occurred and is continuing) to the shares of our Common Stock then outstanding under the Secured Notes and (y) all of the net cash proceeds of such Extraordinary Receipt.

Ranking; Security Interest.

The Secured Notes will be junior secured obligations of the Company and will be secured by a security interest in substantially all of the assets of the Company, pursuant to a security agreement. In addition, certain subsidiaries of the Company (each, a “Subsidiary Grantor”) in the SPA secured the Company’s obligations under the Financing Documents by granting a perfected lien upon substantially all of the personal property of each Subsidiary Grantor, for the benefit of the Investors. The Company is utilizing the proceeds of this offering for general corporate purposes and working capital.

Registration Rights.

The Company has agreed to file a registration statement providing for the resale by the Investors of all shares issuable pursuant to the Financing Documents with the Securities and Exchange Commission, or SEC, within forty-five (45) calendar days of the date of the SPA or as soon as practicable thereafter, seek effectiveness within 90 days following the date of the SPA, and keep such registration statement effective at all times until no Investors owns any Warrants or shares of Common Stock issuable upon exercise thereof.

Warrants.

The Warrants are exercisable immediately on the date thereof with a term of five (5) years to purchase an aggregate of 5,728,770 shares of Common Stock at an exercise price of $6.29, subject to adjustment under certain circumstances described in the Warrants.

The Incremental Warrants are exercisable immediately on the date thereof with a term of one (1) year to purchase the Secured Notes at an exercise price of equal to the principal amount of the Secured Notes issued to such Purchaser, subject to adjustment under certain circumstances described in the Incremental Warrants.

The Company has agreed to issue certain PA Warrants to Univest Securities LLC, the sole placement agent of this transaction. The PA Warrants are exercisable immediately on the date thereof with a term of five (5) years to purchase an aggregate of 202,768 shares of Common Stock at an exercise price of $6.29, subject to adjustment under certain circumstances described in the PA Warrants.

A holder of the Warrants and PA Warrants shall not have the right to exercise any portion of these warrants to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of our common stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the holder, except that any increase will only be effective upon 61 days’ prior notice to us.

Components of FF’s Results of Operations

Key Factors Affecting Operating Results

Our performance and future success depend on several factors that present significant opportunities but also pose risks and challenges including those discussed below and in the section titled “Risk Factors” in the 2023 Form 10-K and June 30, 2024 Form 10-Q.

Production and Operations

We expect to continue to incur significant operating costs that will impact our future profitability, including R&D expenses as we introduce new models and improve existing models; capital expenditures for the expansion of our manufacturing capacities; additional operating costs and expenses for production ramp-up; raw material procurement costs; general and administrative expenses as we scale our operations; interest expense from debt financing activities; and selling and distribution expenses as we build our brand and market our vehicles. We may incur significant costs in connection with our services as we deliver at scale the FF 91 Futurist, including servicing and warranty costs. Our ability to become profitable in the future will depend on our ability to successfully market our vehicles and control our costs.

Through June 30, 2024, we have sold a total of four and leased six vehicles. As a result, we will require substantial additional capital to develop products and fund operations for the foreseeable future. Until we can generate sufficient revenue from product sales, we will fund our ongoing operations through a combination of various funding and financing alternatives, including equipment financing of the FF ieFactory California, secured syndicated debt financing, convertible notes, working capital loans, and equity offerings, among other options. The particular funding mechanisms, terms, timing, and amounts are dependent on our assessment of opportunities available in the marketplace and the circumstances of the business at the relevant time. Any delays in the successful completion of our FF ieFactory California will impact our ability to generate revenue. For additional discussion of the substantial doubt about our ability to continue as a going concern, see Note 2, Liquidity and Capital Resources and Going Concern in the notes to the Unaudited Condensed Consolidated Financial Statements and for further details on liquidity, see the “Liquidity and Capital Resources” section below.

Revenue Recognition

We began the production of our FF 91 Futurist in March 2023 and started making deliveries to customers in August 2023. We sold and leased zero vehicles during the three months ended June 30, 2024.

Automotive Sales Revenue

Automotive sales revenue includes revenues related to deliveries of new vehicles, and specific other features and services including home charger, charger installation, 24/7 roadside assistance, OTA software updates, internet connectivity and destination fees.

We recognize revenue on automotive sales upon delivery to the customer, which is when control of a vehicle transfers. Payments are typically received at the point control transfers or in accordance with payment terms customary to the business and as indicated in the sales contract. OTA software updates are provisioned upon transfer of control of a vehicle and recognized over time on a straight-line basis as we have a stand-ready obligation to deliver such services to the customer. For obligations related to automotive sales, we estimate standalone selling price by considering costs used to develop and deliver the good or service, third-party pricing of similar options and other information that may be available. The transaction price is allocated among the performance obligations in proportion to the standalone selling price of our performance obligations. Vehicle contracts do not contain a significant financing component.

Revenue from promises to the customer that are considered immaterial are combined with the vehicle performance obligation and recognized when the product has been transferred. We accrue costs to transfer these immaterial goods and services regardless of whether they have been transferred.

We provide customers with a residual value guarantee which may or may not be exercised in the future.

Co-creation Arrangements

As part of our Futurist Product Officers (“FPO”) Co-Creation Delivery program that began in August 2023, we have entered into co-creation agreements with certain customers. The arrangement leverages some of our sales and leasing customers to provide valuable driving data, insights, marketing and brand awareness of the FF 91 vehicle. For the services performed, we compensate the respective customers through a monthly consulting fee payment or a discount on their monthly lease payment. Management examined in detail the services provided by each respective customer in accordance with the co-creation agreement, established various data points, and rationally assigned a dollar amount that was deemed representative of the fair value of the services. Co-creation payments that exceed the fair value of the distinct services performed by the customer are considered consideration paid to the customer and were treated as a reduction in revenue.

We have entered into and may continue to enter into co-creator consulting agreements with our customers under which customers share feedback, driving data, ideas, and experiences with our engineers, social media posts and other promotions in exchange for specified fees. We consider these arrangements consideration payable to a customer. The consideration paid to the customer relates to marketing and R&D services that are distinct and could be purchased by us from a separate third party. We perform an analysis in which we maximize the use of observable market inputs to ascribe a fair value to these services and record the fair value of these services to sales and marketing expense or R&D expense, as applicable. Any consideration payable to a customer that is above the fair value of the distinct services being provided is treated as a reduction of revenue.

Automotive Leasing Revenue

Operating Leasing Program

We have outstanding leases under our vehicle operating leasing program in the United States. Qualifying customers are permitted to lease a vehicle for up to 36 months. At the end of the lease term, customers are generally required to return the vehicles to us. We account for these leasing transactions as operating leases. We record leasing revenues to automotive leasing revenue on a straight-line basis over the contractual term, and we record the depreciation of these vehicles to cost of automotive leasing revenue. Our policy is to exclude taxes collected from a customer from the transaction price of automotive contracts.

Sales-Type Leasing Program

We have outstanding leases accounted for as sales-type leases under Accounting Standards Codification (“ASC”) 842, Leases (“ASC 842”). Customers have the right to purchase the vehicle at the end of the lease term, which is usually 36 months. A customer qualifies under this program if the purchase option is reasonably certain to be exercised, and we therefore expect the customer to take title to the vehicle at the end of the lease term after making all contractual payments. We recognize all revenue and costs associated with the sales-type lease as automotive leasing revenue and automotive leasing cost of revenue, respectively, upon delivery of the vehicle to the customer when collectability of lease payments is probable at lease commencement. If collectability of lease payments is not probable at commencement, we recognize the lease payments as deposit liability and do not derecognize the leased vehicle until such point that collectability of lease payments becomes probable.

Customer Deposits and Deferred Revenue

Our customers may reserve a vehicle and preorder certain services by making a customer deposit, which is fully refundable at any time. Refundable deposits, for vehicle reservations and services, received from customers prior to an executed vehicle purchase agreement are recorded as customer deposits within Accrued expenses and other current liabilities on our Consolidated Balance Sheet.

When vehicle purchase agreements are executed, the consideration for the vehicle and any accompanying products and services must be paid in advance prior to the transfer of products or services by us. Such advance payments are considered non-refundable, and we defer revenue related to any products or services that are not yet transferred.

Deferred revenue is equivalent to the total transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied, as of the balance sheet date.

Warranties

We provide a manufacturer’s warranty on all vehicles sold. The warranty covers the rectification of reported defects via repair, replacement, or adjustment of faulty parts or components. The warranty does not cover any item where failure is due to normal wear and tear. This assurance-type warranty does not create a performance obligation separate from the vehicle. Management tracks warranty claims by vehicle ID, owner, and date. As we continue to manufacture and sell more vehicles, we will reassess and evaluate our warranty claims for purposes of our warranty accrual.

Cost of Automotive Sales Revenue

Cost of revenue includes direct and indirect materials, labor costs, manufacturing overhead, including depreciation costs of tooling and machinery, shipping and logistic costs, vehicle connectivity costs, and reserves for estimated warranty expenses. Cost of automotive sales revenues also includes adjustments to warranty expense.

Cost of services and other revenue includes costs associated with providing non-warranty after-sales services, costs for retail merchandise, and costs to provide vehicle insurance. Cost of services and other revenue also includes direct parts and material.

Cost of Automotive Leasing Program

Cost of automotive leasing revenue includes the depreciation of operating lease vehicles, cost of goods sold associated with direct sales-type leases and warranty expense related to leased vehicles.

Operating Expenses

Research and Development

Research and Development (“R&D”) activities represent a significant part of our business. Our R&D efforts focus on the design and development of our electric vehicles and continuing to prepare our prototype electric vehicles to exceed industry standards for compliance, innovation, and performance. R&D expenses consist of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation) for our employees focused on R&D activities, other related costs, depreciation, R&D services provided by co-creators, and an allocation of overhead. We expect R&D expenses to decrease in the near future as we substantially completed R&D activities related to the FF 91 in late 2023.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation) for our employees focused on sales and marketing, costs associated with sales and marketing activities, marketing services provided by co-creators, and an allocation of overhead. Marketing activities are those related to introducing our brand and our electric vehicle prototypes to the market. We expect selling and marketing expenses to continue to increase as we bring our electric vehicles to market and seek to generate sales.

General and Administrative

General and administrative expenses consist primarily of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation) for our employees associated with administrative services such as legal, human resources, information technology, accounting and finance, other related costs, and legal loss contingency expenses, which are our estimates of future legal settlements. These expenses also include certain third-party consulting services, certain facilities costs, and any corporate overhead costs not allocated to other expense categories. We expect our general and administrative expenses to increase as we continue to grow our business.

Loss on Disposal of Property, Plant and Equipment

Loss on disposal of property, plant and equipment relates to the abandonment of certain FF 91 Futurist program construction in progress assets, primarily vendor tooling, machinery, and equipment, due to the redesign of the related FF 91 components and implementation of our cost reduction program. Charges associated with disposals are recognized within operating expenses in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss.

Change in Fair Value of Earnout Liability

Legacy FF stockholders, as of the July 21, 2021 closing date of the Business Combination (as defined in Note 10, Commitments and Contingencies in the notes to the Unaudited Condensed Consolidated Financial Statements) until its fifth anniversary, are entitled to contingent consideration of up to 104,167 additional shares of Class A Common Stock in the aggregate in two equal tranches upon the occurrence of each earnout triggering event (“Earnout Shares”). We recognized the Earnout Shares at fair value upon the closing of the Business Combination and classified them in Stockholders’ Equity since the Earnout Shares were determined to be indexed to our own stock and meet the requirements for equity classification in accordance with ASC 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity. From time to time subsequent to the closing of the Business Combination, the Earnout Shares may be classified as derivative liabilities under ASC 815, Derivatives and Hedging, due to us having insufficient authorized shares to fully settle the equity-linked financial instruments in shares. The Earnout Shares reclassified as derivative instruments are recognized at fair value with changes in fair value recognized in earnings until such time as the conditions giving rise to such derivative liability classification are settled or we have sufficient authorized, unissued shares to settle such contracts with shares.

Non-operating Expenses

Change in Fair Value of (Related Party and Third Party) Notes Payable and Warrant Liabilities

Change in fair value measurements consists of the losses and gains as a result of fair value measurements of certain notes payable and warrant liabilities that we record at fair value.

Loss on Settlement of (Related Party and Third Party) Notes Payable

Loss on settlement of notes payable consists of losses resulting from the settlement of notes payable as part of our ongoing financing activities and losses incurred on modifications of our notes payable that qualify as an extinguishment pursuant to ASC 470-50, Debt–Modifications and Extinguishments.

Related Party Interest Expense

Related party interest expense consists of interest expense on notes payable with related parties.

Interest Expense

Interest expense primarily consists of interest on outstanding notes payable not marked to fair value, capital leases, certain supplier payables, and vendor payables in trust.

Other Expense, net

 Other expense, net consists of foreign currency transaction gains and losses and other expenses such as bank fees and late charges. Foreign currency transaction gains and losses are generated by revaluation of debt and the settlements of invoices denominated in currencies other than the functional currency. We expect other expense to fluctuate as we continue to transact internationally.

Results of Operations for three and six months ended June 30, 2024 and 2023 (in thousands) (Unaudited)

Comparison of results of operations for the three months ended June 30, 2024 versus the three months ended June 30, 2023:

	Three Months Ended June 30,
(in thousands)	2024	2023
Unaudited Condensed Consolidated Statements of Operations
Revenue	$293	$—
Cost of revenues	20,970	6,613
Gross profit	(20,677)	(6,613)
Operating expenses
Research and development	3,317	25,269
Sales and marketing	1,782	7,699
General and administrative	17,201	17,062
Lease impairment loss	7,616	—
(Gain)/Loss on disposal on property, plant and equipment	16	—
Change in fair value of earnout liability	—	(664)
Total operating expenses	29,932	49,366
Loss from operations	(50,609)	(55,979)
Change in fair value of notes payable and warrant liabilities	(7,245)	24,324
Change in fair value of related party notes payable and related party warrant liabilities	(332)	384
Loss on settlement of notes payable	(46,978)	(85,392)
Loss on related party notes payable	—	(6,492)
Interest expense	(1,719)	(209)
Related party interest expense	(1,506)	(70)
Other expense, net	(292)	(1,466)
Loss before income taxes	(108,681)	(124,900)
Income tax provision	(4)	(28)
Net loss	$(108,685)	$(124,928)

Revenue

	Three Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Revenue	$293	$—	$293	NM	*

*	NM = not meaningful.

Automotive sales revenue was $0.3 million for the three months ended June 30, 2024. We started vehicle delivery to its customers during the third quarter of 2023. We began delivering vehicles in the third quarter of 2023.

Cost of Revenues

	Three Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Cost of revenues	$20,970	$6,613	$14,357	217%

*	NM = not meaningful.

Cost of revenues was $21.0 million for the three months ended June 30, 2024. On March 29, 2023, we announced the start of production of our first electric vehicle, the FF 91 Futurist and, on April 14, 2023, our first production FF 91 Futurist vehicle came off the line. We began delivering vehicles in the third quarter of 2023.

Research and Development (R&D)

	Three Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Research and development	$3,317	$25,269	$(21,952)	(87)%

The decrease in R&D expense was primarily due to a decrease in personnel and compensation expenses of $21.2 million, a decrease in stock-based compensation of $1.0 million due to a decrease in headcount as part of cost saving measures implemented by us in light of its financial position, as well as the allocation of certain personnel from the R&D department to production, and a decrease in professional services expenses of $0.8 million.

Sales and Marketing

	Three Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Sales and marketing	$1,782	$7,699	$(5,917)	(77)%

The decrease in sales and marketing expense was due to a decrease in compensation expenses of $3.3 million, a decrease in professional services expenses of $1.1 million, a decrease in marketing expenses of $0.7 million, a decrease in stock-based compensation expense of $0.1 million, and a decrease in other miscellaneous expenses of $0.5 million.

General and Administrative

	Three Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
General and administrative	$17,201	$17,062	$139	1%

The increase in general and administrative expense was primarily due to an increase in information technology expense of $0.4 million, partially offset by a decrease in stock-based compensation expense of $0.1 million.

Lease impairment loss

	Three Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Lease impairment loss	$7,616	$—	$7,616	NM*

During the three months ended June 30, 2024, the we moved out of a leased store facility and a leased research facility while working with the landlords to negotiate the related lease terminations, resulting in a lease ROU asset impairment loss of $7.5 million for the loss of use of these two leased facilities. We also terminated one of the operating leases in China, resulting in a net lease ROU asset impairment loss of $0.1 million during the three months ended June 30, 2024.

(Gain)/Loss on Disposal on Property, Plant and Equipment

	Three Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
(Gain)/Loss on disposal on property, plant and equipment	$16	$—	$16	NM*

*	NM = not meaningful.

We recognized an immaterial Loss on disposal of property, plant and equipment for the three months ended June 30, 2024. There were no such transactions for the three months ended June 30, 2023.

Change in Fair Value of Earnout Liability

	Three Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Change in fair value of earnout liability	$—	$(664)	$664	NM*

*	NM = not meaningful.

As of April 21, 2023, we reclassified the earnout obligation from equity classification to liability classification as a result of the us having insufficient authorized shares to share-settle the earnout, which was previously determined to be equity classified under ASC 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity. As a result of the reclassification, we reclassified $2.1 million out of Additional paid-in capital into the Earnout liability. The $0.7 million decrease in the Earnout liability from April 21, 2023 to June 30, 2023 was recognized as a gain in the Change in fair value of earnout liability during the three months ended June 30, 2023. There was no comparable transaction during the three months ended June 30, 2024.

Change in Fair Value of Notes Payable and Warrant Liabilities

	Three Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Change in fair value of notes payable and warrant liabilities	$(7,245)	$24,324	$(31,569)	(130)%

During the three months ended June 30, 2024, the fair value of our outstanding notes and warrants were revalued at higher fair values than in the preceding three month period. The increase in the fair value of the notes and warrants during the period was primarily driven by improvements in our stock price, which also contributed to an improvement in our volatility assumption. During the three months ended June 30, 2023, the fair value of our notes and warrants decreased substantially due to pricing inputs that use the market price of our Common Stock and debt discount rate, which experienced a significant decline during the period.

Change in Fair Value of Related Party Notes Payable and Related Party Warrant Liabilities

	Three Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Change in fair value of related party notes payable and related party warrant liabilities	$(332)	$384	$(716)	(186)%

During the three months ended June 30, 2024, the fair value of our outstanding related party notes and warrants were revalued at higher fair values than in the preceding three month period. The increase in the fair value of the related party notes and warrants during the period was primarily driven by improvements in our stock price, which also contributed to an improvement in our volatility assumption. During the three months ended June 30, 2023, the fair value of our related party notes and warrants decreased substantially due to pricing inputs that use the market price of our Common Stock and debt discount rate, which experienced a significant decline during the period.

Loss on Settlement of Notes Payable

	Three Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Loss on settlement of notes payable	$(46,978)	$(183,528)	$136,550	(74)%

The decrease in the Loss on settlement of notes payable during the three months ended June 30, 2024 was driven by a reduced conversion volume during the period. In addition, during the three months ended June 30, 2023, we recognized an $11.4 million Loss on settlement of notes payable from amendments to our Pre-existing SPA Notes in May 2023 accounted for as extinguishments. During the three months ended June 30, 2024, note holders converted $15.4 million of notes payable compared with $94.4 million in the comparable prior year period. The impact of the volume difference is offset by a larger loss on settlement per dollar of principal during the three months ended June 30, 2024. The increase in the loss on settlement per dollar of principal was driven by the trailing-twelve-month trend of declines in the fair value of our notes payable driven by the change in our stock price over the period and improvements in the conversion terms of the notes from June 30, 2023 to June 30, 2024.

Loss on Related Party Notes Payable

	Three Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Loss on related party notes payable	$—	$(6,492)	$6,492	NM*

*	NM = not meaningful.

There were no settlements of related party notes payable during the three months ended June 30, 2024. During the three months ended June 30, 2023, the related party converted Original Unsecured SPA Notes with principal balances of $12.0 million in exchange for 290,549 shares of our Class A Common Stock. We recognized a Loss on settlement of related party notes payable for the difference between the fair value of the shares issued and the fair value of the debt instrument.

Interest Expense

	Three Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Interest expense	$(1,719)	$(209)	$(1,510)	(722)%

The increase in Interest expense was primarily due to the financial obligation on sale and leaseback transaction that did not exist during the three months ended June 30, 2023.

Related Party Interest Expense

	Three Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Related party interest expense	$(1,506)	$(70)	$(1,436)	(2051)%

The increase in Related party interest expense was due to our default on the Chongquing Leshi Small Loan Co., Ltd. note, which resulted in a substantial increase in our interest rate along with additional interest expense and penalties. As discussed in Note 8, Related Party Transactions in the notes to the Unaudited Condensed Consolidated Financial Statements, we had previously negotiated with a related party to partially forgive debt and interest on its related note, in exchange for the promise to make payments on a scheduled basis. The interest related to this note was reinstated during the first quarter of 2024 due to our default on the underlying note.

Other Expense, net

	Three Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Other expense, net	$(292)	$(1,466)	$1,174	80%

The change in Other expense, net was primarily due to a decrease in foreign currency transaction losses resulting from the revaluation of transactions denominated in currencies other than U.S. Dollars that are remeasured at the end of each period.

Comparison of results of operations for the six months ended June 30, 2024 versus the six months ended June 30, 2023:

	Six Months Ended June 30,
(in thousands)	2024	2023
Unaudited Condensed Consolidated Statements of Operations
Revenue	$295	$—

Cost of revenues	41,657	6,613
Gross profit	(41,362)	(6,613)
Operating expenses
Research and development	10,005	83,077
Sales and marketing	4,256	12,764
General and administrative	31,049	43,575
Lease impairment loss	7,616	—
(Gain)/Loss on disposal on property, plant and equipment	(71)	3,698
Change in fair value of earnout liability	—	2,100
Total operating expenses	52,855	145,214
Loss from operations	(94,217)	(151,827)
Change in fair value of notes payable and warrant liabilities	20,640	72,459
Change in fair value of related party notes payable and related party warrant liabilities	(339)	384
Loss on settlement of notes payable	(58,381)	(183,528)
Loss on related party notes payable	(14,295)	(6,492)
Interest expense	(3,944)	(501)
Related party interest expense	(6,600)	(70)
Other expense, net	238	(298)
Loss before income taxes	(156,898)	(269,873)
Income tax provision	(4)	(28)
Net loss	$(156,902)	$(269,901)

Revenues

	Six Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Revenue	$295	$—	$295	NM*

*	NM = not meaningful.

Automotive sales revenue was $0.3 million for the six months ended June 30, 2024. On March 29, 2023, we announced the start of production of our first electric vehicle, the FF 91 Futurist and, on April 14, 2023, our first production FF 91 Futurist vehicle came off the line. We started vehicle delivery to its customers during the third quarter of 2023.

Cost of Revenues

	Six Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Cost of revenues	$41,657	$6,613	$35,044	530%

Cost of revenues was $41.7 million for the six months ended June 30, 2024. We began production of vehicles during the second quarter of 2023 and began delivering vehicles in the third quarter of 2023.

Research and Development (R&D)

	Six Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Research and development	$10,005	$83,077	$(73,072)	(88)%

The decrease in R&D expense is primarily due to the reduction in ED&T, General expenses and Information technology of $21.1 million, $4.0 million, and $2.0 million, respectively, as we substantially completed R&D activities related to the FF91 in late 2023 and moved into production. In addition, there was a decrease in personnel and compensation expenses of $35.8 million due to a decrease in headcount resulting from both the substantial completion of R&D and cost saving measures implemented by us in light of our financial position, as well as a decrease in stock-based compensation expense of $7.0 million resulting from the same reduction in headcount and revaluation of stock-based compensation resulting from the transition of stock-based compensation from liability to equity classification.

Sales and Marketing

	Six Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Sales and marketing	$4,256	$12,764	$(8,508)	(67)%

The decrease in sales and marketing expense is primarily due to a decrease in personnel and compensation expenses of $5.0 million due to a decrease in headcount as part of cost saving measures implemented by us in light of our financial position and a decrease of $0.6 million in stock-based compensation expense driven by reductions in headcount and the revaluation of stock-based compensation resulting from the transition of stock-based compensation from liability to equity classification. In addition, there was a decrease in marketing expenses and professional services expenses of $0.9 million and $0.8 million, respectively.

General and Administrative

	Six Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
General and administrative	$31,049	$43,575	$(12,526)	(29)%

The decrease in general and administrative expense was primarily due to the decrease in professional services expense of $8.3 million, personnel and compensation expense of $2.9 million, and stock-based compensation expense of $1.5 million, due to a decrease in headcount as part of cost saving measures implemented by us in light of our financial position.

Lease impairment loss

	Six Months Ended June 30, 2024		Change
(in thousands)	2024	2023	Amount	%
Lease impairment loss	$7,616	$—	$7,616	NM*

During the six months ended June 30, 2024, we moved out of a leased store facility and a leased research facility while working with the landlords to negotiate the related lease terminations, resulting in a lease ROU asset impairment loss of $7.5 million for the loss of use of these two leased facilities. We also terminated one of the operating leases in China, resulting in a net lease ROU asset impairment loss of $0.1 million during the six months ended June 30, 2024.

(Gain)/Loss on Disposal of Property, Plant and Equipment

	Six Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
(Gain)/Loss on disposal on property, plant and equipment	$(71)	$3,698	$(3,769)	(102)%

The change in loss on disposal of property, plant and equipment was primarily due to the non-recurring write-off of $3.7 million during the six months ended June 30, 2023 of certain construction in process assets that are not expected to be used as part of start of production.

Change in Fair Value of Earnout Liability

	Six Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Change in fair value of earnout liability	$—	$2,100	$(2,100)	(100)%

As of December 31, 2022, we had reclassified our earnout obligation from equity classification to liability classification as a result of us having insufficient authorized shares to share-settle the earnout, which was previously determined to be equity classified under ASC 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity. On February 28, 2023, upon stockholder approval to increase our authorized shares, we had sufficient authorized shares to fully settle all outstanding equity-linked financial instruments. Accordingly, we reclassified the fair value of the Earnout liability of $5.0 million into Additional paid-in capital. The $2.8 million increase in the Earnout liability from December 31, 2022 to February 28, 2023 was recognized as an expense in the Change in fair value of earnout liability during the six months ended June 30, 2023.

In addition, as of April 21, 2023, we again reclassified our earnout obligation from equity classification to liability classification as a result of us having insufficient authorized shares to share-settle the earnout, which was previously determined to be equity classified under ASC 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity. As a result of the reclassification, we reclassified $2.1 million out of Additional paid-in capital into the Earnout liability. The $0.7 million decrease in the Earnout liability from April 21, 2023 to June 30, 2023 was recognized as a gain in the Change in fair value of earnout liability during the six months ended June 30, 2024. There was no comparable transaction during the six months ended June 30, 2024.

Change in Fair Value of Notes Payable and Warrant Liabilities

	Six Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Change in fair value of notes payable and warrant liabilities	$20,640	$72,459	$(51,819)	(72)%

During the six months ended June 30, 2024 and 2023, the fair value of our outstanding notes and warrants were revalued at lower values than in the preceding six month periods. Our outstanding notes and warrants were remeasured at predominantly lower fair values due to pricing inputs that use the market price of our Common Stock and debt discount rate, which have experienced a decline.

During the three months ended June 30, 2023, the fair value of our notes and warrants decreased substantially due to pricing inputs that use the market price of our Common Stock and debt discount rate, which experienced a significant decline during the period. The change in fair value during the six months ended June 30, 2024 is smaller than during the six months ended June 30, 2023 predominantly due to improvements in our conversion terms and a smaller decline in our stock price during the period.

Change in Fair Value of Related Party Notes Payable and Related Party Warrant Liabilities

	Six Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Change in fair value of related party notes payable and related party warrant liabilities	$(339)	$384	$(723)	(188)%

During the six months ended June 30, 2024, the fair value of our outstanding related party notes and warrants were revalued at higher fair values than in the preceding six month period. The increase in the fair value of the related party notes and warrants during the period was primarily driven by improvements in our stock price, which also contributed to an improvement in our volatility assumption. During the six months ended June 30, 2023, the fair value of our related party notes and warrants decreased substantially due to pricing inputs that use the market price of our Common Stock and debt discount rate, which experienced a significant decline during the period.

Loss on Settlement of Notes Payable

	Six Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Loss on settlement of notes payable	$(58,381)	$(183,528)	$125,147	(68)%

The decrease in the Loss on settlement of notes payable during the six months ended June 30, 2024 was driven by a lower conversion volume during the period, partially offset by a higher loss on settlement per dollar of principal. During the six months ended June 30, 2024, note holders converted $33.7 million of notes payable compared to $156.0 million in the comparable prior year period.

Loss on Related Party Notes Payable

	Six Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Loss on related party notes payable	$(14,295)	$(6,492)	$(7,803)	120%

During the six months ended June 30, 2024, related party note holders converted $0.7 million of related party notes payable, which constituted the remaining outstanding balance, in exchange for 1,324,292 shares of our Class A Common Stock and we recognized a Loss on settlement of related party notes payable for the difference between the fair value of the shares issued and the fair value of the debt instrument. In addition, as discussed in Note 8, Related Party Transactions in the notes to the Unaudited Condensed Consolidated Financial Statements, we also recognized a $14.1 million loss on related party notes from the recognition of interest and penalties and the increase of principal due to our breach of the agreement with Chongquing Leshi Small Loan Co., Ltd. There was no comparable related party loss in the comparable prior year period.

During the six months ended June 30, 2023, a related party converted Original Unsecured SPA Notes with principal balances of $12.0 million in exchange for 290,549 shares of our Class A Common Stock. We recognized a Loss on settlement of related party notes payable for the difference between the fair value of the shares issued and the fair value of the debt instrument.

Interest Expense

	Six Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Interest expense	$(3,944)	$(501)	$(3,443)	(687)%

The increase in Interest expense was primarily due to the financial obligation on sale and leaseback transaction that did not exist during the six months ended June 30, 2023.

Related Party Interest Expense

	Six Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Related party interest expense	$(6,600)	$(70)	$(6,530)	9329%

The increase in Related party interest expense was due to our default on the Chongquing Leshi Small Loan Co., Ltd note, which resulted in a substantial increase in our interest rate along with additional interest expense and penalties. As discussed in Note 8, Related Party Transactions, we had previously negotiated with a related party to partially forgive debt and interest on its related note, in exchange for the promise to make payments on a scheduled basis. The interest related to this note was reinstated for the first quarter of 2024 due to our default on the underlying note.

Other (Expense) Income, Net

	Six Months Ended June 30,		Change
(in thousands)	2024	2023	Amount	%
Other expense, net	$238	$(298)	$536	(180)%

The change in Other expense, net was primarily due to a decrease in foreign currency transaction losses resulting from the revaluation of transactions denominated in currencies other than U.S. Dollars that are remeasured at the end of each period.

Comparison of the Years Ended December 31, 2023 and 2022

	Year Ended December 31,
(dollars in thousands)	2023	2022
Consolidated Statements of Operations
Revenues
Auto sales	$784	$-
Cost of revenues
Auto sales	42,607	-
Gross loss	(41,823)	-
Operating expenses
Research and development	132,021	299,989
Sales and marketing	22,836	21,689
General and administrative	82,888	112,771
Loss on disposal of property and equipment	4,453	2,695
Change in fair value of earnout liability	2,033	-
Total operating expenses	244,231	437,144

Loss from operations	(286,054)	(437,144)
Change in fair value of notes payable and warrant liabilities	89,860	(70,512)
Change in fair value of related party notes payable and related party warrant liabilities	7,101	-
Loss on settlement of notes payable	(217,019)	(73,204)
Loss on settlement of related party notes payable	(20,045)	-
Interest expense	(2,288)	(5,561)
Related party interest expense	(753)	(3,879)
Other expense, net	(2,437)	(11,878)
Loss before income taxes	(431,635)	(602,178)
Income tax provision	(109)	(61)
Net loss	$(431,744)	$(602,239)

Revenue

	Year Ended December 31,		Change
(dollars in thousands)	2023	2022	Amount	%
Revenue	$784	$-	$784	-%

Automotive sales revenue was $0.8 million for the year ended December 31, 2023. We started vehicle delivery to our customers during the third quarter of 2023 and this amount is primarily driven by the four cars that were sold through December 31, 2023. There was no sales revenue for the year ended December 31, 2022.

Cost of Revenue

	Year Ended December 31,		Change
(dollars in thousands)	2023	2022	Amount	%
Cost of revenue	$42,607	$-	$42,607	-%

Cost of revenue\ was $42.6 million for the year ended December 31, 2023. We started to recognize automotive sales revenue during the year ended December 31, 2023 and the corresponding cost of revenue. Cost of revenue is primarily driven by higher costs of early-stage cost inefficiencies including lower fixed cost absorption largely due to depreciation of tooling and machinery. To a lesser extent, cost of revenue includes higher initial manufacturing inefficiencies coupled with higher initial cost of parts resulting from lower volume associated with delivery of the FF 91 Futurist vehicles.

Research and Development

	Year Ended December 31,		Change
(dollars in thousands)	2023	2022	Amount	%
Research and development	$132,021	$299,989	$(167,968)	(56.0)%

The decrease in R&D expense is primarily due to the reduction in engineering, design, and testing services of $125.9 million as we substantially completed R&D activities related to the FF 91 Futurist vehicle in 2022. Further, as we started production in March 2023, certain costs were recognized as cost of revenue and certain materials purchases were capitalized to inventory versus all being recognized as R&D expense. In addition, there was a decrease in personnel and compensation expenses of $20.2 million due to a decrease in headcount and a decrease in professional services of $15.1 million as part of cost saving measures implemented by us in light of our financial position.

Sales and Marketing

	Year Ended December 31,		Change
(dollars in thousands)	2023	2022	Amount	%
Sales and marketing	$22,836	$21,689	$1,147	5.3%

Sales and marketing expenses did not significantly fluctuate from the prior year. These efforts remained consistent as we only began vehicle deliveries in the third quarter of 2023.

General and Administrative

	Year Ended December 31,		Change
(dollars in thousands)	2023	2022	Amount	%
General and administrative	$82,888	$112,771	$(29,883)	(26.5)%

The decrease in general and administrative expense is primarily due to a decrease in compensation expense of $20.6 million and professional services expenses of $18.6 million due to our financial position; partially offset by general costs of $12.2 million primarily related to an increase in property insurance and Director & Officer Insurance.

Loss on disposal of property and equipment

	Year Ended December 31,		Change
(dollars in thousands)	2023	2022	Amount	%
Loss on disposal of property and equipment	$4,453	$2,695	$1,758	65.2%

The increase in loss on disposal of property and equipment was the result of the sale of a property/equipment satisfying liquidity needs to fund short-term business activities.

Change in Fair Value of Earnout Liability

	Year Ended December 31,		Change
(dollars in thousands)	2023	2022	Amount	%
Change in fair value of earnout liability	$2,033	$-	$2,033	-%

As of December 31, 2022, the Company reclassified the earnout shares from equity classification to liability classification as a result of the Company having insufficient authorized shares to share-settle the earnout, which was previously determined to be equity classified under ASC 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity. As of August 25, 2023, we reclassified the Earnout Shares from liability classification to equity classification as a result of us having sufficient authorized shares to share-settle the earnout, which was determined to be equity classified under ASC 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity. The $2.0 million decrease in the earnout liability was recognized as a change in fair value of earnout liability during the third quarter of 2023 and there was no comparable expense in the prior period.

Change in Fair Value of Notes Payable and Warrant Liabilities

	Year Ended December 31,		Change
(dollars in thousands)	2023	2022	Amount	%
Change in fair value of notes payable and warrant liabilities	$89,860	$(70,512)	$160,372	(227.4)%

The change in the fair value of notes payable and warrant liabilities is primarily due to notes payable and warrant liabilities revalued during 2023 at predominantly lower fair values due to pricing inputs that use the market price of the Company’s Common Stock and debt discount rate which have experienced large declines. As of December 31, 2022 the Company had $41.7 million of notes payable outstanding, compared with $118.9 million outstanding as of December 31, 2023, excluding the impact of mark to market valuation adjustments. During the year ended December 31, 2023, we recognized a gain in the change in fair value of notes payable and warrant liabilities of $69.7 million, specific to the change in fair value of our warrant liabilities, which was driven by the significant decline in the Company’s stock price.

Change in Fair Value of Related Party Payable and Related Party Warrant Liabilities

	Year Ended December 31,		Change
(dollars in thousands)	2023	2022	Amount	%
Change in fair value of related party payable and related party warrant liabilities	$7,101	$-	$7,101	-%

We did not have any related party notes payable or warrants that were re-measured at fair value during the year ended December 31, 2022. In May 2023,we entered into Original Unsecured SPA Notes (as defined in Note 6, Accrued Expenses and Other Current Liabilities, in the Notes to the Consolidated Financial Statements) with MHL, who is a related party, and V W Investment. On December 31, 2023, the related party Original Unsecured SPA Notes and warrant were revalued at a lower fair value than at their issuance due to pricing inputs that use the market price of the Class A Common Stock and debt discount rate which have experienced a decline.

Loss on Settlement of Notes Payable

	Year Ended December 31,		Change
(dollars in thousands)	2023	2022	Amount	%
Loss on settlement of notes payable	$(217,019)	$(73,204)	$(143,815)	196.5%

The increase in the Loss on settlement of notes payable during the year ended December 31, 2023 is primarily driven by a higher conversion volume during the period and a larger loss on settlement per dollar principal. During the year ended December 31, 2023 note holders converted $200.6 million of notes payable, excluding the impact of mark to market valuation adjustments, compared with $119.3 million in the year ended December 31, 2022. The increase in the loss on settlement per dollar of principal is driven by the trailing-twelve-month trend of declines in the fair value of our notes payable driven by the change in the stock price over the period.

Loss on Settlement of Related Party Notes Payable

	Year Ended December 31,		Change
(dollars in thousands)	2023	2022	Amount	%
Loss on settlement of related party notes payable	$(20,045)	$-	$(20,045)	-%

We did not have any related party notes payable that settled during the year ended December 31, 2022. In May 2023, we entered into Original Unsecured SPA Notes with MHL, who is a related party. During the year ended December 31, 2023, the related party converted Original Unsecured SPA Notes with principal balances of $22.3 million in exchange for 5.0 million shares of Class A Common Stock. We recognized a loss on settlement of related party notes payable for the difference between the fair value of the shares issued and the fair value of the debt instrument.

Interest Expense

	Year Ended December 31,		Change
(dollars in thousands)	2023	2022	Amount	%
Interest expense	$(2,288)	$(5,561)	$3,273	(58.9)%

The decrease in interest expense was primarily due to our repayment of $85.0 million of Ares notes payable principal and the conversion of $73.9 million of ATW NPA notes payable principal into the Class A Common Stock in the year ended December 31, 2022. The Pre-existing SPA Notes are carried at fair value and fluctuations in interest expense are included in the change in fair value of notes payable.

Related Party Interest Expense

	Year Ended December 31,		Change
(dollars in thousands)	2023	2022	Amount	%
Related party interest expense	$(753)	$(3,879)	$3,126	(80.6)%

The decrease in related party interest expense was due to an agreement, dated December 27, 2022, with Chongqing Leshi Small Loan Co., Ltd, a related party, according to which it was agreed that a portion of principal and all outstanding accrued interest was waived.

Other Expense, net

	Year Ended December 31,		Change
(dollars in thousands)	2023	2022	Amount	%
Other expense, net	$(2,437)	$(11,878)	$9,441	(79.5)%

The change in other expense, net was primarily due to a decrease in foreign currency transaction losses resulting from the revaluation of transactions denominated in currencies other than U.S. Dollars that are remeasured at the end of each period.

Liquidity and Capital Resources

Going Concern

We have evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about our ability to continue as a going concern within one year after the date that the Unaudited Condensed Consolidated Financial Statements are issued. Based on our recurring losses from operations since inception and continued cash outflows from operating activities (all as described below), we have concluded that there is substantial doubt about our ability to continue as a going concern for a period of one year from the date that the Unaudited Condensed Consolidated Financial Statements were issued.

The Unaudited Condensed Consolidated Financial Statements or the Consolidated Financial Statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the Unaudited Condensed Consolidated Financial Statements and the Consolidated Financial Statements have been prepared on a basis that assumes we will continue as a going concern and that contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

We have and will continue to devote substantial effort and, to the extent available, capital resources, to strategic planning, engineering, design, and development of our electric vehicle platform, development of vehicle models, finalizing the build out of the FF ieFactory California manufacturing facility, and capital raising. We incurred cumulative losses from operations, negative cash flows from operating activities, and have an accumulated deficit of $4,115.4 million, an unrestricted cash balance of $0.8 million and a negative working capital position of $198.7 million, excluding restricted cash, as of June 30, 2024. We incurred cumulative losses from operations, negative cash flows from operating activities, and have an accumulated deficit of $3,958.5 million, an unrestricted cash balance of $1.9 million and a negative working capital position of $169.8 million as of December 31, 2023. During 2023, we delivered our first vehicles but expect to continue generating significant operating losses for the foreseeable future. We have funded our operations and capital needs primarily through the issuance of related party notes payable and notes payable (see Note 7, Notes Payable and Note 8, Related Party Transactions in the notes to the Unaudited Condensed Consolidated Financial Statements and the Consolidated Financial Statements), convertible notes, and the sale of common stock.

Pursuant to the Pre-existing SPA, the Original Unsecured SPA, the Unsecured Streeterville SPA, the FFVV Joinder, and the Senyun Joinder (collectively the “SPA Commitments”) (see Note 7, Notes Payable and Note 8, Related Party Transactions in the notes to the Unaudited Condensed Consolidated Financial Statements and the Consolidated Financial Statements), we obtained commitments from several investors. As of December 31, 2023, Optional Commitments under the SPA Commitments totaled $366.0 million, of which $39.0 million was funded, $327.0 million remained to be funded, and $1.0 million was outstanding. As of June 30, 2024, the SPA Commitments totaled $554.5 million, of which $343.2 million was funded, $211.3 million remained to be funded, and $78.6 million in principal was outstanding. As of June 30, 2024, Optional Commitments under the SPA Commitments totaled $366.0 million, of which $47.2 million was funded, $318.8 million remained to be funded, and $9.2 million was outstanding. The remaining amounts to be funded as of June 30, 2024, are subject to the achievement of delivery milestones, satisfaction of closing conditions, resolution of disputes with investors, and satisfaction or waiver of other conditions, including for a portion of such financing an effective registration statement for the shares underlying the applicable notes.

We may be unable to satisfy the closing conditions under the SPA Commitments or obtain additional incremental convertible senior secured note purchasers under the SPA Commitments or other debt or equity financing in a timely manner, on acceptable terms, or at all.

On November 11, 2022, we entered into a three-year Standby Equity Purchase Agreement (the “SEPA”) with YA II PN Ltd. (“Yorkville”). Under terms of the SEPA, we may, at our option, issue and sell from time to time up to $200.0 million (which can be increased up to $350.0 million in the aggregate under our option) of Class A Common Stock to an affiliate of Yorkville Advisors, subject to certain limitations. As of December 31, 2023, we had the right to issue and sell up to an additional $192.5 million, or $342.5 million if we exercises our option under the SEPA. As of June 30, 2024, we had the right to issue and sell up to an additional $192.5 million, or $342.5 million if we exercise our option under the SEPA, of Class A Common Stock under the SEPA.

On June 16, 2023, we filed a shelf registration on Form S-3 with the SEC (the “Shelf Registration”), which was declared effective by the SEC on June 28, 2023. As a result, we may from time-to-time issue up to $300.0 million of common stock and/or warrants in the aggregate. As of December 31, 2023, we had the right to sell up to $271.9 million under the Shelf Registration. Under applicable SEC rules and regulations, because FF failed to timely file the 2023 Form 10-K it is not S-3 eligible and the Shelf Registration Statement is no longer effective. See Note 11, Stockholders’ Equity, of the notes to the Consolidated Financial Statements.

In addition, on September 26, 2023, we entered into a sales agreement with Stifel, Nicolaus & Company, Incorporated, B. Riley Securities, Inc., A.G.P./Alliance Global Partners, Wedbush Securities Inc. and Maxim Group LLC, as sales agents, to sell shares of Class A Common Stock, from time to time, with aggregate gross sales proceeds of up to $90.0 million pursuant to the Registration Statement as an “at-the-market” offering under the Securities Act (the “ATM Program”). The ATM Program had been the primary source of liquidity for us since September 2023. SEC rules and regulations, because we failed to timely file the 2023 Form 10-K and the Quarterly Report Form 10-Q for the quarter ended March 31, 2024, it is not S-3 eligible and cannot access the ATM Program. As such, our current primary source of liquidity is the issuance of various convertible note instruments.

Our ability to issue and sell additional shares of common stock or warrants under the SEPA is constrained by the number of authorized shares of our common stock. We must consider shares issuable under convertible debt, warrants or other obligations with equity rights. In addition, equity issuances can potentially trigger provisions under the SPA Commitments that increase the number of shares to be issued upon conversion and reduce the strike price of related warrants. This could result in us having inadequate authorized shares to meet our outstanding commitments.

We project that we will require substantial additional funds to continue operations and support production of the FF 91. If we are unable to find additional sources of capital, we will not have sufficient resources to fund our outstanding obligations and continue operations and we will likely have to file for bankruptcy protection and our assets will likely be liquidated. Our equity holders would likely not receive any recovery at all in a bankruptcy scenario.

We continue to explore various funding and financing alternatives to fund our ongoing operations and to ramp up production. The particular funding and financing mechanisms, terms, timing, and amounts depend on our assessment of opportunities available in the marketplace and the circumstances of the business at the relevant time. However, there have been delays in securing additional funding commitments, which have exacerbated supply chain pressures, among other things. If our ongoing capital raising efforts are unsuccessful or significantly delayed, or if we experience prolonged material adverse trends in our business, production will be delayed or decreased, and actual use of cash, production volume and revenue for 2024 will vary from our previously disclosed forecasts, and such variances may be material. While we are actively engaged in negotiations with potential financing sources, we may be unable to raise additional capital on terms acceptable to us or at all. In addition to the risk that our assumptions and analyses may prove incorrect, the projections may underestimate the professional fees and other costs to be incurred related to the pursuit of various financing options currently being considered and ongoing legal risks. Capital needs to fund development of our remaining product portfolio will highly depend on the market success and profitability of the FF 91 and our ability to accurately estimate and control costs. Apart from the FF 91 series, substantial additional capital would be required to fund operations, research, development, and design efforts for future vehicles.

As of and since June 30, 2024, we were and have been in default on the SPA Commitments and we are presenting the related notes as current. Since April 2023, we had been in default on, and since January 1, 2024, have been in breach of, our debt agreement with Chongqing Leshi Small Loan Co., Ltd., a related party, with an outstanding principal balance of $7.6 million and interest payable of $18.5 million as of June 30, 2024.

Sources of Liquidity

As of June 30, 2024, we maintained unrestricted cash on hand totaling $0.8 million, which was held for working capital and general corporate purposes. We also have access to various sources of additional capital, including the SEPA, the ATM Program, the SPA Commitments and other unsecured convertible notes. Our current primary source of liquidity the issuance of various convertible note instruments. As of December 31, 2023, our principal source of liquidity was cash on hand totaling $1.9 million, which was held for working capital and general corporate purposes. We also have access to various sources of additional capital, including the SEPA and the SPA Commitments.  Our ability to access these sources of capital and further information on amounts available is discussed in Note 2, Liquidity and Capital Resources and Going Concern in the notes to the Unaudited Condensed Consolidated Financial Statements, and Consolidated Financial Statements.

Significant Related Party Notes Payable and Notes Payable Facilities

We have been significantly funded by notes payable from related parties and third parties. The related parties include employees as well as affiliates of employees and affiliates and other companies controlled or previously controlled by our founder and Chief Product and User Ecosystem Officer. For more information on the outstanding related party notes payable and notes payable as well as the related schedules of maturities, see Note 7, Notes Payable, and Note 8, Related Party Transactions, of the notes to the Unaudited Condensed Consolidated Financial Statements.

Related party notes payable consists of the following as of June 30, 2024:

(in thousands)	Contractual Maturity Date	Contractual Interest Rates	Net Carrying Value
Related party notes – China	December 2023	18.0%	$7,577
Related party notes – Unsecured Convertible	April 8, 2024	0.0427	1,951
Related party notes – China various other	Due on Demand	—%	3,805
Related party notes – Convertible FFGP	May 2024	4.27%	$250
Related party notes – FFGP	Various 2024	4.27% - 5.27%	$1,576
			15,159
Less: Related party notes payable, current			(15,159)
Total: Related party notes payable, less current			$—

We have entered into notes payable agreements with third parties, which consist of the following as of June 30, 2024:

(in thousands)	Contractual Maturity Date	Contractual Interest Rates	Unpaid Principal Balance	Fair Value Measurement Adjustments	Original Issue Discount and Proceeds Allocated to Warrants	Net Carrying Value
Pre-existing SPA Notes	Various	10%-15%	$74,931	$(25,011)	$(7,205)	$42,715
Original Unsecured SPA Notes*	Various dates in 2029	10%-15%	12,815	189	(2,501)	10,503
Original Unsecured Convertible Notes	Various dates in 2024	4.27%	18,080	3,105	—	21,185
Notes payable – China other	Due on Demand	—%	4,878	—	—	4,878
Auto loans	October 2026	6.99%	64	—	—	64
			$110,768	$(21,717)	$(9,706)	79,345
Less: Related party notes payable						$(1,951)
Less: Notes payable, current portion						(77,394)
Total: Notes payable, less current portion						$—

*	includes amounts attributed to the Unsecured Streeterville SPA

All notes are classified as current as of June 30, 2024.

Cash Flow Analysis

Presented below is a summary of FF’s cash flows for the fiscal year ended December 31, 2023:

	For the Year Ended December 31,
	2023	2022
Net cash (used in) provided by
Operating activities	(278,178)	(383,058)
Investing activities	(31,109)	(123,222)
Financing activities	291,446	(6,721)
Effect of exchange rate changes on cash and restricted cash	3,352	1,038

Presented below is a summary of FF’s cash flows for the periods indicated:

	Six Months Ended June 30,
(in thousands)	2024	2023
Net cash provided by (used in):
Operating activities	$(29,091)	$(160,708)
Investing activities	(271)	(25,852)
Financing activities	26,715	181,838
Effect of exchange rate changes on cash and restricted cash	(1)	5,604

Operating Activities

We continue to experience negative cash flows from operations as we design and develop our vehicles and build our infrastructure both in the United States and China. Our cash flows from operating activities are significantly affected by our cash investments to support the growth of our business in areas such as R&D associated with our electric vehicles, corporate planning, and general and administrative functions. Our operating cash flows are also affected by our working capital needs to support growth and fluctuations in personnel-related expenditures, accounts payable, accrued interest, other current liabilities, deposits, and other current assets.

Net cash used in operating activities was $278.2 million for the year ended December 31, 2023. The largest components of our cash used in operating activities during the year ended December 31, 2023 were $286.1 million of operating losses, primarily driven by personnel and compensation expense of $98.0 million and professional services of $35.3 million as well as cost of goods sold of $42.6 million, and cash outflows related to increasing inventory of $29.8 million and decreases to accrued expenses and other current and non-current liabilities of $42.5 million

Net cash used in operating activities was $383.1 million for the year ended December 31, 2022. The largest components of our cash used by operating activities during the year ended December 31, 2022 were professional and contracted services totaling $124.6 million, compensation, benefits and related expenses totaling $120.4 million and prepaid insurance totaling $21.7 million.

Net cash used in operating activities was $29.1 million for the six months ended June 30, 2024 as compared to $160.7 million for the six months ended June 30, 2023. Cash used in operating activities was primarily made up of Net loss, depreciation expense, impairment on leases, changes in fair value of and settlements on notes and related party notes payable and changes in working capital. The change in net cash used in operating activities was primarily driven by decreases to net loss, to losses on settlement notes payable, and to changes in fair value of notes payable and warrant liabilities, and by increases in depreciation expense, loss on impairment on leases, and loss on related party notes payable, and a decrease in cash outflows from operating activities, partially offset by reductions in settlements on notes payable, changes in the fair value of related party notes and a reduction in stock-based compensation expense.

Investing Activities

Net cash used in investing activities was $31.1 million and $123.2 million for the years ended December 31, 2023 and December 31, 2022, respectively, and is related to acquisition of property and equipment.

Net cash used in investing activities was $0.3 million and $25.9 million for the six months ended June 30, 2024 and 2023, respectively, and was related to the significant decrease in the acquisition of fixed assets due to the reduction of liquidity.

Financing Activities

Net cash provided by financing activities was $291.4 million for the year ended December 31, 2023 and used in financing activities $6.7 million for the year ended December 31, 2022.

Net cash provided by financing activities during the year ended December 31, 2023 primarily consists of $210.5 million in proceeds from notes payable, $24.9 million in proceeds from a sale and lease back transaction, the proceeds from the issuance of Class A Common Stock of $34.5 million, $21.0 million in proceeds from related party notes payable, and the proceeds from exercise of warrants totaling $4.1 million, partially offset by issuance costs of $2.5 million.

Net cash used in financing activities during the year ended December 31, 2022 primarily consists of cash payments of $87.3 million for settling notes payable and accrued interest, $0.5 million for settling related party notes payable and accrued interest, $3.8 million for settling vendor payables in trust, $1.9 million principal pay down for finance lease liabilities, and $0.8 million for repurchase and retirement of Class A Common Stock. These were partially offset by $73.8 million in proceeds from the issuance of notes payable net of original issuance discounts, $9.5 million from the exercise of stock options and $4.2 million in proceeds from the exercise of warrants.

Net cash provided by financing activities was $26.7 million and $181.8 million for the six months ended June 30, 2024 and 2023, respectively.

Net cash provided by financing activities during the six months ended June 30, 2024 primarily consisted of $23.9 million in proceeds from notes payable, net of original issue discount, and $3.0 million in proceeds from related party notes payable.

Net cash provided by financing activities during the six months ended June 30, 2023 primarily consisted of $160.8 million in proceeds from notes payable, net of original issue discount, and $4.1 million in proceeds from the exercise of warrants, offset by $1.8 million of notes payable transaction costs.

Effect of Exchange Rate Changes on Cash and Restricted Cash

The effects of exchange rate changes on cash and restricted cash was immaterial for the six months ended June 30, 2024 and $5.6 million for the six months ended June 30, 2023. The effects of exchange rate changes on cash and restricted cash result from fluctuations in the translation of assets and liabilities denominated in foreign currencies, primarily Chinese Renminbi. Fluctuations in exchange rates against the U.S. Dollar may positively or negatively affect our operating results.

Off-Balance Sheet Arrangements

We did not have any material relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Thus, we did not have any off-balance sheet arrangements as of June 30, 2024 and December 31, 2023.

Quantitative and Qualitative Disclosures About Market Risk

This item is not applicable as we are a smaller reporting company.

Critical Accounting Estimates

The preparation of our Unaudited Condensed Consolidated Financial Statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent liabilities, and the reported amounts of expenses during the reporting period. Management has based its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values that are not readily apparent from other sources.

Actual results may differ from these estimates under different assumptions or conditions. Changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from the estimates made by our management. To the extent that there are material differences between these estimates and actual results, future financial statement presentation, financial condition, results of operations, and cash flows will be affected. Given the global economic climate, estimates are subject to additional volatility.

Critical accounting estimates are defined as estimates made in accordance with GAAP that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on our financial condition or results of operations. Below is a list of critical accounting policies the managements believes to reflect significant estimates and assumptions used in the preparation of the Consolidated Financial Statements. For a description of our critical accounting estimates, see Note 1, Nature of Business and Organization, and Summary of Significant Accounting Policies of the notes to Consolidated Financial Statements included herein.

Description	Judgements and Uncertainties	Effect if Actual Results Differ from Assumptions
Fair Value of Warrants

FF has elected to measure certain warrants at fair value, mainly related to any related Pre-existing SPA notes. These warrants are liability classified instruments. Upon exercise, any difference between the fair value measurement and the exercise price would be recorded to the statement of operations.	FF estimates the fair value of warrants using a Monte Carlo simulation model where the significant assumptions used include the volatility of the FF’s Class A Common Stock, the Company’s expectations around the full ratchet trigger, the contractual term of the Pre-existing SPA Warrants, the risk-free rate and annual dividend yield. Fair value measurements associated with the liability-classified warrants represent Level 3 valuations under the fair value hierarchy.	These estimates involve inherent uncertainties and the application of management’s judgment. If FF had made different assumptions, the fair value of warrants and effect on the statement of operations due to exercise could have been different.

	Expected volatility of the Class A Common Stock- FF determines the expected volatility by weighing the historical average volatilities of publicly traded industry peers and its own trading history. FF intends to continue to consistently apply this methodology using the same or similar public companies until a sufficient amount of historical information regarding the volatility of the its own Class A Common Stock price becomes available, unless circumstances change such that the identified companies are no longer similar to FF, in which case more suitable companies whose stock prices are publicly available would be utilized in the calculation.	An increase in the risk-free interest rate will reduce the estimated fair value of a stock option grant, while a decrease in these factors will have an opposite effect.

	Expectations around the full ratchet trigger - the warrants contain a provision to adjust the strike price if FF issues equity, under certain equity issuance mechanism, at a lower price. Management estimates the probability of this based on the current stock price.	Likewise, a decrease in volatility will decrease the estimated fair value of a stock option grant, while an increase in this factor will have the opposite effect.

	Risk-free interest rate - The risk-free interest rate used to value awards is based on the United States Treasury yield in effect at the time of grant for a period consistent with the expected term of the award.	The Company does not expect to change the dividend yield assumption in the near future.

Dividend yield - The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends for the foreseeable future.

Description	Judgements and Uncertainties	Effect if Actual Results Differ from Assumptions
Recognition and disclosure of contingent liabilities, including litigation reserves.

FF is, from time to time, subject to claims and disputes arising in the normal course of business. In the opinion of management, the outcome of any such claims and disputes cannot be predicted with certainty.	Contingent liabilities, including litigation reserves involve a significant amount of judgment in determining whether a loss is probable and reasonably estimable due to the uncertainty involved in determining the likelihood of future events and estimating the financial statement impact of such events.	If further developments or resolutions of a contingent matter are not consistent with our assumptions and judgments, we may need to recognize a significant charge in a future period related to an existing contingent matter.

As of December 31, 2023 and 2022, FF had accrued legal contingencies of $21.6 million and $18.9 million, respectively, recorded within Accrued expenses and other current liabilities for potential financial exposure related to ongoing legal matters, primarily related to breach of contracts and employment matters, which are deemed both probable of loss and reasonably estimable. For the legal matters involving third party vendors, such as suppliers and equipment manufacturers, FF recorded an accrual in Accounts payable in the Consolidated Balance Sheets based on the amount invoiced by such vendors, which represents the minimum amount of loss out of the range of potential outcomes in accordance with ASC 450-20-30-1.

Description	Judgements and Uncertainties	Effect if Actual Results Differ from Assumptions
Fair Value Measurements and Fair Value of Related Party Notes Payable and Notes Payable

The accounting guidance for financial instruments allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date.	Fair value measurement applies to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring and nonrecurring basis. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. When determining the fair value measurements for assets and liabilities required or permitted to be either recorded or disclosed at fair value, the Company considers the principal or most advantageous market in which the Company would transact and assumptions that market participants would use when pricing the asset or liability.	Certain of the related party notes payable and notes payable contain embedded liquidation premiums with conversion rights that represent embedded derivatives whose value is directly related to the fair value of the Common Stock. As the value of the Common Stock increases, the value of these related party notes payable and notes payable increases, and as the value of Common Stock decreases, the value of these related party notes payable and notes payable decrease.

FF has elected the fair value option for certain related party notes payable and notes payable with embedded derivatives.	The accounting guidance for fair value measurement requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is as follows:

FF has elected to measure certain notes payable and related party notes payable at fair value. Specifically, the Pre-existing SPA Notes as they contain embedded liquidation premiums with conversion rights that represent embedded derivatives (see Note 7, Notes Payable, Note 8, Related Party Transactions and Note 13, Fair Value of Financial Instruments). The Company used a binomial lattice model and discounted cash flow methodology to value the Pre-existing SPA Notes. The significant assumptions used in the models include the volatility of the Class A Common Stock, the Company’s expectations around the full ratchet trigger, the Company’s debt discount rate based on a CCC rating, annual dividend yield, and the expected life of the instrument.

Level 1 - Valuations for assets and liabilities traded in active exchange markets, or interest in open-end mutual funds that allow a company to sell its ownership interest back at net asset value on a daily basis. Valuations are obtained from readily available pricing sources for market transactions involving identical assets, liabilities, or funds.

Level 2 - Valuations for assets and liabilities traded in less active dealer, or broker markets, such as quoted prices for similar assets or liabilities or quoted prices in markets that are not active. Level 2 instruments typically include U.S. government and agency debt securities, and corporate obligations. Valuations are usually obtained through market data of the investment itself as well as market transactions involving comparable assets, liabilities or funds.

Level 3 - Valuations for assets and liabilities that are derived from other valuation methodologies, such as option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker-traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

Description	Judgements and Uncertainties	Effect if Actual Results Differ from Assumptions
Impairment of Long-Lived Assets

FF its long-lived assets, consisting primarily of property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an assets (or asset groups) may not be recoverable. FF performs impairment testing at the asset group level that represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.	The recoverability of long-lived assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets, including any cash flows upon their eventual disposition, to the assets carrying values. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value.	Increases or decreases in cash flow assumptions could cause corresponding increases to or decreases to the estimates of undiscounted cash flow amounts. Decreases in cash flow assumptions could cause management to incorrectly conclude that the assets (or asset groups) in question may not be recoverable and an asset impairment could be required.

These forecasted undiscounted cash flows represent management’s best estimates of the future outcomes. Assumptions that are significant to estimate the cash flows utilized include but are not limited to management’s estimates of future production, sales revenue, lease revenue and all related costs as well as other assumptions such as future capital expenditures and volumetric growth rates.

Recent Accounting Pronouncements

See the sections titled “Recent Accounting Pronouncements” in Note 1, Nature of Business and Organization, and Summary of Significant Accounting Policies in our Consolidated Financial Statements included herein for a discussion about our recently adopted accounting pronouncements and the recently issued accounting pronouncements not yet adopted which are determined to be applicable to us.

BUSINESS

Unless the context indicates otherwise, references in this prospectus to “FFIE” refer to Faraday Future Intelligent Electric Inc. (f/k/a Property Solutions Acquisition Corp.), a holding company incorporated in the State of Delaware, and not to its subsidiaries, and references herein to the “Company,” “FF,” “we,” “us,” “our” and similar terms refer to FFIE and its consolidated subsidiaries. We refer to our primary operating subsidiary in the U.S., Faraday&Future Inc., as “FF U.S.” We refer to all our subsidiaries organized in China (including Hong Kong) collectively as the “PRC Subsidiaries,” a complete list of which is set forth in Exhibit 21.1 to this prospectus. As of December 31, 2023, our only operating subsidiaries in mainland China and in Hong Kong are FF Automotive (China) Co. Ltd., Ruiyu Automotive (Beijing) Co., Ltd. and Shanghai Faran Automotive Technology Co., Ltd., each of which was organized in the PRC. The discussion of FF’s business and the electric vehicle industry below is qualified by, and should be read in conjunction with, the discussion of the risks related to FF’s business and industry detailed elsewhere in this prospectus.

Company Overview

FF is a California-based global shared intelligent mobility ecosystem company with a vision to disrupt the automotive industry.

With headquarters in Los Angeles, California, the Company designs and engineers next-generation intelligent, connected, electric vehicles. FF manufactures vehicles at its production facility in Hanford, California, with additional future production capacity needs addressed through a contract manufacturing partner in South Korea. FF is also exploring other potential contract manufacturing options in addition to the contract manufacturer in South Korea. The Company has additional engineering, sales, and operational capabilities in China and is exploring opportunities for potential manufacturing capabilities in China through a joint venture or other arrangement.

Since its founding, the Company has created major innovations in technology and products, and a user centered business model. We believe these innovations will enable FF to set new standards in luxury and performance that will enhance quality of life and redefine the future of intelligent mobility.

FFIE is a holding company incorporated in the State of Delaware. As a holding company with no material operations of its own, FFIE conducts its operations through its operating subsidiaries. We currently have a majority of our operations in the U.S. conducted through our U.S.-domiciled operating subsidiaries. We also operate our business in the People’s Republic of China and plan to have significant operations in the future in both Mainland China and Hong Kong (together, “PRC” or “China”) through our subsidiaries organized in the PRC (collectively, the “PRC Subsidiaries”). Investors in FFIE’s Class A Common Stock (the “Class A Common Stock,” and with FFIE’s Class B Common Stock, the “Common Stock”) are investors solely of FFIE, a Delaware holding company. There are various risks associated with our current operating presence in China and the potential expansion of our operations in China (including Hong Kong), which is subject to political and economic influence from China. Recently, the Chinese government initiated a series of regulatory actions and made statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies that seek to conduct offshore securities offering or to be listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation-making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated if any, and the potential impact such modified or new laws and regulations will have on our business operations, our ability to accept foreign investments and to maintain FFIE’s listing on a U.S. exchange. The Chinese government may intervene or influence the operations of our PRC Subsidiaries, or at any time exert more control over offerings conducted overseas and foreign investment in China-based issuers  in accordance with PRC laws and regulations, which could result in a material change in our operations and/or a material reduction in the value of our Class A Common Stock and public warrants. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our and our investors’ ability to offer or continue to offer our shares of Class A Common Stock to investors and cause the value of such securities to significantly decline or be worthless. For a detailed description of risks related to our PRC operations, see “Risk Factors - Risks Related to FF’s Operations in China.”

Technology

FF’s technology innovations include its proprietary Variable Platform Architecture (“VPA”), propulsion system, and Internet, Autonomous Driving, and Intelligence (“I.A.I.”) systems.

The VPA is a modular skateboard-like platform which can be sized to accommodate various motor and powertrain configurations, enabling fast and capital efficient product development for both the passenger and commercial vehicle segments. FF’s propulsion system includes an industry-leading inverter design, and a propulsion system that provides a competitive edge in electric drivetrain performance. FF’s advanced I.A.I. technology offers high-performance computing, high speed internet connectivity, Over-the-air (“OTA”) updates, an open ecosystem for third party application integration, and an advanced autonomous driving-ready system, in addition to several other proprietary innovations that enable the Company to build a highly personalized user experience.

In 2023, FF completed the upgrade for the FF 91 Futurist vehicle from PT Gen 1.0 to PT Gen 2.0. This generational upgrade consisted of 26 significant upgrades to systems and core components of both the EV area (the vehicle) and the I.A.I area (the advanced core of intelligence, autonomous driving and internet). The 13 key upgrades to the EV area include improvements to the powertrain, battery, charging, chassis, and interior, and the 13 key upgrades to I.A.I. include upgrades in computing, sensing, user interaction, and communication, as well as upgrades to the newest technology. Along with other vehicle performance improvements, FF’s technology is designed to deliver superior acceleration of 2.27 seconds from 0 to 60 mph and safety.

In January 2024, FF delivered its first major OTA upgrades for the FF 91 2.0 since it began making deliveries, consisting of 752 new additions and 846 improvements. These upgrades and enhancements showcased a breakthrough in FF’s user experience and technology and further reflected trends of “All-AI, All-Hyper, All-Ability, and user-focused Co-Creation value.”

Since inception, FF has developed a differentiated portfolio of valuable intellectual property. As of December 31, 2023, the Company had been granted approximately 660 patents (with approximately a third issued in the U.S., and slightly less than two-thirds issued in China, and the remaining issued in other jurisdictions). These patents are issued to various FFIE entities, including Faraday Future, Faraday & Future, FF Automotive (China) Co., Ltd., Leka Automotive Intelligent Technology (Beijing) Co., Ltd., and LeEco Eco-Car (Zhejiang) Co., Ltd. Key patents include FF’s inverter assembly, integrated drive and motor assemblies, methods and apparatus for generating current commands for an interior permanent magnet (“IPM”) motor, and keyless vehicle entry system. These key patents will expire in 2035 and 2036.

Products

FF’s B2C (business-to-consumer) passenger vehicle pipeline includes the FF 91 series, the FF 81 series, and the FF 71 series, each designed to target different passenger vehicle segments. In addition to passenger vehicles, and leveraging its VPA and other proprietary technology, FF plans to produce a Smart Last Mile Delivery (“SLMD”) vehicle to address the high growth last mile delivery market. The FF 91 is the current production flagship model, and future pipeline models are contingent upon funding availability.

Each of the three passenger vehicle series is planned in two different configurations (the FF 91 also comes in a limited edition model). At the top end, the “Futurist” configurations will drive FF’s core brand values (design, superior driving experience, and personalized user experience enabled through FF’s unique I.A.I technologies) to the fullest. Offering multiple configurations allows FF to participate in a wide price range within each vehicle series.

●	The FF 91 series is designed to compete with Maybach, Bentley Bentayga, Lamborghini Urus, Ferrari Purosangue, Mercedes S-Class, Rolls Royce Spectre, Porsche Taycan, BMW 7-Series, etc. On May 31, 2023, FF launched the Ultimate AI TechLuxury FF 91 2.0 Futurist Alliance, as well as the eco product aiHypercar+, open for reservations in both the United States and China. On August 12, 2023, FF celebrated the delivery of the first FF 91 2.0 Futurist Alliance to the first Developer Co-Creator. As of the date of this prospectus, the Company has delivered 14 cars.

●	FF 81 series, FF’s second passenger vehicle, is envisioned to be a premium mass market electric connected vehicle positioned to compete against Tesla Model S and Model X, Nio ES8, BMW 5-series, and similar vehicles.

●	FF 71 series, FF’s mass market passenger vehicle, plans to integrate connectivity and advanced technology into a smaller vehicle size and positioned to compete against Tesla Model 3 and Model Y, BMW 3-series, and similar vehicles.

Product Positioning

All FF passenger vehicles will share common brand “DNA” of:

●	Intelligence, Internet and connectivity;

●	modern design: styling;

●	superior driving experience: leading power, performance and driving range; and

●	personalized user experience: space, comfort and internet experience

The flagship FF 91 series with its recent product and technology upgrade to PT Gen 2.0 will define the FF brand DNA. This DNA will carry over to FF 81 and FF 71 series vehicles at lower price points. With such brand DNA, FF believes its products will be ahead of competition in their respective segments in terms of design, driving experience, interior comfort, connectivity, and user experience.

Robust Hybrid Manufacturing Strategy

To implement a capital light business model, FF has adopted a hybrid global manufacturing strategy consisting of its refurbished manufacturing facility in Hanford, California and a collaboration with Myoung Shin, a contract manufacturing partner in South Korea. FF is also exploring other potential contract manufacturing options in addition to the contract manufacturer agreement in South Korea. The Company is also exploring the possibility of manufacturing capacity in China through a joint venture or other arrangement.

As of the date hereof:

●	FFIE leased a 1.1 million square foot manufacturing facility in Hanford, California with an expected production capacity of approximately 10,000 vehicles per year; and

●	FFIE entered into a definitive contract manufacturing and supply agreement with Myoung Shin Co., Ltd. (“Myoung Shin”), a South Korea-based automotive manufacturer and parts supplier, to manufacture the Company’s second vehicle, the FF 81. The agreement has an initial term of nine years from the start of production of the FF 81. Pursuant to the agreement, Myoung Shin shall maintain sufficient manufacturing capabilities and capacity to supply FF 81 vehicles to FF in accordance with the Company’s forecasts and purchase orders. FF and Myoung Shin will each manufacture and supply certain FF 81 parts that Myoung Shin will use in the manufacture and assembly of FF 81 vehicles.

Distribution Model

FF launched its first passenger vehicles in the U.S. in 2023. Additional markets may be added thereafter. FF plans to utilize a direct sales model integrating online and offline sales channels to drive sales and user (including customers, drivers, and passengers of FF vehicles) operations to continuously create value. FF’s offline sales are planned through FF’s self-owned stores as well as FF Partner-owned stores and showrooms. The self-owned stores are expected to help establish the FF brand and provide seamless vehicle purchase experience, while the partner-owned stores and showrooms will enable expansion of the sales and distribution network without substantial capital investment by FF.

FF’s Competitive Strengths

FF’s products, technology, team and business model provide strong competitive differentiation.

FF’s proprietary VPA

FF’s proprietary VPA is a skateboard-like platform that incorporates the critical components of an electric vehicle, and can be sized to accommodate various motor and powertrain configurations. This flexible modular design supports a range of consumer and commercial vehicles and facilitates rapid development of multiple vehicle programs to reduce cost and time to market.

Product performance with industry-leading propulsion technology

FF’s propulsion system includes an industry-leading inverter design and proprietary drive propulsion system. FF’s proprietary FF Echelon Inverter has the technological advantage of driving a large amount of current in a small space using proprietary parallel Insulated Gate Bipolar Transistors (“IGBTs”), achieving low inverter losses and high efficiency. The propulsion system has high torque accuracy with fast transient response. The electric motor drive units are fully integrated with the inverter, transmission and control unit to create industry-leading volume and design efficiency. Propelled by an integrated FF designed powertrain, FF’s vehicles can achieve leading horsepower, efficiency, and acceleration performance as recently attested by the U.S. Environmental Protection Agency (“EPA”) and California’s Air Resources Board (“CARB”) by confirming a range of 381 miles on a single charge and internally measured acceleration of 2.27 seconds from 0 to 60 mph for the FF 91.

Internet, Autonomous Driving, and Intelligence (“I.A.I”) Technology

FF’s advanced I.A.I. technology offers high-performance computing, high speed internet connectivity, OTA updates, an open ecosystem for third party application integration, and an advanced autonomous driving-ready system, in addition to several other proprietary innovations that enable the Company to build an advanced highly personalized user experience. The FF 91 series will feature a high-performance dual systems-on-a-chip (“SoC”) computing platform for in-vehicle infotainment, a NVIDIA based autonomous driving hardware platform, and a high-speed connectivity system that will be capable of up to three simultaneous 5G connections. Together, these systems will deliver a highly intelligent voice-first user experience, and seamless cloud connectivity and a vehicle that is Level 3 highway autonomous driving ready.

FF’s I.A.I system is built on an enhanced Android Automotive code base and is upgraded with each release of Google’s platform.

All FF vehicles use FF’s proprietary FFID unique identifier to deliver personalized content, apps and experiences. FFID provides a unique FF user profile that ensures a consistent experience across the FF Ecosystem, as the user goes from one seat to another or even from one vehicle to another.

Strong intellectual property portfolio

FF has significant capabilities in the areas of vehicle engineering, vehicle design and development, as well as software, internet, and AI. The Company has also developed a number of proprietary processes, systems and technologies across these areas. FF’s research and development efforts have resulted in a strong intellectual property portfolio across battery, powertrain, software, user interface design and user experience design (“UI/UX”), and advanced driver-assistance systems, among other areas. FF’s proprietary inverter design provides high current and is integrated into the electric drive unit, creating a high power-to-weight ratio. The patented keyless entry technology recognizes the user from a distance, opens (rather than simply unlocking) doors and customizes the user’s seating area using facial-recognition-prompted download of FFID data. The eyes-free on-screen gestures controls enable users to open or close doors with one swipe, adjust temperature or volume with three fingers anywhere on the Center Display. Patented autonomous driving technology will allow users to find empty space in a parking lot and autonomously park using cameras, radars, LIDARs (Light Detection and Ranging), ultrasound and an inertial measurement unit (“IMU”) (available after production and delivery via a software upgrade). FF believes its strong intellectual property portfolio will allow continued differentiation from its competitors and shorten time to market for future products.

Visionary management with a strong record of success

FF is led by a visionary management team with a unique combination of automotive, communication, and internet experience. FF’s Global CEO, Matthias Aydt has been at FF for nearly eight years, before appointed the global CEO, he had previously served successively as head of Product Execution, head of Vehicle R&D and Vehicle engineering, Head of Product Definition & Mobility Ecosystems, as well as head of Business Development. Matthias Aydt has over 40 years of experience in luxury OEMs across technology, operations, and general management, including developing and growing multinational organizations, establishing cross-functional work environments, designing and developing processes, project management processes, and simultaneous engineering processes. Mr. Aydt has also received over 15 registered patents during his career and is deeply committed to the Company, its employees, users, and investors in fulfilling the vision for a sustainable transportation future.

FF’s founder and Chief Product and User Ecosystem Officer, Mr. Yueting Jia, focuses on product and mobility ecosystem; internet and AI; and advanced R&D technology. Mr. Jia founded Leshi Information Technology Co., Ltd., a video streaming website in 2004. He also founded Le Holdings Co. Ltd. (“LeEco”), an internet ecosystem and technology company with businesses including smart phones, smart TVs, smart cars, internet sports, video content, internet finance and cloud computing. FF’s other management team members have significant product, industry and leadership experience in areas such as vehicle engineering, battery, powertrain, software, internet, AI, and consumer electronics.

Innovative Marketing and Sales Approach Through User Co-Creation

As we look forward, FF’s focus is set on continued ramp of vehicle production and building its brand with Co-Creation. And these initiatives do more than just elevate the brand presence; they cultivate a deep connection between FF and its community, offering an enriched brand journey.

At its core, Co-Creation transcends mere collaboration; it’s the manifestation of FF’s commitment to centering our users in all our endeavors. Through collaborative partnerships with Co-Creators, the Company believes that substantial value can be accessed across various aspects such as product development, technological development, brand amplification, trust and loyalty, pricing power, strategic positioning, and brand marketing. This paradigm sets us apart in the dynamic EV landscape, ensuring our offerings are not merely technologically superior but also resonate with the ever-evolving expectations and aspirations of our clientele.

Electric Vehicle Industry Overview and Market Opportunity

McKinsey & Company released a public report titled “Five trends shaping tomorrow’s luxury-car market” in July, 2022 that segments the luxury-car market based on four manufacturers’ suggested retail price (MSRP) tiers. These tiers consist of vehicles priced from $80,000 to $149,000, $150,000 to $299,000, $300,000 to $500,000, and above $500,000. Each of these four luxury segments are projected to expand at a compound annual growth rate of between 8 and 14 percent through 2031. In contrast, McKinsey projected that the market for cars with an MSRP of less than $80,000 would remain virtually flat through the same time period.

Driven by China’s new energy vehicle (“NEV”) credit and European CO2 regulations as well as city policies restricting new internal combustion engine (“ICE”) vehicle sales, electric vehicle sales in China and Europe are estimated to exceed 65% of all passenger electric vehicle sales by 2030, according to the Electric Vehicle Outlook 2022 report, a long-term forecast published by Bloomberg New Energy Finance (“BNEF Report”). In addition, since many U.S. households have the infrastructure to install home charging, they are ideal adopters of electric vehicles. According to the BNEF Report, by 2040, over three-quarters of all new passenger vehicles sold will be electric, with markets in China and parts of Europe achieving even higher penetration. For commercial electric vehicles, demand for electric small vans, and trucks are expected to rise quickly, with the U. S., Europe, and China markets expanding faster than the overall market, according to the BNEF Report. In addition, the report notes that light-duty commercial vehicles will see the greatest surge in demand for electric drivetrains among all commercial vehicles. FF believes its U.S. and China dual-home market strategy, as well as its innovative DNA, strong technology portfolio, and emphasis on design, driving experience and personalized user experience will position it well in the passenger electric vehicle segments in these markets. By leveraging the scalable design and modularity of FF’s variable platform architecture, FF is well-positioned to capitalize on growing demands for light, commercial electric vehicles. Additionally, FF’s robust vehicle engineering capabilities and extensive portfolio of technologies offer significant future licensing and strategic partnership opportunities.

Key Drivers for Electric Vehicle Market Growth

Several important factors are contributing to the popularity of electric vehicles, in both the passenger electric vehicle and light-duty commercial vehicle segments. FF believes the following factors will continue to drive growth in these markets:

Increasing Environmental Awareness and Tightening Emission Regulations

Environmental concerns have resulted in tightening emission regulations globally, and there is a broad consensus that further emission reductions will require increased electrification in the automotive industry. The cost of regulatory compliance for ICE powertrains is rising sharply due to the natural limitations of traditional ICE technologies. In response, global original equipment manufacturers (“OEMs”) are aggressively shifting their strategies toward electric vehicles. At the same time, consumers are more concerned about the impact of goods they purchase, both on their personal health and the environment. As consumer awareness increases, zero emission transportation has become a popular and widely advocated urban lifestyle which has accelerated further development of the electric vehicle market. Consumer pressure can also be seen in the commercial electric vehicle market. Being encouraged by their customers to reduce their carbon footprints, retailers, logistics companies, and other corporations are highly incentivized to transition their existing fleets or new vehicle purchases toward electric vehicles.

Decreasing Battery and Electric Vehicle Ownership Costs

Battery and battery-related costs generally represent the most expensive components of an electric vehicle. The falling price of lithium-ion batteries is expected to be among the most important factors affecting electric vehicle penetration in the future. Additionally, the average battery energy density is expected to increase with continuous improvements in battery chemistries, improved materials, advanced engineering, and manufacturing efficiencies. With improvements in battery technology and economies of scale, battery production costs (translated to electric vehicle ownership costs) should continue to decrease. The BNEF Report stated that the average lithium-ion battery price had fallen by 89% from 2010 to 2021 to $131/kWh. They projected the cost of lithium-ion batteries would fall below $100/kWh by 2024 and continue to decline as advancements in manufacturing and technology continue. According to the BNEF Report, price parity between electric vehicles and ICE is expected to be reached by the mid-2020s in most vehicle segments, subject to variation between geographies.

Strong Regulatory Push

An increasing number of countries are encouraging the adoption of electric vehicles or a shift away from fossil-fuel-powered vehicles. For example, in the U.S., both states and municipalities have begun to roll out legislation banning combustion engines, with California mandating that every new passenger car and truck sold to be zero-emission by 2035, and every new medium and heavy-duty truck sold be zero-emission by 2045. Fifteen additional U.S. states and Washington, D.C. have announced they intend to follow California’s lead in transitioning all sales of heavy-duty trucks, vans and buses to zero-emission, with potentially more to follow in coming years. In China, the focused regulatory push has been one of the strongest drivers of NEV penetration. In recent years, the Chinese government implemented a series of favorable policies encouraging the purchase of electric vehicles and construction of electric vehicle charging infrastructure. Since 2015, the Chinese regulatory authorities have provided subsidies to purchasers of electric vehicles. Although previous purchase subsidies were reduced in China by approximately half in 2019, the Chinese government has continued to provide subsidies for charging infrastructure construction. Since 2016, the Chinese central finance department has been incentivizing certain local governments with funds and subsidies for the construction and operation of charging facilities and other relevant charging infrastructure, such as charging stations and battery swap stations. Europe, UK, Denmark, Iceland, Ireland, the Netherlands, Slovenia, and Sweden have all announced plans to phase out combustion engines in some form or fashion by 2030. These legislative tailwinds have already begun to force some legacy OEMs toward electrification, creating a strong need for a modular, flexible, and cost-efficient electric vehicle solution, which will increase competition in the alternative energy vehicle industry.

Growth of Electric “Shared Mobility”

According to the BNEF Report, the global shared mobility fleet (i.e., ride-hailing and car-sharing) is expected to represent more than 15% of the total kilometers traveled by passenger vehicles by 2040, up from less than 5% in 2019. Bloomberg data also predicted that due to electric vehicles’ lower operating costs, they are anticipated to account for over 75% of shared mobility vehicles by 2040, representing a dramatic increase from current low single digit penetration. At the same time, as vehicle consumers move to rely upon shared mobility fleets, and view ride-hailing and car-sharing as a service, such trends may partially offset passenger vehicle demand growth.

Corporate History and Milestones

FF U.S., the Company’s primary U.S. operating subsidiary, was incorporated and founded in the State of California in May 2014. In July 2014, LeSee Automotive (Beijing) Co., Ltd. (“LeSee Beijing”), which was previously the Company’s primary Chinese operating entity, was formed in China.

To facilitate global investment of FF’s business and operations in different jurisdictions, FF established a Cayman Islands holding company structure for the entities within the group. As part of these efforts, Smart Technology Holdings Ltd. (formerly known as FF Global Holdings Ltd.) was incorporated on May 23, 2014 in the Cayman Islands, which directly or indirectly owned and/or controlled 100% of the shareholding of all operating subsidiaries in the group. In March 2017, FF established FF Automotive (China) Co., Ltd., as a Chinese wholly-foreign-owned entity (“WFOE”). As part of a broader corporate reorganization, and to facilitate third-party investment, FF incorporated its top-level holding company, FF Intelligent Mobility Global Holdings Ltd. (formerly known as Smart King Ltd.), in the Cayman Islands in November 2017, as the parent company of Smart Technology Holdings Ltd. To enable effective control over FF’s Chinese operating entity and its subsidiaries without direct equity ownership, in November 2017, the WFOE entered into a series of contractual arrangements (“VIE contractual arrangements”) with LeSee Beijing and LeSee Zhile Technology Co., Ltd., which previously held 100% of LeSee Beijing. The VIE contractual arrangement enabled FF to exercise effective control over LeSee Beijing and its subsidiaries, to receive substantially all of the economic benefits of such entities, and to have an exclusive option to purchase all or part of the equity interests in LeSee Beijing. The VIE contractual arrangements were adjusted in the past three years and were terminated on August 5, 2020. LeSee Beijing is currently owned 99% by the WFOE.

The organizational chart below shows FFIE’s operating subsidiaries* as of the date hereof:

*	Excludes subsidiaries with immaterial operations. FF Hong Kong Holding Limited is a holding company subsidiary organized in Hong Kong. As of the date hereof, LeSEE Automotive (Beijing) Co. Ltd., a subsidiary organized in China, has immaterial operations.

PRC Subsidiaries

FFIE is a holding company incorporated in the State of Delaware. “FF U.S.”, FF’s primary U.S. operating subsidiary, was incorporated and founded in the State of California in May 2014. We refer to all our subsidiaries organized in China (including Hong Kong) collectively as the “PRC Subsidiaries.” A complete list of our subsidiaries is set forth in Exhibit 21.1 to this Registration Statement on Form S-1. As of December 31, 2023, our only operating subsidiaries in China (including Hong Kong) are FF Automotive (China) Co. Ltd., Ruiyu Automotive (Beijing) Co., Ltd. and Shanghai Faran Automotive Technology Co., Ltd., each of which was organized in the PRC.

How Cash is Transferred Through Our Corporate Organization

The PRC has currency and capital transfer regulations that require us to comply with certain requirements for the movement of capital in and out of the PRC. FFIE is able to transfer cash (U.S. Dollars) to the PRC Subsidiaries through capital contributions (increasing FFIE’s capital investment in the PRC Subsidiaries). FFIE may receive cash or assets declared as dividends from the PRC Subsidiaries. The PRC Subsidiaries can transfer funds to each other when necessary, by way of intercompany loans in the following manners:

●	FF Hong Kong Holding Limited, as the holding company of all the other PRC Subsidiaries, can transfer cash to any PRC Subsidiary through capital contribution. We note Hong Kong’s banking system is outside PRC mainland’s banking system. As a result, when FF Hong Kong Holding Limited transfers cash to a PRC Subsidiary, it is required to follow the SAFE (as defined below) process and regulation.

●	FF Hong Kong Holding Limited, as the holding company of all the other PRC Subsidiaries, may receive cash or assets declared as dividends from the other PRC Subsidiaries.

●	Among PRC Subsidiaries other than FF Hong Kong Holding Limited, one PRC Subsidiary can provide funds through intercompany loan to another PRC Subsidiary and each such PRC Subsidiary is required to follow the rules of China Banking Regulatory Commission and other relevant Chinese authorities. Additionally, one PRC Subsidiary can transfer cash to its subsidiary through capital contribution, and any PRC Subsidiary may receive cash or assets declared as dividends from any of its subsidiaries.

In 2022 and 2023, FF U.S. extended loans in an aggregated amount of $8.0 million and $16.3 million, respectively, to FF Hong Kong Holding Limited to fund the operations of the PRC Subsidiaries. We will continue to assess the PRC Subsidiaries’ requirements to fund their operations and intend to effect additional contributions as appropriate. As of December 31, 2023, our only operating subsidiaries in China (including Hong Kong) are FF Automotive (China) Co. Ltd., Ruiyu Automotive (Beijing) Co., Ltd. and Shanghai Faran Automotive Technology Co., Ltd., each of which was organized in the PRC. The PRC Subsidiaries have not transferred cash or other assets to FFIE, including by way of dividends. FFIE does not currently plan or anticipate transferring cash or other assets from our operations in China to any non-Chinese entity.

Capital contributions to PRC companies are mainly governed by the Company Law and Foreign Investment Law of the People’s Republic of China, and the dividends and distributions from the PRC Subsidiaries are subject to regulations and restrictions of the PRC on dividends and payment to parties outside of the PRC. Applicable PRC law permits payment of dividends to FFIE by our PRC Subsidiaries only out of their net income, if any, determined in accordance with PRC accounting standards and regulations. Our operating PRC Subsidiaries are required to set aside a portion of their net income, if any, each year to fund general reserves for appropriations until such reserves have reached 50% of the relevant entity’s registered capital. These reserves are not distributable as cash dividends. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary.

PRC Restrictions on Foreign Exchange and Transfer of Cash

Under PRC laws, if certain procedural requirements are satisfied, the payment of current account items, including profit distributions and trade and service related foreign exchange transactions, can be made in foreign currencies between entities, across borders, and to U.S. investors without prior approval from State Administration of Foreign Exchange (the “SAFE”) or its local branches. However, where Chinese Yuan (“CNY”) is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies, approval from or registration with SAFE or its authorized banks is required. The PRC government may take measures at its discretion from time to time to restrict access to foreign currencies for current account or capital account transactions. If the foreign exchange control system prevents our PRC Subsidiaries from obtaining sufficient foreign currencies to satisfy their foreign currency demands, our PRC Subsidiaries may not be able to pay dividends in foreign currencies to FFIE. Further, we cannot assure you that new regulations or policies will not be promulgated in the future that would have the effect of further restricting the remittance of CNY into or out of the PRC. We cannot assure you, in light of the restrictions in place, or any amendment thereof, that the PRC Subsidiaries will be able to fund their future activities which are conducted in foreign currencies, including the payment of dividends.

Furthermore, under PRC laws, dividends may be paid only out of distributable profits. Distributable profits are the net profit as determined under PRC GAAP, less any recovery of accumulated losses and appropriations to statutory and other reserves required to be made. Our PRC Subsidiaries shall appropriate 10% of the net profits as reported in their statutory financial statements (after offsetting any prior year’s losses) to the statutory surplus reserves until the reserves have reached 50% of their registered capital. As a result, our PRC Subsidiaries may not have sufficient, or any, distributable profits to pay dividends to us. See “Risk Factors-Risks Related to FF’s Operations in China-FFIE is a holding company and, in the future, may rely on dividends and other distributions on equity paid by the PRC Subsidiaries to fund any cash and financing requirements that FFIE may have, and the restrictions on PRC Subsidiaries’ ability to pay dividends or make other payments to FFIE could restrict FFIE’s ability to satisfy its liquidity requirements and have a material adverse effect on FFIE’s ability to conduct its business” for a more detailed discussion of the relevant risks relating to restrictions on foreign exchange and transfer of cash.

Requirements Under PRC Laws and Regulations

Under current PRC laws and regulations, each of our PRC Subsidiaries is required to obtain a business license to operate in the PRC. Our PRC Subsidiaries have all received the requisite business license to operate, and no application for business license had been denied.

As our operations in the PRC expand, our PRC Subsidiaries will be required to obtain approvals, licenses, permits and registrations from PRC regulatory authorities, such as the State Administration for Market Regulation, the National Development and Reform Commission, Ministry of Commerce (“MOFCOM”), and the Ministry of Industry and Information Technology (“MIIT”), which oversee different aspects of the electric vehicle business. As of December 31, 2023, no application by our PRC Subsidiaries for any such approvals, licenses, permits and registrations that are currently applicable to them had been denied, but there can be no assurance that the PRC Subsidiaries will be able to maintain their existing licenses or obtain new ones. See “Risk Factors-Risks Related to FF’s Operations in China-FF may be adversely affected by the complexity, uncertainties and changes in PRC regulations on internet-related business, automotive businesses and other business carried out by FF’s PRC Subsidiaries.” for a more detailed discussion of the risks relevant to the regulations relating to the operations of the PRC Subsidiaries.

We do not believe any permission is required from any Chinese authorities (including the China Securities Regulatory Commission (the “CSRC”) and the Cyberspace Administration of China (the “CAC”)) in connection with our previous offerings or listing. We do not and immediately prior to the filing of this Registration Statement on Form S-1, possess over one million of PRC-based individual’s personal information. After consulting our PRC counsel, we believe we are currently not subject to the requirement under the Cybersecurity Review Measures that a network platform operator which possesses more than one million users’ personal information must apply for a cybersecurity review with CAC before listing abroad. In addition, as of December 31, 2023, after consulting our PRC counsel, we are not aware of any other laws or regulations currently effective in the PRC which explicitly require us to obtain any permission from the CSRC or other Chinese authorities for our previous offering or listing, nor had we received any inquiry, notice, or warning from the CSRC or any other Chinese authorities in such respects. The PRC authorities have promulgated new or proposed laws and regulations recently to further regulate securities offerings that are conducted overseas and/or foreign investment in China-based issuers. According to these new laws and regulations and the draft laws and regulations if enacted in their current forms, in connection with our future securities offering activities, we may be required to fulfill filing, reporting procedures with the CSRC, and may be required to go through cybersecurity review by the PRC authorities. However, there are uncertainties with respect to whether we will be able to fully comply with requirements to obtain such permissions and approvals from, or complete such reporting or filing procedures with PRC authorities. For more detailed information, see “Risk Factors-Risks Related to FF’s Operations in China-The approval of, or filing or other administrative procedures with, the CSRC or other PRC governmental authorities may be required in connection with certain of our financing activities, and, if required, we cannot predict if we will be able to obtain such approval or complete such filing or other administrative procedures” and “Risk Factors-Risks Related to FF’s Operations in China-We face challenges from the evolving regulatory environment regarding cybersecurity, information security, privacy and data protection. Many of these laws and regulations are subject to change and uncertain interpretation, and any actual or alleged failure to comply with related laws and regulations regarding cybersecurity, information security, data privacy and protection could materially and adversely affect our business and results of operations” for a more detailed discussion of the relevant risks relating to the applicable of PRC laws and Regulations.

Milestones

Significant milestones in FF’s historical development and commercialization of FF’s electric vehicles include the following:

●	In January 2021, FF announced that it entered into a definitive agreement for a business combination with PSAC. In July 2021, FF announced that merger was completed, the Class A Common Stock (ticker: FFIE) and Public Warrants (ticker: FFIEW) of the combined company are listed on The Nasdaq Stock Market on July 22, 2021.

●	In September 2021, FF completed the installation of pilot equipment in the pre-production build area of its Hanford, California facility.

●	In February 2022, FF unveiled the first production-intent FF 91 EV manufactured at its Hanford, California plant.

●	In September 2022, FF announced the FF 91 Futurist, the Ultimate Intelligent TechLuxury EV, was officially certified to have a robust rating of 381 miles of EV range from the U.S. Environmental Protection Agency.

●	In November 2022, FF announced the CARB has certified the FF 91 Futurist as a zero-emissions vehicle (ZEV). The ZEV program is part of CARB’s Advanced Clean Cars package of coordinated standards that control smog-causing pollutants and greenhouse gas emissions of passenger vehicles in California.

●	On January 17, 2023, FF announced that, in the third quarter of fiscal year 2022, it had reached a non-binding Cooperation Framework Agreement with the government of the City of Huanggang in Hubei Province, China (“Huanggang”), for promoting FF’s U.S.-China dual-home market strategy. According to the Cooperation Framework Agreement, FF intends to relocate its FF China headquarters to Huanggang, while maintaining its global headquarters in Los Angeles, California.

●	On March 29, 2023, FF successfully started the production of the flagship FF 91 vehicle.

●	On April 14, 2023, the first production FF 91 vehicle rolled off the line at the FF ieFactory California.

●	On May 25, 2023, FF announced that the FF 91 successfully passed U.S. Federal Motor Vehicle Safety Standards (“FMVSS”) crash test requirements, first phase of delivery plan set to begin May 31.

●	On May 31, 2023, FF launched the Ultimate AI TechLuxury FF 91 2.0 Futurist Alliance as well as the eco product aiHypercar+, open for reservations in both the United States and China.

●	On August 12, 2023, FF celebrated the delivery of the first FF 91 2.0 Futurist Alliance to the first industry expert Developer Co-Creation Officer.

●	On November 23, 2023, FF announced entry into Middle East, signed strategic cooperation agreements with Master Investment Group and Siraj Holding LLC, and announced the FF 91 2.0 Futurist aiFalcon Limited Edition for the Middle East market.

●	On September 20, 2024, FF announced its second brand, Faraday X (FX), and two planned new products expected to be priced between $20,000 and $50,000, signed strategic framework agreements or memorandums of understanding with four OEMs to fully promote range extended AIEV in the U.S.

Partnership Program

Acting through FF Global Partners LLC (“FF Global”), a shareholder of the Company, in July 2019 certain current and former executives of the Company established a program which they refer to as the “Partnership Program.” As described below, the Partnership Program provides financial benefits to certain Company directors, management and employees, which they are required to report to the Company pursuant to the Company’s Investment Reporting Policy. The Partnership Program is administered by FF Global and is not under the Company’s supervision.

Purpose of Partnership Program

The purpose of the Partnership Program is to help the Company and FF Global succeed, including by helping key Company employees remain aligned with the Company’s mission, interests and economic success, by awarding units representing membership interests in FF Global to such individuals. We have been advised by FF Global that the VP of Human Resources in FF, who is also a member of FF Global, provides recommendations to the FF Global Board of Managers regarding proposed awards based on, among other things:

●	the individual’s position in the Company and/or FF Global,

●	the importance of the individual’s role in the Company and/or FF Global,

●	the individual’s historical contributions to the Company and/or FF Global,

●	the importance of the individual to the achievement of the Company’s and FF Global’s strategic objectives,

●	the individual’s awards under the Company’s employee stock option plan, and

●	the individual’s existing holdings of FF Global units.

The awards under the Partnership Program have in the past been granted exclusively to current or former employees of the Company or its affiliates, FF Global may in the future determine to grant awards to individuals who are not affiliated with the Company.

Pursuant to our Investment Reporting Policy, members of our management and other employees are required to report information relating to their investments, including their interests in FF Global. However, since the Company’s board of directors does not have oversight over the Partnership Program, the Company is not able to assess whether awards made by FF Global under the Partnership Program incentivize management and employee behavior and activities that the Company intends to incentivize, or indeed, whether the Partnership Program effectively works against efforts by the Company to manage its workforce. For example, as part of the special committee of independent directors established by the Board to investigate allegations of inaccurate Company disclosures (“Special Committee”), as further discussed below, it was determined that a Company employee who is also a beneficiary under the Partnership Program deliberately interfered with the Special Committee’s investigation. Although the Company disciplined this employee, the effectiveness of the Company’s disciplinary efforts may have been counteracted by awards this employee has received or expects to receive under the Partnership Program.

Terms of Awards

FF Global units awarded under the Partnership Program are purchased by the recipient from FF Global. The recipient pays the purchase price for their common units in 10 annual installments. The units entitle the recipient to receive distributions from FF Global when and if declared by the FF Global Board of Managers on a pro rata basis based on their paid-in capital (after their contributions are all returned). FF Global units are subject to redemption in certain cases, including upon termination of employment with FF Global or the Company or any of their affiliates, at a redemption price that generally is no lower than the unreturned capital contributions.

Scope of Partnership Program

FF Global has informed us that to date a total of 34 individuals have received awards under the Partnership Program, that less than 16 individuals continue to hold such awards, and that all recipients of such awards are current or former directors or employees of the Company or its affiliates. Some of these individuals are or were members of the FF Global Board of Managers. In particular, we understand that (amounts below in single dollars):

●	Dr. Carsten Breitfeld, FF’s former Global CEO and a former director of FFIE, was a non-voting member of the FF Global Board of Managers until May 2022, and previously held FF Global units. In connection with Dr. Breitfeld’s voluntary resignation from FF Global in May 2022 to avoid any potential conflicts of interest, Dr. Breitfeld forfeited his 13,000,000 FF Global units. On November 26, 2022, the Board voted to remove Dr. Breitfeld as Global CEO and, on December 26, 2022, Dr. Breitfeld tendered his resignation from the Board, which was effective immediately.

●	Matthias Aydt, the current Global CEO and a director of FFIE, was a member of the FF Global Board of Managers until June 2022, and previously held FF Global units. According to information provided by Mr. Ruokun Jia, a nephew of Mr. Jia who was formerly an Assistant Treasurer of FFIE but who was terminated for conduct during the Special Committee’s investigation, Dream Sunrise is owned by an associate of him. On June 26, 2019, to finance his acquisition of the FF Global units and his then concurrent loan to FF Global in the original principal amount of $4,257,792, Mr. Aydt issued a note in the original principal amount of $4,624,392 to Dream Sunrise LLC (“Dream Sunrise”). On August 2, 2021, FF Global paid down its loan obligations to Mr. Aydt by $2,071,722, by paying down Mr. Aydt’s loan obligations to Dream Sunrise by the same amount, evidenced by that certain Repayment Agreement, dated as of March 7, 2022, by and among Dream Sunrise, FF Global and Mr. Aydt, an amended and restated note dated as of March 7, 2022 from FF Global to Mr. Aydt in the principal amount of $2,186,070 (the “Aydt-FF Global Note”), replacing the prior note issued by FF Global to Mr. Aydt on June 26, 2019 in its entirety, and an amended and restated note dated as of March 7, 2022 from Mr. Aydt to Dream Sunrise in the principal amount of $2,552,670 (the “Dream Sunrise-Aydt Note”), replacing the prior note issued by Mr. Aydt to Dream Sunrise on June 26, 2019 in its entirety. In order to avoid any potential conflicts of interest that his ownership of FF Global units presents toward his role as a director of FFIE, in June 2022, Mr. Aydt requested that FF Global redeem in full all of his FF Global units. On July 8, 2022, FF Global, Dream Sunrise and Mr. Aydt entered into an Redemption Agreement, pursuant to which in exchange for FF Global’s redemption in full of all of Mr. Aydt’s FF Global units and in satisfaction of all of FF Global’s then outstanding loan obligations to Mr. Aydt under the Aydt-FF Global Note, other than $87,743, which represents interests accrued on $366,600 of the principal amount under the Dream Sunrise-Aydt Note, FF Global assumed all of Mr. Aydt’s then outstanding loan obligations under the Dream Sunrise-Aydt Note. As of December 31, 2023, the $87,743 that Mr. Aydt owes to Dream Sunrise remained outstanding.

●

Qing Ye, former director of FFIE and former Vice President of Business Development and FF PAR, previously held FF Global units. On June 26, 2019, to finance his acquisition of the FF Global units and his then concurrent loan to FF Global in the original principal amount of $1,993,009, Mr. Ye issued a note in the original principal amount of $2,164,609 to Dream Sunrise. On June 13, 2022, FF Global paid down its loan obligations to Mr. Ye by $969,742, by paying down Mr. Ye’s loan obligations to Dream Sunrise by the same amount, evidenced by an amended and restated note dated as of June 13, 2022 from FF Global to Mr. Ye in the principal amount of $1,023,267 (the “Ye-FF Global Note”), replacing the prior note issued by FF Global to Mr. Ye on June 26, 2019 in its entirety, and an amended and restated note dated as of June 13, 2022 from Mr. Ye to Dream Sunrise in the principal amount of $1,194,867 (the “Dream Sunrise-Ye Note”), replacing the prior note issued by Mr. Ye to Dream Sunrise on June 26, 2019 in its entirety. In order to avoid any potential conflicts of interest that his ownership of FF Global units presents towards his role as a director of FFIE, in June 2022, Mr. Ye requested that FF Global redeem in full all of his FF Global units. On June 24, 2022, FF Global, Dream Sunrise and Mr. Ye entered into an Redemption Agreement, pursuant to which in exchange for FF Global’s redemption in full of all of Mr. Ye’s FF Global units and in satisfaction of all of FF Global’s then outstanding loan obligations to Mr. Ye under the Ye-FF Global Note, other than $41,071, which represents interests accrued on $171,600 of the principal amount under the Dream Sunrise-Ye Note, FF Global assumed all of Mr. Ye’s then outstanding loan obligations under the Dream Sunrise-Ye Note. As of December 31, 2023, the $41,071. that Mr. Ye owed to Dream Sunrise remained outstanding. On January 25, 2023, Mr. Ye resigned as a member of the Board. Mr. Ye remained a consultant of the Company as an independent contractor until September 15, 2023.

●

Robert Kruse, FF’s former Senior Vice President, Product Execution, previously held 1,500,000 FF Global units (prior to the Company’s reverse stock split). On November 29, 2022, Mr. Kruse resigned from the Company.

●

Chui Tin Mok, our Global Executive Vice President and the Global Head of User Ecosystem and a director of FFIE (effective January 25, 2023), currently holds less than 100 FF Global units. On June 26, 2019, to finance his acquisition of the FF Global units and his then concurrent loan to FF Global in the original principal amount of $2,264,783, Mr. Mok issued a note in the original principal amount of $2,459,783 to Dream Sunrise. In May 2022, Mr. Mok returned 3,120,000 of his FF Global units to FF Global pursuant to amendments to the governance documents of FF Global. On March 7, 2022, FF Global paid down its loan obligations to Mr. Mok by $1,101,980, by paying down Mr. Mok’s loan obligations to Dream Sunrise by the same amount, evidenced by an amended and restated note dated as of March 7, 2022 from FF Global to Mr. Mok in the principal amount of $1,162,803, replacing the prior note issued by FF Global to Mr. Mok on June 26, 2019 in its entirety, and an amended and restated note dated as of March 7, 2022 from Mr. Mok to Dream Sunrise in the principal amount of $1,357,803, replacing the prior note issued by Mr. Mok to Dream Sunrise on June 26, 2019 in its entirety.

●	Hong Rao, our Vice President of I.A.I. (Internet, Autonomous Driving, Intelligence), currently holds less than 100 FF Global units.

●	In addition to the loans described above with respect to Mr. Aydt and Mr. Ye, a number of our other current and former employees have used funds loaned by Dream Sunrise to fund the purchase of their FF Global units and their concurrent loans to FF Global, including Chui Tin Mok and Jerry Wang who is a consultant to FF.

FF Technology

FF aiHyper 6x4 Architecture 2.0

Underpinning the FF 91 2.0 is the “FF aiHyper 6x4 Architecture 2.0.” FF believes the integration of FF’s six technology platforms with the four technology systems, symbolized by “6x4”, lays the groundwork for our commitment to pioneering innovation and excellence in the automotive sphere.

Variable Platform Architecture

FF believes one of its core technology competencies is its proprietary Variable Platform Architecture (“VPA”). FF’s VPA is a flexible and adaptable skateboard-like platform featuring a monocoque vehicle structure with integrated chassis and body. The platform directly houses the critical components of an electric vehicle, including all-wheel steering, suspension system, brakes, wheels, electric propulsion system, electronic control units and high voltage battery, among others. Each of these component systems has been engineered in-house or in collaboration with suppliers and has been integrated into the FF vehicle design with a view to strive for optimizing performance, efficient packaging, and functional integration.

As an integrated structure, the skateboard-like platform can be shortened or lengthened to allow various wheelbases and battery pack sizes along with other options to fit into the platform. It is designed to accommodate up to three motors and support single or dual rear motors and a single front motor. The VPA can be configured in front-wheel-drive (“FWD”), rear-wheel-drive (“RWD”) or all-wheel-drive (“AWD”) configurations. The platform enables scalable vehicle design and improves manufacturing flexibility as well as capital efficiency and allows continuous improvement across product generations. It is also designed to reduce development time for future models leveraging the platform, as most of research and development and a significant portion of the crash structure is integrated into the platform and enables five star and equivalent safety performance. The modular design of the VPA is adaptable to support a wide range of FF vehicles for both consumer and commercial vehicle markets.

Propulsion Technology

FF has designed an integrated set of powertrain systems ideally suited for FF’s modular VPA, which has been upgraded to PT Gen 2.0 to further enhance performance. FF believes its proprietary and patented designed electric powertrain provides a competitive edge in horsepower, efficiency, and acceleration performance.

FF Echelon Inverter

The inverter in FF’s electric vehicle powertrain governs the flow of high-voltage electrical current throughout the vehicle and serves to power the electric motor, generating torque while driving and delivering energy into the battery pack while braking. The inverter converts direct current from the battery pack into alternating current to drive the permanent magnet motors and provides “regenerative braking” functionality, which captures energy from braking to charge the battery pack. The primary technological advantages of FF’s designs include the ability to drive large amounts of current in a small, physical package with high efficiency and low cost (low inverter losses to provide 98% of inverter efficiency) utilizing patented parallel IGBT technology and can achieve high torque accuracy with fast transient response. The inverter can achieve high reliability due to tab bonds in the high current path. The monitoring system is integrated into the inverter to provide enhanced safety. The patented FF Echelon Inverter is designed to have high power in a compact light weight package with high reliability and durability and can support multiple motor configurations.

Integrated Electric Motor Drive Units

FF designed its electric motor drive units (including gearbox). The electric drive units are fully integrated with the inverter, transmission, and control unit to create a compact and efficient design. The FF designed drive units have low noise and vibration that can greatly improve driving experience. Depending on the power requirements of each model, the motors can be utilized individually or in two or three motor configurations. The FF 91 Futurist, equipped with three integrated electric drive units (each is designed to deliver up to 350 horsepower), is expected to deliver 1,050 horsepower and 12,510 Newton meters (“Nm”) of torque. FF believes its electric drive unit design is ahead of many of its competitors in terms of performance because of its proprietary, advanced packaging, stator-rotor design, and unique inverter layout.

Internet, Autonomous Driving, and Intelligence (“I.A.I.”)

FF utilizes an industry-leading automotive grade dual-chip computing system running the Android Automotive operating system. FF’s I.A.I system is built on an enhanced Android Automotive code base and is upgraded with each release of Google’s platform. FF’s vehicles are designed with software OTA capabilities, which allow software and applications in the vehicle to be updated and upgraded wirelessly to deliver continuous enhancements. The vehicle is designed to be connected to FF’s information cloud at all times. When there is a firmware or software update available, FF’s cloud will push an update message to the vehicle to notify the driver to schedule an update. Upgrades will be wirelessly downloaded to the vehicle, installed, and enabled, including updates for firmware, operating systems, middleware, and applications. FF’s patented Future OS operating system allows multiple users to login through FF 91, preparing user’s preferences per their cloud based FFID profiles.

For autonomous driving, FF’s advanced autonomous driving-ready system (“ADAS”) will deliver multiple ADAS features through a combination of FF’s own as well as industry partners’ applications. FF plans to devote resources to autonomous driving research and development and plans to work with partners to deliver full autonomous-driving capabilities in highway and urban driving, as well as parking, across its vehicle lines in the future.

FF’s Artificial Intelligence system can actively learn preferences, habits, entertainment, and navigation routines of a user, and associates them with the user’s unique FFID (FF proprietary user ID). FFID provides a unique FF user profile that ensures a consistent experience across the FF Ecosystem, as the user goes from one seat to another or even from one vehicle to another. The seamless design and interface of the in-vehicle infotainment system planned in FF vehicles will offer multiple human-machine interface (“HMI”) options and facilitate a personalized user experience for each seat in the vehicle. The enhanced user experience platform powered by Android enables seamless access to third party applications. FF’s patented Intelligent Aggregation Engine can pull content from multiple video applications and displays content in a single area, removing the need to access multiple applications. The Intelligent Recommendation Engine that may be integrated in certain FF series learns each passenger or driver’s digital media preferences across multiple video applications and provide personalized recommendations. The User Recognition function is embedded in each seat through facial or voice recognition, to deliver a suite of personalized content and preferences.

Electrical/ Electronic (“E/E”) Architecture

FF has designed the first generation of FF vehicle series (FF 91) with a domain-centralized E/E architecture, which enables architecture flexibility and maximizes performance efficiency while meaningfully reducing the overall system complexity and weight. The domain-centralized E/E architecture will consolidate the domain functions across five core high-performance domain control units (“DCU”) that manage, compute, and process controls for propulsion, chassis, self-driving, body, and IoV (Internet of Vehicle-connected infotainment system). The E/E architecture of FF’s variable platform architecture is designed with the capacity to support the power and communication requirements necessary for seamless integration with advanced autonomous systems as they evolve. All of FF’s DCUs will support OTA updates and data collection.

FF Products

FF has developed an extensive portfolio of proprietary technologies that will be embedded and integrated in FF vehicles. FF’s B2C passenger vehicle pipeline includes FF 91 series, FF 81 series and FF 71 series. In addition to passenger vehicles, leveraging its VPA, FF plans to produce a Smart Last Mile Delivery (“SLMD”) vehicle to address the high growth last mile delivery opportunity. The FF 91 is the current production flagship model, and future pipeline models are contingent upon funding availability.

Passenger Vehicles

Each of the three passenger vehicle series is planned in two different configurations. All passenger vehicles will share common brand “DNA” of:

●	Intelligence, Internet and connectivity;

●	modern design: styling;

●	superior driving experience: leading power, performance, and driving range; and

●	personalized user experience: space, comfort, and internet experience.

The flagship FF 91 series will define the FF brand DNA. This DNA will carry over to FF 81 and FF 71 series. At the top end, the Futurist configurations of each of these series will be designed to push the core brand values to the maximum. With this brand DNA, FF believes its products will be ahead of competition in their respective segments in terms of design, driving experience, interior comfort, connectivity, and user experience.

FF 91

With a wheelbase of 3,200 mm (126 inches), FF 91, FF’s flagship vehicle, is designed to be a high-performance luxury electric vehicle in the E-segment/Executive/Full-Size or F-segment/Full-size luxury vehicle segment.

FF believes that FF 91 represents a “new species” of electric mobility that combines high performance, precise handling, the comfort of a luxury passenger vehicle, and an intelligent, connected user interface which provides a unique mobility experience to both driver and passenger. It leverages FF’s proprietary VPA, which is a skateboard-like platform structure designed and engineered in-house. This integrated platform provides measurable improvements in overall vehicle structural performance, safety, and handling. FF 91 features a multi-motor configuration and an all-wheel drive system. With three electric motors (one in the front and two in the rear), the top configuration (the FF 91 Futurist) is designed to produce 1,050 horsepower and 12,510 Nm of torque to all four wheels. This enables the FF 91 Futurist to have torque vectoring in the rear for enhanced vehicle dynamics and stability. Its all-wheel drive system offers greater traction control as well as precise power distribution. This technology is designed to deliver superior acceleration of 2.27 seconds from 0 to 60 mph and safety.

The variable platform architecture for FF 91 series houses floor-mounted batteries, as well as FF’s proprietary inverter, the FF Echelon Inverter, and integrated electric motor drive units. All three elements, battery, inverter and drive units, support an achieved 381 miles EPA range. FF 91 is expected to charge at up to a 200kW rate. FF plans to provide charging solutions available through FF’s self-owned stores and FF Partner-owned stores and showrooms.

The FF 91 aims to deliver a top-quality experience that emphasizes personalization and comfort for all users of the vehicle, including both driver and passengers. In terms of driver comfort, there are six driver-specific screens including an ultra-large heads-up display and slim instrument cluster. The center information display supports on-screen gesturing with the swipe of a user’s fingers. The reconfigurable 3D touch steering wheel can allow further user configurability. The FF 91 is a connected device that has a voice-first user interface as well as an open ecosystem for third-party applications and offers an immersive audio, video, and media experience. There are over 100 inches of high-resolution viewing area across 11 displays embedded in the vehicle. These include industry’s first 17-inch front passenger screen and a large 27-inch rear passenger display, allowing passengers to stream their favorite movies, TV shows and live sports while the FF 91 is in motion without driver distraction. The voice-first foundation enables multiple natural commands at once, facilitating the areas of comfort (including air conditioning, seat positions, and doors), productivity (including text, email, and phone calls), entertainment (including media playlists and content search) and destination reaching (including refined search and navigation). The connectivity is powered by “Super Mobile AP”, which consists of up to three 5G modems to realize aggregated high internet speed and great coverage by multiple carriers for high-throughput and continuous coverage. The Artificial Intelligence system and use of FFID (automatically loaded through facial recognition in each seat) carry the personalized user experience from seat-to-seat and vehicle-to-vehicle. The front and rear passengers will have (post production and delivery) individual sound zones, which allow passengers in the front and passengers in the rear to listen to their separate audio content with minimal sound interference. The luxury interior design of the FF 91 Futurist also features “zero gravity” seats in the rear row (with industry leading 48.9 inches rear leg room and 60-degree recline). The vehicle will also offer a spa mode with personalized seat position, ventilation, massage settings, light animations, and ambient sound.

For autonomous driving, FF 91 is expected to have an array of cameras, sensors and LIDARs. Once an autonomous driving software solution is validated and released, FF anticipates that its autonomous driving system will deliver several highway autonomy and parking features, and through continuous learning over time, will enable Autonomous Valet Parking (“AVP”) - where the vehicle can autonomously navigate a parking lot, find a parking space and park itself. Eventually, the adaptive learning could allow the driver to use an application to park and summon the vehicle after the driver has exited the vehicle.

FF 91 will feature an advanced autonomous driving system that will deliver multiple ADAS features through a combination of FF’s own as well as partners’ applications. FF plans to devote resources to autonomous driving research and development and plans to work with partners to deliver full autonomous-driving capabilities in highway and urban driving, as well as parking, across its vehicle lines in the future.

As limited edition, FF 91 2.0 Futurist Alliance currently has a list price, or MSRP, of $309,000.

FF 81

The FF 81 series is FF’s planned second vehicle model and is aimed at the premium mass market in the D-segment or E-segment. The FF 81 will be designed and built on FF’s proprietary VPA enabling more than 60% carry-over of common parts from the FF 91. In addition, parts developed for the FF 81 can be carried back to FF 91 series. The large number of common parts shared across vehicle models creates economics of scale and reduces costs.

The FF 81 aims to deliver a premium user experience that emphasizes personalization. The FF 81 is planned with high-performance computing and next generation connectivity with a voice-first user interface and open ecosystem for third-party applications. It also has integrated, autonomous driving features and the pertinent hardware capability, including cameras, radars, ultrasound sensors, and optional LIDAR(s).

FF 81 Futurist is expected to compete with vehicles such as the Tesla Models S/X, BMW X5 and Range Rover Sport and the like.

FF 71

FF’s third planned passenger vehicle, the FF 71 series, is expected to be a connected electric vehicle with a more compact size aiming at the mass market in the C-segment or D-segment. The FF 71 will be designed to integrate full connectivity and advanced technology into a smaller vehicle size. FF will start design and development of the FF 71 series after sufficient funding is secured in a timely manner.

FF 71 Futurist is expected to compete with vehicles such as the Porsche Macan, BMW X3, and Jaguar I-Pace.

Commercial Vehicles

Smart Last Mile Delivery (“SLMD”)

FF plans to provide purpose-built Smart Last Mile Delivery vehicles by leveraging its proprietary technologies developed for FF’s passenger vehicles, to build tailored SLMD configurations to meet the exact customer needs, whether for fleet provider or last mile delivery divisions, while reducing development time and costs.

FF’s technical solutions for advanced connectivity and user experience are well-suited to the SLMD market, where rapid growth is fueling demand for increasingly sophisticated solutions and features. Such features may include:

●	Advanced connectivity and telematics for next-gen fleet management;

●	OTA upgrade capability;

●	Third party application integration on touch screen display;

●	Surround view cameras for improved visibility; and

●	Equipped with advanced autonomy and ready-for-future capabilities.

SLMD’s adaptive modular design enables additional use cases (utilities, tradesmen, and others) with minimal additional time or investment.

Manufacturing Strategy

FF builds its FF 91 series vehicles in its manufacturing facility in Hanford, California, which has an estimated annual capacity of 10,000 vehicles. FF will conduct operations similar to traditional vehicle manufacturing facilities such as body assembly, paint operations, final vehicle assembly, and end-of-line testing for FF 91 in the Hanford manufacturing facility. FF intends for its vehicle engineering and manufacturing teams to work alongside one another to streamline the feedback loop for rapid product enhancements and quality improvement and will extensively utilize virtual manufacturing simulation methods to validate operations and improve the manufacturing processes.

For additional capacity for production of the FF 91 (i.e., exceeding 10,000 vehicles annually), FF can expand production operations in Hanford or seek capacity expansion elsewhere. For the FF 81, FF plans to outsource direct vehicle production to its contract manufacturing partner in South Korea, as FF believes outsourcing will reduce capital investment and accelerate its go-to-market strategy for producing and delivering the FF 81, while providing the benefit of flexibility to scale volume to match demand level. FF may outsource the production of the FF 71 to its contract manufacturing partner in South Korea or a manufacturing partner in China or elsewhere. These plans align with FF’s hybrid, flexible manufacturing strategy. For more information about FF’s manufacturing facility, see the discussion below under the heading “- Facilities.” For more information about FF’s contract manufacturing and supply agreement with Myoung Shin in South Korea, see the discussion below under the heading “- Key Agreements and Partnerships.”

Sales, Delivery, and Servicing of Vehicle

FF initiated delivery of the first FF 91s in 2023. FF is adopting a direct sales model that utilizes a mix of online and offline presence to drive sales. FF’s offline sales network will consist of FF experience centers and FF Partner-owned experience centers. The self-operated experience centers are expected to establish FF brand awareness and provide a seamless vehicle purchase experience, while the FF Partner-owned experience centers (established dealerships) are expected to expand the sales and distribution network without substantial capital investment by FF.

FF’s contemplated flagship experience center, which is under construction, will be located in Beverly Hills, California. FF may consider other Company-operated experience centers in the U.S., China and the Middle East. These locations would operate as experiential showrooms for FF’s electric vehicle models and would provide sales, after-sales, and charging services. The FF Partner-owned stores and showrooms would support FF’s online-to-offline sales model, vehicle delivery, charging service and other user operations.

All purchase transactions will be processed online through FF’s website or mobile apps, while FF Partners will support the process (including demonstration drives and providing vehicle information) and receive compensation based on a revenue sharing model and territory and/or services performed. Users accessing FF.com can directly purchase the vehicle online and can choose their closest FF experience centers or FF Partner-operated experience centers and showroom for support. Customers going to an FF Partner-operated experience center will be supported by staff and directed to FF.com for purchasing. FF believes that once the reputation of FF’s vehicles has been established and users are familiar with FF vehicles, an increasing share of the vehicle sales process is likely to be completed fully online. This will further free up offline capacity and potentially increase productivity for FF’s Partner-operated experience centers. As FF will oversee delivery of the vehicles, both FF stores and FF Partner-operated experience centers and showrooms will be able to run their operations in an asset-light fashion.

The FF Partner-owned experience centers and showrooms will be the prioritized network for servicing FF’s vehicles, which may include repair, maintenance, and bodywork services. FF will also contract with select third-party service centers to ensure coverage and will deploy mobile service vans based on user demand. To ramp up its service capabilities, FF Eco Sales Company, LLC, FF’s sales subsidiary, has engaged Somit Solutions (KPIT) to support FF Aftersales with the development of the underlying systems required to support all after-sales elements, such as repair order, warranty, parts catalog, repair manuals to support the expansion of the FF Service Network. Additionally, FF plans to engage with a national automotive services provider to support FF Aftersales operations, such as shipping logistics, as well as leveraging a service center network. FF users will benefit from FF’s connected remote service platform.

FF outlined a 3-phase delivery plan aimed at delivering the best experience to all our users. This initial phase launched at the end of May 2023, marking the start of FF’s delivery plan for the vehicle to the industry expert Futurist Product Officers (FPO).

In phase two, all FPO(s) are invited to purchase the vehicle and take full possession, receiving comprehensive training on vehicle’s features. The second phase launched in August, 2023, and FF became a revenue generating company. In the meantime, FF continues to optimize its brand strategy, including the second brand strategy.

In the third and final phase, the FF 91 is made available to all users.

Co-Creation Program

Instead of the traditional one-way sales and marketing approach that is common in the automotive space, FF intends to build a direct and reciprocal relationship with our user base. On August 12, 2023, FF delivered the first FF 91 2.0 Futurist Alliance to its first industry expert Developer Co-Creator. FF intends to build brand awareness through this program.

Other Sales and Service Capabilities

To complement our brand-building efforts, our sales team was busy at building out our sales and services capabilities. Here’s an overview of our recent advancements:

●	Leasing Program Launch: In collaboration with Luxury Lease Partners, we’ve initiated a leasing program for our FF 91 2.0 Futurist Alliance owners. With competitive pricing, customers can acquire our flagship model with just a few electronic clicks, in line with our vision of an intelligent electric future.

●	Mobile Service Fleet: We’ve activated our mobile service fleet, offering on-demand concierge service to our first FF 91 2.0 Futurist Alliance owners.

●	Bureau of Automotive Repair License: Holding a license from the California Bureau of Automotive Repair is a testament to our commitment to uphold the highest compliance standards in vehicle maintenance, warranty repairs, and service.

●	Home Charging Installation Program Activation: In alliance with Qmerit Electrification, we’ve launched our home charging installation program. The FF Home Charger, which supports up to 19.2 kW, is a Wi-Fi-connected smart charger compatible with most EVs.

●	Public Charging Program: Ensuring uninterrupted travel for our vehicle owners, we’ve rolled out a public charging program. Every FF 91 2.0 Futurist Alliance owner is entitled to $1,000 charging credits, applicable across major US EV charging networks.

FF Suppliers

FF has partnered with suppliers in North America, Europe, and Asia, and has on-boarded suppliers for all parts for the FF 91. FF aims to obtain systems, components, raw materials, parts, manufacturing equipment, and other supplies and services from suppliers which FF believes to be reputable and reliable.

Intellectual Property

FF has significant capabilities in the areas of vehicle engineering, development and design, and has developed a number of proprietary systems and technologies. As of October 8, 2024, FF had been granted approximately 660 patents (with approximately a third issued in the U.S., slightly less than two-thirds issued in China, and the remaining issued in other jurisdictions). These patents are issued to various FFIE entities, including Faraday Future, Faraday & Future, FF Automotive (China) Co., Ltd., Leka Automotive Intelligent Technology (Beijing) Co., Ltd., and LeEco Eco-Car (Zhejiang) Co., Ltd. FF intends to continue to file additional patent applications with respect to its technology. FF’s patented technology covers UI/UX, powertrain, ADAS, body, hardware/software platform and chassis. Key patents include FF’s inverter assembly, integrated drive and motor assemblies, methods and apparatus for generating current commands for an interior permanent magnet (“IPM”) motor and seamless vehicle access system. These key patents will expire in 2035 or 2036.

Properties

FF leases all of its facilities. The following table sets forth the location, approximate size, primary use and lease term of FF’s major facilities as of December 31, 2023:

Location	Approximate Size (Building) in Square Feet	Primary Use	Lease Expiration Date
Gardena, California	146,765	Global headquarters, research and development, office	April 30, 2027
FF’s ieFactory California	1,100,000	Manufacturing	October 19, 2028
Beverly Hills, California	12,947	Retail	August 31, 2032
San Jose, California	30,260	Office	March 31, 2025
Gardena, California	12,650	Office	March 31, 2027
Beijing, China	273	Administrative services, research and development, strategic planning	December 14, 2024

FF is finalizing the refurbishment of the FF ieFactory California manufacturing facility. The facility is finishing the main components which includes a body shop, a paint shop, component manufacturing and an assembly line. The FF ieFactory California manufacturing facility is approximately 1.1 million square feet and, once it is built out, is expected to have the capacity to support a production of 10,000 vehicles per year.

Legal Proceedings

From time to time, FF may become involved in legal proceedings arising in the ordinary course of business. We are currently a party to various legal or governmental proceedings, the outcome of which, although currently uncertain, if determined adversely to us, could individually or in the aggregate have a material adverse effect on our business, financial condition, and results of operations.

Key Agreements and Partnerships

Strategic Partnership with Myoung Shin, South Korea

In February 2022, FF U.S. entered into a definitive contract manufacturing and supply agreement with Myoung Shin Co., Ltd. (“Myoung Shin”), a South Korea-based automotive manufacturer and parts supplier, to manufacture the Company’s second vehicle, the FF 81. The agreement has an initial term of nine years from the start of production of the FF 81. Pursuant to the agreement, Myoung Shin shall maintain sufficient manufacturing capabilities and capacity to supply FF 81 vehicles to FF in accordance with the Company’s forecasts and purchase orders. FF and Myoung Shin will each manufacture and supply certain FF 81 parts that Myoung Shin will use in the manufacture and assembly of FF 81 vehicles.

Potential Partnership with Geely Holding

In December 2020, FF U.S. entered into a non-binding memorandum of understanding with Zhejiang Geely Holding Group Co., Ltd. (“Geely Holding”), who was also a subscriber in the Private Placement, pursuant to which the parties contemplate a strategic cooperation in various areas including engineering, technology, supply chain, and contract manufacturing.

In January 2021, FF Intelligent Mobility Global Holdings Ltd., FF Automotive (Zhuhai) Co., Ltd. and FF Hong Kong Holding Limited entered into a cooperation framework agreement with Zhejiang Geely Holding Group Co., Ltd. pursuant to which Geely Holding agreed to explore the possibility of joint investment in the technology licensing, contract manufacturing and joint venture with FF and the city, as well as to pursue the possibility of further business cooperation with the joint venture. The joint venture and contract manufacturing projects with Geely Holding are on hold.

After-Sales and Service

FF U.S. has engaged Somit Solutions (KPIT) to support the development of the underlying After-sales Service Systems (U.S. and China), plans to further engage a US based national automotive services provider to support Aftersales Operations (U.S. only), and has engaged SalesForce (U.S. only) to deliver and service the FF 91 in compliance with governmental agencies and to support critical path alignment with the Company’s user journeys.

Strategic Agreement with the City of Huanggang

On January 17, 2023, FF announced that, in the third quarter of fiscal year 2022, it had reached a non-binding Cooperation Framework Agreement with the government of the City of Huanggang in Hubei Province, China (“Huanggang”), for promoting FF’s U.S.-China dual-home market strategy. According to the Cooperation Framework Agreement, FF intends to relocate its FF China headquarters to Huanggang, while maintaining its global headquarters in Los Angeles, California. In accordance with the Cooperation Framework Agreement, both parties are expected to contribute their respective advantages in investment, scientific and technological innovation, industrial transformation, location, and policy. Huanggang is expected to actively assist FF by providing assistance with industrial layout and deployment of resources and providing financial and policy support. The FF China headquarters is expected to be jointly funded by the Huanggang Government guide fund, industrial fund, and FF.

Human Capital Management and Resources

As of October 1, 2024, FF had 238 full time employees globally. A majority of FF’s employees are engaged in research and development and related engineering, manufacturing, and supply chain functions. To preserve its current cash position, FF may implement additional headcount reductions, taking into account FF’s financial condition and market conditions.

In the future, FF may ramp up additional hiring efforts for its targeted vehicle production and delivery. FF’s targeted hires typically have significant experience working for reputable OEMs, software, internet, consumer electronics and artificial intelligence companies, as well as tier-one automotive suppliers and engineering firms. FF has not experienced any work stoppages and considers its relationship with its employees to be good. None of FF’s employees are subject to a collective bargaining agreement or represented by a labor union.

The FF team is composed of experienced talent from a variety of industry backgrounds and nationalities with a common goal of creating highly innovative and unique products. FF’s human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating existing and additional employees. FF is committed to the principle of ESG and is committed to building a safer, cleaner world. We have a diverse workforce and are committed to maintaining the highest standards of ethics and behavior.

Governmental Regulations, Programs and Incentives

FF operates in an industry that is subject to extensive environmental regulation, which has become more stringent over time. The laws and regulations to which FF is subject govern, among others, vehicle emissions and the storage, handling, treatment, transportation and disposal of hazardous materials and the remediation of environmental contamination. Compliance with such laws and regulations at an international, regional, national, provincial and local level is critical to FF’s ability to continue its operations.

Environmental standards applicable to FF are established by the laws and regulations of the countries in which FF operates, standards adopted by regulatory agencies and the permits and licenses issued to FF. Each of these sources is subject to periodic modifications and comprise what FF anticipates will be increasingly stringent requirements. Violations of these laws, regulations or permits and licenses may result in substantial administrative, civil or even criminal fines, penalties and orders to cease any violating operations or to conduct or pay for corrective work. In some instances, violations may also result in the suspension or revocation of permits or licenses.

Vehicle Safety and Testing Regulation

FF vehicles will be subject to, and must comply with, numerous regulatory requirements established by the National Highway Traffic Safety Administration (“NHTSA”), including all applicable FMVSS. As a manufacturer, FF self-certifies that its vehicles meet all applicable FMVSSs before the vehicles can be sold in the U.S. There are many FMVSSs that apply to FF vehicles, such as crash-worthiness requirements, active safety requirements and electric vehicle requirements (e.g., limitations on electrolyte spillage, battery retention and avoidance of electric shock after certain crash tests).

In addition to FMVSS, FF is required to comply with other federal laws administered by NHTSA, including the Corporate Average Fuel Economy (“CAFE”) standards, Theft Prevention Act requirements, consumer information labeling requirements, early warning reporting requirements regarding warranty claims, field reports, death and injury reports and foreign recalls and owners’ manual requirements. FF must also comply with the Automobile Information and Disclosure Act, which requires manufacturers of motor vehicles to disclose certain information regarding the manufacturer’s suggested retail price, optional equipment and other pricing. In addition to meeting NHTSA obligations, FF is also required to comply with the Environmental Protection Agency (EPA) and California Air Resource Board (CARB) with respect to annual compliance certification and running change impacts in case the vehicle range is impacted by software or hardware updates. Additionally, NHTSA can, at its discretion, purchase FF vehicles to run a New Car Assessment Program (NCAP), which would require the crash test results to be printed on the Monroney Label, as part of the consumer information federal requirements, which combines both NHTSA and EPA consumer information in a single document that is affixed to each new vehicle sold.

FF vehicles sold outside of the U.S. will be subject to similar foreign safety, environmental, and other regulations. If those regulations and standards are different from those applicable in the U.S., FF will redesign and/or retest its vehicles. For example, the European Union (“E.U.”) has published new Vehicle General Safety Regulations, applying from July 6, 2022, which introduced a range of mandatory advanced driver assistant systems to improve road safety and establishes the legal framework for the approval of automated and fully driverless vehicles in the EU., FF vehicles sold in China will be subject to compulsory product certification by certification authorities designated by the State Certification and Accreditation Administration Committee. Additionally, for FF vehicles to be approved for manufacture and sale in China, FF vehicles will need to be added to the Announcement of Vehicle Manufacturers and Products issued by the Ministry of Industry and Information Technology (“MIIT”) of China, by showing compliance with the relevant safety and technical requirements and other conditions, including among others, the Administrative Rules on the Admission of New Energy Vehicle Manufacturers and Products and the Administrative Rules on the Admission of Passenger Vehicles Manufacturer and Products, and passing the review by the MIIT.

Battery Safety and Testing Regulations

FF’s battery packs must conform to mandatory regulations governing the transport of “dangerous goods” that may present a risk in transportation, which includes lithium-ion batteries, and are subject to regulations issued by the Pipeline and Hazardous Materials Safety Administration. (“PHMSA”). These regulations are based on the UN Recommendations on the Safe Transport of Dangerous Goods Model Regulations and related UN Manual Tests and Criteria. The regulations vary by mode of transportation when these items are shipped, such as by ocean vessel, rail, truck, or air. FF will complete the applicable transportation tests for its battery packs, demonstrating its compliance with applicable regulations. FF uses lithium-ion cells in its high-voltage battery packs. The use, storage and disposal of FF’s battery packs is regulated under federal law. FF will enter into agreements with third-party battery recycling companies to recycle FF’s battery packs. In addition to this, China and Europe have stringent battery safety regulations which FF designs its batteries to comply with.

Environmental Credits

In connection with the production, delivery, and placement into service of FF’s zero-emission vehicles, FF may earn tradable credits under certain governmental programs designed to incentivize such activities. FF may sell FF future credits to automotive companies and other regulated entities who can use the credits to comply with emission standards and other regulatory requirements. Under the Environmental Protection Agency’s Light-Duty Vehicle Greenhouse Gas Emissions Standards, FF may generate carbon dioxide emissions credits that can be sold to conventional internal combustion engine vehicle manufacturers. On December 30, 2021, EPA issued new greenhouse gas emissions standards for model years 2023-2026 light duty vehicles that accelerates the annual year-over-year increase in the stringency of the standards from 1.5% to 5-10%. These standards include carbon dioxide emission credit multipliers for the sale of electric vehicles, and EPA predicts that the standards will result in electric and plug-in hybrid vehicles having a market share of approximately 17% by model year 2026. Similarly, on August 25, 2022, the California Air Resources Board approved the Advanced Clean Cars II rule, which amends California’s existing Zero Emission Vehicle Regulation to require an increasing number of zero-emission vehicles starting with model year 2026 and growing to a 100% transition of light duty passenger vehicles to electric vehicles by model year 2035. Under both federal and California regulations, FF may earn salable regulatory credits as vehicle manufacturers are required to meet annual emissions or zero-emissions vehicle sales requirements or purchase commensurate offset credits. FF may also earn similar fuel economy and clean fuels credits under other regulatory regimes in the U.S. and abroad.

EPA Emissions and Certification

The U.S. Clean Air Act requires that FF obtain a Certificate of Conformity issued by the EPA and approval under California Executive Order issued by CARB certifying that FF vehicles comply with all applicable emissions requirements. A Certificate of Conformity is required for vehicles sold under the EPA Clean Air Act’s standards. A CARB Executive Order is required for vehicles sold in states that have adopted California’s stricter standards for emissions controls related to new vehicles and engines sold in such states. States that have adopted the California standards as approved by EPA also recognize the CARB Executive Order for sales of vehicles, of which the FF 91 is certified under the CARB executive order as a zero-emission vehicle. In addition to California, there are 17 other states that have either adopted or are in the process of adopting the stricter California standards, including New York, Massachusetts, Vermont, Maine, Pennsylvania, Connecticut, Rhode Island, Washington, Oregon, New Jersey, Maryland, Virginia, Delaware, Colorado, Minnesota, Nevada, Virginia, and New Mexico. FF has current for the FF 91 both the EPA certificate of conformity and is certification from CARB as being a zero-emission vehicle, and an EPA attested range of 381 miles. Starting in model year 2026, FF must also meet California data standardization requirements for zero-emission vehicles, which specifies required vehicle and battery data that must be made available to vehicle owners through a scan tool device.

Regulation--Self Driving

Currently, there are no federal U.S. regulations pertaining to the safety of self-driving vehicles; however, the NHTSA has established recommended guidelines. Certain U.S. states have legal restrictions on self-driving vehicles, and many other states are considering them. This patchwork of licensing requirements increases the legal complexity for FF’s vehicles. In Europe, certain vehicle safety regulations apply to self-driving braking and steering systems, and certain treaties also restrict the legality of certain higher levels of self-driving vehicles. Self-driving laws and regulations are expected to continue to evolve in numerous jurisdictions in the U.S. and foreign countries, and may create restrictions on self-driving features that FF develops. International standards exist for ensuring the safety of intended functionality, which provides a framework for original equipment manufacturers (OEM) to build a safety case as part of the development of robustly designed and validated self-driving vehicles. For the current deployment of self-driving vehicles, permits are required which include approved, limited, operational design domains which define the limits to which self-driving vehicles are able to operate in.

Automobile Manufacturer and Dealer Regulation

U.S. state laws regulate the manufacture, distribution and sale of automobiles, and generally require motor vehicle manufacturers and dealers to be licensed in order to sell vehicles directly to consumers in the state. FF will need to secure dealer licenses (or their equivalent) and engage in sales activities for its self-operated experience centers and service centers, while partners in certain states will support by providing services via partner-owned experience centers and showrooms. FF U.S. has received its dealer license from the State of California and is able to sell automobiles across the U.S.

In China, automobile suppliers and dealers are required to receive a business license and file and update the relevant information through the information management system for the national automobile circulation operated by the competent commerce department in China. Additionally, according to the Administrative Measures on Automobile Sales, automobile suppliers and dealers shall sell automobiles, spare parts, and other related products that are in compliance with relevant provisions and standards of the state, and the dealers shall, in an appropriate manner, expressly indicate the prices of automobiles, spare parts, and other related products as well as the rates of charges for various services on their business premises, and shall not sell products at higher prices or charge other fees without express indication.

Competition

FF has experienced, and expects to continue to experience, intense competition from several companies, particularly as the transportation sector increasingly shifts towards low-emission, zero-emission, or carbon neutral solutions. Many established and new automobile manufacturers have entered or have announced plans to enter the alternative fuel and electric vehicle market. Many major automobile manufacturers, such as Tesla, Porsche, Mercedes, Rolls Royce and Audi, have electric vehicles available today. Other current and prospective automobile manufacturers are also developing electric vehicles, for example Nio, xPeng, Li Auto, Lucid Motors, Canoo and Fisker, among others. In addition, several manufacturers offer hybrid vehicles, including plug-in versions. FF directly competes with other pure-play electric vehicle companies targeting the high-end segment, while also competing to a lesser extent with new energy vehicles (“NEVs”) and internal combustion engine (“ICE”) vehicles in the mid to high-end segment offered by traditional OEMs. FF believes the primary competitive factors in the electric vehicle market include, but are not limited to:

●	pricing;

●	technological innovation, recently enhanced through PT Gen 2.0;

●	vehicle performance, quality, safety and reliability;

●	space, comfort, and user experience;

●	service and charging options;

●	design, styling, and interior materials; and

●	manufacturing efficiency.

FF believes that it will compete favorably with its competitors on the basis of these factors. However, most of FF’s current and potential competitors have greater financial, technical, supply chain, manufacturing, marketing, and other resources than FF. They may be able to deploy greater resources to the design, development, manufacturing, supply chain, distribution, promotion, sales, marketing, and support of their electric vehicles. Additionally, FF’s competitors may also have greater name recognition, longer operating histories, lower cost of materials, larger sales forces, broader customer and industry relationships, and other resources than FF does.

Enforceability

Certain of our current operations are conducted in the PRC through our wholly owned subsidiaries. All or a substantial portion of the assets of these persons are located outside the U.S. and in the PRC. As a result, it may not be possible to effect service of process within the U.S. or elsewhere outside the PRC upon these persons. In addition, uncertainty exists as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts obtained against us or such director predicated upon the civil liability provisions of the securities laws of the U.S. or any state thereof, or be competent to hear original actions brought in the PRC against us or such director predicated upon the securities laws of the U.S. or any state thereof. See “Risk Factors - Risks Related to FF’s Operations in China - There may be difficulties in effecting service of legal process, conducting investigations, collecting evidence, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us and our management.”

MANAGEMENT

The following table sets forth, as of October 2, 2024, certain information regarding our directors and executive officers who are responsible for overseeing the management of our business.

Name	Age	Position
Matthias Aydt	67	Global Chief Executive Officer and Director(4)
Yueting Jia	50	Chief Product and User Ecosystem Officer
Koti Meka	55	Chief Financial Officer
Scott Graziano	53	Global General Counsel
Chui Tin Mok	49	Executive Vice President, Head of User Ecosystem, and Director(4)
Hong Rao	53	Vice President, I.A.I.
Chad Chen	41	Director(1)(2)(3)
Jie Sheng	41	Director(1)(2)(3)(4)
Lev Peker	42	Director(1)(3)

(1)	Member of the Audit Committee
(2)	Member of the Nominating and Corporate Governance Committee
(3)	Member of the Compensation Committee
(4)	Member of the Finance and Investment Committee

Executive Officers and Directors

Mr. Yueting Jia, 50, is the Founder of FF and has served as FF’s Chief Product and User Ecosystem Officer since September 2019 and served as CEO from 2017 to September 2019. In 2003, Mr. Jia founded Xbell Union Communication Technology (Beijing) Co., a Singapore publicly-listed company that developed and launched China’s first mobile video streaming software system. In 2004, he founded LeTV, a video streaming website. In 2011, YT Jia founded Le Holdings Co. Ltd (“LeEco”), which is an internet ecosystem technology company with business segments including smart phones, smart TV, smart cars, internet sports, video content, internet finance and cloud computing. In 2014, YT Jia founded FF. YT Jia defined and led the team in creating the FF 91. As Chief Product and User Ecosystem Officer, YT Jia oversees activities in product innovation, strategy and definition; internet, AI and autonomous driving; user experience, user acquisition and user operation, capital markets, human resources and administration, corporate strategy and China departments and reports directly to the Board.

Mr. Matthias Aydt, 67,  serves as FF’s Global Chief Executive Officer. Before that he served as FF’s Senior Vice President of Product Execution since December 13, 2022, and had previously served as FF’s Senior Vice President of Business Development and Product Definition since November 2019, overseeing business development of FF’s business to business sales, technology licensing and strategic cooperation as well as leading its product strategy for future products, and has served as a member the Board since July 2021. Mr. Aydt served as a member of the Board since July 2021. Mr. Aydt has served in various leadership roles at FF, including Senior Vice President of Product Execution, Vice President of Vehicle Engineering and Vehicle Chief Engineer and Head of Hardware Architecture. Mr. Aydt has extensive experience in the automotive industry. Prior to joining FF in July 2016, Mr. Aydt served as the Vice President of Vehicle Engineering of Qoros Auto from January 2015 to May 2016, held various positions at Magna Steyr from 2006 to 2014, including Branch Manager and Head of Project Management at Magna Steyr China. Mr. Aydt received his Bachelor of Science degree from Fachhochschule Ulm - Hochschule für Technik.

Mr. Scott Graziano, 53, has served as Global General Counsel at Faraday Future since September 2023. Prior to joining FF, he served at Healthpeak Properties, Inc. (NYSE: DOC) from October 2015 to September 2023, including as Senior Vice President and Deputy General Counsel beginning in February 2017, as well as Corporate Secretary. Prior to joining Healthpeak, Mr. Graziano served as Director – Securities and Corporate Governance at Western Digital Corporation (NASDAQ: WDC). Prior to that, Mr. Graziano was a counsel at the law firm of O’Melveny & Myers LLP in Newport Beach, California, and Shanghai, China, from November 2004 to January 2015, and an associate at the law firm of Shearman & Sterling LLP in New York City from September 2000 to November 2004.

Mr. Chui Tin Mok, 49, has served as FF’s Global Executive Vice President and the Global Head of User Ecosystem since August 2018 and was appointed to the Board effective as of January 25, 2023. Mr. Mok is experienced in managing marketing and sales functions in global internet tech companies. Prior to joining FF, Mr. Mok worked in Trend Lab Limited, which Mr. Mok founded in January 2018. From September 2017 to January 2018, Mr. Mok was the President of EFT Solutions Limited (HKEx: 8062), a Hong Kong public company that provides online and offline payment solutions. From 2013 to 2017, Mr. Mok served as the Group Chief Marketing Officer of LeEco Group and also the Chief Executive Officer of LeEco APAC. Mr. Mok served as the Global Vice President of Sales and Marketing of Meizu Technology Co., Ltd. from 2010 to 2013. Mr. Mok received his Higher Diploma in Building Service Engineering from Hong Kong Institute of Vocational Education, and his Executive Master’s Degree in Business Administration from International Business Academy of Switzerland.

Mr. Mok is well-qualified to serve on the Board based on his management and sales experience with global technology companies.

Mr. Koti Meka, 55, was appointed to be the Chief Financial Officer effective September 23, 2024. Mr. Meka had served as the Company’s Acting Head of Finance Operations since November 2023, managing finance operations, heading financial planning and analysis, and supporting process improvement, target setting and cost-reduction efforts. Previously, he served as the Company’s Director of Finance (FP&A) from July 2017 to November 2023, Operations Controller from August 2016 to July 2017, and Senior Manager, Cost Estimating from February 2016 to August 2016. Prior to joining the Company in February 2016, Mr. Meka worked at Ford Motor Company from July 2002 to February 2016 in cost optimization, product development finance and corporate finance, including leading financial analysis at Ford Business Services Center in Chennai, India from December 2009 to July 2013. He holds an MBA from the University of Michigan-Dearborn, an M.S. in Mechanical Engineering from Wayne State University and a B.Tech. in Mechanical Engineering from Jawaharlal Nehru Technological University, India

Mr. Hong Rao, 53, has served as FF’s Vice President of I.A.I. (Internet, Autonomous Driving, Intelligence) since April 2015, overseeing technology innovation, product and technology roadmap, system architecture, software and AI, among others. Prior to joining FF, Mr. Rao served as Co-Founder and Chief Technology Officer at Borqs Technologies from October 2007 to March 2015 and held several engineering leadership positions at Motorola from 2003 to 2007. Mr. Rao received his Master of Business Administration degree from Arizona State University, his Master of Science degree in Electrical Engineering from Beijing Institute of Technology, and his Bachelor of Science degree in Electrical Engineering from Shanghai University of Science & Technology.

Mr. Chad Chen, 41, was appointed to the Board on October 27, 2022, pursuant to the FF Top Amendment to the FF Top Voting Agreement. See “Certain Relationships and Related Person Transactions – Certain Relationships and Related Person Transactions — the Company – Voting Agreements by FF Top Holding LLC and Season Smart Limited” for more information. He is a partner with the law firm of Yoka | Smith, LLP (“Yoka Smith”), where he has practiced since 2012. Mr. Chen represents national and multinational clients in both litigation and non-litigation matters. Mr. Chen’s litigation practice includes representing corporate clients in commercial and business disputes, product liability defense, and class action defense. His non-litigation practice encompasses contract management, counseling on business transactions and serving as outside general counsel in dealing with local, state, and federal agencies, including the U.S. Department of the Treasury, the U.S. Department of Commerce, the United States International Trade Commission, and various tax authorities. Prior to joining Yoka Smith, Mr. Chen worked in-house at an alternative energy company and was an associate with Collins + Collins, LLP (formerly Collins, Muir + Stewart LLP). He received his Juris Doctor degree from Southwestern Law School in Los Angeles, California and his Bachelor of Arts in Economics and Political Science from the University of California, Irvine.

Mr. Chad Chen is well-qualified to serve on the Board based on his significant experience advising corporate clients in a wide variety of legal and compliance matters.

Mr. Jie Sheng, 41, has served as a member of the Board since December 18, 2022. Mr. Sheng is currently the Head of Operations & Finance Director of FF Global, a position he has held since June 2022. FF Global, through its subsidiary FF Top, is the Company’s largest stockholder. From October 2018 to June 2022, Mr. Sheng served as Deputy Managing Director of China Aviation Fuel (Europe) Limited, a wholly-owned subsidiary of China Aviation Oil (Singapore) Corporation (“CAO”), a Singapore Exchange-listed Company, which in turn is a majority-owned subsidiary of China National Aviation Fuel Group Corporation, a Fortune 500 company and the largest Chinese state-owned aviation fuel supplier which integrates the purchase, transportation, storage, quality management, sales and into-plane service of aviation fuel in China. From October 2008 to October 2018, Mr. Sheng served as Executive Director of Finance of North American Fuel Corporation, also a wholly-owned subsidiary of CAO, which conducts aviation fuel procurement, supplies jet fuel, and engages in general aviation endeavors in North America. Mr. Sheng received a master’s degree in accounting and financial economics from the University of Essex in 2008.

Mr. Sheng is well-qualified to serve on the Board based on his extensive leadership experience in and knowledge of logistics in the transportation industry.

Mr. Lev Peker, 42, has served as a member of the Board since August 4, 2023. Mr. Peker is an automotive and retail experienced C-Suite executive who has served in the CEO role as well as on the board of directors at various public and private organizations. He has a results-driven mindset and a strong track record of performance in turnaround and high-paced organizations. Mr. Peker is currently the CEO of PartsiD, a leading digital commerce platform for the automotive aftermarket, a position he has held since April 2023. Prior to this role, Mr. Peker served as the CEO of CarLotz, a nationwide used car consignment retailer (which recently merged with Shift Technologies), from April 2022 to December 2022. Prior to that role, Mr. Peker was the CEO of CarParts.com from 2019 to 2022 where he oversaw a more than doubling of annual revenue, a nearly fourfold improvement in EBITDA and an increase in market capitalization of over 500%. He also led the organization through a turnaround and strategic repositioning, while creating a three-year plan to increase operational efficiency, maximize inventory, and improve the customer experience. Mr. Peker has also held various executive roles at Adorama, Sears Holdings Corporation and US Auto Parts in his career. Mr. Peker is a Certified Public Accountant (CPA), has an MBA from The Anderson School of Management at UCLA and a BS in Accounting from USC’s Marshall School of Business.

Mr. Peker is well-qualified to serve on the Board based on his extensive corporate experience and expertise in the field.

There are no family relationships among any of our directors or executive officers.

Independence of Directors

FF adheres to the rules of Nasdaq in determining whether a director is independent. The Board has consulted, and will consult on an ongoing basis, with its counsel to ensure that the Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. Nasdaq listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that Chad Chen, Jie Sheng and Lev Peker are independent directors.

The independent members of the Board have regularly scheduled meetings at which only independent directors are present. A majority of the Board will remain independent, meaning FF cannot elect to be a controlled company under Nasdaq listing rules, until the market capitalization of FF exceeds $20.0 billion (or $3.0 billion if certain Charter Amendments are approved and made to the Amended and Restated Charter) and the Board elects to become a controlled company as a result of FF Top having requisite voting power for FF to become a controlled company, or FF otherwise becomes a controlled company.

Risk Oversight

The Board oversees the risk management activities designed and implemented by management. The Board executes its oversight responsibility both directly and through its committees. The Board also considers specific risk topics, including risks associated with its strategic initiatives, business plans and capital structure. FF’s management, including its executive officers, is primarily responsible for managing the risks associated with the operation and business of FF and provides appropriate updates to the Board and the Audit Committee. The Board has delegated to the Audit Committee oversight of its risk management process, and its other committees also consider risk as they perform their respective committee responsibilities.

The Audit Committee assists the Board in oversight of cybersecurity risks, in addition to oversight of the performance of our audit function. We have implemented a number of security measures designed to protect our systems and data, including firewalls, antivirus and malware detection tools, patches, log monitors, routine back-ups, system audits, routine password modifications, and back-up recovery procedures. We utilize third-party cloud services in connection with our operations. We and our third-party service providers have also designed certain security features into our solutions. FF employees receive a comprehensive information security awareness training periodically throughout the year. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Nominating and Corporate Governance Committee is also responsible for overseeing FF’s environmental, sustainability and governance efforts and progress and related risks. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. All committees report to the Board, as appropriate, including when a matter rises to the level of material or enterprise risk.

Board Composition

The Board directs the management of FF’s business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and its standing committees. The Board consists of five members, all of whom are standing for re-election at the Annual Meeting to serve a one-year term and until their successor has been duly elected and qualified or until their earlier death, resignation or removal.

On January 20, 2023, Mr. Qing Ye tendered his resignation from the Board, which resignation was effective immediately. Mr. Ye remained a consultant of the Company as an independent contractor until September 15, 2023. On January 25, 2023, Mr. Chui Tin Mok was appointed to the Board, effective immediately, following the resignation of Mr. Ye. On March 9, 2023, Mr. Matthias Aydt (at the time, the Company’s Senior Vice President, Product Execution) tendered his resignation from the Board, effective upon the nomination and approval by the Board of a replacement director. On March 13, 2023, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Ms. Li Han to fill the vacancy on the Board due to Mr. Aydt’s resignation. On July 31, 2023, Mr. Adam (Xin) He tendered his resignation from the Board and as interim Board Chairman, which resignation was effective immediately. On August 4, 2023, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Mr. Lev Peker to fill the vacancy on the Board due to Mr. He’s resignation. On September 16, 2023, Mr. Xuefeng Chen tendered his resignation from the Board and as Global CEO, effective September 29, 2023, in order to resume his prior position as FF China Chief Executive Officer, based in China, and assume a new role as Executive Vice President of Global Industrialization of the Company. On September 21, 2023, the Board appointed Mr. Mattias Aydt to succeed Mr. Chen as Global CEO and as a member of the Board, effective September 29, 2023. On October 10, 2023, Ms. Ke Sun tendered her resignation from the Board, which resignation was effective immediately. On June 9, 2024, Ms. Li Han tendered her resignation from the Board, which resignation was effective immediately. In accordance with the Charter and FF Top’s consent rights, the Board reduced the size of the Board from seven to six on October 16, 2023 and from six to five on June 20, 2024, with such reductions resulting in no vacancies on the Board.

Board Leadership Structure

The Board oversees the management of the business and affairs of FF and ensures that the long-term interests of stockholders are served. It is the ultimate decision-making authority within FF except to those matters that are reserved for FF’s stockholders, including director elections. The Board meets on a regular basis and additionally as it deems appropriate. Pursuant to FF’s Corporate Governance Guidelines, the Board annually determines the leadership structure that it determines to be in the best interests of FF and its stockholders at the time. If the Chairperson of the Board is not an independent director, the independent directors shall elect from among themselves a director to serve as the Lead Independent Director upon the recommendation of the Nominating and Corporate Governance Committee. Although annually elected, the Lead Independent Director is generally expected to serve for more than one year. If the Lead Independent Director (if any) is not present at any meeting of the independent directors, a majority of the independent directors present shall select an independent director to preside over that meeting.

Effective as of October 3, 2022, Mr. Adam (Xin) He was appointed Interim Chairperson of the Board following the resignations of the former Executive Chairperson and the former Lead Independent Director. The Board believed that the appointment of an independent director as Chairperson on an interim basis would ensure appropriate transition in Board leadership at a critical time, while allowing the then-Global CEO to focus on FF’s business, operations and strategy. As disclosed above, Mr. He resigned from the Board in July 2023. The Company expects that the current Board will select a permanent Chairperson of the Board.

Under FF’s Corporate Governance Guidelines, in addition to the duties set forth in the Bylaws or as otherwise prescribed by the Board, from time to time, the duties of the Chairperson include (i) presiding at, and chairing, Board meetings and meetings of stockholders; (ii) consulting with the Global CEO (if held by a different individual), other executive officers, the chairs of applicable committees of the Board and the Office of the Secretary to the Board to establish agendas for each Board meeting; (iii) calling Board meetings; (iv) leading the Board in discussions concerning the Global CEO’s performance and Global CEO succession, if such position is held by an individual other than the Global CEO; (v) approving meeting schedules for the Board; (vi) approving information sent to the Board; (vii) serving as a liaison for stockholders who request direct communications with the Board; and (viii) performing such other duties and exercising such other powers, as the Board shall from time to time delegate.

Board Meetings and Committees

During fiscal 2023, the Board held 38 meetings, some with recessed sessions. Each director of FFIE attended or participated in 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which such director served (in each case held during such director’s relevant period of service).

Audit Committee Information

FF’s Audit Committee currently consists of Lev Peker, Chad Chen and Jie Sheng, each of whom is “independent” as such term is defined for Audit Committee members under the rules of the SEC and the listing standards of Nasdaq. Lev Peker is the chair of the Audit Committee. The Board has determined that Lev Peker, Chad Chen and Jie Sheng each qualifies as an “audit committee financial expert” as defined under the rules of the SEC.

As more fully described in its charter, the primary responsibilities of the Audit Committee include (i) to appoint the independent registered public accounting firm and oversee the relationship, and approve the audit and non-audit services to be performed by the independent registered accounting firm; (ii) to review FF’s quarterly and annual financial statements with management and the independent registered public accounting firm; (iii) to review FF’s financial reporting processes and internal controls; (iv) to review and approve all transactions between FF and related persons; and (v) to discuss the policies with respect to risk assessment and risk management, information technology and cybersecurity risks, and other major litigation and financial risk exposures, and the steps management has taken to monitor and control such exposures.

The Audit Committee held 17 meetings during fiscal year 2023. The Audit Committee has adopted a written charter approved by the Board, which is available on FF’s website at https://investors.ff.com/corporate-governance/governance-overview.

Compensation Committee

FF’s Compensation Committee is currently comprised of Chad Chen, Jie Sheng and Lev Peker, each of whom is “independent” as such term is defined for Compensation Committee members under the rules of the SEC, the listing standards of Nasdaq and applicable rules of the Internal Revenue Code of 1986, as amended. Mr. Sheng is the chair of the Compensation Committee.

As more fully described in its charter, the primary responsibilities of the Compensation Committee include (i) to review and approve the corporate goals and objectives relevant to Global CEO compensation, evaluate at least annually the Global CEO’s performance in light of those goals and objectives and make recommendations to the Board with respect to the Global CEO’s compensation, including salary, bonus, fees, benefits, incentive awards and perquisites, based on this evaluation; (ii) to recommend to the Board the compensation of executive officers other than the Global CEO; (iii) to recommend to the Board the adoption, material modification or termination of FF’s compensation plans, including incentive compensation and equity-based plans, policies and programs; (iv) to recommend to the Board appropriate compensation for FF’s non-employee directors, including compensation and expense reimbursement policies for attendance at Board and committee meetings; (v) to consider whether risks arising from FF’s compensation plans, policies and programs for its employees are reasonably likely to have a material adverse effect on FF, including whether FF’s incentive compensation plans encourage excessive or inappropriate risk taking; and (vi) to determine stock ownership guidelines and monitor compliance with such guidelines. The Compensation Committee’s charter provides that the Compensation Committee may form and delegate authority to subcommittees consisting of one or more members when it deems appropriate. The Compensation Committee does not currently intend to delegate any of its responsibilities to a subcommittee.

The Compensation Committee held 15 meetings during fiscal year 2023. The Compensation Committee has adopted a written charter approved by the Board, which is available on FF’s website at https://investors.ff.com/corporate-governance/governance-overview.

Nominating and Corporate Governance Committee

FF’s Nominating and Corporate Governance Committee (the “Nominating Committee”) is currently comprised of Chad Chen and Jie Sheng, each of whom is “independent” under the rules of the SEC and the listing standards of Nasdaq. Mr. Chen is the chair of the Nominating Committee.

As more fully described in its charter, the primary responsibilities of the Nominating Committee include (i) to assist the Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the Board; (ii) to make recommendations to the Board regarding its size, membership and leadership, as well as committee membership and structure; (iii) to develop and recommend to the Board a set of corporate governance guidelines applicable to FF and to monitor compliance with such guidelines; (iv) to oversee the annual self-evaluation process to determine whether the Board and its committees and individual directors are functioning effectively and to report the results of the self-evaluation process to the Board; and (v) to oversee FF’s environmental, sustainability and governance efforts and progress.

The Nominating Committee held 6 meetings during fiscal year 2023. The Nominating Committee has adopted a written charter approved by the Board, which is available on FF’s website at https://investors.ff.com/corporate-governance/governance-overview.

Finance and Investment Committee

FF’s Finance and Investment Committee is currently comprised of Matthias Aydt, Chui Tin Mok and Jie Sheng. Mr. Sheng is the chair of the Finance and Investment Committee.

As more fully disclosed in its charter, the principal responsibilities of the Finance and Investment Committee include (i) upon consultation with or recommendation from FF’s Chief Financial Officer, to review with management and make recommendations to the Board matters relating to the establishment of a share repurchase authorization, debt repurchases, issuance of debt and equity securities, dividend policy, initiation or amendment of any revolving credit facilities and (a) any proposed merger or consolidation, (b) any significant acquisition, sale, lease or exchange of property or assets and (c) other significant business transactions; (ii) in the event of any merger or consolidation, to periodically review with management the progress and integration of the merger or consolidation, including the achievement of business synergies, business opportunities or initiatives that may result in substantial capital expenditures, commitments or exposures and major financial undertakings and financing transactions; (iii) to review FF’s financial policies, capital structure, strategy for obtaining financial resources, tax-planning strategies and use of cash flow and make such reports and recommendations to the Board with respect thereto as it deems advisable; (iv) to oversee the development of long-term capital structure guidelines; (v) to review the funding obligations and financial performance of benefits plans sponsored by FF; (vi) to review FF’s financial plans and objectives, and review and recommend to the Board annual financial plans, capital plans and budgets; (vii) to review FF’s cash management policies and activities, and review and recommend to the Board certain proposed issuances, repurchases or redemptions of FF securities; (viii) to review debt limitations and material covenants, loan guarantees of third party debt and obligations, strategic alliances and investments and target credit ratings; and (ix) to review risk assessment and risk management policies and strategies for managing certain exposures to financial, operating, or economic risks, including hedging strategies related to foreign currency, interest rates and other commercial risks, and the steps management has taken to monitor and control such risk exposures, as well as review certain legal and regulatory matters that may have a material impact on FF’s financing or risk management activities (taking into account the review of FF’s risk assessment and risk management policies and strategies managed through FF’s Audit Committee).

The Finance and Investment Committee held 14 meetings during fiscal year 2023. The Finance and Investment Committee has adopted a written charter approved by the Board, which is available on FF’s website at https://investors.ff.com/corporate-governance/governance-overview.

Code of Ethics

FF has a Code of Ethics that applies to all of its employees, officers, and directors. This includes FF’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of the Code of Ethics is posted on FF’s website at www.ff.com. FF intends to disclose on its website any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or FF’s directors from provisions in the Code of Ethics.

Guidelines for Selecting Director Nominees

The Board is responsible for nominating candidates for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders, subject to the requirements of the A&R Shareholder Agreement. The Nominating Committee is responsible for identifying, screening and recommending director candidates (subject to the Heads of Agreement and A&R Shareholder Agreement) to the full Board, taking into consideration the needs of the Board and the qualifications of the candidates. The Board, based on the recommendation of the Nominating Committee, will review each director’s continuation on the Board in connection with the director’s re-election.

The Nominating Committee also determines the criteria for Board membership. The guidelines for selecting nominees, which are specified in the Nominating Committee charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

In selecting director nominees, the Nominating Committee shall consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism, such as a general understanding of various business disciplines (e.g., marketing, finance, etc.), FF’s business environment, educational and professional background, analytical ability, independence, industry experience, diversity of viewpoints and backgrounds, willingness to devote adequate time to Board duties, ability to act in and represent the balanced best interests of FF and its stockholders as a whole, and support for the long term vision of FF. In conducting this assessment, the Nominating Committee considers diversity, in the broadest sense, reflecting, but not limited to, gender, racial, ethnicity, age, skills, industry and professional background. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group that is best equipped to help ensure FF’s success and represent stockholder interests through sound judgment.

It is the policy of the Nominating Committee to consider persons for Board nomination identified by its members, management, stockholders, investment bankers and others, and to evaluate those individuals using the same criteria. The Nominating Committee will not distinguish among nominees recommended by stockholders and other persons. The Company’s stockholders may recommend nominees for consideration by the Nominating Committee by submitting the names and supporting information to the Company’s Secretary or the Chair of the Nominating Committee; provided that the nomination of directors by FF Top is subject to the A&R Shareholder Agreement. Under the A&R Shareholder Agreement entered into between FF and FF Top, based on FF Top’s voting power, FF Top currently has the right to nominate four out of five directors on the Board.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently, or has been at any time, one of FF’s officers or employees. None of FF’s executive officers currently serves, or has served since July 2021, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

Delinquent Section 16(A) Reports

Under Section 16 of the Exchange Act, FF’s directors, executive officers and any persons holding more than 10% of FF’s common stock are required to report initial ownership of FF common stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC, and FF is required to disclose below any failure to file required ownership reports by these dates. Based solely upon a review of forms filed with the SEC and the written representations of such persons, FF is aware of no late Section 16(a) filings except as follows: (i) for Rao Hong, failure to file a Form 4 related to a grant of performance stock option for start-of-production of the EV car model FF 91; (ii) for Matthias Aydt, a late Form 4 filing related to a purchase of Series A preferred stock; (iii) for Lev Peker, a late Form 4 filing related to a grant of restricted stock unit for his director services; (iv) for Li Han, a late Form 4 filing related to a grant of restricted stock unit for her director services; (v) for Chad Chen, a late Form 4 filing related to a grant of restricted stock unit for his director services; and (vi) for Jie Sheng, a late Form 4 filing related to a grant of restricted stock unit for his director services.

Attendance at Annual Meetings of Stockholders by the Board

Although FF does not have a formal policy regarding attendance by members of the Board at FF’s annual meetings of stockholders, directors are strongly encouraged to attend. Three of FF’s then-serving directors attended the 2023 annual meeting of stockholders.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which provide the framework for FF’s corporate governance along with the Charter, Bylaws, committee charters and other key governance practices and policies. The Corporate Governance Guidelines cover a wide range of subjects, including the conduct of Board meetings, independence and selection of directors, Board membership criteria, and Board committee composition. The full text of the Corporate Governance Guidelines is posted on FF’s website at https://investors.ff.com/corporate-governance/governance-overview.

Code of Business Conduct and Ethics

FF has a Code of Business Conduct and Ethics that applies to all of its employees, officers, and directors. This includes FF’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of the Code of Business Conduct and Ethics is posted on FF’s website at https://investors.ff.com/corporate-governance/governance-overview. FF intends to disclose on its website any future amendments of the Code of Business Conduct and Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or FF’s directors from provisions in the Code of Business Conduct and Ethics.

Prohibition on Hedging and Pledging of Company Securities

As part of FF’s insider trading policy, all Company directors, officers, employees, independent contractors and consultants are prohibited from engaging in short sales of our securities, establishing margin accounts, pledging FF securities as collateral for a loan, trading in derivative securities, including buying or selling puts or calls on our securities, or otherwise engaging in any form of hedging or monetization transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) involving FF securities.

Stock Ownership Guidelines

The Board believes that, in order to more closely align the interests of executives and directors with the interests of FF’s other stockholders, FF’s executive officers and directors should maintain a minimum level of equity interests in FF’s Common Stock. Accordingly, FF has stock ownership guidelines requiring ownership of shares with a value equal to at least six times base salary for the Global CEO, two times base salary for other executive officers and three times the annual cash retainers for non-employee directors. Until the required level of ownership is met, covered executives and covered directors are required to retain 50% of the after-tax shares acquired upon exercise of stock options and vesting of equity awards. Shares subject to stock options, whether vested or unvested, and unvested and unsettled performance-based stock awards do not count for purposes of determining whether a covered executive or covered director is in compliance with the guidelines. Under the stock ownership guidelines, covered executives and covered directors must achieve the required level of ownership by the later of (i) the five-year anniversary of the adoption of the guidelines and (ii) the five-year anniversary of becoming an executive officer or a director, respectively. As of the Record Date, each of FF’s covered executives and covered directors was either in compliance with the guidelines or within the five-year phase-in period.

Management Succession Planning

As part of the annual executive officer evaluation process, the Compensation Committee works with the Global CEO to plan for the succession of the Global CEO and other senior executive officers, as well as to develop plans for interim or emergency succession for the Global CEO and other senior executive officers in the event of retirement or an unexpected occurrence. The succession plan should include, among other things, an assessment of the experience, performance and skills for possible successors to the Global CEO. The Board reviews this succession plan at least annually.

The Compensation Committee conducts a review at least annually of the performance of the Global CEO. The Compensation Committee establishes the evaluation process and determines the criteria by which the Global CEO is evaluated. The results of this review are communicated to the Global CEO.

Board Succession Planning

As part of the annual Board evaluation process, the Nominating Committee works with the Board to plan for the succession of the members of the Board and each of its committees, as well as to develop plans for interim or emergency succession for Board and committee members in the event of retirement or an unexpected occurrence. The succession plan should include, among other things, an assessment of the experience, performance and skills for possible successors to the Board and committee members. The Board reviews this succession plan at least annually.

Annual Board, Committee and Individual Director Evaluation

The Board evaluates its performance and the performance of its committees on an annual basis through an evaluation process administered by the Nominating Committee to determine whether it and its committees are functioning effectively and how to improve their effectiveness. Each committee of the Board shall also evaluate its performance on an annual basis and report the results to the Board, acting through the Nominating Committee. Each committee’s evaluation must compare the performance of the committee with the requirements of its written charter.

EXECUTIVE AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for certain of FF’s executive officers and directors. The share amounts discussed in this section have been adjusted to reflect the 1-for-80 reverse stock split effective August 28, 2023, the 1-for-3 reverse stock split effective February 29, 2024 and the 1-for-40 reverse stock split effective August 16, 2024. As an “emerging growth company” as defined in the JOBS Act, FF is not required to include a Compensation Discussion and Analysis section and has elected to apply the scaled back disclosure requirements applicable to emerging growth companies, which require compensation disclosure for all individuals who served as FF’s principal executive officer during 2023, its two most highly compensated executive officers (other than the principal executive officer) whose total compensation for 2023 exceeded $100,000 and who were serving as executive officers as of December 31, 2023 and two additional individuals for whom disclosure would have been provided but for the fact that such individual was not serving as an executive officer at the end of 2023. We refer to these individuals as “named executive officers.” For 2023, FF’s named executive officers and the positions each held as of December 31, 2023 were:

●	Mr. Matthias Aydt, Global Chief Executive Officer(1)

●	Mr. Xuefeng (XF) Chen, former Global Chief Executive Officer(2)

●	Ms. Yun Han, Former Chief Accounting Officer and Former Interim Chief Financial Officer(3)

●	Mr. Chui Tin Mok, Global Executive Vice President and Global Head of User Ecosystem

●	Mr. YT Jia, Chief Product and User Ecosystem Officer

(1)	Mr. Aydt was appointed Global Chief Executive Officer effective September 29, 2023.
(2)	Mr. XF Chen resigned from his position as Global Chief Executive Officer effective September 29, 2023.
(3)	Ms. Han resigned from her position as Interim Chief Financial Officer of the Company effective July 5, 2023. Ms. Han resigned from her position as Chief Accounting Officer of the Company effective February 2, 2024.

We expect that FF’s executive compensation program will continue to evolve to reflect FF’s status as a newly publicly-traded company, while still supporting FF’s overall business and compensation objectives of attracting, motivating and retaining individuals who contribute to the long-term success of FF. The Compensation Committee of the Board is responsible for administering FF’s executive compensation program.

2023 Compensation of Named Executive Officers

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, FF seeks to provide a base salary level designed to reflect each executive officer’s scope of responsibility and accountability. Please see the “Salary” column in the “Summary Compensation Table — Fiscal 2023” for the base salary amounts received by each named executive officer in 2023.

Bonuses

Pursuant to the terms of their respective offer letter and employment agreement, as applicable, the named executive officers are eligible for a discretionary target bonus for 2023 in the following amounts:

●	Mr. Aydt in the amount of $100,000.

●	Mr. Chen in the amount of $450,000.

●	Mr. Mok in the amount of $300,000.

●	Ms. Han in the amount of $240,000.

●	Mr. Jia in the amount of $350,000.

Equity Awards

To further focus FF’s executive officers on FF’s long-term performance, FF has granted equity compensation in the form of stock options and RSUs.

In early 2023, the Company granted Mr. Chen stock options to purchase 209 shares of Common Stock, which would vest in eight equal annual installments, and an award of 25 RSUs, which would vest in four equal annual installments. Mr. Chen was also granted performance-based stock options to purchase 105 shares of Common Stock and 63 performance-based RSUs, which would vest in four equal annual installments on each of the first four anniversaries of the start of production of the Company’s FF 91 model. These awards were forfeited upon Mr. Chen’s resignation.

Please see the “Summary Compensation Table — Fiscal 2023” and the “Outstanding Equity Awards at 2023 Fiscal Year-End” tables for further information regarding the equity grants received by the named executive officers during 2023.

Summary Compensation Table — Fiscal 2023

The following table sets forth certain information concerning compensation paid to the named executive officers for the fiscal year ended December 31, 2023 and, to the extent required by the SEC executive compensation disclosure rules, 2022. Due to an administrative error, the values previously reported in the Stock Awards and Option Awards columns, as well as the Total column, in the Summary Compensation Table included the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on May 28, 2024 were not correct. The Company filed a Form 10-K/A for the year ended December 31, 2023 on June 24, 2024 correcting this error. The table below reflects the corrected amounts. The Company has also determined that Jonathan Maroko is not a named executive officer for 2023 and, accordingly, his compensation information is not presented in the table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Matthias Aydt Global Chief Executive Officer	2023	348,250	5,000	—	—	—	—	353,250

Xuefeng Chen	2023	725,207	50,000	900,202	99,110	—	80,272	1,854,791
Former Global Chief Executive Officer	2022	487,500	500,000	—	—	—	—	987,500

Yun Han	2023	390,000	325,000	—	—	—	—	715,000
Former Chief Accounting Officer and Former Interim Chief Financial Officer	2022	73,976	200,000	912,815	—	—	—	1,186,791

Chui Tin Mok	2023	433,250	5,000	—	—	—	—	438,250
Global Executive Vice President and Global Head of User Ecosystem	2022	500,000	—	20,904	76	—	—	520,904

YT Jia Chief Product and User Ecosystem Officer	2023	390,750	50,000	—	—	—	—	440,750

(1)	The annualized base salaries for the named executive officers at the beginning of fiscal 2023 were as follows: Mr. Aydt $400,000; Mr. Chen, $900,000; Ms. Han, $400,000; Mr. Mok, $500,000; and Mr. Jia, $450,000. In connection with Mr. Chen’s resignation as Global Chief Executive Officer, Mr. Chen’s annual base salary was reduced to $750,000 effective September 29, 2023. In October 2023, Messrs. Chen, Mok, Aydt and Jia agreed to a temporary salary reduction through November 2023 to an annualized minimum wage of $66,000. In December 2023, as part of the Company’s cost cutting initiatives, the base salaries of all named executive officers, other than Mr. Chen, were reduced by 30%, and Mr. Chen’s salary was reduced by approximately 50%.

(2)	The amounts reported in this column for each executive represent cash signing and retention bonuses.

(3)	The amounts reported in these columns reflect the grant date fair value of time-based RSUs, time-based stock option awards and PSU awards, as applicable, granted to the named executive officers during 2023 and 2022 and are accounted for in accordance with FASB ASC Topic 718. For the assumptions used to value these awards, see Note 12 (Stock-Based Compensation) in the Notes to Consolidated Financial Statements in the 2023 Form 10-K (or the corresponding note in the annual report for prior years).

(4)	The amount reported in this column for Mr. Chen includes a housing allowance of $64,000 and $16,272 for the payment of accrued paid time off and other benefits.

Employment Agreements, Offer Letters and Other Compensatory Agreements

Matthias Aydt

Mr. Aydt entered into an offer letter with Faraday&Future, Inc., a California corporation and a wholly-owned subsidiary of FF (“FF U.S.”), dated March 31, 2016, that provided for his employment as Vehicle Line Executive. The offer letter provided for Mr. Aydt to receive an annual base salary of $240,000. The offer letter also provided that Mr. Aydt would be paid a signing bonus of $40,000 within 30 days of his start date of July 1, 2016 (the “Employment Date”), as well as a settling in allowance of $6,000. Pursuant to the offer letter, Mr. Aydt is entitled to receive a discretionary annual performance bonus (with a target amount of $40,000). Mr. Aydt is also entitled to participate in FF U.S.’s health insurance, 401(k) plan, paid time off and paid holidays. Pursuant to the offer letter, Mr. Aydt was entitled to receive an employee stock option grant equal to 250,000 stock options. The stock option grant vested 25% on the first anniversary of the Employment Date and 1/36th on each of the following 36 months, subject to Mr. Aydt’s continued employment. Pursuant to the offer letter, Mr. Aydt’s employment constitutes employment at will.

Effective September 29, 2023, Mr. Aydt was appointed to the position of Global Chief Executive Officer of Faraday Future. In connection with his appointment to Global Chief Executive Officer, the Board approved an annual base salary of $400,000, which was consistent with his salary as Senior Vice President of Business Development and Product Definition. Mr. Aydt is also eligible to receive a discretionary annual performance bonus of up to $100,000.

On September 4, 2024, the Board, upon the recommendation of the Compensation Committee of the Board, approved the following changes to the compensatory arrangements of Mr. Aydt:

●	An annual base salary of $700,000

●	An annual discretionary target bonus of $700,000

●	A one-time recognition bonus of $500,000

●	An annual grant of time-based restricted stock units (“RSUs”) having a grant date fair value equal to $2.1 million

●	An annual grant of performance-based restricted stock units (“PSUs”) having a target grant date fair value equal to $2.1 million

●	Annual Base Salary:

○	Beginning September 2024, (i) Mr. Aydt will initially be paid a pro-rated annual base salary of $550,000 (for so long as $350,000 (pro-rated) of such amount is used to purchase shares of the Company’s Class A common stock as described below), Mr. Aydt’s full annual base salary as approved by the Board will become effective upon such date that the Company restores in full the base salaries of all employees of the Company.

○	In furtherance of the above, Mr. Aydt has notified the Company that he intends to use a portion of his base salary (equal to approximately 64% of his initial pro-rated $550,000 base salary for Mr. Aydt) to purchase shares of the Company’s Class A common stock pursuant to the previously disclosed Salary Deduction and Stock Purchase Agreements over the three-month period of September through November 2024. Further, Mr. Aydt has informed the Company that, beginning in December 2024, he currently intends to continue to use the same portion of his initial pro-rated annual base salary described in the prior sentence to purchase shares of the Company’s Class A common stock until such time that the Company restores in full the base salaries of all employees of the Company.

●	Recognition Bonus: The one-time recognition bonus will be payable: (i) 25% on September 30, 2024, (ii) 25% on October 31, 2024, and (iii) 50% on the earlier of: (x) September 30, 2025 or (y) the date upon which the Company closes a future round of financing in an amount not less than $30 million (not including the Company’s recently disclosed financing). In the event that Mr. Aydt voluntarily resigns or is terminated for cause (as customarily defined) prior to the four-year anniversary of the date of such executive’s appointment to his current role, then the Company will be entitled to claw back either a pro rata portion (in the event of a voluntary resignation) or all amounts paid (in the event of a termination for cause) to such executive for such recognition bonus.

●	RSUs: The RSUs are intended to be granted after the Company has sufficient additional shares registered and available for issuance under the 2021 Plan based on the closing price of the Company’s Class A common stock on September 13, 2024 and will vest in equal 25% increments on each of the first four anniversaries of September 4, 2024, subject to the applicable executive’s continued employment with the Company on each such vesting date.

●	PSUs: The PSUs are intended to be granted after the Company has sufficient additional shares registered and available for issuance under the 2021 Plan based on the closing price of the Company’s Class A common stock on September 13, 2024 and will vest in equal 20% installments on each of the first five anniversaries of the achievement of one or more applicable performance metrics to be approved by the Board, subject to the applicable executive’s continued employment with the Company on each such vesting date.

Xuefeng Chen (“XF Chen”)

Effective November 28, 2022 (the “Global CEO Effective Date”), Mr. XF Chen was appointed to the position of Global CEO. In connection with his appointment as Global CEO, FF and FF U.S., entered into an employment agreement with Mr. XF Chen, dated as of November 27, 2022 (the “XF Employment Agreement”), setting forth the terms of his employment and compensation. Pursuant to such employment agreement and contingent on continued service as Global CEO, Mr. XF Chen was entitled to a base salary of $900,000 and was eligible for an annual performance-based bonus of up to $600,000 under the FF’s bonus plan beginning in 2023. Mr. XF Chen also received a cash signing and retention bonus of $500,000, subject to repayment (i) in full within 15 business days of termination of Mr. XF Chen for “Cause” (as defined in the employment agreement), or (ii) on a pro-rated basis, within 15 days, if Mr. XF Chen either resigns or is terminated without Cause within 36 months of the Global CEO Effective Date. In addition, Mr. XF Chen was eligible to participate in the 2021 Plan. Subject to the terms of the 2021 Plan, Mr. XF Chen has received $250,000 in grant date fair value of restricted stock units (“RSUs”). Additionally, in accordance to the terms of the 2021 Plan and subject to approval by the Board, Mr. XF Chen (i) received, as of the first anniversary of the Global CEO Effective Date, $300,000 in grant date fair value of RSUs, and (ii) would receive (A) as of the second anniversary of the Global CEO Effective Date, $400,000 in grant date fair value of RSUs, (B) as of the third anniversary of the Global CEO Effective Date, $450,000 in grant date fair value of RSUs, and (C) as of the fourth anniversary of the Global CEO Effective Date, $600,000 in grant date fair value of RSUs. Each RSU grant would have vested in equal 25% increments on each of the first four anniversaries of the applicable grant date, provided Mr. XF Chen remained employed with the Company on each such vesting date.

Subject to approval by the Board and the terms of the 2021 Plan, Mr. XF Chen was eligible based on continued service as Global CEO to receive an additional number of performance-based restricted stock units (“PSUs”) having a target grant date fair value equal to $2,000,000 if FF reached certain milestones and/or performance goals on certain dates, as specified by the Board (each a “Milestone”), and would have been granted as follows: (i) $250,000 in value after FF achieves the first Milestone; (ii) $300,000 in value after FF achieves the second Milestone; (iii) $400,000 in value after FF achieves the third Milestone; (iv) $450,000 in value after FF achieves the fourth Milestone; and (v) $600,000 in value after FF achieves the fifth Milestone. If FF reached any such Milestone, the PSUs associated with such Milestone were to be issued on the date(s) such Milestone was reached and were to vest in equal one-third increments on each of the first three annual Milestone anniversary dates following the applicable grant date, provided Mr. XF Chen remained employed with FF on each such vesting date. On February 3, 2023, the Board granted Mr. XF Chen an additional $650,000 of PSUs, which would have vested in equal one-fourth increments on each of the first four annual Milestone anniversary dates.

Pursuant to Mr. XF Chen’s employment agreement, on February 3, 2023, Mr. XF Chen received an option to purchase 2,000,000 shares of the Class A Common Stock (the “Standard Grant”) 50% of which would have vested in equal 25% increments on each of the first four anniversaries of the Global CEO Effective Date, and the other 50% would have commenced vesting on the fourth anniversary of the Global CEO Effective Date, and would have vested in equal 25% increments on each of the next four anniversaries of the Global CEO Effective Date following such date, in each case, subject to Mr. XF Chen’s continued employment on each such vesting date. Mr. XF Chen also received a performance-based option to purchase 2,000,000 shares of Class A Common Stock, which started vesting upon the Company reaching certain milestones on certain dates, as specified by the Board (each, an “Option Milestone,” and such grant, the “Milestone-Based Grant”). The portion of the Milestone-Based Grant subject to each Option Milestone commenced vesting on the date such Option Milestone was achieved and would vest in equal 25% increments on each of the subsequent four anniversaries of such date. The vesting of Mr. XF Chen’s first 1,000,000 of the 2,000,000 performance-based option to purchase shares of Class A Common Stock started upon the completion of the start of production Option Milestone on March 29, 2023.

On September 16, 2023, Mr. XF Chen notified the Company of his decision to resign from his position as Global CEO of the Company effective September 29, 2023. Mr. XF Chen also resigned from his position as a member of the Board, effective September 29, 2023. Effective September 29, 2023, Mr. XF Chen resumed his prior position as FF China Chief Executive Officer, based in China. In this position, Mr. XF Chen focused on the launch of the FF 91 2.0 Futurist Alliance in China and the next stage of developments with the dual home markets of China and the United States. Mr. XF Chen also focused on the implementation of the Company’s China business development plans, including establishing FF China joint venture, accessing China automotive market, integrating the China supply chain, and ongoing costs reductions. In connection with his resignation as Global Chief Executive Officer, his employment agreement was modified to provide for a base salary of $750,000 and eligibility for an annual performance-based bonus of up to $450,000 under the Company’s bonus plan. Mr. XF Chen’s total annual cash target was reduced 20% to $1,200,000. All other compensation terms set forth in his employment agreement remained unchanged.

Mr. XF Chen voluntarily terminated his employment with the Company in March 2024 and did not receive any severance and all of his then-unvested awards were forfeited.

Yun Han

In connection with Ms. Han’s appointment as Chief Accounting Officer and Interim Chief Financial Officer in October 2022, the Company entered into an offer letter with Ms. Yun Han, pursuant to which Ms. Han was entitled to receive an annual base salary of $400,000 and a one-time signing and retention bonus consisting of $200,000 in cash (the “Cash Signing and Retention Bonus”) and RSUs having a grant date fair value of $200,000, which fully vested 30 days after Ms. Yun Han’s onboarding at the Company (the “Equity Signing and Retention Bonus” and together with the Cash Signing and Retention Bonus, the “Signing and Retention Bonus”).

Ms. Han was eligible to receive a discretionary annual performance bonus of up to $240,000. Subject to the terms of the 2021 Plan, Ms. Han received as of her start date with the Company, $300,000 in grant date fair value of RSUs. Additionally, Ms. Han received or would have received (i) as of her first annual work anniversary with the Company, $400,000 in grant date fair value of RSUs, (ii) as of her second annual work anniversary with the Company, $550,000 in grant date fair value of RSUs, and (iii)as of her third annual work anniversary with the Company, $750,000 in grant date fair value of RSUs. Each RSU grant would vest in equal 25% increments on each of the first four anniversaries of the applicable grant date, provided Ms. Han remained employed with the Company on each such vesting date.

Subject to approval by the Board and the terms of the 2021 Plan, Ms. Han would be eligible to receive an additional number of PSUs having a target value equal to $2,000,000 if the Company and Ms. Han reach certain milestones and/or performance goals on certain dates as specified by the Board. The first tranche of such PSUs were granted to Ms. Han as of her start date and had a grant date fair value of $300,000 and would have vested on the first three anniversaries of the start of production of the Company’s FF 91 model.

On July 5, 2023, Ms. Han notified the Company of her decision to resign from her positions as Interim Chief Financial Officer, principal financial officer and principal accounting officer effective immediately. At that time, Ms. Han continued her role as Chief Accounting Officer of the Company. In February 2024, Ms. Han resigned from the Company.

Chui Tin Mok

Mr. Mok entered into an offer letter with FF U.S., dated October 10, 2018, that provides for his employment as FF’s Global UP2U EVP. The offer letter provides for Mr. Mok to receive an annual base salary of $500,000. The agreement also provides that Mr. Mok will be paid a signing and retention bonus of $1,000,000, which vests over 60 months through October 2023, and that he is entitled to receive a discretionary annual performance bonus (with a target amount of $300,000). Mr. Mok is also entitled to participate in FF U.S.’s health insurance, 401(k) plan, paid time off and paid holidays.

Yueting Jia

Mr. Jia entered into an offer letter with Faraday&Future Inc. in March 2021 that provides for his employment as Founder and Chief Product and User Ecosystem. The offer letter provides for Mr. Jia to receive an annual base salary of $600,000 and eligibility to receive an annual performance bonus of up to $350,000. Mr. Jia is also entitled to participate in FF U.S.’s health insurance, 401(k) plan, paid time off and paid holidays.

On September 4, 2024, the Board, upon the recommendation of the Compensation Committee of the Board, approved the following changes to the compensatory arrangements of Mr. Jia:

●	An annual base salary of $680,000

●	An annual discretionary target bonus of $816,000

●	A one-time recognition bonus of $500,000

●	An annual grant of time-based RSUs having a grant date fair value equal to $2.04 million

●	An annual grant of PSUs having a target grant date fair value equal to $2.04 million

●	Annual Base Salary:

○	Beginning September 2024, Mr. Jia will initially be paid a pro-rated annual base salary of $612,000 (for so long as $340,000 (pro-rated) of such amount is used to purchase shares of the Company’s Class A common stock as described below). Mr. Jia’s full annual base salary as approved by the Board will become effective upon such date that the Company restores in full the base salaries of all employees of the Company.

○	In furtherance of the above, Mr. Jia has notified the Company that he intends to use a portion of his base salary (equal to approximately 56% of his initial pro-rated $612,000 base salary for Mr. Jia, in each case after-tax) to purchase shares of the Company’s Class A common stock pursuant to the previously disclosed Salary Deduction and Stock Purchase Agreements over the three-month period of September through November 2024. Further, Mr. Jia has informed the Company that, beginning in December 2024, he currently intends to continue to use the same portion of his initial pro-rated annual base salary described in the prior sentence to purchase shares of the Company’s Class A common stock until such time that the Company restores in full the base salaries of all employees of the Company.

●	Recognition Bonus: The one-time recognition bonus will be payable: (i) 25% on September 30, 2024, (ii) 25% on October 31, 2024, and (iii) 50% on the earlier of: (x) September 30, 2025 or (y) the date upon which the Company closes a future round of financing in an amount not less than $30 million (not including the Company’s recently disclosed financing). In the event that Mr. Jia voluntarily resigns or is terminated for cause (as customarily defined) prior to the four-year anniversary of the date of such executive’s appointment to his current role, then the Company will be entitled to claw back either a pro rata portion (in the event of a voluntary resignation) or all amounts paid (in the event of a termination for cause) to such executive for such recognition bonus.

●	RSUs: The RSUs are intended to be granted after the Company has sufficient additional shares registered and available for issuance under the 2021 Plan) based on the closing price of the Company’s Class A common stock on September 13, 2024 and will vest in equal 25% increments on each of the first four anniversaries of September 4, 2024, subject to the applicable executive’s continued employment with the Company on each such vesting date.

●	PSUs: The PSUs are intended to be granted after the Company has sufficient additional shares registered and available for issuance under the 2021 Plan based on the closing price of the Company’s Class A common stock on September 13, 2024 and will vest in equal 20% installments on each of the first five anniversaries of the achievement of one or more applicable performance metrics to be approved by the Board, subject to the applicable executive’s continued employment with the Company on each such vesting date.

Outstanding Equity Awards at 2023 Fiscal Year-End

FF Equity Awards:

The table below sets forth certain information concerning outstanding stock options to purchase Class A Common Stock of FF and RSUs and PSUs that were unvested as of December 31, 2023. The numbers of shares and option exercise prices give effect to both the 1-for-80 reverse stock split effective August 28, 2023, the 1-for-3 reverse stock split effective February 29, 2024, and 1-for-40 reverse stock split effective August 16, 2024.

		Option Awards					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Matthias Aydt	2/1/2018	10	0	(2)	—	24,458.60	2/1/2028	—		—	—		—
	5/30/2019	23	0	(2)	—	24,470.83	5/30/2029	—		—	—		—
	7/26/2020	21	0	(2)	—	23,099.79	7/26/2030	—		—	—		—
	4/28/2021	—	16	(2)	—	76,297.24	4/28/2031	—		—	—		—
	11/23/2022	3	2	(2)	—	8,544	11/23/2032	—		—	—		—

Xuefeng Chen	1/20/2021	49	66	(3)	—	26,564.76	1/20/2031	—		—	—		—
	7/4/2021	45	30	(3)	—	106,802.54	7/4/2031	—		—	—		—
	2/3/2023	34	280	(3)	—	10,368	2/3/2033	18	(6)	499	63	(8)	1,746

Yun Han	10/25/2022	—	—		—	—	—	94	(7)	2,606	—		—

Chui Tin Mok	5/30/2019	82	10	(4)	—	24,480	5/30/2029	—		—	—		—
	7/26/2020	25	2		—	23,099.79	7/26/2030	—		—	—		—
	11/23/2022	2	1		—	8,544	11/23/2032	—		—	—		—

Yueting Jia	12/15/2022	60	59	(5)	—	8,544	12/15/2032	—		—	—		—

(1)	The dollar amounts shown are determined by multiplying the number of shares or units reported by the closing price of our common stock of $27.72 on December 29, 2023, which was the last trading day in 2023.

(2)	This option is scheduled to vest as follows (subject in each case to the named executive officer’s continued employment through the applicable vesting date):

●	With respect to 16 shares, the vesting schedule is as follows:

●	With respect to 8 shares, in 8 equal monthly installments on the 29th day of each month through September 29, 2024.

●	With respect to 3 shares, in 3 equal monthly installments beginning on March 29, 2024.

●	With respect to 3 shares, in 3 equal monthly installments beginning on March 29, 2025.

●	With respect to 2 shares, in 2 equal monthly installments beginning on March 29, 2026.

●	With respect to 2 shares, in 2 equal annual installment on the 29th day of March each year through March 29, 2025.

(3)	This option was scheduled to vest as follows (subject in each case to the named executive officer’s continued employment through the applicable vesting date):

●	With respect to 66 shares, the vesting schedule was as follows:

●	With respect to 27 shares, in 27 equal monthly installments on the 15th day of each month through March 15, 2026.

●	With respect to 39 shares, in 39 equal monthly installments on the 29th day of each month through March 29, 2027.

●	With respect to 30 shares, the vesting schedule was as follows:

●	With respect to 10 shares, in 10 equal monthly installments on the 21st day of each month through October 21, 2024.

●	With respect to 5 shares, in 5 equal monthly installments on the 21st day of each month through May 21, 2024.

●	With respect to 15 shares, in 15 equal monthly installments on the 21st day of each month through October 21, 2025.

●	With respect to 280 shares, the vesting schedule was as follows:

●	With respect to 175 shares, in 7 equal annual installments on the 28th day of November each year through November 22, 2030.

●	With respect to 105 shares, in 4 equal annual installments on the 29th day of March each year through March 29, 2027.

Mr. Chen resigned from the Company in March 2024 and each of his then-unvested awards were forfeited.

(4)	This option was scheduled to vest as follows (subject in each case to the named executive officer’s continued employment through the applicable vesting date):

●	With respect to 10 shares, in 5 equal monthly installments on the eighth day of each month through May 8, 2024.

●	With respect to 2 shares,, in 2 equal monthly installments on the 26th day of each month through February 26, 2024.

●	With respect to 1 shares, on March 29, 2024.

(5)	This option is scheduled to vest as follows (subject to the named executive officer’s continued employment through the applicable vesting date): in 4 equal annual installments on the 29th day of March each year through March 29, 2027.

(6)	These RSUs were scheduled to vest in equal 25% increments on each of the first four anniversaries of the applicable grant date, provided Mr. Chen remained employed with the Company on each such vesting date.

Mr. Chen resigned from the Company in March 2024 and each of his then-unvested awards were forfeited.

(7)	These RSUs were scheduled to vest in equal 25% increments on each of the first four anniversaries of the applicable grant date, provided Ms. Han remained employed with the Company on each such vesting date. Ms. Han resigned from the Company in February 2024 and each of her then-unvested awards were forfeited.

(8)	These PSUs were scheduled to vest in equal 25% increments on each of the first four anniversaries of the start of delivery of the Company’s FF 91 model, provided Mr. Chen remained employed with the Company on each such vesting date.

Mr. Chen resigned from the Company in March 2024 and each of his then-unvested awards were forfeited.

FF Global Equity Awards:

Certain members of Company management and other Company employees are equity owners of FF Global, which beneficially owned less than 1% of the voting power of FF’s fully diluted Common Stock as of June 21, 2024. As of December 31, 2023, Mr. Mok was the only named executive officer who held one of these awards. His award was granted on June 25, 2019, covers 82 equity units of FF Global with a purchase price of $4,800 per unit, and has a ten-year term. The award is fully vested, but if the executive does not pay an installment of the purchase price when due, the award will be forfeited to FF Global without consideration.

Description of Retirement Plans

FF maintains a defined contribution 401(k) plan for the benefit of its full-time employees based in the United States. This 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that employee contributions and income earned on such contributions are not taxable to employees until withdrawn. Employees may elect to defer a portion of their eligible compensation, not to exceed the statutorily prescribed annual limit, in the form of elective deferral contributions to this 401(k) plan. This 401(k) plan also has a “catch-up contribution” feature for employees aged 50 or older (including those who qualify as “highly compensated” employees) who can defer amounts over the statutory limit that applies to all other employees. Currently, FF does not make any discretionary or matching employer contributions to the 401(k) plan. Participants are always vested in their contributions to the 401(k) plan.

Director Compensation Table — Fiscal 2023

The following table sets forth certain information concerning compensation paid to each of FF’s non-employee directors during 2023. Mr. Aydt, Mr. Mok and Mr. Xuefeng Chen served in 2023 as directors and employees of FF; however, they did not receive any additional compensation for their service on the Board during 2023. Please see the “— Summary Compensation Table — Fiscal 2023” for the compensation received by Mr. Chen and Mr. Aydt during 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)	Total ($)
Chad Chen	144,267	136,147	—	280,414
Li Han(1)(2)	27,603	74,000	—	101,603
Adam (Xin) He(2)	257,708	90,253	—	347,961
Lev Peker	14,712	41,918	—	56,630
Jie Sheng(1)	134,606	114,476	—	249,082
Ke Sun(2)	78,013	50,735	—	128,748

(1)	Mr. Peker and Ms. Han were appointed to the Board effective August 4, 2023 and March 13, 2023, respectively.

(2)	Mr. He resigned from the Board effective July 31, 2023. Ms. Sun resigned from the Board effective October 10, 2023. Ms. Han resigned from the Board effective June 9, 2024.

(3)	The amounts reported in this column reflect the grant date fair value of time-based RSUs granted to the director during 2023 and are accounted for in accordance with FASB ASC Topic 718. For the assumptions used to value these awards, see Note 12 (Stock-Based Compensation) in the Notes to Consolidated Financial Statements in the 2023 Form 10-K. As of December 31, 2023, the non-employee directors held the following number of outstanding and unvested RSUs: Mr. Chen — 363; Ms. Han — 363; Mr. Peker — 254; and Mr. Sheng — 363.

Non-Employee Director Compensation Policy

The following director compensation program relates to FF’s non-employee directors and accordingly, Messrs. Xuefeng Chen did not, and Mr. Aydt and Mr. Mok do not, receive compensation for their services as directors. The FF non-employee director compensation program provides for the following:

●	Annual Board Cash Retainer: $50,000

●	Annual Lead Independent Director Cash Retainer: $20,000

●	Annual Committee Member Cash Retainers:

●	Audit Committee: $10,000

●	Compensation Committee: $6,250

●	Nominating and Corporate Governance Committee: $5,000

●	Finance & Investments Committee: $5,000

●	Annual Executive Chairperson and Committee Chair Cash Premiums:

●	Executive Chairperson: $30,000

●	Audit Committee: $15,000

●	Compensation Committee: $10,000

●	Nominating and Corporate Governance Committee: $7,500

●	Finance & Investments Committee: $7,500

●	Annual RSU Award: $150,000

●	Compensation for Additional Time: $1,500 per Board or Board committee meeting (excepting meetings of special committees of the Board) for every meeting above 15 per year (measured from August 1 to July 31 of each year), up to a maximum of $20,000 for each calendar month.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of October 8, 2024 regarding the number of shares of our Common Stock that may be issued under the Company’s equity compensation plans. The share numbers and the exercise price of stock options reported in this section have been adjusted to reflect the reverse stock splits effected on August 25, 2023, February 29, 2024 and August 2024. The Company maintains three equity compensation plans: the 2021 Plan, the Smart King Ltd. Equity Incentive Plan (the “Smart King EIP”), and the Smart King Ltd. Special Talent Incentive Plan (the “Smart King STIP”). The 2021 Plan was approved by the stockholders. The Smart King EIP and Smart King STIP plans existed prior to the Company going public and therefore were not approved by the security holders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity Compensation Plans Approved By Security Holders:
Faraday Future Intelligent Electric Inc. 2021 Incentive Plan	1,518,452	(1)	20,939.60	(2)	760,056	(3)
Equity Compensation Plans Not Approved by Security Holders:
Smart King Ltd. Equity Incentive Plan	1,970		26,210.02	(4)	—	(5)
Smart King Ltd. Special Talent Incentive Plan	487		52,893	(4)	—	(5)
Total	1,520,909		29,951.13		760,056

(1)	Of the shares reported in the table, 1,518,030 shares were subject to awards of restricted stock units, 422 shares were subject to outstanding stock options, both under the 2021 Plan.

(2)	Represents the weighted-average exercise price of options granted under the 2021 Plan.

(3)	All of the securities reported in this column were then available for issuance under the 2021 Plan. Shares available for issuance under the 2021 Plan generally may be used for any type of award authorized under that plan including stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares.

(4)	The weighted-average exercise price is calculated without taking into account outstanding awards of stock units.

(5)	There are no remaining shares available for issuance under the Smart King EIP and the Smart King STIP.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed in the section titled “Executive and Director Compensation” above, described below are the transactions since January 1, 2021 to which the Company has been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of the Company’s directors, executive officers, director nominees or holders of more than 5% of the Company’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Certain Relationships and Related Person Transactions — the Company

Amended and Restated Registration Rights Agreement

In connection with the consummation of the Business Combination on July 21, 2021, Property Solutions Acquisition Sponsor, LLC (the “PSAC Sponsor”), EarlyBirdCapital, Inc., FF Top and Season Smart Ltd. (“Season Smart”) (collectively, the “A&R RRA Parties”) entered into the Amended and Restated Registration Rights Agreement (the “A&R RRA”) with the Company, which became effective upon the consummation of the Business Combination. In accordance with the A&R RRA, the A&R RRA Parties are entitled to have registered, in certain circumstances, the resale of shares of Class A Common Stock (and the shares of Class A Common Stock underlying outstanding Company warrants) held by or issued to them at the closing of the Business Combination, subject to the terms and conditions set forth therein. Within 45 days of the closing of the Business Combination, the Company was obligated to file a shelf registration statement to register the resale of certain securities and the Company was required to use its reasonable best efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the 90th calendar day following the filing date if the SEC notifies the Company that it will “review” the shelf registration statement and (y) the tenth (10th) business day after the date the Company is notified in writing by the SEC that such shelf registration statement will not be “reviewed” or will not be subject to further review. Additionally, at any time and from time to time after one year (or 180 days with respect to Season Smart Ltd.) after the closing of the Business Combination, the A&R RRA Parties representing a majority-in-interest of the total number of shares of Class A Common Stock issued and outstanding on a fully diluted basis held by the A&R RRA Parties (or Season Smart) may make a written demand for registration for resale under the Securities Act of all or part of the shares of Class A Common Stock (and the shares of Class A Common Stock underlying outstanding Company warrants) held by or issued to them at the closing of the Business Combination in an underwritten offering involving gross proceeds of no less than $50,000,000. The Company will not be obligated to effect more than an aggregate of two underwritten offerings per year (or three underwritten offerings per year demanded by Season Smart) and, with respect to Season Smart, such shares of Class A Common Stock do not exceed more than 10% of the outstanding shares of the Company. The A&R RRA Parties will also be entitled to participate in certain registered offerings by the Company, subject to certain limitations and restrictions. The Company will be required to pay certain expenses incurred in connection with the exercise of the registration rights under the A&R RRA.

Indemnification Agreements

In connection with the closing of the Business Combination, the Company entered into indemnification agreements with its directors and executive officers. Those indemnification agreements and the Bylaws require the Company to indemnify all directors and officers to the fullest extent permitted by Delaware law against any and all expenses, judgments, liabilities, fines, penalties, and amounts paid in settlement of any claims. The indemnification agreements also provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law.

Amended and Restated Shareholder Agreement

In connection with the Business Combination, the Company and FF Top entered into the Existing Shareholder Agreement pursuant to which, among other things:

●	the Company and FF Top agreed on the initial composition of the Board;

●	FF Top has certain rights to nominate a number of directors to the Board;

●	FF Top has certain rights to remove and replace its director designees; and

●	FF Top also has the right for its nominees to serve on each committee of the Board proportionate to the number of nominees it has on the Board, subject to compliance with applicable law and stock exchange listing rules.

Under the Existing Shareholder Agreement, the Company and FF Top also agreed:

●	to take all reasonably necessary action (subject to applicable Board fiduciary duties) to cause the initial directors to be nominated for another one-year term at the Company’s first annual general meeting following the closing of the Business Combination; and

●	that Ms. Susan Swenson, Mr. Edwin Goh, Mr. Brian Krolicki and Mr. Lee Liu shall be deemed to be FF Top’s designees for the Company’s first and second annual general meetings following the closing of the Business Combination.

On September 23, 2022, the Company entered into the Heads of Agreement, and, on January 13, 2023, the Company entered into the Amended and Restated Shareholder Agreement, pursuant to which the Company and FF Top agreed to the following matters:

●	FF Top will have the right to nominate for election to the Board four FF Top Designees until the first date on which FF Top has ceased to beneficially own at least 88,889 shares of Common Stock for at least 365 consecutive days, with such amount subject to adjustment in connection with any stock split, reverse stock split or other similar corporate action after the date of the Amended Shareholder Agreement (the “Minimum Share Amount”). Following the termination of FF Top’s right to nominate four FF Top Designees, FF Top shall continue to have the right to nominate a number of FF Top Designees not less than the number equal to the total number of directors on the Board, multiplied by the aggregate voting power of the shares of Common Stock and other securities of the Company generally entitled to vote in the election of directors of the Company beneficially owned by FF Top and its affiliates, divided by the total voting power of the then-outstanding shares of Common Stock issued as of the record date for any meeting of stockholders of the Company at which directors are to be elected, rounding up to the next whole director. The Amended and Restated Shareholder Agreement also requires the Company to take all necessary action to cause to be appointed to any committee of the Board a number of FF Top Designees that corresponds to the proportion that the number of directors FF Top has the right to designate to the Board bears to the total number of directors on the Board, to the extent such FF Top Designees are permitted to serve on such committees under the applicable rules and regulations of the SEC and applicable listing rules. The FF Top Designees are required to include two independent directors for so long as FF Top is entitled to nominate four FF Top Designees, and the Company is at all times required to cause the Board to include a sufficient number of independent directors who are not FF Top Designees to comply with applicable listing standards, unless and until the Company becomes a “controlled company” under relevant listing exchange rules. FF Top shall have the right to fill any vacancies created on the Board at any time by the death, disability, retirement, removal, failure of being elected or resignation of any FF Top Designee. Further, FF Top has the right at any time, and from time to time, to remove any FF Top Designee, and FF Top has the exclusive right to nominate a replacement nominee to fill any vacancy so created by such removal or resignation of such FF Top Designee. The Company shall use its reasonable best efforts to take or cause to be taken, to the fullest extent permitted by law, all necessary action to fill such vacancies or effect such removals in accordance with the Amended and Restated Shareholder Agreement. The appointment or nomination for election of designees of FF Top (other than FF Top Designees for the Annual Meeting, the appointment of whom shall be governed by the Heads of Agreement, as amended by the Amended and Restated Shareholder Agreement) will be subject to the reasonable verification and/or approval by the Nominating and Corporate Governance Committee of the Board based on the criteria set forth in the Amended and Restated Shareholder Agreement. If any FF Top Designee fails to be elected at any meeting of the Company’s stockholders, then, upon FF Top’s request in writing, the Company shall promptly expand the size of the Board by a number of seats equal to the number of non-elected FF Top Designees, and FF Top shall have the exclusive right to fill the vacancy or vacancies on the Board created by such expansion (provided the individual or individuals who shall fill such vacancy or vacancies shall not be the same FF Top Designees who failed to get elected, without prejudice to FF Top’s right to re-designate the non-elected designees as FF Top Designees in any other circumstance), and such new FF Top Designees shall be appointed to the Board by the Board promptly following their having been approved or deemed approved in accordance with the relevant criteria and procedures set forth in the Amended and Restated Shareholder Agreement. Immediately prior to (and effective as of) the first meeting of shareholders following such expansion of the Board, the Board shall cause the size of the Board to be decreased back to seven. This Board expansion right shall cease to have any further force or effect at such time as the voting power of each share of Class B Common Stock, by operation of the Charter, shall be twenty votes per share.

●	The size of the Board may not be increased without FF Top’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed (with it being reasonable for FF Top to withhold its consent to any change in the size of the Board that would result in a decrease in the proportion or percentage of the members of the Board who are designees of FF Top).

●	Until the Company achieves an equity market capitalization of $3 billion, the Company agrees not to elect to be treated as a “controlled company” as defined under the rules of the securities exchange on which the Company is listed.

●	The Company agrees to cooperate with any written requests by FF Top relating to any such pledge of any of the shares of Common Stock of the Company owned by FF Top, or hypothecation or grant thereof, including delivery of letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include agreements by the Company in respect of the exercise of remedies by such lenders) and, subject to applicable law (as defined in the Amended Shareholder Agreement), instructing the transfer agent to transfer any such shares of Common Stock subject to the pledge, hypothecation or grant into the facilities of The Depository Trust Company without restricted legends.

●	FF Top has informed the Company that FF Top expects the following proposals will be submitted to the Company’s stockholders for approval. Upon FF Top’s written request (an “Amendment Request”), the Company shall submit for approval by the Company’s stockholders, at each annual and special meeting of the Company’s stockholders held during a reasonable number of years (which shall not be, in any event, fewer than seven years) following the date of the Amendment Request, binding proposals to amend the Charter to incorporate each of the amendments described below (the “Charter Amendments”), and to recommend in favor of such Charter Amendments at each such meeting and solicit proxies in favor of each such Charter Amendment at each such meeting using a well-regarded proxy solicitation firm. Each Charter Amendment is required to be in such form as FF Top, acting reasonably, shall approve:

●	Amend Section 4.5(a) of the Charter (and any other applicable provisions thereof, if any) to provide that (i) the voting power of the Company’s Class B Common Stock shall be ten votes per share with effect immediately upon the Company’s stockholders’ approval of such amendment and (ii) the voting power of the Company’s Class B Common Stock shall increase from ten votes per share to twenty votes per share immediately following the Company achieving a Qualifying Equity Market Capitalization (substituting $3.0 billion for $20.0 billion in the definition of “Qualifying Equity Market Capitalization”).

●	Amend Section 6.1 of the Charter (and any other applicable provisions thereof, if any) to provide that FF Top shall have the right to nominate, remove and/or replace FF Top Designees whom it is entitled to nominate pursuant to the Amended Shareholder Agreement by written consent, with such conforming changes to the certificate of incorporation as are required to give legal effect to the right to act by written consent under Delaware law.

●	Further amend Section 6.1 of the Charter (and any other applicable provisions thereof, if any) to provide that for so long as FF Top continues to hold at least 15,168 shares of Common Stock (as such number may be adjusted due to any stock split, reverse stock split or other similar corporate action), the Company’s stockholders shall be entitled to act by written consent by the signature of (a) the requisite number of stockholders required to pass such proposal at a meeting at which all stockholders entitled to vote on such proposal are present together with (b) FF Top.

●	Further amend the Charter to provide that none of the rights afforded to FF Top in the Charter or in the Bylaws shall be amended without (a) unanimous approval of the Board and (b) the approval by (i) holders of two-thirds of all of the Company’s issued and outstanding shares of Common Stock, voting together as a single class and (ii) holders of a majority of the Company’s issued and outstanding shares of Class B Common Stock, voting together as a separate class.

If, when FF Top first delivers an Amendment Request, the Company’s next annual meeting is scheduled to be held more than 120 days after the date of such request (or the Company has already mailed a definitive proxy statement with respect to the Company’s next annual meeting of stockholders), the Company shall promptly call a special meeting of its stockholders to consider and vote upon the Charter Amendments, with the same recommendation and solicitation obligations of the Board described above. Promptly upon receipt of an Amendment Request, the Company shall also, in cooperation with FF Top, make such conforming changes to the Bylaws as may reasonably be requested by FF Top to make them consistent with the Charter Amendments.

●	The Company has agreed not to enter into any transaction or series of related transactions that would require a stockholder vote under Nasdaq Listing Rule 5635(d) (without giving effect to Section 5635(f) thereof) without FF Top’s prior written consent, which written consent shall not be unreasonably withheld, conditioned or delayed. Such consent right expires upon the earlier of (a) the conversion of the voting power of the Company’s Class B Common Stock from one vote per share to ten votes per share and (b) the first date on which FF Top has ceased to beneficially own a number of shares of Common Stock at least equal to the Minimum Share Amount.

●	The Company has agreed that the investors under the Pre-existing SPA shall have, by operation of the Amended and Restated Shareholder Agreement and irrespective of any provision of the Pre-existing SPA to the contrary, the right to enter into any voting agreement or grant a voting proxy, at any time and on any terms, with or to FF Top with respect to any shares of Common Stock held by such investor, and that the Company shall take any and all such further action as may be necessary or desirous to give full effect to the foregoing (including without limitation, irrevocably waiving any rights that the Company may have to restrict the entry by any such persons into any such voting agreements or voting proxies pursuant to the Pre-existing SPA PA or otherwise and, solely to the extent required, amending the Pre-existing SPA). Each party to the Pre-existing SPA SA is a third-party beneficiary of, and may enforce, the foregoing provision under the Amended Shareholder Agreement; however, the Company and FF Top are permitted, acting alone without the consent of any such third-party beneficiary, to amend such provision in writing.

●	FF Top agreed to vote all shares of Common Stock that it beneficially owns in favor of an increase in the Company’s authorized shares of Class A Common Stock from 815 million to 1.69 billion (before giving effect to the subsequent 1-for-80, 1-for-3 and 1-for-40 reverse stock splits) at the next meeting of the Company’s stockholders held to consider such proposal (as such meeting may be adjourned or postponed). FF Top also agreed not to transfer, convert or otherwise take any action that would result in the conversion of any shares of Class B Common Stock into Class A Common Stock of the Company prior to the Company’s receipt of stockholder approval for an increase in the number of authorized shares of Class A Common Stock in accordance with the foregoing. Such proposal was approved at a special meeting of stockholders of the Company on February 28, 2023.

●	FF Top released and waived any and all claims it or any other “FF Top Parties” (i.e., FF Top, FF Peak Holding LLC, a Delaware limited liability company, Pacific Technology Holding LLC, a Delaware limited liability company, FF Global and each of their affiliates, and their respective successors and assigns) may have had against the Company and the Company Parties (described below; such claims, the “FF Top Claims”) relating to matters occurring at any time after September 23, 2022 but prior to the execution of the Amended Shareholder Agreement (the “FF Top Release”). The FF Top Release does not (i) release any FF Top Claim or right that existed on or prior to September 23, 2022 but was not released pursuant to that certain Mutual Release, dated as of September 23, 2022, by and among the Company, FF Top, FF Global Partners LLC and the other parties thereto (the “Prior Release”) or (ii) release any claim or right under (or terminate) any agreement between one or more FF Top Parties on the one hand, and one or more Company Parties on the other hand (including without limitation the Amended and Restated Shareholder Agreement, the Heads of Agreement and the Prior Release).

●	The Company also released and waived any and all claims it or any other “Company Parties” (i.e., the Company and each of the Company’s controlled affiliates, each individual currently serving as a director or on the management team of the Company or any of its controlled affiliates, and the respective successors and assigns of any of the foregoing) may have against FF Top Parties relating to any matters occurring at any time after September 23, 2022 but prior to the execution of the Amended and Restated Shareholder Agreement; provided that the Company Release does not (i) release any claim or right that existed on or prior to September 23, 2022 but was not released pursuant to the Prior Release or (ii) release any claim or right under (or terminate) any agreement between one or more FF Top Parties on the one hand, and one or more Company Parties on the other hand (including without limitation the Amended and Restated Shareholder Agreement, Heads of Agreement and the Prior Release).

FF Shareholder Lockup Agreements

Under the Merger Agreement, as a condition to receiving Class A Common Stock after the closing of the Business Combination in respect of their Legacy FF ordinary shares, Legacy FF’s stockholders were required to execute lockup agreements pursuant to which such stockholders must agree not to sell, transfer or take certain other actions with respect to such shares of Class A Common Stock for a period of 180 days after the closing of the Business Combination, subject to certain customary exceptions. Under the lock-up agreement entered into by the Vendor Trust. certain holders of Legacy FF notes payable and related party notes payable and certain warrant holders of Legacy FF, subject to certain limited exceptions, such parties agree that with respect to (a) 33% of the shares of Class A Common Stock received by such Legacy FF stakeholders in connection with the closing of the Business Combination, not to sell, transfer or take certain other actions with respect to such shares of Class A Common Stock for a period of 30 days after such closing (which expired on August 20, 2021), (b) 33% of the shares of Class A Common Stock received by such Legacy FF stakeholders in connection with such closing (which expired on September 19, 2021), not to sell, transfer or take certain other actions with respect to such shares of Class A Common Stock for a period of 60 days after such closing, and (c) the remaining 33% of the shares of Class A Common Stock received by such Legacy FF stakeholders in connection with the Business Combination, not to sell, transfer or take certain other actions with respect to such shares of Class A Common Stock for a period of 90 days after such closing. The shares of Class A Common Stock to be issued to FF employees on account of their reduced compensation will be subject to a vesting period of 90 days. The lockup agreements expired as of January 17, 2022.

Sponsor Lockup Agreement

Under the Merger Agreement, as a condition to Legacy FF’s obligation to close the Business Combination, PSAC was required to deliver to Legacy FF a lockup agreement executed by the PSAC Sponsor pursuant to which the PSAC Sponsor agreed that (a) 50% of the shares of PSAC common stock held by the PSAC Sponsor would not be sold, transferred or otherwise disposed of for a period ending the earlier of (i) the one year anniversary of the closing of the Business Combination (or July 21, 2022), and (ii) the date on which the closing price of shares of PSAC common stock on the principal securities exchange or securities market on which such shares are then traded equaled or exceeded $12.50, before giving effect to 1-to-80, 1-to-3 and 1-to-40 reverse stock splits, per share for any twenty trading days within any thirty trading day period after the closing of the Business Combination; and (b) the other 50% of the shares of PSAC common stock held by the PSAC Sponsor will not be sold, transferred or otherwise disposed of for a period ending earlier of (i) the one year anniversary of the closing of the Business Combination (or July 21, 2022) and (ii) the date on which PSAC completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of PSAC’s stockholders having the right to exchange their shares for cash, securities or other property. The lockup agreement expired on July 21, 2022.

Governance Agreement with FF Top and FF Global

As previously disclosed, beginning in June 2022, the Company was party to a dispute with FF Global, its then-largest stockholder, over various terms of the Existing Shareholder Agreement, including relating to FF Global’s right to remove its designees from the Board. On September 23, 2022, the Company entered into the Heads of Agreement, pursuant to which, effective as of September 23, 2022, the Company (a) increased the size of the Board from nine to ten, (b) appointed Mr. Adam (Xin) He to fill the vacancy resulting from such increase in the size of the Board until the Annual Meeting, (c) appointed Mr. He to the Audit Committee and the Nominating and Corporate Governance Committee of the Board and (d) agreed to not remove Mr. He from either committee prior to the Annual Meeting. Pursuant to the Heads of Agreement, FF Top and FF Global caused all actions in the Court of Chancery of the State of Delaware, and any other forum, filed by FF Top, FF Global and/or any of their respective controlled affiliates as of the effective date of the Heads of Agreement, naming the Company or any of its directors or officers, to be dismissed without prejudice as of September 27, 2022. On January 13, 2023, the Company entered into the Amended and Restated Shareholder Agreement, which amends certain terms of the Heads of Agreement.

Pursuant to the Heads of Agreement, as amended by the Amended and Restated Shareholder Agreement, the Company, FF Global and FF Top agreed to the following matters:

●	the resignation of the Company’s Executive Chairperson, Ms. Susan Swenson, from all non-director positions at the Company and all Board leadership and Board committee positions, upon the Company receiving $13.5 million in funding that is immediately available for the Company’s general use (which was satisfied upon the funding of the initial $10 million tranche of Pre-existing SPA Notes from Senyun on October 27, 2022). It was also agreed that Ms. Swenson would not thereafter seek or accept new non-director positions at the Company;

●	the reinstitution of the former FF Transformation Committee, a management committee that will discuss business matters being undertaken by the Company (the committee will not have any decision-making authority) and be comprised of the Company’s Global Chief Executive Officer (Mr. Xuefeng Chen), Founder/Chief Product and User Ecosystem Officer and Founder Advisor to the Board (Mr. Yueting Jia), Interim Chief Financial Officer (Ms. Yun Han), the General Counsel and other senior leadership team members invited by members of the FF Transformation Committee from time to time, with Mr. Jiawei Wang (an FF Top designee) being given committee observer status subject to certain customary non-disclosure and confidentiality agreements; and

●	subject to the Company having entered into definitive agreements providing for at least $85 million of additional or (in certain circumstances, accelerated) financing commitments in the aggregate and having received funding of at least $35 million immediately available for the Company’s general use in connection therewith (which condition was, pursuant to the Amended and Restated Shareholder Agreement, agreed to be satisfied):

●	the Company would call, convene, hold and complete an annual meeting on the earliest date permitted under Delaware law and applicable Nasdaq and SEC requirements;

●	the size of the Board would be reduced to seven members effective with the directors to be elected at the next Annual Meeting;

●	the following individuals were nominated for election to the Board and included on the Board’s recommended slate at the Annual Meeting: (a) the Company’s then-Global CEO, (b) four FF Top Designees, at least two of whom will be independent directors, and (c) two independent directors selected by the Selection Committee, for which any member of the Selection Committee may propose director candidates who will be included in the process with all final decisions made by the Selection Committee;

●	no re-nomination of FF directors as of the date of the Heads of Agreement at the next annual meeting without the consent of the Selection Committee;

●	FF Top has the right to nominate for election to the Board four designees until the first date on which FF Top has ceased to beneficially own the Minimum Share Amount. Following the termination of FF Top’s right to nominate four designees, FF Top shall continue to have the right to nominate a number of designees not less than the number equal to the total number of directors on the Board, multiplied by the aggregate voting power of the shares of Common Stock and other securities of the Company generally entitled to vote in the election of directors of the Company beneficially owned by FF Top and its affiliates, divided by the total voting power of the then-outstanding shares of Common Stock issued as of the record date for any meeting of stockholders of the Company at which directors are to be elected, rounding up to the next whole director; and

●	the resignation of Ms. Swenson and Mr. Brian Krolicki as directors of the Company. It was also agreed that (i) Ms. Swenson and Mr. Krolicki would not thereafter seek or accept re-appointment, re-nomination or re-election to the Board and (ii) that following their resignations from the Board, their seats would be left empty until the Annual Meeting (which would result in the Company having an eight person Board until the Annual Meeting).

On October 3, 2022, Ms. Swenson tendered her resignation from her role as both Executive Chairperson and member of the Board effective immediately. On October 28, 2022, Mr. Brian Krolicki tendered his resignation from the Board effective immediately.

Mutual Release

On September 23, 2022, the Company entered into a Mutual Release (the “Mutual Release”) with FF Global, its executive committee members and their controlled affiliates, FF Global’s controlled affiliates (including FF Top), and the directors of the Company and their controlled affiliates (collectively, and together with the Company, the “Release Parties”), pursuant to which the Release Parties agreed to a mutual release of claims and to settle various matters among them, including with respect to any differences that arose out of the Company directors’ service as a director, employee, officer or manager of the Company up through and including the date of the Mutual Release, subject to customary exceptions.

Voting Agreements by FF Top Holding LLC and Season Smart Ltd.

On September 23, 2022, the Company entered into a letter agreement with each of FF Top and Season Smart, the two largest holders of Common Stock, pursuant to which each of FF Top and Season Smart agreed to vote and did vote, with respect to all shares of Company voting stock over which such party has voting control, in favor of any resolution presented to the stockholders of the Company at a stockholders’ meeting to approve, among other things:

●	the issuance, in the aggregate, of more than 19.999% of the number of shares of outstanding Common Stock (under Nasdaq Listing Rule 5635(d)) as a result of:

●	the issuance of up to (x) $57 million in principal amount of senior secured Tranche A convertible notes at a conversion price of not below $1.05, before giving effect to 1-to-80, 1-to-3 and 1-to-40 reverse stock splits, per share of Class A Common Stock for $27.0 million, and the remainder ($30 million) at a conversion price of not below $2.69, before giving effect to 1-to-80, 1-to-3 and 1-to-40 reverse stock splits, per share of Class A Common Stock, (y) $57 million in principal amount of senior secured Tranche B convertible notes at a conversion price of not below $1.05, before giving effect to 1-to-80, 1-to-3 and 1-to-40 reverse stock splits, per share of Class A Common Stock for $27.0 million, and the remainder ($30 million) at a conversion price of not below $2.69, before giving effect to 1-to-80, 1-to-3 and 1-to-40 reverse stock splits, per share of Class A Common Stock, and (z) 26,822,724, before giving effect to 1-to-80, 1-to-3 and 1-to-40 reverse stock splits, shares of Class A Common Stock upon the exercise of associated warrants, in each case, pursuant to the Existing Purchase Agreement (as then amended) and subject to the full-ratchet anti-dilution and most favored nation protections therein;

●	the issuance of up to 73,675,656, before giving effect to 1-to-80, 1-to-3 and 1-to-40 reverse stock splits, shares of Class A Common Stock upon the exercise of all previously issued convertible notes and warrants of the Company; and

●	the issuance of up to $60 million in principal amount of senior secured convertible notes by Senyun and/or its affiliates; and

●	an increase to the number of authorized shares of Common Stock to 900,000,000, before giving effect to 1-to-80, 1-to-3 and 1-to-40 reverse stock splits.

In addition, each of FF Top and Season Smart agreed in their respective voting agreements that, subject to the consent of such FF Top and Season Smart (with respect to each such party’s respective voting agreement), which consent is not to be unreasonably withheld, conditioned or delayed, the Company may seek to further increase the number of authorized shares of Common Stock to up to a maximum of 1,500,000,000, before giving effect to 1-to-80, 1-to-3 and 1-to-40 reverse stock splits, shares, and such party agrees to vote all shares with respect to which it has voting power in favor of any resolutions presented to stockholders to effect such increase in the number of authorized shares.

On October 22, 2022, the Company and FF Top agreed to an amendment to FF Top’s voting agreement, pursuant to which FF Top (i) reaffirmed its commitment under the voting agreement, in light of the maturity date extension of notes under the Pre-existing SPA, to vote all of its shares of Company voting stock in favor of the resolution to be presented to stockholders at the November 3, 2022 special meeting to approve the issuance, in the aggregate, of more than 19.99% of the issued and outstanding shares of Common Stock underlying the various instruments issued and issuable pursuant to the Pre-existing SPA; (ii) revised the condition precedent to FF Top’s voting obligations that the Company comply in all material respects with its obligations pursuant to the Heads of Agreement and any definitive documentation contemplated by the Heads of Agreement to only apply to the period from and after October 22, 2022; and (iii) extended the deadline to November 11, 2022 (which was subsequently extended to December 31, 2022) for the Company and FF Top to enter into an amendment to the Existing Shareholder Agreement between FF Top and the Company and other definitive documentation contemplated by the Heads of Agreement (provided that the failure of such amendment and other definitive documentation to be executed by such date will not, in and of itself, release FF Top from its voting obligations).

FF Top’s obligations pursuant to the FF Top Voting Agreement were conditioned on (i) the appointment of Mr. Chad Chen (or a substitute nominee, as applicable) to the Board as the fourth FF Top Designee no later than October 27, 2022 (provided that Mr. Chad Chen or a substitute nominee, as applicable, is reasonably acceptable to the Nominating and Corporate Governance Committee of the Board with respect to the Nasdaq independence rules and legal compliance and criminal compliance) (provided that if Mr. Chad Chen is not so reasonably acceptable to the Nominating and Corporate Governance Committee of the Board, then FF Top will be permitted to nominate another individual to the Board); and (ii) constructive engagement by Mr. Adam (Xin) He, the then-Interim Chairman of the Board, directly with representatives with FF Top on certain additional governance and management matters and, to the extent the Interim Chairman of the Board so determines, in his discretion, such matters will be put to a discussion and a vote of the full Board. On October 27, 2022, Mr. Chad Chen was appointed to the Board.

FF Top’s and Season Smart’s obligations pursuant to their respective voting agreements are conditioned on the accuracy of certain representations, compliance by the Company with certain covenants and the satisfaction of certain conditions, in each case as further set forth in the applicable voting agreement.

The Company also agreed in the FF Top Voting Agreement that FF Top may vote its shares of Common Stock in favor of each of the Krolicki and Swenson removal proposals (if any), that neither FF Top nor the Company has any obligation to nominate or reappoint Mr. Krolicki or Ms. Swenson to the Board at any time following their resignation or removal for any reason, that neither Mr. Krolicki nor Ms. Swenson shall be re-appointed or re-nominated to the Board following their resignation or removal and that neither Mr. Krolicki nor Ms. Swenson shall be (re)hired, (re)engaged or (re)appointed to any position at the Company following their resignation or removal from their respective non-Board roles (if any) at the Company. On October 3, 2022, Ms. Swenson tendered her resignation from her role as both Executive Chairperson and member of the Board effective immediately. On October 28, 2022, Mr. Brian Krolicki tendered his resignation from the Board effective immediately.

At a special meeting of Company stockholders held on November 3, 2022, Company stockholders approved the following three proposals: (1) a proposal to approve, as is required by the applicable Nasdaq rules and regulations, transactions involving notes and warrants issued to Purchasers as committed under the Pre-existing SPA (as then amended), including the issuance of any shares in excess of 19.99% of the issued and outstanding shares of the Common Stock; (2) a proposal to increase total authorized shares of the Company from 825,000,000, before giving effect to 1-to-80, 1-to-3, and 1-to-40 reverse stock splits, to 900,000,000, before giving effect to 1-to-80, 1-to-3, and 1-to-40 reverse stock splits, (the “Share Authorization Proposal”); and (3) a proposal to approve an amendment to the Charter to effect a reverse stock split of the Common Stock by a ratio of any whole number in the range of 1-for-2 to 1-for-10, and a corresponding reduction in the number of authorized shares of Common Stock (after adjustment of the number of authorized shares, if applicable, resulting from stockholder approval of the Share Authorization Proposal), with such ratio to be determined in the discretion of the Board and with such action to be effected at such time and date, if at all, as determined by the Board within one year after the conclusion of such special meeting of stockholders.

FF Top Expense Reimbursements

On July 30, 2022, the Company entered into Preliminary Term Sheet with FF Top setting out a summary of the preliminary terms and conditions for FF Top’s assistance in arranging a proposed convertible term loan facility to the Company. In connection with the Preliminary Term Sheet, the Company agreed to reimburse FF Top for its reasonable and documented out-of-pocket legal and diligence fees and expenses incurred in connection with such financing efforts up to a $300,000 cap (the “Original Cap”), irrespective of whether or not closing occurred, with $150,000 to be payable as a deposit upon execution of the Preliminary Term Sheet. Pursuant to the Preliminary Term Sheet, the Company paid FF Top $150,000 on August 9, 2022 and $150,000 on December 16, 2022.

On January 31, 2023, the Company entered into a supplemental agreement to the Preliminary Term Sheet (the “Supplemental Agreement”) with FF Top, pursuant to which the parties agreed, due to the high amount of FF Top’s out-of-pocket legal fees and expenses incurred in connection with assisting with and successfully closing this financing effort, to amend the Preliminary Term Sheet to increase the Original Cap from $300,000 to $682,733.64. The Company agreed to pay the remaining $379,911.64 of the fee owed to FF Top as follows: (i) fifty percent, equaling $189,955.82, within one business day of execution of the Supplemental Agreement, and (ii) fifty percent, equaling $189,955.82, within one business day of consummation of new financing by the Company in an amount not less than $5.0 million or an earlier date approved by the Board. Pursuant to the Preliminary Term Sheet, as amended by the Supplemental Agreement, the Company paid FF Top $189,955.82 on February 1, 2023.

FF Top has requested additional expense reimbursements from the Company in connection with its efforts and expenses incurred related to resolving corporate governance issues since 2022. FF Top may in the future continue to request, additional reasonable expense reimbursements and indemnification from the Company.

Payment on Behalf of Ocean View

On February 9, 2023, the Company made a payment of approximately $220,000 on behalf of Ocean View, an indemnified co-defendant, in connection with a seizure of funds related to the outstanding judgment in ongoing litigation. Ocean View fulfilled its payment obligation under the settlement arrangement of such litigation, but the Company did not make its payment on the outstanding judgment which caused such seizure of funds of Ocean View. Following such seizure, the Company paid the outstanding judgment and all accrued interest. The Company expects to receive the approximately $220,000 it paid on behalf of Ocean View following the release of such seizure.

Certain Relationships and Related Person Transactions—PSAC

Promissory Notes

On February 28, 2021, PSAC issued an unsecured promissory note to the PSAC Sponsor pursuant to which PSAC may borrow up to an aggregate principal amount of $500,000 and on June 7, 2021 and July 8, 2021 PSAC issued another unsecured promissory note to the PSAC Sponsor pursuant to which PSAC may borrow up a further $200,000 and $100,000, respectively (the “Promissory Notes”). The Promissory Notes were non-interest bearing. At the closing of the Business Combination, all of the unpaid balance of the notes were converted into units consisting of one share of Class A Common Stock and one warrant to purchase a share of Class A Common Stock at $10.00, before giving effect to 1-to-80, 1-to-3, and 1-to-40 reverse stock splits, per unit.

Subscription Agreements

In connection with the execution of the Merger Agreement, PSAC entered into separate subscription agreements with certain accredited investors or qualified institutional buyers (collectively, the “Subscription Investors”), related to the purchase by Subscription Investors of an aggregate of 76.1 million shares of Class A Common Stock for an aggregate purchase price of $761.4 million (such agreements, the “Subscription Agreements”), concurrently with the execution of the Merger Agreement on January 27, 2021. The Subscription Agreements require PSAC to use commercially reasonable efforts to have an effective shelf registration statement registering the resale of the shares of PSAC common stock held by the Subscription Investors within 60 calendar days (or 90 calendar days if the SEC notifies PSAC that it will review the registration statement) following the closing of the Business Combination.

Agreement with Riverside Management Group

On July 18, 2021, PSAC entered into an omnibus transaction services fee agreement and acknowledgement with the PSAC Sponsor, FF, RMG and Philip Kassin, Robert Mancini and James Carpenter (each, a “Service Provider” and, collectively, the “Service Providers”), as subsequently amended by an amendment entered into on July 21, 2022, pursuant to which (i) the Service Providers, together with such other service providers, who assisted the Service Providers as identified by the Service Providers, replaced RMG as the recipients of the cash and share compensations under the Original RMG Agreement and (ii) the Company agreed to issue, and subsequently issued on July 22, 2022, 2,387,500 shares of Class A Common Stock in the aggregate to the Service Providers and such other service providers as identified by the Service Providers in full consideration of certain consulting and advisory services provided by RMG in connection with the Business Combination.

Certain Relationships and Related Person Transactions —Legacy FF

Restructuring Agreement with Evergrande

In November 2017, Legacy FF received a commitment from Season Smart, an affiliate of Evergrande Health Industry Group (“Evergrande”), to provide $2.0 billion in funding, subject to certain conditions, in exchange for a 45% preferred equity stake in Legacy FF. Evergrande initially funded $800 million in 2018, and the terms of the agreement provided that the remaining $1.2 billion would be contributed by the end of 2019 and 2020, subject to certain conditions.

After a dispute among Legacy FF, Season Smart and certain of their affiliates regarding, among other things, whether certain conditions to Season Smart’s requirement to provide additional funding were satisfied, on December 31, 2018, Legacy FF, Season Smart and certain of their affiliates entered into a restructuring agreement pursuant to which Season Smart’s preferred equity interest in Legacy FF was restructured and reduced to 32% preferred equity stake in Legacy FF and the Legacy FF affiliated parties and Season Smart affiliated parties released one another and their respective affiliates from certain claims (including Season Smart’s obligation to make additional investments in Legacy FF) (the “Restructuring Agreement”). In addition, the Restructuring Agreement provided that Legacy FF may at any time before December 31, 2023 redeem, in part or in whole, the Legacy FF shares held by Season Smart at a predetermined redemption price. The Restructuring Agreement also provided that, among other matters, (i) Season Smart agreed that Legacy FF could enter into new equity financing arrangements without Season Smart’s approval so long as the valuation for such equity financing is not less than a specified threshold; (ii) Season Smart agreed to acquire Evergrande FF Holding (Hong Kong) Limited, which was previously a wholly-owned subsidiary of Legacy FF and owned certain Chinese assets of Legacy FF; and (iii) Legacy FF revised its memorandum and articles of association to provide Season Smart with certain rights. Certain Season Smart approval rights under the Restructuring Agreement were terminated at the closing of the Business Combination under the transaction support agreement signed by Season Smart with PSAC and Legacy FF on January 27, 2021.

Borrowings from Related Parties

Related Party Notes Payable

Prior to the Business Combination, FF funded its operations and capital needs primarily through the proceeds received from capital contributions and the issuance of related party notes payable and notes payable. The notes payable and equity were significantly funded by entities controlled or previously controlled by Mr. Yueting Jia, the founder and Chief Product and User Ecosystem Officer of the Company. As of December 31, 2023 and 2022, the outstanding principal balance of FF’s related party notes payable was $9.8 million and $9.0 million, respectively.

Related Party Notes - NPA Tranche

On April 29, 2019, Legacy FF entered into a note purchase agreement (as amended, restated and otherwise modified from time to time, the “Note Purchase Agreement”) with certain purchasers, U.S. Bank National Association, as the notes agent, and Birch Lake Fund Management, LP as the collateral agent. The principal amount of notes that may be issued under the Note Purchase Agreement was $200.0 million. The notes issued under the Note Purchase Agreement bore interest at 10%, payable at the maturity date of the note. All notes issued under the Note Purchase Agreement were collateralized by a first lien, with second payment priority, on substantially all tangible and intangible assets of the borrowers and guarantors. The notes under the Note Purchase Agreement were subject to representations, warranties, and covenants and were initially scheduled to mature on October 31, 2019. In October 2020, Legacy FF obtained an extension of the maturity date of the notes under the Note Purchase Agreement to October 6, 2021. In connection with the Business Combination, the principal amount of the loans, amounting to $27.7 million, were repaid in cash, with accrued interest and conversion premiums totaling $11.3 million converted into shares of Class A Common Stock.

Original Unsecured SPA

MHL is the anchor investor in the Original Unsecured SPA and has committed $80.0 million of such funding. MHL is a related party of the Company as MHL’s investors include a subsidiary of FF Global. FF Global has control over the Company’s management, business and operations. See Note 7, Notes Payable to the Consolidated Financial Statements, for details on the Original Unsecured SPA.

The Company elected the fair value option afforded by ASC 825, Financial Instruments, with respect to the Original Unsecured SPA Notes because the notes include features, such as a contingently exercisable put option, which meet the definition of an embedded derivative. The Company expensed the original issue discount and transaction costs to Changes in fair value of related party notes payable and warrant liabilities in the Consolidated Statement of Operations and Comprehensive Loss.

Subsequent to the issuance of the Original Unsecured SPA, MHL funded, net of original issue discounts, $20.7 million in exchange for the issuance of the Original Unsecured SPA Notes and related warrants. In connection with the Original Unsecured SPA, the Company issued MHL warrants to purchase 35,405 shares of the Class A Common Stock at an exercise price of $214.20 per share, subject to anti-dilution ratchet price protection, exercisable for seven years from the date of issuance (see Note 11, Stockholders’ Equity and Note 7, Notes Payable to the Consolidated Financial Statements). During the year ended December 31, 2023, MHL converted $22.3 million of gross principal balances in exchange for 5,010,651 shares of the Class A Common Stock. In connection with the conversion of Original Unsecured SPA Notes, the Company recognized a $20.0 million Loss on settlement of related party notes payable, during the year ended December 31, 2023, for the difference between the fair value of the shares issued and the fair value of the debt instrument.

Chinese Related Party Notes Payable

As of December 31, 2022, due to two separate note payable payoff settlement agreements entered into with Chongqing Leshi Small Loan Co., Ltd. (“Chongqing”) on December 27, 2022, according to which Chongqing agreed to forgive principal and all outstanding accrued interest, the remaining principal balance of $4.7 million was agreed to be payable in five installment payments through December 31, 2023 and the current interest rate was set to 12%. The remaining amounts are due on demand to various other Chinese related party notes payable holders and bear a 0% coupon. Interest at a rate of 10% is imputed on these related party notes payable as the interest rates prescribed by the respective agreements are below market rates. As of April 1, 2023, the Company has been in breach of its debt agreement with, and contractual obligation to make interest payments to, Chongqing , with an outstanding principal balance of $4.5 million. As a result of the default, the interest rate on the outstanding principal balance has increased to a rate of 18% per annum until the event of default is no longer applicable. The Company recorded $0.1 million in interest expense in related party interest expense during the year ended December 31, 2023.

X-Butler previously known as Warm Time Inc. (“Warm Time”) and Ocean View Drive Inc. (“Ocean View”) Transactions

The Company leased two real properties, located in Rancho Palos Verdes, California (the “Rancho Palos Verdes Properties”), from X-Butler from January 1, 2018 through March 31, 2022. X-Butler in turn leased the Rancho Palos Verdes Properties from Yueting Jia, the Company’s founder and Chief Product and User Ecosystem Officer. The Rancho Palos Verdes Properties were used by the Company to provide long-term or temporary housing to employees of the Company (including a former Global CEO. According to the agreement between the parties, the Company paid X-Butler for rent and certain services, including catering, room services and organization of meetings, external gatherings and events, for the Rancho Palos Verdes Properties. For the year ended December 31, 2023, the Company paid to X-Butler less than $0.1 million, for rent and business development services rendered to the Company and its executives. The Company has recorded approximately $0.1 million recorded in Accounts Payable as of December 31. 2023.

As part of its relationship with the Company, X-Butler also served as the conduit for certain loans from Ocean View, an entity formerly controlled by Mr. Jia and now wholly owned by the spouse of Mr. Ruokun Jia, who is the former Assistant Treasurer of the Company and Mr. Jia’s nephew. The loan principal was repaid to the Company in prior years and accrued interest on such loans remains outstanding as of December 31, 2023 and 2022 in the amount of $0.0 million for each period.

In prior years, the Company advanced funding to Ocean View for various real estate purchases, including the Rancho Palos Verdes Properties, and related expenses. As of December 31, 2023 and 2022, the Company had a receivable in the amount of $0.0 million for each period, due from Ocean View recorded in Deposits in the Consolidated Balance Sheets.

On February 9, 2023, the Company made a payment of approximately $0.2 million on behalf of Ocean View, an indemnified co-defendant, in connection with a seizure of funds related to the outstanding judgment in ongoing litigation, also involving Han’s San Jose Hospitality, LLC. Ocean View fulfilled its payment obligation under the settlement arrangement of such litigation, but the Company did not make its payment on the outstanding judgment which caused such seizure of funds of Ocean View. See Note 10, Commitments and Contingencies to the Consolidated Financial Statements, for more information. Following such seizure, the Company paid the outstanding judgment and all accrued interest. The Company received the return of such indemnification payment in April 2023.

FF Global Expense Reimbursements and Consulting Fees

On July 30, 2022, the Company entered into the Preliminary Term Sheet with FF Top, a subsidiary of FF Global, setting out a summary of the preliminary terms and conditions for FF Top’s assistance in arranging a proposed convertible term loan facility to the Company. In connection with the Preliminary Term Sheet, the Company agreed to reimburse FF Top for its reasonable and documented out-of-pocket legal and diligence fees and expenses incurred in connection with such financing efforts up to a $0.3 million cap (the “Original Cap”), irrespective of whether or not closing occurred, with $0.2 million to be payable as a deposit upon execution of the Preliminary Term Sheet. Pursuant to the Preliminary Term Sheet, the Company paid FF Top $0.2 million on August 9, 2022 and $0.2 million on December 16, 2022.

On January 31, 2023, the Company entered into a supplemental agreement to the Term Sheet and with FF Global, pursuant to which the parties agreed, due to the high amount of FF Global’s out-of-pocket legal fees and expenses incurred in connection with its financing efforts, to amend the Term Sheet to increase the cap for legal fees and expenses from $0.3 million to $0.7 million. The Company agreed to pay the remaining $0.4 million of the fees owed to FF Global as follows: (i) $0.2 million within one business day of execution of the Supplemental Agreement, and (ii) $0.2 million within one business day of consummation of new financing by the Company in an amount not less than $5.0 million or an earlier date approved by the Board. Pursuant to the Term Sheet, as amended by the Supplemental Agreement, the Company paid FF Global $0.2 million on each of February 1, 2023 and February 6, 2023. On April 8, 2023, the Company reimbursed FF Global for $0.2 million related to legal expenses incurred by FF Global in connection with the Sixth Pre-existing SPA Amendment. In addition, on April 10, 2023 and May 31, 2023, the Company reimbursed FF Global for $0.1 million and $0.3 million related to legal expenses incurred by FF Global in connection with the Unsecured Financing.

In early February 2023, FF Global requested from the Company legal expense reimbursement of $6.5 million for costs incurred related to the governance changes at the Company, which was not approved by the Board as of the date the Consolidated Financial Statements were issued. FF Global may in the future continue to request additional expense reimbursements and indemnification from the Company.

On March 6, 2023, the Company entered into a consulting service agreement with an effective date of February 1, 2023 with FF Global (the “Consulting Services Agreement”), according to which the Company agreed to pay a monthly consulting fee of $0.2 million to FF Global for the following services:

●	Assistance in developing its funding strategy.

●	Assistance in developing its value return and management strategy.

●	Consultation on and integration of stockholder relations and stockholder resources.

●	Supporting communications regarding stockholders meetings.

●	Developing existing stockholder financing strategy, including with respect to retail investors and others.

●	Assistance in risk management strategy.

●	Assistance in capability build up and operation strategy.

The Consulting Services Agreement has an initial term of 12 months and automatically renews for successive 12 months periods unless earlier terminated in accordance with the terms thereof. Effective March 6, 2024, the Consulting Agreement renewed automatically. Either party may terminate the Consulting Services Agreement upon one month prior written notice to the other party. Upon any termination of the Consulting Services Agreement, the Company shall promptly pay FF Global any accrued but unpaid fees hereunder and shall reimburse FF Global for any unreimbursed expenses that are reimbursable thereunder. In addition, FF Global is entitled to reimbursement for all reasonable and documented out-of-pocket travel, legal, and other out-of-pocket expenses incurred in connection with their services, which expenses shall not exceed $0.1 million without the prior written consent of the Company. The Company paid $1.8 million, respectively, to FF Global during the year ended December 31, 2023, pursuant to the Consulting Services Agreement. The Company has $0.6 million of amounts payable to FF Global recorded in Accounts Payable and Accrued Liabilities in the Consolidated Balance Sheets at December 31, 2023.

Common Units of FF Global

During 2022, certain executives and employees of the Company were granted the opportunity to subscribe to 2,500 common units of FF Global. The subscription price of $4,800 per common unit, payable by the executives and employees of the Company, was financed through non-recourse loans issued by FF Global payable in equal annual installments over ten years. The common units to be purchased with a non-recourse loan are required to be treated for accounting purposes as stock options granted by FF Global to executives and employees of the Legacy FF. The awards were valued using the Black-Scholes option pricing model. The grant date fair value of the units purchased through non-recourse loans was immaterial for the years ended December 31, 2023 and 2022.

Advertising Services Payable to Leshi Information Technology Co., Ltd. (“LeTV”)

The Company has recorded a payable to LeTV within Accrued expenses and other current liabilities in the amount of $7.5 million and $7.0 million as of December 31, 2023 and December 31, 2022, respectively, in connection with advertising services provided to the Company in prior years. LeTV is a Shanghai Stock Exchange-listed public company founded and controlled by Mr. Yueting Jia, the Company’s founder and Chief Product and User Ecosystem Officer.

Other Related Party Transactions

The Company pays for a vehicle lease totaling less than $0.1 million annually on behalf of Mr. Jia, the Company’s founder and Chief Product and User Ecosystem Officer. In addition, during 2023, the Company leased a FF 91 to Mr. Jia.

The Company owes a total of $0.2 million and $0.1 million to various related parties as of December 31, 2023 and 2022, respectively, which is included in Accounts Payable within the Consolidated Balance Sheets.

Procedures with Respect to Review and Approval of Related Person Transactions

Following the consummation of the Business Combination, the Board adopted a written policy with respect to the review, approval and ratification of related person transactions. Under the policy, FF’s Audit Committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related party transactions, the Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, the policy requires the Audit Committee to consider, among other factors it deems appropriate:

●	the related person’s relationship to FF and interest in the transaction;

●	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

●	the impact on a director’s or a director nominee’s independence in the event the related person is a director or director nominee or an immediate family member of the director or director nominee;

●	the benefits to FF of the proposed transaction;

●	if applicable, the availability of other sources of comparable products or services; and

●	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, FF’s best interests and those of FF’s stockholders, as the Audit Committee determines in good faith.

In addition, under FF’s Code of Business Conduct and Ethics, FF’s employees, officers, directors and director nominees have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

PRINCIPAL STOCKHOLDERS

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of Common Stock, as of October 8, 2024, for (1) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (2) each member of the Board, (3) each of our named executive officers and (4) all of the members of the Board and our executive officers, as a group. As of October 8, 2024, there were outstanding 33,377,187 shares of Class A Common Stock, 6,667 shares of Class B Common Stock, and 1,296,410 outstanding warrants to purchase shares of Class A Common Stock.

The beneficial ownership percentages set forth in the table below are based on 33,383,854 shares of Common Stock issued and outstanding as of October 8, 2024, (including for this purpose, 6,667 shares of Class A Common Stock issuable upon conversion of 6,667 shares of Class B Common Stock held by FF Top, all as issued and outstanding shares as of October 8, 2024) and do not take into account the issuance of any shares of Class A Common Stock upon the exercise of warrants to purchase up to 1,296,410 shares of Class A Common Stock that remain outstanding, the exercise of any of the 2,871 outstanding options and vesting of unvested 1,529,761 RSUs (both within 60 days of October 8, 2024), or the conversion of any of the outstanding convertible notes. In computing the number of shares of Common Stock beneficially owned by a person, we deemed to be outstanding all shares of Common Stock subject to warrants and stock options held by the person that are currently exercisable or may be exercised within 60 days of October 8, 2024. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock. Unless otherwise indicated, the business address of each person listed in the table below is c/o Faraday Future Intelligent Electric Inc., 18455 S. Figueroa Street, Gardena, California 90248.

Title of Class	Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Class
	Holder of Over 5%:
Class A Common Stock	N/A

	Directors and Executive Officers
Class A Common Stock	Matthias Aydt(1)**	41,135	*
Class A Common Stock	Chad Chen(2)****	22,942	*
Class A Common Stock	Xuefeng Chen***	4	*
Class A Common Stock	Scott Graziano*****	0	*
Class A Common Stock	Yun Han******	0	*
Class A Common Stock	Li Han****	369	*
Class A Common Stock	Chui Tin Mok(3)****	32,106	*
Class A Common Stock	Jie Sheng(4)****	22,936	*
Class A Common Stock	Lev Peker(5)****	22,810	*
Class A Common Stock	Jonathan Maroko********	8,247	*
Class A Common Stock	Yueting Jia (6)*******	403,468	1.21%
	All executive officers and directors as a group (11 individuals)	554,018	1.66%

*	Less than 1%.

**	Mr. Matthias Aydt was appointed Global CEO of the Company effective as of September 29, 2023.

***	Mr. Xuefeng Chen was appointed Global CEO of the Company effective as of November 27, 2022 and was appointed as a director of the Board on December 27, 2022. Mr. Chen resigned from his positions as Global CEO and director effective as of September 29, 2023.

****	Mr. Chad Chen was appointed as a director of the Board as of October 27, 2022. Mr. Jie Sheng was appointed as a director of the Board on December 18, 2022. Mr. Chui Tin Mok was appointed as a director of the Board on January 25, 2023. Ms. Li Han was appointed as a director of the Board on March 13, 2023, and resigned from the position on June 9, 2024. Mr. Lev Peker was appointed as a director of the Board on August 4, 2023.

*****	Mr. Scott Graziano was appointed Global General Counsel of the Company effective as of September 25, 2023.

******	Ms. Yun Han was appointed as Chief Accounting Officer and Interim Chief Financial Officer of the Company on October 22, 2022, effective as of October 25, 2022. Ms. Han resigned from her position as Interim Chief Financial Officer of the Company effective as of July 5, 2023. Ms. Han resigned from her position as Chief Accounting Officer of the Company as of February 2, 2024.

*******	On February 26, 2023, Mr. Yueting Jia was determined to be an “officer” of the Company within the meaning of Section 16 of the Exchange Act and an “executive officer” under Rule 3b-7 under the Exchange Act.

********	Mr. Jonathan Maroko was appointed Interim Chief Financial Officer of the Company effective as of July 24, 2023, and resigned from the position on September 15, 2024.

(1)	Includes options to acquire 69 shares of Class A Common Stock and right to acquire 35,740 shares of class A common Stock that have vested or will vest within 60 days of October 8, 2024. To the Company’s knowledge, Mr. Aydt has not sold any shares since the Company became a public company.

(2)	Includes right to acquire 22,556 shares of Class A Common Stock that will vest within 60 days of October 8, 2024. To the Company’s knowledge, Mr. Chen has not sold any shares since the Company became a public company

(3)	Includes options to acquire 115 shares of Class A Common Stock and right to acquire 31,965 shares of class A common Stock that have vested or will vest within 60 days of October 8, 2024. To the Company’s knowledge, Mr. Mok has not sold any shares since the Company became a public company.

(4)	Includes right to acquire 22,556 shares of Class A Common Stock that will vest within 60 days of October 8, 2024. To the Company’s knowledge, Mr. Sheng has not sold any shares since the Company became a public company

(5)	Includes right to acquire 22,556 shares of Class A Common Stock that will vest within 60 days of October 8, 2024. To the Company’s knowledge, Mr. Peker has not sold any shares since the Company became a public company.

(6)	Includes options to acquire 75 shares of Class A Common Stock and right to acquire 398,205 shares of class A common Stock that have vested or will vest within 60 days October 8, 2024. To the Company’s knowledge, Mr. Jia has not sold any shares since the Company became a public company.

SELLING SECURITYHOLDERS

This prospectus relates to the issuance by us, and the offer and sale from time to time by the Selling Securityholders, of up to an aggregate of 29,659,781 shares of Class A Common Stock, of which 28,017,654 shares of Class A Common Stock are issuable upon conversion of the SPA Notes and the exercise of the SPA Warrants, 561,833 shares of Class A Common Stock are issuable upon conversion of the Applicable Tranche D Notes, and 1,080,294 shares of Class A Common Stock issued to Palantir in settlement of amounts owed to Palantir. The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Class A Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Class A Common Stock after the date of this prospectus. For additional information regarding the issuance of the SPA Notes and the SPA Warrants, see “New SPA, SPA Warrants, and SPA Notes” below.

The following table sets forth information provided by or on behalf of each Selling Securityholder as of October 8, 2024 regarding the aggregate number of shares of Class A Common Stock (including shares of Class A Common Stock issuable upon exercise of SPA Warrants or conversion of SPA Notes and Applicable Tranche D Notes), the aggregate number of shares of Class A Common Stock (including shares of Class A Common Stock issuable upon exercise of SPA Warrants or conversion of SPA Notes and Applicable Tranche D Notes) that may be offered from time to time by each Selling Securityholder pursuant to this prospectus and any accompanying prospectus supplement, and the number of shares of Class A Common Stock (including shares of Class A Common Stock issuable upon exercise of SPA Warrants or conversion of SPA Notes and Applicable Tranche D Notes), and percentage ownership of, each Selling Securityholder after the sale of securities offered hereby.

The applicable beneficial ownership percentages prior to the offering set forth in the second column of the table below are based on 33,377,187 shares of Class A Common Stock issued and outstanding as of October 8, 2024 (excluding, for this purpose, 6,667 shares of Class B Common Stock held by FF Top, all as issued and outstanding shares as of October 8, 2024), and do not take into account the issuance of any shares of Class A Common Stock upon the exercise of warrants to purchase up to 1,296,410 shares of Class A Common Stock that remain outstanding, the exercise of any of the 2,879 outstanding options and vesting of 1,516,942 unvested RSUs (both as of October 8, 2024), and the applicable beneficial ownership percentages after the offering in the fourth column of the table below are based on 63,036,876 shares of Class A Common Stock outstanding after the offering.

Under the terms of the Secured Notes and Warrants, a selling stockholder may not convert the notes or exercise the warrants to the extents (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our Class A Common Stock which would exceed 4.99% or 9.99%, as applicable (the “Maximum Percentage”) of our outstanding shares. The number of shares in the second column of the table below reflects these limitations.

For purpose of the calculations of the shares of Class A Common Stock to be sold by a particular Selling Securityholder pursuant to this prospectus as listed in the third column of the table below we are assuming, that (i) interest on the Secured Notes has not accrued, (ii) an event of default under the Secured Notes has not occurred, (iii) the Secured Notes are converted at the floor price of $1.048, and (iv) the exercise of all of the Warrants in full without regard to any limitations on exercise set forth in the Warrants.

The fourth column of the table below represents the amount of shares of Class A Common Stock that will be held by the Selling Securityholders after completion of this offering based on the assumptions that (a) all shares of Class A Common Stock underlying the Secured Notes and the Warrants registered for sale by the registration statement of which this prospectus is part of will be sold, and (b) no other shares of Class A Common Stock are acquired or sold by the Selling Securityholders prior to completion of this offering. However, the Selling Securityholders are not obligated to sell all or any portion of the shares of our Class A Common Stock offered pursuant to this prospectus. See “Plan of Distribution.” In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

	Number of Shares of Class A Common Stock Beneficially Owned			Number of Shares of Class A Common Stock Being		Number of Shares of Class A Common Stock Owned After Offering
Name of Selling Stockholder	Number		Percent	Offered		Number	Percent
FF Simplicity Ventures LLC (1)	3,704,456	(2)	9.99%	5,772,902	(1)	2,970,767	7.05%
About Investment Pte. Ltd (3)(6)	1,752,996	(3)	4.99%	10,496,183		—	—
Senyun International Limited (4)	3,704,456	(4)	9.99%	9,446,564		4,752,908	9.99%
Master Investment Group (5)(6)	1,752,996	(5)	4.99%	2,099,237		—	—
Univest Securities, LLC (“Univest”)(7)	202,768		*	202,768		—	—
Palantir Technologies Inc.(8)	1,080,294		3.24%	1,080,294		—	—
FF Adventures SPV XVIII LLC (9)	3,704,456	(2)	9.99%	233,592		1,268,533	3.64%
FF Aventuras SPV XI LLC (10)	3,704,456	(2)	9.99%	49,859		443,840	1.31%
FF Venturas SPV X LLC (11)	3,704,456	(2)	9.99%	79,753		713,319	2.09%
FF Ventures SPV IX LLC (12)	3,704,456	(2)	9.99%	86,372		993,371	2.88%
FF Vitality Ventures LLC (13)	3,704,456	(2)	9.99%	112,257		175,200	0.52%

*	less than 1%

(1)	ATW Partners Opportunities Management, LLC (the “Investment Manager”) acts as the investment manager of FF Simplicity Ventures LLC (“FF Simplicity”), and may be deemed to have voting and dispositive power with respect to the shares of Class A Common Stock held by FF Simplicity. Antonio Ruiz-Gimenez and Kerry Propper serve as the managing members of the Investment Manager, and in their capacities as managing members, may also be deemed to have investment discretion and voting power over the shares of Class A Common Stock held by FF Simplicity. The Investment Manager and the managing members each disclaim beneficial ownership of the shares held by FF Simplicity. The address of the principal business office of each of the Investment Manager and FF Simplicity is 1 Pennsylvania Plaza, Suite 4810, New York, New York 10119.

(2)	“Number of Shares of Class A Common Stock Beneficially Owned” consists of shares of Class A Common Stock beneficially owned as of October 8, 2024 by each of FF Simplicity Ventures LLC, FF Adventures SPV XVIII LLC, FF Aventuras SPV XI LLC, FF Venturas SPV X LLC, FF Ventures SPV IX LLC, and FF Vitality Ventures LLC (collectively, the “ATW Funds”) which entities are under common control, after giving effect to the Maximum Percentage of 9.99% (although the Maximum Percentage set forth in each security may be listed as 4.99% or 9.99% depending on the security, however, the ATW Funds have requested, prior to the date hereof, an increase of the Maximum Percentage for each security to 9.99%, which will be effective 61 days after such notice). Without regard to the Maximum Percentage, as of October 8, 2024, each of the ATW Funds would beneficially own an aggregate number of 12,899,765 shares of our Class A Common Stock consisting of (A) FF Simplicity Ventures LLC would beneficially own an aggregate number of 8,743,669 shares of our Class A Common Stock consisting of (i) 76,740 shares of Class A Common Stock held by this Selling Stockholder, none of which are being registered under this prospectus; (ii) 2,624,046 shares of Class A Common Stock underlying the Secured Notes held by this Selling Stockholder, converted at an alternate conversion price of $1.048 per share, all of which are being registered under this prospectus; (iii) 524,810 shares of Class A Common Stock underlying the Warrants held by this Selling Stockholder, currently exercisable, at a price of $6.29 per share, all of which are being registered under this prospectus; (iv) 2,624,046 shares of Class A Common Stock underlying the Incremental Notes, converted at an alternate conversion price of $1.048 per share, issuable upon exercise of the Incremental Warrants held by this Selling Stockholder, all of which are being registered under this prospectus; (v) 300,278 shares of Class A Common Stock underlying the outstanding Applicable Tranche D Notes that were previously acquired by this Selling Stockholder, converted at a conversion price of $2.282, none of which are being registered under this prospectus; (vi) 791 shares of Class A Common Stock underlying the outstanding Pre-existing SPA Warrants that were previously acquired by this Selling Stockholder, none of which are being registered under this prospectus; and (vii) 2,592,958 shares of Class A Common Stock underlying the outstanding Exchange Note that was previously acquired by this Selling Stockholder, none of which are being registered under this prospectus; (B) FF Adventures SPV XVIII LLC would beneficially own an aggregate number of 1,502,125 shares of our Class A Common Stock consisting of (i) 132,269 shares of Class A Common Stock underlying the Streeterville Note previously acquired by this Selling Stockholder, converted at an conversion price of $2.282 per share, none of which are being registered under this prospectus; (ii) 1,369,747 shares of Class A Common Stock underlying the outstanding Tranche D Notes that were previously acquired by this Selling Stockholder, converted at a conversion price of $2.282, of which 233,592 shares of Class A Common Stock underlying the Applicable Tranche D Notes are being registered under this prospectus; and (iii) 109 shares of Class A Common Stock underlying the Pre-existing SPA Warrants previously acquired by this Selling Stockholder, none of which are being registered under this prospectus; (C) FF Aventuras SPV XI, LLC would beneficially own an aggregate number of 493,699 shares of our Class A Common Stock consisting of (i) 46,278 shares of Class A Common Stock underlying the Streeterville Note previously acquired by this Selling Stockholder, converted at an conversion price of $2.282 per share, none of which are being registered under this prospectus; (ii) 447,387 shares of Class A Common Stock underlying the outstanding Tranche D Notes that were previously acquired by this Selling Stockholder, converted at a conversion price of $2.282, of which 49,859 shares of Class A Common Stock underlying the Applicable Tranche D Notes are being registered under this prospectus; and (iii) 34 shares of Class A Common Stock underlying the Pre-existing SPA Warrants previously acquired by this Selling Stockholder, none of which are being registered under this prospectus; (D) FF Venturas SPV X LLC would beneficially own an aggregate number of 793,072 shares of our Class A Common Stock consisting of (i) 74,376 shares of Class A Common Stock underlying the outstanding Streeterville Note previously acquired by this Selling Stockholder, converted at an conversion price of $2.282 per share, none of which are being registered under this prospectus; (ii) 718,641 shares of Class A Common Stock underlying the outstanding Tranche D Notes that were previously acquired by this Selling Stockholder, converted at a conversion price of $2.282, of which 79,753 shares of Class A Common Stock underlying the Applicable Tranche D Notes are being registered under this prospectus, and (iii) 55 shares of Class A Common Stock underlying the Pre-existing SPA Warrants previously acquired by this Selling Stockholder, none of which are being registered under this prospectus; (E) FF Venturas SPV IX LLC would beneficially own an aggregate number of 1,079,743 shares of our Class A Common Stock consisting of (i) 103,580 shares of Class A Common Stock underlying the Streeterville Note previously acquired by this Selling Stockholder, converted at an conversion price of $2.282 per share, none of which are being registered under this prospectus; (ii) 976,087 shares of Class A Common Stock underlying the outstanding Tranche D Notes that were previously acquired by this Selling Stockholder, converted at a conversion price of $2.282, of which 86,372 shares of Class A Common Stock underlying the Applicable Tranche D Notes are being registered under this prospectus; and (iii) 76 shares of Class A Common Stock underlying the Pre-existing SPA Warrants previously acquired by this Selling Stockholder, none of which are being registered under this prospectus; and (F) FF Vitality Ventures LLC would beneficially own an aggregate number of 287,457 shares of our Class A Common Stock consisting of (i) 286,090 shares of Class A Common Stock underlying the outstanding Tranche D Notes that were previously acquired by this Selling Stockholder, converted at a conversion price of $2.282, of which 112,257 shares of Class A Common Stock underlying the Applicable Tranche D Notes are being registered under this prospectus; and (ii) 1,367 shares of Class A Common Stock underlying the Pre-existing SPA Warrants previously acquired by this Selling Stockholder, none of which are being registered under this prospectus.

(3)	“Number of Shares of Class A Common Stock Beneficially Owned” consists of shares of Class A Common Stock About Investment beneficially owns as of October 8, 2024, after giving effect to the limitation percentage, of 4.99% (the “limitation Percentage”). Without regard to the Limitation Percentage, as of October 8, 2024, shares of Class A Common Stock About Investment would beneficially own includes 10,496,182 shares of Class A Common Stock issuable to About Investment upon the conversion of the SPA Notes, calculated using an Alternate Price of $1.048, and upon exercise of the Warrants. “Number of Shares of Class A Common Stock Being Offered” includes 5,725,190 shares of Class A Common Stock issuable to About Investment upon the conversion of the Secured Notes, calculated using an Alternate Price of $1.048, and upon exercise of the Warrants at an exercise price of $6.29, within 60 days of October 8, 2024, and 4,770,992 shares of Class A Common Stock issuable upon conversion of the Incremental Notes issuable upon exercise of the Incremental Warrants. The SPA Notes, if available, are convertible at the Conversion Price or at the Alternate Price”. The principal business address of the Selling Securityholder is 71 Robinson Road, Singapore, 068895.

(4)	“Number of Shares of Class A Common Stock Beneficially Owned” consists of shares of Class A Common Stock Senyun beneficially owns as of October 8, 2024, after giving effect to the Maximum Percentage. Without regard to the Maximum Percentage, as of October 8, 2024, shares of Class A Common Stock Senyun would beneficially own would be 62,355,368, which includes (i) 24,354,131 shares of Class A Common Stock issuable to Senyun and conversion of the SPA Notes and the exercise of the SPA Warrants; (ii) 20,295,109 shares of Common Stock underlying the Incremental Notes, converted at an alternate conversion price of $1.048 per share, issuable upon exercise of the Incremental Warrants held by this Selling Stockholder; (iii) 17,696,703 shares of Class A Common Stock issuable to Senyun upon the conversion of Pre-existing SPA Notes and (iv) 9,435 shares of Class A Common Stock issuable to Senyun upon the exercise of Pre-existing SPA Warrants, in each case, within 60 days of October 8, 2024, “Number of Shares of Class A Common Stock Being Offered” includes 5,152,581 shares of Class A Common Stock issuable to Senyun upon the conversion of the Secured Notes, calculated using an Alternate Price of $1.048, and upon exercise of the Warrants at an exercise price of $6.29, within 60 days of October 8, 2024, and 4,293,893 shares of Class A Common Stock issuable upon conversion of the Incremental Notes issuable upon exercise of the Incremental Warrants. The SPA Notes, if available, are convertible at the Conversion Price or at the Alternate Price. The Warrants and the SPA Notes are subject to a blocker provision which prevents the holder from exercising the Warrants to the extent that, upon such exercise, the holder, together with its affiliates, would beneficially own in excess of 9.99% of the outstanding shares of FFIE Common Stock immediately after giving effect to the exercise thereof. Bo Zhang is the sole director of Senyun and may be deemed to beneficially own the securities held by Senyun. Mr. Zhang disclaims any beneficial ownership of the reported securities other than to the extent of his pecuniary interest therein. The address for Senyun is Flat/Rm. 1121, #11F, Ocean Centre Harbour City, 5 Canton Road, Hong Kong.

(5)	“Number of Shares of Class A Common Stock Beneficially Owned” consists of shares of Class A Common Stock MIG beneficially owns as of October 8, 2024, after giving effect to the limitation percentage, of 4.99% (the “limitation Percentage”). Without regard to the Limitation Percentage, as of October 8, 2024, shares of Class A Common Stock MIG would beneficially own include 2,099,237 shares of Class A Common Stock issuable to MIG upon the conversion of the SPA Notes, calculated using an Alternate Price of $1.048, and upon exercise of the Warrants. “Number of Shares of Class A Common Stock Being Offered”, which includes 1,145,039 shares of Class A Common Stock issuable to MIG upon the conversion of the Secured Notes, calculated using an Alternate Price of $1.048, and upon exercise of the Warrants at an exercise price of $6.29, within 60 days of October 8, 2024, and 954,198 shares of Class A Common Stock issuable upon conversion of the Incremental Notes issuable upon exercise of the Incremental Warrants. The SPA Notes, if available, are convertible at the Conversion Price or at the Alternate Price”. The address of MIG is 730, 1st Floor, Sheikh Mohammed Building, Nakheel, Ras Al Khaimah, UAE.

(6)	The Warrants are subject to a blocker provision which prevents the holder from exercising the Warrants to the extent that, upon such exercise, the holder, together with its affiliates, would beneficially own in excess of 9.99% of the outstanding shares of FFIE Common Stock immediately after giving effect to the exercise thereof. The SPA Notes (other than Senyun’s SPA Notes) are subject to a similar blocker provision which prevents the holder from converting the SPA Notes to the extent that, upon such conversion, the holder, together with its affiliates, would beneficially own in excess of 4.99% of the outstanding shares of FFIE Class A Common Stock immediately after giving effect to the conversion thereof.

(7)	“Number of Shares of Class A Common Stock Beneficially Owned” and “Number of Shares of Class A Common Stock Being Offered” both include 202,768 shares of Class A Common Stock issuable upon the exercise of the PA Warrants, exercisable immediately at an exercise price of $6.29, which was issued in connection with Univest’s role as placement agent in connection with the SPA. The PA Warrants are subject to a blocker provision which prevents the holder from exercising the PA Warrants to the extent that, upon such exercise, the holder, together with its affiliates, would beneficially own in excess of 4.99%, and in no event exceeds 9.99% of the outstanding shares of FFIE Common Stock immediately after giving effect to the exercise thereof, and in no event exceeds 9.99%.

(8)	The principal business address of the Selling Securityholder is 1200 17th Street, Floor 15, Denver, Colorado 80202.

(9)	ATW Partners Opportunities Management, LLC (the “Investment Manager”) acts as the investment manager of FF Adventures SPV XVIII LLC (“SPV XVIII”), and may be deemed to have voting and dispositive power with respect to the shares of Class A Common Stock held by SPV XVIII. Antonio Ruiz-Gimenez and Kerry Propper serve as the managing members of the Investment Manager, and in their capacities as managing members, may also be deemed to have investment discretion and voting power over the shares of Class A Common Stock held by SPV XVIII. The Investment Manager and the managing members each disclaim beneficial ownership of the shares held by SPV XVIII. The address of the principal business office of each of the Investment Manager and SPV XVIII is 1 Pennsylvania Plaza, Suite 4810, New York, New York 10119.

(10)	ATW Partners Opportunities Management, LLC (the “Investment Manager”) acts as the investment manager of FF Aventuras SPV XI, LLC (“SPV XI”), and may be deemed to have voting and dispositive power with respect to the shares of Class A Common Stock held by SPV XI. Antonio Ruiz-Gimenez and Kerry Propper serve as the managing members of the Investment Manager, and in their capacities as managing members, may also be deemed to have investment discretion and voting power over the shares of Class A Common Stock held by SPV XI. The Investment Manager and the managing members each disclaim beneficial ownership of the shares held by SPV XI. The address of the principal business office of each of the Investment Manager and SPV XI is 1 Pennsylvania Plaza, Suite 4810, New York, New York 10119.

(11)	ATW Partners Opportunities Management, LLC (the “Investment Manager”) acts as the investment manager of FF Venturas SPV X, LLC (“SPV X”), and may be deemed to have voting and dispositive power with respect to the shares of Class A Common Stock held by SPV X. Antonio Ruiz-Gimenez and Kerry Propper serve as the managing members of the Investment Manager, and in their capacities as managing members, may also be deemed to have investment discretion and voting power over the shares of Class A Common Stock held by SPV X. The Investment Manager and the managing members each disclaim beneficial ownership of the shares held by SPV X. The address of the principal business office of each of the Investment Manager and SPV X is 1 Pennsylvania Plaza, Suite 4810, New York, New York 10119.

(12)	ATW Partners Opportunities Management, LLC (the “Investment Manager”) acts as the investment manager of FF Venturas SPV IX LLC (“SPV IX”), and may be deemed to have voting and dispositive power with respect to the shares of Class A Common Stock held by SPV IX. Antonio Ruiz-Gimenez and Kerry Propper serve as the managing members of the Investment Manager, and in their capacities as managing members, may also be deemed to have investment discretion and voting power over the shares of Class A Common Stock held by SPV IX. The Investment Manager and the managing members each disclaim beneficial ownership of the shares held by SPV IX. The address of the principal business office of each of the Investment Manager and SPV IX is 1 Pennsylvania Plaza, Suite 4810, New York, New York 10119.

(13)	ATW Partners Opportunities Management, LLC (the “Investment Manager”) acts as the investment manager of FF Vitality Ventures LLC “(Ventures”), and may be deemed to have voting and dispositive power with respect to the shares of Class A Common Stock held by Ventures. Antonio Ruiz-Gimenez and Kerry Propper serve as the managing members of the Investment Manager, and in their capacities as managing members, may also be deemed to have investment discretion and voting power over the shares of Class A Common Stock held by Ventures. The Investment Manager and the managing members each disclaim beneficial ownership of the shares held by Ventures. The address of the principal business office of each of the Investment Manager and Ventures is 1 Pennsylvania Plaza, Suite 4810, New York, New York 10119.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Amended and Restated Charter, our Amended and Restated Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the Amended and Restated Charter, the Amended and Restated Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

General

The Amended and Restated Charter, as amended, authorizes the issuance of up to the Corporation is authorized to issue is 114,245,313 shares, consisting of two classes of stock: (i) 104,245,313 shares Common Stock, and (ii) 10,000,000 shares of Preferred Stock $0.0001 par value per share (the “Preferred Stock”). The class of Common Stock shall be divided into two series of stock composed of (i) 99,815,625 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 4,429,688 shares of Class B Common Stock (the “Class B Common Stock”). For the avoidance of doubt, the Class A Common Stock and Class B Common Stock are separate series within a single class of Common Stock, and are referred to herein together as the “Common Stock.”

As of October 8, 2024, there were outstanding 33,377,187 shares of Class A Common Stock, 6,667 shares of Class B Common Stock, no shares of Preferred Stock, 2,453 Public Warrants, 12 Private Warrants, 1,278,802 Ares NPA Warrants, an aggregate of 15,143 Pre-existing SPA Warrants and warrants underlying the Original Unsecured SPA, Secured Notes with an aggregate principal amount of $30,019,724, 5,931,538 Warrants, Incremental Warrants to purchase Incremental Notes in an aggregate principal amount up to $30,019,724, and 202,768 PA Warrants.

Common Stock

As of the date of this prospectus, the holders of Class A Common Stock and Class B Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Pursuant to the Amended Shareholder Agreement, FF Top informed the Company that it expects the Company will submit a proposal to the Company stockholders for approval to amend the Amended and Restated Charter to provide that (i) the voting power of the Company’s Class B Common Stock, of which FF Global owns all outstanding shares, will be ten votes per share and (ii) the voting power of the Company’s Class B Common Stock will increase from ten votes per share to twenty votes per share following the occurrence of a Qualifying Equity Market Capitalization.

A “Qualifying Equity Market Capitalization” means FF, at the end of any 20 consecutive trading days, has a volume weighted average total equity market capitalization of at least $20.0 billion as determined by multiplying the average closing sale price per share of Class A Common Stock on the Nasdaq (or such other securities exchange on which PSAC’s securities are then listed for trading) at the time of determination by the then total number of issued shares of Class A Common Stock, Class B Common Stock and other shares of FFIE.

Until such proposal is approved and the Amended and Restated Charter is amended accordingly, the holders of Class B Common Stock are entitled to one vote for each share held of record, and a $20.0 billion equity market capitalization would be required to increase the voting power of the Class B Common Stock to ten votes per share.

Shares of Class B Common Stock have the right to convert into shares of Class A Common Stock at any time at the rate of one share of Class A Common Stock for each share of Class B Common Stock. Class A Common Stock does not have the right to convert into Class B Common Stock.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the voting power represented by shares of Common Stock voted for the election of directors can elect all of the directors.

Holders of Common Stock will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Common Stock.

Preferred Stock

The Amended and Restated Charter authorizes the issuance of 10,000,000 shares of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board. The Board is empowered, without stockholder approval, to issue the preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock; provided that any issuance of Preferred Stock with more than one vote per share will require the prior approval of the holders of a majority of the outstanding shares of Class B Common Stock. In addition, the Preferred Stock could be utilized as a method of discouraging, delaying or preventing a change in control of FF.

Description of Warrants

Public Warrants and Private Warrants

As of October 8, 2024, FF has Public Warrants outstanding to purchase an aggregate of 2,453 shares of Class A Common Stock and 12 Private Warrants outstanding to purchase an aggregate of 2,465 shares of Class A Common Stock. References in this “Public Warrants and Private Warrants” subsection to “Warrant” or “Warrants” refer only to the Public Warrants and Private Warrants. Each outstanding whole Warrant represents the right to purchase one share of Class A Common Stock at a price of $110,400 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the consummation of a business combination and 12 months from the closing of the initial public offering.

No Warrants will be exercisable for cash unless there is an effective and current registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of Class A Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of the Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when FF shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of Class A Common Stock for the 5 trading days ending on the trading day prior to the date of exercise. The Warrants will expire on the fifth anniversary of completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Private Warrants, as well as any Warrants underlying additional units issued to the PSAC Sponsor or PSAC’s officers, directors or their affiliates in payment of working capital loans, are identical to the Warrants underlying the units offered in the initial public offering except that such Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by FF, in each case so long as they are still held by the PSAC Sponsor or its permitted transferees.

FF may call the Warrants for redemption (excluding the Private Warrants and any Warrants underlying additional units issued to the PSAC Sponsor, PSAC’s officers, directors or their affiliates in payment of working capital loans made to PSAC), in whole and not in part, at a price of $0.01 per Warrant,

●	at any time while the Warrants are exercisable;

●	upon not less than 30 days’ prior written notice of redemption to each Warrant holder;

●	if, and only if, the reported last sale price of the shares of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the Warrants become exercisable and ending on the third business day prior to the notice of redemption to Warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the shares underlying such Warrants.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

If FF calls the Warrants for redemption as described above, its management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of Class A Common Stock for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The exercise price and number of shares of Class A Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or FF’s recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of shares of Class A Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Class A Common Stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, FF will, upon exercise, round up to the nearest whole number of shares of Class A Common Stock to be issued to the Warrant holder.

Ares NPA Warrants

On August 5, 2021, the Company entered into certain Note Purchase Agreement (“Note Agreement”) with Ares Capital Corporation and its affiliates (“Ares”). Pursuant to the Note Agreement, the Company issued warrants (“Ares NPA Warrants”) to Ares, totaling 670,092 warrants with an exercise price equals to $10 per share. Pursuant to an anti-dilution provision in the Note Agreement, Ares shall receive additional warrants as a result of subsequent stock issuance events, such as the pre-existing SPA and the SPA. As of December 31, 2023, the number of shares underlying the Ares NPA Warrants amounted to 228,482 (post all reverse stock splits). Following a new $30 million offering on September 5, 2024, the total Ares NPA Warrants increased to 1,278,802. The warrant adjustments are calculated based on a specific formula outlined in the agreement.

Pre-existing SPA Warrants and Pre-existing SPA Notes

On August 14, 2022, FFIE entered into a Securities Purchase Agreement (the “Pre-existing SPA”) with FF Simplicity, in its capacity as administrative agent and collateral agent (in such capacity, the “Agent”), and certain purchasers including FF Simplicity and RAAJJ (collectively with additional purchasers from time to time party thereto, the “Purchasers”), to issue and sell: $27.0 million aggregate principal amount of FFIE’s senior secured convertible notes (the “Initial Bridge Notes”); $10.0 million in aggregate principal amount of FFIE’s senior secured convertible notes (the “Second Bridge Notes”) on the 20th business day following the closing of the Initial Bridge Notes, subject to certain closing conditions; and $15.0 million in aggregate principal amount of FFIE’s senior secured convertible notes (the “Third Bridge Notes” and with the Initial Bridge Notes and the Second Bridge Notes, the “Bridge Notes”) on or prior to October 11, 2022, subject to certain closing conditions. Under the Pre-existing SPA (as amended by the Pre-existing SPA Amendment), FFIE is permitted to obtain incremental senior secured convertible notes in an aggregate principal amount of $243.0 million within 90 days after the closing of the Initial Bridge Notes (the “Pre-existing Incremental Notes” and together with the Bridge Notes, the “Pre-existing SPA Notes”). Each of the exercise prices and conversion prices disclosed herein refer to the original exercise prices and conversion prices of the Pre-existing SPA Warrants and Pre-existing SPA Notes, respectively, without taking into account subsequent reverse stock splits. FFIE is in active discussions with several potential additional Purchasers of the Pre-existing SPA Notes and other debt and equity investments in FFIE, but there is no assurance that any additional Pre-existing SPA Notes will be issued under the Pre-existing SPA. Additionally, certain investors under the Pre-existing SPA may not fund their commitments until the Company increases the number of authorized shares of its Class A Common Stock and registers the securities underlying the Pre-existing SPA Warrants and Pre-existing SPA Notes in an effective registration statement. The Pre-existing SPA Notes are subject to an original issue discount of 10%, and were originally convertible into shares of Class A Common Stock at various conversion prices between $0.2275 and $1.05 per share, plus an interest make-whole amount as set forth in the Pre-existing SPA and the Pre-existing SPA Notes, subject to customary adjustments, including (1) full ratchet anti-dilution price protection (provided that, pursuant to the Fourth Amendment, the effective conversion price for any such interest make-whole amount payable in shares of Class A Common Stock must not be lower than $0.21, and any such interest make-whole amount can only be paid in shares of Class A Common Stock if certain price and volume requirements of Class A Common Stock are met) (2) exercise price adjustments pursuant to subsequent events, including reverse stock split, and subsequent financings with lower exercise and conversion prices and (3) customary waivers agreed upon between the holders and the Company. The shares of Class A Common Stock issuable upon conversion of the Pre-existing SPA Notes are not transferable for six months without the prior written consent of FFIE (which consent shall not be unreasonably withheld). On August 16, 2022, the Company received the $27.0 million aggregate principal amount of the Initial Bridge Notes.

The Pre-existing SPA Notes are secured by the grant of a first priority perfected lien upon substantially all of the personal and real property of FFIE and its subsidiaries, as well as guaranty by substantially all of FFIE’s domestic subsidiaries. The Pre-existing SPA Notes mature on October 27, 2028 or earlier under certain conditions set forth in the Pre-existing SPA. The Pre-existing SPA Notes accrue interest at 10% per annum, provided that, subject to certain conditions set forth in the Pre-existing SPA, FFIE may elect to pay such interest in shares of Class A Common Stock if FFIE also pays the Purchasers an additional cash interest payment equal to 5% per annum. Except in the case of a mandatory prepayment pursuant to the Pre-existing SPA, if any of the Pre-existing SPA Notes are prepaid, repaid, reduced, refinanced, or replaced in whole or in part prior to the October 27, 2028 maturity date, then FFIE shall pay to the Purchaser a “Premium Percentage” in an amount ranging from 0% to 10% of the principal amount of such Note(s) determined in accordance with a schedule set forth in the Pre-existing SPA. Pursuant to the Pre-existing SPA, each Purchaser that then owns at least $25.0 million principal amount of Pre-existing SPA Notes (when aggregated with any affiliates of such Purchaser) shall have customary preemptive rights to participate in any future financing by FFIE as provided in the Pre-existing SPA.

As a closing condition under the Pre-existing SPA for funding of each of the Bridge Notes, FFIE is required to deliver to each of the Purchasers a Pre-existing SPA Warrant registered in the name of such Purchaser to purchase up to a number of shares of Class A Common Stock equal to 33% of such shares issuable to such Purchaser upon conversion of the Note, with an exercise price equal to $5.00 per share, subject to customary full ratchet anti-dilution price protection and other adjustments, and are exercisable for seven years on a cash or cashless basis. FFIE may repurchase the Pre-existing SPA Warrants for $0.01 per Pre-existing SPA Warrant share if and to the extent the volume weighted average prices of the Class A Common Stock during 20 of out 30 trading days prior to the repurchase is greater than $15.00 per share, subject to certain additional conditions.

In addition, under the Pre-existing SPA, the funding of each of the Bridge Notes is subject to the satisfaction of the following closing conditions: (a) FFIE shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the Purchaser pursuant to the Pre-existing SPA Notes, if any, (b) FFIE shall have paid all liquidated damages and other amounts owing to a Purchaser in respect of the transaction documents pursuant to the Pre-existing SPA, (c) FFIE shall have satisfied the current public information requirements under Rule 144 under the Securities Act of 1933 on the applicable closing date, or on the applicable closing date there is an effective registration statement pursuant to which the holder is permitted to utilize the prospectus thereunder to resell all of the shares of Class A Common Stock issuable pursuant to the Pre-existing SPA, (d) FFIE’s shares of Common Stock are trading on a trading market and all of the shares issuable pursuant to the transaction documents under the Pre-existing SPA are listed or quoted for trading on such trading market, and FFIE believes such trading will continue uninterrupted for the foreseeable future, (e) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares then issuable pursuant to the transaction documents under the Pre-existing SPA, (f) there is no existing event of default as defined in the Pre-existing SPA and no existing event which, with the passage of time or the giving of notice, would constitute such an event of default, and (g) the applicable Purchaser is not in possession of any information provided by FFIE, or any of its subsidiaries, or any of their officers, directors, employees, agents or affiliates, that constitutes, or may constitute, material non-public information. Each Purchaser has the option, from time to time for 12 months after the effective date of the abovementioned registration statement, to purchase additional senior secured convertible notes and Pre-existing SPA Warrants of FFIE on the same terms as the Incremental Notes in an aggregate amount not to exceed the initial principal amount of the Bridge Notes and Incremental Notes issued to such Purchaser (the “Tranche B Notes”), subject to certain conditions.

Pursuant to the Pre-existing SPA, FFIE has agreed to use commercially reasonable efforts to hold a special meeting of stockholders to obtain stockholder approval, as is required by the Nasdaq listing rules, with respect to the issuance of any shares of Class A Common Stock in excess of 19.99% of the issued and outstanding shares of the Class A Common Stock upon conversion of the Pre-existing SPA Notes and exercise of the Pre-existing SPA Warrants being issued to the Purchasers pursuant to the Pre-existing SPA. At a special meeting of FFIE stockholders held on November 3, 2022, FFIE stockholders approved such issuance under the Nasdaq listing rules.

On September 23, 2022, the Pre-existing SPA was amended pursuant to Amendment No. 1 to the Pre-existing SPA and Convertible Senior Secured Promissory Notes (the “Pre-existing SPA Amendment”), pursuant to which, the Purchasers agreed to accelerate such funding obligations, with $7.5 million aggregate principal amount of such notes (the “Third Bridge Notes”) being funded and issued on September 23, 2022, and the remaining $7.5 million aggregate principal amount (the “Fourth Bridge Notes”) being funded and issued on October 11, 2022. The Purchasers also agreed under the Pre-existing SPA Amendment to purchase an additional $5.0 million in aggregate principal amount of FFIE’s senior secured convertible notes (the “Fifth Bridge Notes” and together with the Third Bridge Notes and Fourth Bridge Notes, the “Additional Bridge Notes”) upon the filing by FFIE of an amendment to FFIE’s registration statement on Form S-1 (File No. 333-258993), subject to certain closing conditions; however, the commitment to purchase the Fifth Bridge Notes automatically terminated upon the funding of the initial $10.0 million tranche of Pre-existing SPA Notes to Senyun, which occurred on October 27, 2022. The Additional Bridge Notes were originally convertible into shares of Class A Common Stock at a conversion price equal to $1.05, mature on October 27, 2028 (or earlier under certain conditions set forth in the Pre-existing SPA) and are otherwise subject to the same terms and conditions disclosed by FFIE in the Pre-existing SPA as applicable to the Notes and Bridge Notes described therein.

As a closing condition under the Pre-existing SPA Amendment for funding of each of the Additional Bridge Notes, FFIE is required to deliver to each of the Purchasers a Pre-existing SPA Warrant registered in the name of such Purchaser to purchase up to a number of shares of Class A Common Stock equal to 33% of such shares (except for the Fifth Bridge Notes, which shall equal 100% of such shares) issuable to such Purchaser upon conversion of the Note, with an exercise price equal to $5.00 per share, subject to full ratchet anti-dilution price protection and other adjustments, and are exercisable for seven years on a cash or cashless basis. FFIE may repurchase the Pre-existing SPA Warrants for $0.01 per warrant share if and to the extent the volume weighted average prices of FFIE’s Class A Common Stock during 20 of out 30 trading days prior to the repurchase is greater than $15.00 per share, subject to certain additional conditions. On September 23, 2022, FFIE issued a Pre-existing SPA Warrant to the Purchaser exercisable for 920,074 shares of Class A Common Stock, concurrent with the funding of the $7.5 million Third Bridge Notes commitment, and on October 11, 2022, FFIE issued a Pre-existing SPA Warrant to the Purchaser exercisable for 2,357,142 shares of Class A Common Stock, concurrent with the funding of the $7.5 million Fourth Bridge Notes commitment. Additionally, the Pre-existing SPA Amendment has removed the 6-month lock-up period that otherwise applies to the Existing FSV Convertible Note, reduced the conversion price of the Existing FSV Convertible Note to $1.05, reduced the lock-up period that otherwise applies to the Existing Second Bridge Note from 6 months to 3 months and similarly reduced the lock-up period that otherwise applies to each Third Bridge Note, Fourth Bridge Note, Fifth Bridge Note, and other Incremental Note from 6 months to 3 months. The Pre-existing SPA Amendment also provides that the Existing Notes will be secured by the grant of a second lien upon substantially all of the personal and real property of FFIE and its subsidiaries, as well as guaranty by substantially all of FFIE’s domestic subsidiaries.

As additional consideration for the Agent’s entering into the Pre-existing SPA Amendment, FFIE has also issued to the Agent a warrant to purchase 10 shares of Class A Common Stock (the “Adjustment Warrant”). The terms of the Adjustment Warrants are the same as the Pre-existing SPA Warrants described above, except that the Adjustment Warrant (i) has an exercise price equal to $0.50 per share and (ii) does not have the optional repurchase provision described above if stock trades above $15.00 per share. The full ratchet anti-dilution price provision in the Pre-existing SPA Warrants held as of the date of the Pre-existing SPA Amendment by the ATW Investors was waived in connection with the Adjustment Warrant.

On September 25, 2022, FFIE entered into a Joinder and Amendment Agreement to the Pre-existing SPA (the “Joinder”) with Senyun, the agent, as administrative agent, collateral agent, and Purchaser, FF Simplicity and RAAJJ, pursuant to which the Senyun agreed to purchase incremental notes under the Pre-existing SPA in an aggregate principal amount of up to $60.0 million in certain installments. Pursuant to the Joinder, Senyun has all of the same rights and obligations as a Purchaser under the Pre-existing SPA and all documents, instruments and agreements contemplated therein or thereby (collectively, and together with the Joinder, the “Financing Documents”). In addition to Senyun’s commitment as set forth in the Joinder, the Joinder effectuated certain other amendments to the Pre-existing SPA, including, among other things, permitting the Pre-existing SPA Notes to be funded in accordance with the Joinder.

On October 24, 2022, FFIE entered into a Limited Consent and Third Amendment to the Pre-existing SPA (the “Third Amendment”) with FF Simplicity as administrative and collateral agent and purchaser, Senyun as purchaser, and RAAJJ as purchaser, pursuant to which the maturity date for the Pre-existing SPA Notes was extended from August 14, 2026 to October 27, 2028 (i.e., the sixth anniversary of the first funding date of Senyun’s purchase of Pre-existing SPA Notes (the “First Senyun Funding Date”)) or such earlier date that the Pre-existing SPA Notes become due and payable pursuant to the Pre-existing SPA (the “Maturity Date Extension”). As a result of the Maturity Date Extension, the total number of shares of Class A Common Stock issuable under the Pre-existing SPA is increased as compared to such number of shares issuable under the Pre-existing SPA prior to the Third Amendment. The Maturity Date Extension increases the interest make-whole amount as set forth in the Pre-existing SPA and the Pre-existing SPA Notes payable upon conversion of the Pre-existing SPA Notes, as such interest make-whole amount includes all interest that would otherwise accrue on the Pre-existing SPA Notes if such Pre-existing SPA Notes were held until the October 27, 2028 maturity date.

As revised under the Third Amendment, Senyun has agreed to acquire Notes from FFIE according to the following schedule: (a) $10.0 million in principal amount of Notes on the First Senyun Funding Date; (b) $10.0 million in principal amount of Notes on a date that is no later than the later of (x) 14 business days after the First Senyun Funding Date and (y) the receipt of approval of FFIE’s stockholders under the applicable rules and regulations of Nasdaq of the issuance of all of the shares of Class A Common Stock underlying the various convertible notes and warrants of the Company issued and issuable pursuant to the Financing Documents in excess of 19.99% of the issued and outstanding shares of FFIE Class A Common Stock (the “Stockholder Approval”), which Stockholder Approval was obtained on November 3, 2022, and which was funded on November 15, 2022; (c) $10.0 million in principal amount of Notes on a date that is no later than 15 business days after the later of (x) the effective date of FFIE’s registration statement on Form S-1 (File No. 333-258993), which registration statement was declared effective by the SEC on February 8, 2023, and (y) receipt of the Stockholder Approval, and which was funded on different dates in December 2022; (d) $10.0 million in principal amount of Notes within 30 business days after the later of (x) the effective date of the above noted Form S-1 and (y) receipt of the Stockholder Approval; and (e) $20.0 million in principal amount of Notes on a date that is no later than 10 business days after the latest of (x) official delivery of the Company’s FF 91 vehicle to the first batch of bona fide customers is made, (y) the effective date of the above noted Form S-1 and (z) receipt of the Stockholder Approval.

In addition, pursuant to the Third Amendment, each Purchaser and the Agent waived certain defaults and events of default under the Financing Documents arising from (i) any amounts owed as of the First Senyun Funding Date by FFIE or its subsidiaries to their respective trade counterparties, suppliers, vendors or, in each case, other similar counterparties, that remain unpaid after the First Senyun Funding Date, (ii) any reduction in the workforce of FFIE or its subsidiaries or any additional reduction in such workforce that occurs after September 23, 2022, and/or (iii) any reasonably foreseeable consequence in respect of any of the foregoing clauses (i) or (ii).

On November 8, 2022, FFIE entered into a Limited Consent and Amendment to the Pre-existing SPA (the “Fourth Amendment”) with FF Simplicity as administrative and collateral agent and purchaser, Senyun as purchaser, and RAAJJ as purchaser, pursuant to which the parties agreed that (i) in no event will the effective conversion price of any interest or interest make-whole amount payable in shares of Class A Common Stock in respect of Pre-existing SPA Notes issued or issuable under the Pre-existing SPA be lower than $0.21 per share of Class A Common Stock, and (ii) in order for the Company to make payment of any interest or interest make-whole amount in shares of Class A Common Stock, certain price and volume requirements must be met, namely that (x) the VWAP of the Class A Common Stock is not less than $0.21 per share on any trading day during the preceding seven trading day period, and (y) the total volume of the Class A Common Stock does not drop below $1.5 million on any trading day during the same period (in each case, as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions). On different dates in December 2022, Senyun funded aggregated amounts of $10.0 million in gross proceeds pursuant to the Joinder. The Company received $9.0 million from such funding, net of original issue discount and transaction costs.

On December 28, 2022, FFIE entered into a Letter Agreement and Amendment to the Pre-existing SPA (the “Senyun Amendment”) with FF Simplicity as administrative and collateral agent and Senyun as purchaser, pursuant to which Senyun paid to the Company the first $4.0 million of its fourth funding tranche under the Pre-existing SPA on January 3, 2023, as well as $2.0 million on January 6, 2023 and $4.0 million on January 18, 2023. In addition to an amount of $60.0 million already committed by Senyun as part of the Joinder, pursuant to the Senyun Amendment, the Company has agreed to issue and sell to Senyun, subject to the satisfaction of certain conditions (which include agreement by FFIE and Senyun on the terms and conditions of the investment), incremental Pre-existing SPA Notes in an aggregate principal amount of $30.0 million: (i) $10.0 million in principal amount of additional Pre-existing SPA Notes no later than January 31, 2023; (ii) $10.0 million in principal amount of additional Pre-existing SPA Notes no later than February 28, 2023; and (iii) $10.0 million in principal amount of additional Pre-existing SPA Notes no later than March 15, 2023. Pursuant to the Senyun Amendment, the Company has also approved the issuance to Senyun of such number of shares of Class A Common Stock equal to the difference between (x) the actual number of shares of Class A Common Stock previously issued to Senyun upon conversion of $19.0 million in principal amount of Pre-existing SPA Notes and (y) the number of such shares of Class A Common Stock that would have been issued to Senyun had the conversion price applicable to such Pre-existing SPA Notes been $0.8925, taking into account any beneficial ownership limitation applicable to Senyun.

On January 25, 2023, FFIE entered into a Limited Consent and Amendment No. 5 to the Pre-existing SPA (the “Fifth Amendment”) with FF Simplicity as administrative and collateral agent and Senyun as purchaser, pursuant to which Senyun agreed to purchase $10.0 million in principal amount of additional Pre-existing SPA Notes no later than January 27, 2023, which $10.0 million amount was funded on January 26, 2023. Pursuant to the Fifth Amendment, FFIE also agreed (a) to use commercially reasonable efforts to file an amendment to the registration statement on Form S-1 (File No. 333-268972) no later than January 29, 2023 and to seek effectiveness of this registration statement on or prior to February 10, 2023, which registration statement was declared effective by the SEC on February 8, 2023; (b) to use commercially reasonable efforts to file an additional registration statement on Form S-1 registering the re-sale by Senyun of all remaining shares of Class A Common Stock underlying Senyun’s SPA Notes and SPA Warrants no later than February 10, 2023, which registration statement on Form S-1 (File No. 333-269729) was filed with the SEC on February 13, 2023, and to seek effectiveness of such additional registration statement as promptly as practicable thereafter (which registration statement was declared effective by the SEC on March 22, 2023); (c) to honor the conversion notice submitted by Senyun on January 18, 2023, and to reserve sufficient shares of Class A Common Stock to satisfy the conversion and exercise of all of Senyun’s SPA Notes and SPA Warrants to the extent FFIE has sufficient authorized but unissued or uncommitted shares of Class A Common Stock. Additionally, pursuant to the Fifth Amendment, FFIE and Senyun agreed to use commercially reasonable efforts to enter into definitive documentation as promptly as practicable after the date of the Fifth Amendment, in connection with restructuring of the Pre-existing SPA Notes and Pre-existing SPA Warrants and an additional investment as set forth on the term sheets attached to the Fifth Amendment, which definitive documentation was executed in connection with the Sixth Amendment.

On February 3, 2023, FFIE entered into an Amendment No. 6 to Securities Purchase Agreement (The “Sixth Amendment”) with FF Simplicity as administrative and collateral agent and Senyun, FF Top, FF Simplicity, FF Prosperity, Acuitas and other purchasers, pursuant to which the purchasers thereunder agreed to purchase up to $135.0 million (including $10.0 million previously funded by Senyun as an advanced payment) in aggregate principal amount of FFIE’s senior secured convertible notes (such additional Pre-existing SPA Notes, the “Tranche C Notes”) in accordance with the schedule set forth in the Pre-existing SPA as follows, subject to certain conditions: (i) for Senyun, (A) no later than three business days after the effective date of the Sixth Amendment, the purchase and issuance of $25.0 million in principal amount of Tranche C Notes (which principal amount shall be reduced on a dollar-for-dollar basis by the $10.0 million previously funded by Senyun as an advanced payment) shall take place, pursuant to which, on February 9, 2023 and February 10, 2023, FFIE received aggregate gross proceeds of $15.0 million; (B) no later than ten business days after the effective date of the Sixth Amendment, the purchase and issuance of $25.0 million in principal amount of Tranche C Notes shall take place, pursuant to which, on February 23, 2023, March 3, 2023, March 9, 2023 and March 10, 2023, the Company received aggregate gross proceeds of $25.0 million; and (C) no later than five business days after receipt of (a) approval by FFIE stockholders of an increase in number of authorized shares of Class A Common Stock to 1,690,000,000 (which approval was obtained during the special meeting of stockholders held on February 28, 2023) and filing of an amendment to the Amended and Restated Charter to reflect such increase in authorized shares (which amendment was filed with the Secretary of State of the State of Delaware on March 1, 2023), (b) approval by FFIE stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), and (c) effectiveness of a registration statement on Form S-1 (File No. 333-269729) registering the shares issuable under the Sixth Amendment (which registration statement was declared effective by the SEC on March 22, 2023), the purchase and issuance of $25.0 million in principal amount of Tranche C Notes shall take place; and (ii) for each other purchaser, (A) no later than three business days after the effective date of the Sixth Amendment, the purchase and issuance of an aggregate principal amount of Tranche C Notes equal to 50% of such purchaser’s commitment in respect of Tranche C Notes as indicated on the commitment schedule in the Pre-existing SPA shall take place, pursuant to which, on February 8, 2023, FFIE received aggregate gross proceeds of $30.0 million; and (B) no later than five business days after receipt of (a) approval by FFIE stockholders of an increase in number of authorized shares of Class A Common Stock to 1,690,000,000 (which approval was obtained during the special meeting of stockholders held on February 28, 2023) and filing of an amendment to the Amended and Restated Charter to reflect such increase in authorized shares (which amendment was filed with the Secretary of State of the State of Delaware on March 1, 2023), (b) approval by FFIE stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), and (c) effectiveness of a registration statement on Form S-1 (File No. 333-269729) registering the shares issuable under the Sixth Amendment (which registration statement was declared effective by the SEC on March 22, 2023), subject to the purchase and issuance of the remaining aggregate principal amount of the Tranche C Notes equal to 50% of such purchaser’s commitment in respect of Tranche C Notes as indicated on the commitment schedule in the Pre-existing SPA shall take place.

The funding of the Tranche C Notes are subject to the following conditions precedent: (i) with respect to each Tranche C funding following the initial funding made within three business days of the effective date of the Sixth Amendment, delivery by FFIE of a notice identifying the business day of the purchase and issuance of such Tranche C Notes, which date is to be no earlier than two business days and no later than ten business days after the date of such notice; (ii) delivery by FFIE of a warrant registered in the name of such purchaser to purchase up to a number of shares of Class A Common Stock equal to 33% of such purchaser’s conversion shares on the applicable closing date, with an exercise price equal to $1.05 per share, subject to full ratchet anti-dilution price protection and other adjustments as set forth therein and a seven year termination date; (iii) delivery by FFIE to such purchaser of the applicable Tranche C Note; (iv) subject to certain waivers as described in the Pre-existing SPA, there being no default or event of default; (v) payment by FFIE of all legal fees and other transaction expenses incurred by purchasers up to $0.15 million (or $0.3 million in the case of Senyun and FF Simplicity) in the aggregate, which fees and expenses can be paid by, at FFIE’s option, net funding of the applicable Tranche C Notes; and (vi) that the representations and warranties contained in the related financing agreement are true and correct in all material respects as of the applicable closing dates, as set forth therein.

The Tranche C Notes originally had a $1.05 base conversion price subject to full ratchet anti-dilution price protection and other adjustments as set forth therein, five year interest make-whole (calculated using the greater of (x) $0.21 per share of Class A Common Stock and (y) 90% of the lowest VWAP for the 5 consecutive trading days ending on the trading day that is immediately prior to the date on which interest is paid in shares of Class A Common Stock), 10% per annum interest rate (or 15% if paid in Class A Common Stock subject to certain conditions). The Tranche C Notes and the Tranche D Notes (as defined below) and Pre-existing SPA Warrants are subject to a pro rata cap on conversion or exercise (as applicable) equal to 19.99% of FFIE’s Class A Common Stock and Class B Common Stock as of the date of the Sixth Amendment until receipt of approval by FFIE stockholders as may be required by applicable Nasdaq rules with respect to such conversion or exercise (which approval was obtained during the special meeting of stockholders held on March 30, 2023), including the issuance of any shares of Class A Common Stock or Class B Common Stock in excess of 19.99% of FFIE’s Class A Common Stock and Class B Common Stock as of the date of the Sixth Amendment. All of the Notes and Warrants (and the Exchange Notes described below) are subject to restrictions on conversion or exercise (other than an Initial Reserve of 63,051,933 shares of Class A Common Stock for FF Simplicity and 18,857,143 shares of Class A Common Stock for Senyun) until the approval by FFIE stockholders of an increase in number of authorized shares of Class A Common Stock to 1,690,000,000 (which approval was obtained during the special meeting of stockholders held on February 28, 2023), and the right for purchasers to receive additional warrant shares upon a down round financing has also been removed from all Pre-existing SPA Warrants. FFIE is required to use reasonable best efforts to file a registration statement with respect to the resale of the shares of Class A Common Stock underlying the Pre-existing SPA Notes and Pre-existing SPA Warrants on or prior to February 10, 2023, which registration statement on Form S-1 (File No. 333-269729) was filed with the SEC on February 13, 2023, and to seek effectiveness of such registration statement within 90 days (which registration statement was declared effective by the SEC on March 22, 2023), and FFIE is required to seek effectiveness of the registration statement on Form S-1 (File No. 333-268972) on or prior to February 10, 2023 (which registration statement was declared effective by the SEC on February 8, 2023). FFIE is also required to use reasonable best efforts to obtain approval by FFIE stockholders of an increase in number of authorized shares of Class A Common Stock to 1,690,000,000 (which approval was obtained during the special meeting of stockholders held on February 28, 2023) within 45 days (or 60 days if necessary) and approval by FFIE stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), including the issuance of any shares of Class A Common Stock or Class B Common Stock in excess of 19.99% of FFIE’s Class A Common Stock and Class B Common Stock as of the date of the Sixth Amendment within 60 days.

Each purchaser also has the option to purchase a certain amount of additional Pre-existing SPA Notes and Pre-existing SPA Warrants from time to time for twelve months from the effective date of the Sixth Amendment, as set forth in the Pre-existing SPA (such additional Pre-existing SPA Notes, the “Tranche D Notes”). Additionally, pursuant to the Sixth Amendment, (A) FF Simplicity and Senyun agreed that, with respect to their allotments of previous commitments to purchase SPA Notes, no more than the following percentages of their allotment may be purchased on or before the following dates without the prior written consent of FFIE: (i) 100% on or before February 10, 2023; (ii) 90% on or before February 28, 2023; (iii) 80% on or before March 24, 2023; (iv) 70% on or before April 21, 2023; and (v) 60% after April 21, 2023 through and including the twenty-fourth month from the effective date of the Sixth Amendment, and (B) certain Pre-existing SPA Notes issued to FF Simplicity with an aggregate outstanding principal amount of $21.6 million and certain Pre-existing SPA Notes issued to Senyun with an aggregate principal amount of $9.4 million were replaced by new replacement notes with a $0.8925 base conversion price subject to full ratchet anti-dilution price protection and other adjustments as set forth therein, six-year interest make-whole, and otherwise on similar terms as the previously issued Pre-existing SPA Notes.

Pursuant to the Sixth Amendment and the Exchange Agreements entered into concurrently therewith between FFIE, one the one hand, and holders of ATW NPA Warrants and Pre-existing SPA Warrants, on the other hand (collectively, the “Exchange Agreements”), (i) the provision under the ATW NPA Warrants and Pre-existing SPA Warrants then-issued that allowed investors to receive the right to purchase additional shares in connection with down round financings was removed, (ii) the ATW NPA Warrants and FF Simplicity’s Pre-existing SPA Warrants then issued, exercisable for an aggregate of 198,129,990 shares of Class A Common Stock, were exchanged for a combination of new warrants, exercisable at $0.2275 per share subject to full ratchet anti-dilution price protection and other adjustments, for an aggregate of 42,489,346 shares of Class A Common Stock and new senior secured convertible notes with aggregate principal amount of $25.0 million, and (ii) Senyun’s Pre-existing SPA Warrants then issued, exercisable for an aggregate amount of 276,270,842 shares of Class A Common Stock, were exchanged for a combination of new warrants, each exercisable at $0.2275 per share subject to full ratchet anti-dilution price protection and other adjustments, for an aggregate of 48,000,000 shares of Class A Common Stock and new senior secured convertible notes with aggregate principal amount of $16.0 million (collectively with the notes issued pursuant to clause (ii), the “Exchange Notes”). The Exchange Notes are convertible at a conversion rate calculated at the lesser of (a) 90% of the VWAP for the trading day that is immediately prior to the date on which interest is paid in shares of Class A Common Stock or (b) the greater of (x) $0.21 per share of Class A Common Stock and (y) 90% of the average VWAP for the 5 consecutive trading days ending on the trading day that is immediately prior to the date on which interest is paid in shares of Class A Common Stock. The Exchange Notes will constitute Pre-existing SPA Notes, except: (i) the holders thereof do not have the option under the Pre-existing SPA to purchase certain additional Pre-existing SPA Notes within 24 months from the effective date of the Sixth Amendment; (ii) such notes are not subject to any prepayment premium or penalty applicable to other Pre-existing SPA Notes; (iii) such notes are not subject to an original discount of 10%; and (iv) such notes are not entitled to the most favorable terms granted to other Pre-existing SPA Notes purchased simultaneously or after the purchase of such notes. Such notes are prepayable and redeemable at par at any time by FFIE upon fifteen days’ prior written notice.

On March 23, 2023, FFIE entered into an Amendment No. 7 to Securities Purchase Agreement (“Seventh Amendment”) with FF Simplicity, as administrative agent, collateral agent and purchaser, Senyun, as purchaser, and FF Prosperity, a Delaware limited liability company, as purchaser, pursuant to which FFIE, Senyun, FF Prosperity and FF Simplicity agreed to amend the funding timeline of certain Tranche C Notes, and FF Simplicity agreed to purchase additional notes under the Pre-existing SPA. Under the amended funding timeline, (i) Senyun agreed to purchase (a) $10.0 million in principal amount of Tranche C Notes (amended to include an additional original issue discount of four percent (4%), which additional original issue discount shall not impact the interest make-whole amount, as set forth in the Pre-existing SPA, in such Tranche C Notes) no later than one business day (amended from five business days) after the effectiveness of FFIE’s registration statement on Form S-1 (File No. 333-269729) (which registration statement was declared effective by the SEC on March 22, 2023) and receipt of approval by FFIE stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), subject to the filing by FFIE of a current report on Form 8-K disclosing such stockholder approval, and (b) $15.0 million in principal amount of Tranche C Notes no later than five business days after the effectiveness of FFIE’s registration statement on Form S-1 (File No. 333-269729) (which registration statement was declared effective by the SEC on March 22, 2023) and receipt of approval by FFIE stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), and (ii) FF Prosperity agreed to purchase the remaining aggregate principal amount of the Tranche C Notes equal to 50% of FF Prosperity’s commitment in respect of Tranche C Notes (amended to include an additional original issue discount of four percent (4%), which additional original issue discount shall not impact the interest make-whole amount, as set forth in the Pre-existing SPA, in such Tranche C Notes) no later than one business day (amended from five business days) after the effectiveness of FFIE’s registration statement on Form S-1 (File No. 333-269729) (which registration statement was declared effective by the SEC on March 22, 2023) and receipt of approval by FFIE stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), subject to the filing by FFIE of a current report on Form 8-K disclosing such stockholder approval. FF Simplicity further agreed to purchase, on or prior to March 27, 2023, $5.0 million in principal amount of Tranche B Notes subject to an additional original issue discount of six percent (6%) (which additional original issue discount shall not impact the interest make-whole amount, as set forth in the Pre-existing SPA, in such Tranche B Notes). Such notes were originally permitted to be purchased on or prior to April 21, 2023. FFIE also agreed to reimburse each of Senyun and FF Simplicity up to $0.02 million each for reasonable and documented out-of-pocket legal expenses incurred in connection with the Seventh Amendment.

On May 8, 2023, FFIE entered into an Amendment No. 8 to Securities Purchase Agreement with Senyun as purchaser, and, on May 9, 2023, FFIE entered into an Amendment to ATW Notes and Warrants with FF Simplicity and FF Prosperity as purchasers (together, the “Eighth Amendment”). Pursuant to the Eighth Amendment, the parties agreed to the following amendments to all outstanding and issuable Pre-existing SPA Notes of Senyun, FF Simplicity and FF Prosperity: (i) the floor price for conversion of the Pre-existing SPA Notes was amended from $0.21 to $0.10 (or, for FF Simplicity and FF Prosperity, if lower, the floor price of notes issued under the Unsecured SPA); (ii) each such Pre-existing SPA Note was amended such that interest on the Pre-existing SPA Note, originally required to be paid on the aggregate unconverted and then outstanding principal amount of each Pre-existing SPA Note quarterly on January 1, April 1, July 1 or October 1, was amended to be payable upon conversion of principal of the Pre-existing SPA Note; (iii) the conversion price for the Pre-existing SPA Notes was amended from $1.05 to $0.8925, subject to adjustment as set forth in such Pre-existing SPA Notes; and (iv) the exercise price for the Pre-existing SPA Warrants was amended from $1.05 to $0.8925, subject to adjustment as set forth in such Pre-existing SPA Warrants.

Palantir Settlement

In July 2021, the Company and Palantir entered into a MSA that sets froth the terms of the Palantir’s platform hosting arrangement, which was expected to be used as a central operating system for data and analytics. On April 26, 2023, the Company received a letter from Palantir providing a notice of dispute regarding the Company’s alleged material breach of the MSA. The letter asserted that the Company had not paid invoices totaling $12.3 million of past due fees. On July 7, 2023, Palantir filed a Demand for Arbitration against the Company with Judicial Arbitration and Mediations Services, Inc., regarding a dispute between Palantir and the Company over the MSA. Palantir alleged that the Company had refused to make payments under the MSA. Palantir asserted claims for: (i) breach of contract; (ii) breach of the covenant of good faith and fair dealing; and (iii) unjust enrichment. Palantir alleged that the amount in controversy was $41.5 million. On August 4, 2023, the Company submitted its response to Palantir’s arbitration demand. The Company’s response included both affirmative defenses and a general denial of all allegations in Palantir’s arbitration demand. On March 11, 2024, the Company and Palantir executed a Settlement and Release Agreement in order to terminate the MSA and resolve the disputes. The Company agreed to pay Palantir $5.0 million, with a liquidated damages clause of $0.3 million for late payments. This settlement includes mutual waivers and releases of claims to avoid future disputes. On August 9, 2024, the Company and Palantir entered into an amendment to the Settlement and Release Agreement pursuant to which, in lieu of paying the remaining $4.75 million in cash, the Company agreed to issue Palantir $2.375 million of Class A Common Stock by August 9, 2024, and $2.375 million in Class A Common Stock by October 1, 2024. The August 9, 2024 and October 1, 2024 issuances totaled, in the aggregate, approximately 1.08 million shares of Common Stock.

Wavier Agreement

On August 2, 2024, the Company entered into that certain Waiver Agreement (the “Waiver Agreement”) with certain investors (each, a “Holder” and, collectively, the “Holders”), who (a) beneficially own and hold one or more of the following securities of the Company: (i) certain secured convertible notes of the Company (including any secured convertible notes issued in exchange therefor, collectively, the “Pre-Existing SPA Notes”) that were issued pursuant to that certain Pre-existing SPA, and (ii) certain unsecured convertible notes of the Company (including any unsecured convertible notes issued in exchange therefore, collectively, the “Original Unsecured Notes”, and together with the Pre-Existing SPA Notes, the “Original Notes”) that were issued pursuant to that certain Pre-Existing SPA, dated as of May 8, 2023 (as amended, supplemented or otherwise modified from time to time, the “Original Unsecured SPA”) and (b) have the right to acquire one or more of: (i) certain additional secured convertible notes issuable in accordance with the terms to the Pre-existing SPA (the “Additional Secured Notes”) and (ii) certain additional unsecured convertible notes (the “Additional Unsecured Notes”, and together with the Additional Secured Notes, the “Additional Notes”, and together with the Original Notes, the “Original SPA Notes”), issuable pursuant to the Original Unsecured SPA.

Prior to the Waiver Agreement, the Company had certain obligations under the Original SPA Notes to pay accrued and unpaid interest and a make-whole amount of additional interest (the “Make-Whole Amount”) in cash in connection with conversions of such Original SPA Notes. In an effort to reduce the Company’s ongoing cash obligations pursuant to such Original SPA Notes and to encourage the continued conversion of the Original SPA Notes into shares of Class A Common Stock, the Company has agreed to make certain voluntary adjustments to the Original SPA Notes as described below. Pursuant to the Waiver Agreement, the Company irrevocably agreed that with respect to each conversion of any Original SPA Note on or after the effective date of the Waiver Agreement, if the Holder delivers a conversion notice (the “Notice of Conversion”) to the Company at a time that 90% of the VWAP (as defined in the Original SPA Notes) of the Company’s Class A Common Stock as of the trading day ended immediately prior to the time at which such Notice of Conversion is delivered to the Company (each, an “Adjustment Price”) is less than the conversion price then in effect pursuant to the applicable Original SPA Note, the Company shall voluntary reduce the conversion price solely with respect to such portion of such Original SPA Note to be converted in accordance with such notice of conversion (and not with respect to any other portion of such Original SPA Note) to such adjustment price (the “Voluntary Adjustment”). The Company also agreed, in exchange for the Holder’s waiver of any accrued and unpaid interest (if any, as of such conversion date) (an “Interim Interest Waiver”) with respect to such aggregate principal of such Original SPA Note to be converted pursuant to such applicable notice of conversion (the “Full Voluntary Adjustment”), to (i) further reduce such adjustment price in respect of a Voluntary Adjustment (as adjusted, each a “Full Adjustment Price”); and (ii) issue a number of shares of the Company’s Class A Common Stock to the Holder such that the aggregate number of shares of Class A Common Stock to be issued to the Holder in such conversion at such Full Adjustment Price equals the quotient of (x) the sum of (i) such aggregate principal of such Original SPA Notes to be converted pursuant to such applicable notice of conversion and (ii) any accrued and unpaid interest thereon, divided by (y) such adjustment price prior to any Interim Interest Waiver. Such Full Voluntary Adjustment shall be applicable until the fifth (5th) business day after the Company delivers written notice to the Holder electing to revoke such election.

Pursuant to the Waiver Agreement, the Holders irrevocably agreed that instead of receiving the accrued and unpaid interest, each holder of any such applicable Original SPA Note shall receive upon conversion of such Original SPA Note an amount in cash equal to all accrued and unpaid interest on such Original SPA Note to such date of conversion (or such cash amount shall be deemed satisfied in full without any payment of cash by the Company if the Company effects a Full Voluntary Adjustment with respect to the applicable notice of conversion) with respect to the applicable notice of conversion.

Further pursuant to the Waiver Agreement, a Holder’s right to purchase any Additional Notes in any agreement with the Company (including, without limitation, the Pre-existing SPA and/or the Original Unsecured SPA, as applicable) shall be extended until the first (1st) anniversary of the effective date of the Waiver Agreement.

The Company also intends to incorporate the changes in the Waiver Agreement into certain of its other existing notes and notes issuable in the future pursuant to existing purchase agreements, as applicable, through one or more waivers, amendments and/or exchange agreements, as applicable.

New SPA, SPA Warrants, and SPA Notes

On September 5, 2024, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors as purchasers (the “Investors”). Pursuant to the Purchase Agreement, the Company agreed to sell, and the Investors agreed to purchase, for approximately $30 million, of which approximately $22.5 million was paid in cash and approximately $7.5 million was converted from a previous loan to the Company, certain secured promissory notes (the “Secured Notes”), warrants (the “Warrants”) and incremental warrants (the “Incremental Warrants”, together with the Secured Notes, the Warrants, the “Financing Documents”).

Secured Notes

Maturity Date; Interest.

Pursuant to the Secured Notes, interest shall commence accruing on the date thereof at the interest rate of 10% per annum (the “Interest Rate”) and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable on a Conversion Date with respect to the Conversion Amount being converted on such Conversion Date, with any remaining accrued and unpaid Interest payable on the fifth anniversary of the issuance date thereof (the “Maturity Date”) (each, an “Interest Date”).

Interest shall be payable on each Interest Date, to the noteholders on the applicable Interest Date, in shares of Class A Common Stock so long as there has been no Equity Conditions Failure; provided however, that the Company may, at its option following notice to the noteholders, pay Interest on any Interest Date in cash or in a combination of cash and shares. Prior to the payment of Interest on an Interest Date, interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount on each Conversion Date, or upon any redemption, unless in the event of an event of default, in which case the interest rate of the Secured Notes shall automatically be increased to 18% per annum (“Interest Adjustments”). In the event such default has been cured, such Interest Adjustments shall cease to be effective as of the calendar day immediately following the date of such cure; provided that the interest as calculated and unpaid at such increased rate during the continuance of that certain default shall continue to apply to the extent relating to the days after the occurrence of such default through and including the date of such cure of such default.

The Maturity Date may be extended by the noteholders under circumstances specified therein. On the Maturity Date, the Company shall pay to the noteholder an amount in cash representing all outstanding principal, accrued and unpaid interest on such principal and interest and accrued and unpaid Late Charges. Other than as specifically permitted by the Secured Note, the Company may not prepay any portion of the outstanding principal and accrued, unpaid interest or accrued and unpaid Late Charges on principal and interest, if any.

Conversion

Conversion at Option of Holder

Each holder of Secured Notes may convert all, or any part, of the outstanding principal of the Secured Notes, at any time at such holder’s option, into shares of Class A Common Stock, at a conversion price per share of $5.24 (the “Conversion Price”), subject to adjustment under certain circumstances described in the Secured Notes.

Alternate Conversion

Each holder may alternatively elect to convert the Secured Notes, at any time at such holder’s option, into shares of our Class A Common Stock at the “Alternate Conversion Price” equal to the lesser of:

•	the Conversion Price then in effect; and

•	the greater of:

o	the floor price of $1.048; and

o	the volume weighted average price of our Class A Common Stock during the five Trading Days ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable conversion notice.

Limitations on Conversion

Beneficial Ownership Limitation. A holder shall not have the right to convert any portion of a Secured Note to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of our Class A Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the holder, except that any increase will only be effective upon 61 days’ prior notice to us.

Exchange Cap Limitation. Unless we obtain the approval of our stockholders in accordance with the rules and regulations of the Nasdaq Capital Market, a maximum of 3,260,603 shares of our Class A Common Stock (19.99% of the outstanding shares of our Class A Common Stock on September 5, 2024) shall be issuable upon conversion or otherwise pursuant to the terms of the Secured Notes.

Redemption Rights

Company Optional Redemption. The Company has the option to redeem the Secured Notes at a 10% redemption premium to the greater of (i) the shares of our Class A Common Stock then outstanding under the Secured Notes and (ii) the equity value of our Class A Common Stock underlying the Notes. The equity value of our Class A Common Stock underlying the Notes is calculated using the greatest closing sale price of our Class A Common Stock during the period commencing on the date immediately preceding notice of such redemption and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made for such redemption.

Bankruptcy Event of Default Mandatory Redemption. Upon any bankruptcy event of default, we shall immediately redeem in cash all amounts due under the Secured Notes at 25% premium unless the holder waives such right to receive such payment.

Casualty Event Redemption. Upon receipt of certain casualty proceeds, each holder of Secured Notes may require us to redeem in cash with the net proceeds therefrom, the lesser of (x) a 10% redemption premium (or 25% if an event of default has then occurred and is continuing) to the shares of our Class A Common Stock then outstanding under the Secured Notes and (y) all of the proceeds of such casualty event.

Asset Sale Redemption. Upon the occurrence of certain asset sales, each holder of Secured Notes may require us to redeem in cash with the net proceeds therefrom, the lesser of (x) a 10% redemption premium (or 25% if an event of default has then occurred and is continuing) to the shares of our Class A Common Stock then outstanding under the Secured Notes and (y) all of the proceeds of such asset sale.

Extraordinary Receipt Redemption. Upon the receipt of an Extraordinary Receipt, each holder of Secured Notes may require us to redeem in cash with the net proceeds therefrom, the lesser of (x) a 10% redemption premium (or 25% if an event of default has then occurred and is continuing) to the shares of our Class A Common Stock then outstanding under the Secured Notes and (y) all of the net cash proceeds of such Extraordinary Receipt.

Ranking; Security Interest.

The Secured Notes will be junior secured obligations of the Company and will be secured by a security interest in substantially all of the assets of the Company, pursuant to a security agreement. In addition, certain subsidiaries of the Company (each, a “Subsidiary Grantor”) in the Purchase Agreement secured the Company’s obligations under the Financing Documents by granting a perfected lien upon substantially all of the personal property of each Subsidiary Grantor, for the benefit of the Investors. The Company is utilizing the proceeds of this offering for general corporate purposes and working capital.

Registration Rights.

The Company has agreed to file a registration statement providing for the resale by the Investors of all shares issuable pursuant to the Financing Documents with the Securities and Exchange Commission, or SEC, within forty-five (45) calendar days of the date of the Purchase Agreement or as soon as practicable thereafter, seek effectiveness within 90 days following the date of the Purchase Agreement, and keep such registration statement effective at all times until no Investors owns any Warrants or shares of Class A Common Stock issuable upon exercise thereof.

Warrants.

The Warrants are exercisable immediately on the date thereof with a term of five (5) years to purchase an aggregate of 5,728,770 shares of Class A Common Stock at an exercise price of $6.29, subject to adjustment under certain circumstances described in the Warrants.

The Incremental Warrants are exercisable immediately on the date thereof with a term of one (1) year to purchase the Secured Notes at an exercise price of equal to the principal amount of the Secured Notes issued to such Purchaser, subject to adjustment under certain circumstances described in the Incremental Warrants.

The Company has agreed to issue certain placement agent warrants (“PA Warrants”) to Univest Securities LLC, the sole placement agent of this transaction. The PA Warrants are exercisable immediately on the date thereof with a term of five (5) years to purchase an aggregate of 202,768 shares of Class A Common Stock at an exercise price of $6.29, subject to adjustment under certain circumstances described in the PA Warrants.

Limitations on Exercise. A holder of the Warrants shall not have the right to exercise any portion of these warrants to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 9.99%.

PA Warrants shall not have the right to exercise any portion of these warrants to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of our Class A Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the holder, except that any increase will only be effective upon 61 days’ prior notice to us.

The issuance of the Secured Notes and Warrants is being made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale of securities not involving a public offering, and Regulation D promulgated under the Securities Act. The Company has agreed to file a registration statement registering the resale by the Investors of the maximum number of shares issuable upon conversion of the Secured Notes and exercise of the Warrants.

The Purchase Agreement and certain other transaction documents have been attached as exhibits to this report to provide security holders with information regarding their terms. They are not intended to provide any other factual information about the parties to the transaction documents or any of their respective affiliates. The representations, warranties and covenants contained in the transaction documents were made only for the purposes of such transaction documents and as of specified dates, were solely for the benefit of the parties to such transaction documents and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the transaction documents instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders are not third-party beneficiaries under the transaction documents. Accordingly, they should not rely on the representations, warranties and covenants contained in the transaction documents or any descriptions thereof as characterizations of the actual state of facts or condition of any of the parties or any of their respective affiliates.

Certain Anti-Takeover Provisions of Delaware Law

Under the Amended and Restated Charter, FF has certain anti-takeover provisions in place as follows:

Special Meeting of Stockholders

The Amended and Restated Bylaws provide that special meetings of stockholders may be called only by (i) the Chairperson of the Board, (ii) the chief executive officer or (iii) a majority vote of the Board.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Amended and Restated Bylaws provide that stockholders seeking to bring business before FF’s special meeting of stockholders, or to nominate candidates for election as directors at FF’s special meeting of stockholders, must provide timely notice of their intent in writing subject to certain exceptions for FF Top Board designees under the Shareholder Agreement. To be timely, a stockholder’s notice will need to be received by FF secretary at FF’s principal executive offices no later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding special meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in FF’s annual proxy statement must comply with the notice periods contained therein. The Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude FF stockholders from bringing matters before the special meeting of stockholders or from making nominations for directors at FF’s special meeting of stockholders.

Authorized but Unissued Shares

FF’s authorized but unissued Common Stock and Preferred Stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of FF by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The Amended and Restated Charter requires, to the fullest extent permitted by law, that derivative actions brought in FF’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. The Amended and Restated Charter also requires that the federal district courts of the United States of America be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of Class A Common Stock shall be deemed to have notice of and consented to the forum provisions in the Amended and Restated Charter.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with FF or any of FF’s directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. FF cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the Amended and Restated Charter to be inapplicable or unenforceable in an action, FF may incur additional costs associated with resolving such action in other jurisdictions, which could harm FF’s business, operating results and financial condition.

The Amended and Restated Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law.

Limitation on Liability and Indemnification of Directors and Officers

The Amended and Restated Charter provides that directors and officers will be indemnified by FF to the fullest extent authorized by Delaware law as it now exists or may in the future be amended.

The Amended and Restated Bylaws also permit FF to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. FF has purchased a policy of directors’ and officers’ liability insurance that insures FF’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures FF against its obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against FF’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit FF and FF stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent FF pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to FF’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, FF has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of material United States federal income tax consequences of the purchase, ownership and disposition of our Class A Common Stock as of the date hereof. This discussion is limited to non-U.S. holders (as defined below) who purchase our Class A Common Stock pursuant to this offering and who hold our Class A Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

A “non-U.S. holder” means a beneficial owner of our Class A Common Stock (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

●	an individual citizen or resident of the United States;

●	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to United States federal income taxation regardless of its source; or a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person for United States federal income tax purposes.

This summary is based upon provisions of the United States Internal Revenue Code of 1986, as amended, or the “Code,” United States Treasury regulations promulgated thereunder, rulings, judicial decisions, published positions of the Internal Revenue Service, or “IRS,” and other applicable authorities, as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxes and does not deal with any estate or gift tax consequences or any foreign, state, local or other tax considerations (including any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010) that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a former citizen or long-term resident of the United States, foreign pension fund, tax qualified retirement plan, bank, financial institution, insurance company, investment fund, tax-exempt organization, governmental organization, trader, broker or dealer in securities, “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), person subject to the alternative minimum tax, person that owns, or has owned, actually or constructively, more than 5% of our Class A Common Stock, person who has elected to mark securities to market, person who acquired shares of our Class A Common Stock as compensation or otherwise in connection with the performance of services, person who has acquired shares of our Class A Common Stock as part of a straddle, hedge, conversion transaction or other integrated investment or an accrual-method taxpayer subject to special tax accounting rules under Section 451(b) of the Code). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds our Class A Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) or partner of a partnership holding our Class A Common Stock, you should consult your tax advisors.

If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of our Class A common stock, as well as the consequences to you arising under other United States federal tax laws, the laws of any other taxing jurisdiction, OR AN APPLICABLE TAX TREATY. IN ADDITION, YOU SHOULD CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO POTENTIAL CHANGES IN UNITED STATES FEDERAL TAX LAW AS WELL AS POTENTIAL CHANGES IN STATE, LOCAL OR FOREIGN TAX LAWS.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A Common Stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Class A Common Stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Class A Common Stock, the excess will be treated as gain from the disposition of our Class A Common Stock (the tax treatment of which is discussed below under “Gain on Disposition of Class A Common Stock”).

Subject to the discussions below regarding effectively connected income, backup withholding and Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or Form W- 8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent certifying eligibility for exemption. However, any such effectively connected dividends paid on our Class A Common Stock generally will be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Class A Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the sale or other disposition of our Class A Common Stock generally will not be subject to United States federal income tax unless:

●	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

●	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our Class A Common Stock, and our Class A Common Stock is not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States, provided that the non-U.S. holder has timely filed United States federal income tax returns with respect to such losses.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of distributions on our Class A Common Stock paid to such holder and the amount of any tax withheld with respect to such distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), including by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or such holder otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our Class A Common Stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares of Class A Common Stock through a United States broker or the United States offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person) or otherwise establishes an exemption. Information reporting will also apply if a non-U.S. holder sells its shares of Class A Common Stock through a foreign broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person) and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under FATCA, a 30% United States federal withholding tax may apply to any dividends paid on our Class A Common Stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our Class A Common Stock. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to gross proceeds from a sale or other disposition of our Class A Common Stock, which may be relied upon by taxpayers until final regulations are issued. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Class A Common Stock.

PLAN OF DISTRIBUTION

We are registering up to 29,659,781 shares of Class A Common Stock, of which 28,017,654 shares of Class A Common Stock are issuable upon conversion of the SPA Notes and the exercise of the SPA Warrants by the holders thereof from time to time, 561,833 shares of Class A Common Stock are issuable upon conversion of the Applicable Tranche D Notes, and 1,080,294 shares of Class A Common Stock were issued to Palantir in settlement of amounts owed to Palantir. We are required to pay all fees and expenses incident to the registration of the shares of our Class A Common Stock to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Class A Common Stock.

We will not receive any proceeds from the sale of the shares of Class A Common Stock by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The shares of Class A Common Stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Class A Common Stock by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of Nasdaq;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Class A Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Pryor Cashman LLP, New York, New York. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The financial statements as of December 31, 2023 and 2022 and for the years then ended incorporated by reference in this prospectus have been so included in reliance on the reports (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of Mazars USA LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On April 9, 2024, Mazars USA LLP (“Mazars”) notified FFIE that it would resign as the Company’s auditor effective May 31, 2024.

The report of Mazars on the Company’s financial statements for the fiscal year ended December 31, 2022, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle, but did contain an emphasis of a matter related to substantial doubt about the Company’s ability to continue as a going concern.

During the fiscal year ended December 31, 2023 and 2022, there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between the Company and Mazars on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which disagreements, if not resolved to the satisfaction of Mazars, would have caused Mazars to make reference thereto in their report on the financial statements for such year. The Company disclosed in its Form 10-K/A for the fiscal year ended December 31, 2023 and 2022, that it did not maintain effective internal control over financial reporting.

The Company provided Mazars with a copy of the disclosures made and requested that Mazars furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements contained herein. A copy of Mazars’ letter, dated April 15, 2024, is filed as Exhibit 16.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 15, 2024, which was incorporated by reference herein.

Effective on June 21, 2024, Macias Gini & O’Connell LLP (“MGO”) was engaged as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2024. The engagement was approved by the Audit Committee of the Board.

During the Company’s two most recent fiscal years ended December 31, 2022 and December 31, 2023 and during the period from the end of the most recently completed fiscal year ended December 31, 2023 through June 21, 2024, neither the Company nor anyone on its behalf consulted with MGO, on behalf of the Company, regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Company’s financial statements, or any matter that was either the subject of a “disagreement” as defined in Item 304(a)(1)(iv) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the instructions thereto, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

The Company provided MGO with a copy of the disclosures it made. The Company has requested and received from MGO a letter addressed to the SEC stating whether it agrees with the statements contained herein. A copy of MGO’s letter, dated June 24, 2024, is filed as Exhibit 16.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 24, 2024, which was incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website, free of charge, at www.ff.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	Our Annual Reports on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2023, filed with the SEC on May 28, 2024, May 30, 2024 and June 24, 2024;

●	Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2024 and June 30, 2024, filed with the SEC on July 30, 2024, and August 14, 2024;

●	Our Current Reports on Form 8-K filed with the SEC on February 7, 2024, February 26, 2024, March 15, 2024, April 15, 2024, April 24, 2024, April 26, 2024, May 28, 2024, June 11, 2024, June 25, 2024, June 27, 2024, July 12, 2024, August 1, 2024, August 5, 2024, August 15, 2024, September 6, 2024, September 10, 2024, September 13, 2024, September 18, 2024 (other than any portions thereof deemed furnished and not filed); and

●	The description of our Common Stock in our Registration Statement on Form 8-A, filed with the SEC on July 20, 2020, including any amendment or reports filed for the purpose of updating such description, including the Description of Capital Stock filed as Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on May 28, 2024.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, and after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Where You Can Find More Information,” above.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to

Faraday Future Intelligent Electric Inc.

18455 S. Figueroa Street

Gardena, CA 90248

(310) 415-4807

Up to 29,659,781 Shares of Class A Common Stock Issued to a Former Vendor

and

Issuable Upon Exercise of the Warrants and PA Warrants and Conversion of the SPA Notes and Applicable Tranche D Notes

Prospectus

November 29, 2024